As filed with the Securities and Exchange Commission on November 1, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________

FALCON’S BEYOND GLOBAL, INC.
(Exact name of registrant as specified in its charter)

________________________

Delaware	7999	92-0261853
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
(407) 909-9350

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________

Bruce A. Brown
Executive Vice President of Legal, General Counsel and
Corporate Secretary
6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
(407) 909-9350

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies to:

Joel L. Rubinstein
Jonathan P. Rochwarger
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Tel: (212) 819-8200

________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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Rule 429 Statement

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement on Form S-1 (referred to herein as the Registration Statement) will be used as a combined prospectus in connection with this Registration Statement and the registrant’s Registration Statement on Form S-4 (File No. 333-269778), that was originally declared effective by the Securities and Exchange Commission on September 15, 2023 (as amended, the “Prior Registration Statement”). Accordingly, this Registration Statement also constitutes Post-Effective Amendment No. 1 on Form S-4 to the Prior Registration Statement. Such Post-Effective Amendment will become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated November 1, 2023.

Falcon’s Beyond Global, Inc.

4,899,419 Shares of Class A Common Stock Underlying Warrants (For Issuance)

4,220,334 Shares of Series A Preferred Stock Underlying Warrants (For Issuance)

131,009,117 Shares of Class A Common Stock (For Resale)

2,882,245 Warrants to Purchase Shares of Class A
Common Stock and Series A Preferred Stock (For Resale)

This prospectus relates to the issuance by Falcon’s Beyond Global, Inc. (“we,” “us,” “our,” the “Company,” and “Registrant,”) of (A) 4,899,419 shares of class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company, which consists of (i) 1,673,011 shares of Class A Common Stock issuable upon exercise of 2,882,245 private warrants, with an exercise price of $11.50 per warrant, that were originally issued in a private placement at a price of $1.50 per warrant to FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), in connection with the initial public offering of FAST Acquisition Corp. II, a Delaware corporation (“FAST II”) and were assumed by the Company in connection with the Transactions (as defined elsewhere in this prospectus) (the “Private Placement Warrants”), and (ii) 3,226,408 shares of Class A Common Stock issuable upon exercise of upon the exercise of 5,558,422 public warrants at an exercise price of $11.50 per warrant, that were originally issued by FAST II as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of FAST II class A common stock and one-quarter FAST II redeemable warrant and were assumed by the Company in connection with the Transactions (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”); and (B) 4,220,334 shares of 8% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of the Company, which consists of (i) 1,441,123 shares of Series A Preferred Stock issuable upon the exercise of 2,882,245 Private Placement Warrants, with an exercise price of $11.50 per warrant, that were originally issued in a private placement at a price of $1.50 per warrant to the Sponsor, in connection with the initial public offering of FAST II and were assumed by the Company in connection with the Transactions and (ii) 2,779,211 shares of Series A Preferred Stock issuable upon the exercise of 5,558,422 Public Warrants, at an exercise price of $11.50 per warrant, that were originally issued by FAST II as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of FAST II class A common stock and one-quarter FAST II redeemable warrant and were assumed by the Company in connection with the Transactions.

This prospectus also relates to the resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “selling securityholders”) of up to (A) 131,009,117 shares of Class A Common Stock, which includes (i) 225,000 shares of Class A Common Stock issued to Infinite Acquisitions Partners LLC (formerly known as Infinite Acquisitions LLLP and Katmandu Collections, LLLP, “Infinite Acquisitions”) upon conversion of the principal amount of $2.25 million outstanding under the Infinite Promissory Note (as defined elsewhere in this prospectus) at an equity consideration value of $10.00 per share, (ii) up to 46,763,877 shares of Class A Common Stock issuable upon the redemption of 46,763,887 units of Falcon’s Beyond Global LLC, a subsidiary of the Company (“Falcon’s OpCo”), issued to the members of Falcon’s OpCo at an average price of $0.35 per common unit of Falcon’s OpCo prior to the Business Combination, and the simultaneous cancellation of 46,763,887 shares of class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of the Company, (iii) up to 5,270,240 shares of Class A Common Stock issuable upon the redemption of 5,270,240 Falcon’s OpCo Financing Units (as defined elsewhere in this prospectus), issued to Infinite Acquisitions prior to the Business Combination in connection with the Falcon’s OpCo Financing (as defined elsewhere in this prospects) at a subscription price of $10.00 per Falcon’s OpCo Financing Unit, and the simultaneous cancellation of 5,270,240 shares of Class B Common Stock of the Company, (iv) 75,562,500 shares of Class A Common Stock issuable upon the redemption of 75,562,500 common units of Falcon’s OpCo and the simultaneous cancellation of 75,562,500 shares of Class B Common Stock issued to Infinite Acquisitions, Katmandu Ventures LLC (“Katmandu Ventures”) and CilMar Ventures LLC (“CilMar”) in connection with the Transactions as Earnout Units and Earnout Shares (as defined elsewhere in this prospectus), if such Earnout Units and Earnout

Shares vest and are released from escrow in accordance with the terms of the Escrow Agreement (as defined elsewhere in this prospectus) at an equity consideration value of $10.00 per share, (v) 1,937,500 shares of Class A Common Stock issued in connection with the Transactions as Earnout Shares, if such Earnout Shares vest and are released from escrow in accordance with the terms of the Escrow Agreement at an equity consideration value of $10.00 per share by the holders thereof, and (vi) 1,250,000 shares of Class A Common Stock issued to the Sponsor in connection with the Transactions as exchange for shares of class A common stock, par value $0.0001 per share (“FAST II Class A Common Stock”), of FAST II that were originally issued to the Sponsor in the form of founder shares prior to the initial public offering of FAST II at a price of approximately $0.0045 per share; (B) 1,441,123 shares of Series A Preferred Stock issuable upon the exercise of 2,882,245 Private Placement Warrants; (C) 1,673,011 shares of Class A Common Stock issuable upon the exercise of 2,882,245 Private Placement Warrants, and (D) 2,882,245 Private Placement Warrants that were originally issued in a private placement at a price of $1.50 per warrant in connection with the initial public offering of FAST II and were assumed by the Company in connection with the Transactions.

We will receive the proceeds from any exercise of the Warrants for cash, but not from the net share exercise of any Warrants or from the resale of any shares of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants by the selling securityholders pursuant to this prospectus. Each Warrant entitles the holder thereof to purchase 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock at an exercise price of $11.50 per Warrant. We believe the likelihood that the holders will exercise their Warrants is dependent upon the trading price of our Class A Common Stock and Series A Preferred Stock. If the trading price of our Class A Common Stock and Series A Preferred Stock is less than the exercise price of the Warrants, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants, the higher the prices of our Class A Common Stock and Series A Preferred Stock is above the exercise price of the Warrant. On October 31, 2023, the closing price of our Class A Common Stock and Series A Preferred Stock was $15.84 and $13.57, respectively. If the price of our Class A Common Stock and Series A Preferred Stock remains above $11.50, respectively, which is the exercise price of our Warrants, holders of the Warrants will are more likely to cash exercise their Warrants resulting in up to $96.1 million in cash proceeds to us. The Warrants are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the aggregate amount of cash we would receive from the exercise of the Warrants will decrease.

In addition, pursuant to the Certificate of Designation for the Series A Preferred Stock, we can convert automatically all of the shares of Series A Preferred Stock, without any action on the part of the holders, into shares of Class A Common Stock, at the Conversion Rate (as defined elsewhere in this prospectus), if at any time the volume weighted average closing sale price of one share of Class A Common Stock as reported on Nasdaq equals or exceeds $14.30 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination. Based on the trading volume and price of our Class A Common Stock since the Closing of the Business Combination, we expect the volume weighted average closing sale price of one share of our Class A Common Stock as reported on Nasdaq to exceeded $14.30 and the Series A Preferred Stock to convert automatically on November 3, 2023. If the Series A Preferred Stock is automatically converted, then Warrant holders would receive, upon exercise of their Warrants, 1.080454 shares of Class A Common Stock per Warrant.

On October 6, 2023 we completed the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among us, FAST II, Falcon’s OpCo, and Palm Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”). As contemplated by the Merger Agreement, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023 (the “SPAC Merger Effective Time”), FAST II merged with and into the Company (the “SPAC Merger”), with the Company surviving as the sole owner of Merger Sub, followed by a contribution by us of all of our cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 (the “Acquisition Merger Effective Time”), Merger Sub merged with and into Falcon’s OpCo (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with Falcon’s OpCo as the surviving entity of such merger. Upon the consummation of the transactions (the “Transactions”) contemplated by the Merger Agreement (the “Closing”), the direct interests in Falcon’s OpCo are held by us and certain holders of the Falcon’s OpCo Units outstanding as of immediately prior to the Business Combination.

In connection with the Business Combination, 6,772,844 holders of FAST II Class A Common Stock exercised their right to redeem those shares for a pro rata portion of the cash in the FAST II trust account, which equaled approximately $10.63 per share, for an aggregate of approximately $72 million. As a result, an aggregate of approximately

$225.24 million was paid to such redeeming stockholders at or prior to the closing of the Business Combination out of the trust account established by FAST II upon the closing of the FAST II IPO. The selling securityholders can sell, under this prospectus, up to (a) 131,009,117 shares of our Class A Common Stock, constituting approximately 97% of our outstanding shares of Common Stock as of October 31, 2023, (b) 2,882,245 Private Placement Warrants constituting approximately 34% of our outstanding Warrants as of October 31, 2023, and (c) 1,441,123 Series A Preferred Stock representing approximately 220% of our outstanding Series A Preferred Stock. Sales of a substantial number of our shares of Common Stock, Series A Preferred Stock and/or Warrants in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of our securities and could impar our ability to raise capital through the sale of additional equity securities. See “— Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock, Series A Preferred Stock and Warrants to fall.”

The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities. For example, based on the closing price of our Class A Common Stock of $15.84 on October 31, 2023, (i) the Sponsors may experience potential profit of up to $15.8355 per share of Class A Common Stock, or approximately $19.8 million in the aggregate, based on the Sponsors’ initial purchase price of shares of Class A Common Stock in the form of founder shares prior to the FAST II IPO at a price of approximately $0.0045 per share and (ii) the members of Falcon’s OpCo may experience potential profit of up to $15.49 per share of Class A Common Stock, or approximately $724.4 million in the aggregate, based on the units issued to such member of Falcon’s OpCo at an average price of $0.35 per common unit (excluding Company Financing Units) prior to the Business Combination. See “— Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.”

We are registering the securities for resale pursuant to the selling securityholders’ registration rights under certain agreements between us, on the one hand, and the selling securityholders, on the other hand. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the securities registered for resale.

We will bear all costs, expenses, and fees in connection with the registration of the shares of Class A Common Stock, Series A Preferred Stock and Private Placement Warrants. The selling securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock, Series A Preferred Stock and Private Placement Warrants. We provide more information about how the selling securityholders may sell the shares of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants in the section titled “Plan of Distribution.”

Our shares of Class A Common Stock, Series A Preferred Stock and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FBYD,” “FBYDP” and “FBYDW,” respectively. On October 31, 2023, the closing price of our Class A Common Stock was $15.84 per share, the closing price of our Series A Preferred Stock was $13.57 per share and the closing price for our Public Warrants was $0.54 per warrant.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements. See “Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in shares of our securities involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the selling securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. This prospectus also relates to the issuance by us of shares of Class A Common Stock and Series A Preferred Stock from time to time upon the occurrence of the events described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Falcon’s” refer to the businesses of Falcon’s OpCo and its subsidiaries, which became the business of Falcon’s Beyond Global, Inc. and its subsidiaries following the consummation of the Business Combination. References to “FBD” refer to the Company’s Falcon’s Beyond Destinations division; references to “FCG” refer to the Company’s Falcon’s Creative Group division; and references to “FBB” refer to the Company’s Falcon’s Beyond Brands division. References to Falcon’s OpCo refer to Falcon’s Beyond Global, LLC.

INDUSTRY AND MARKET DATA

This prospectus contains, and any amendment or any prospectus supplement may contain, industry and market data which have been obtained from industry publications, market research and other publicly available information. Such information is supplemented, where necessary, with the Company’s own internal estimates, taking into account publicly available information about other industry participants and the judgment of the Company’s management where information is not publicly available. This information appears in the sections entitled, among others, “Business — Market and Industry Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Industry publications and market research generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. In some cases, the sources from which this data is derived is not expressly referred to. While the Company compiled, extracted and reproduced industry data from these sources, and believes that the information used is reliable, the Company did not independently verify the data that was extracted or derived from such industry publications or market reports, and cannot guarantee its accuracy or completeness.

The industry and market data that appears in this prospectus is inherently uncertain, involves a number of assumptions and limitations and may not necessarily be reflective of actual market conditions and you are cautioned not to give undue weight to such industry and market data because it may differ from current data due to material changes in market conditions or otherwise. Such statistics are based on market research, which itself is based on sampling and subjective judgements by both the researchers and the respondents, including judgements about what types of products and transactions should be included in the relevant market. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

The Company does not intend or assume any obligation to update industry or market data set forth in this prospectus. Because market behavior, preferences and trends are subject to change, prospective investors should be aware that market and industry information in this prospectus and estimates based on any data therein may not be reliable indicators of future market performance or the Company’s future results of operations.

TRADEMARKS

This prospectus contains, and any amendment or any prospectus supplement may contain, references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names, referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

“Acquisition Merger Closing Date” are to the date on which the Acquisition Merger occurred;

“Acquisition Merger Exchange Number” are to the quotient of (a) the sum of (i) 48,587,077 and (ii) the Phantom Private Placement Investment Share Number divided by (b) the aggregate number of Falcon’s OpCo Units (including the Falcon’s OpCo Financing Units) outstanding as of immediately prior to the Acquisition Merger Effective Time but after giving effect to the Falcon’s OpCo Financing;

“Additional Falcon’s OpCo Financing Unit Consideration” are to a number of shares of Class B Common Stock and New Falcon’s OpCo Units, in each case equal to the Additional Consideration Number;

“Additional Incentive Forfeited Shares” are to 1,111,684 shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange;

“A&R Operating Agreement” are to the Amended and Restated Operating Agreement of Falcon’s Beyond Global, LLC;

“Approved Exchange” are to NYSE (including NYSE American) or Nasdaq (including Nasdaq Capital Market);

“Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, which are economic and voting equity interests in the Company;

“Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, which are non-economic voting equity interests in the Company;

“Board” are to the Board of Directors of Falcon’s Beyond Global, Inc.;

“Bylaws” are to the bylaws of Falcon’s Beyond Global, Inc.;

“Certificate of Designation” are to the Certificate of Designation of the Rights and Preferences of the 8% Series A Cumulative Convertible Preferred Stock;

“Charter” are to the amended and restated certificate of incorporation of the Company.;

“Class B Exchange” are to the exchange by the Sponsor of FAST II Class B Common Stock for shares of FAST II Class A Common Stock in accordance with the FAST II Charter and subject to the terms and subject to the conditions set forth in the Sponsor Support Agreement;

“Closing” are to the closing of the Business Combination;

“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

“Common Share Price” are to the share price equal to the volume weighted average closing sale price of one share of Class A Common Stock as reported on an Approved Exchange (or the exchange on which the shares of Class A Common Stock are then listed) for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock, as determined by the Board (or a committee thereof) in good faith;

“Common Stock” are to the Class A Common Stock and Class B Common Stock;

“Company” are to Falcon’s Beyond Global, Inc.;

“Company EBITDA” are to net income before interest expense, tax expense, depreciation and amortization, each of the Company determined in accordance with GAAP, subject to certain adjustments; provided that the Company’s indirect share of any net income, interest expense, tax expense, depreciation and amortization of any unconsolidated joint ventures shall also be included;

v

“Company Revenue” are to the gross revenue of the Company determined in accordance with GAAP; provided that the Company’s indirect share of any revenue of any unconsolidated joint ventures shall also be included;

“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time;

“Earnout Period” are to the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the Earnout Period End Date.

“Earnout Period End Date” are to 11:59 p.m. New York City time on the six-year anniversary of the Acquisition Merger;

“Earnout Shares” are to, collectively, the 75,562,500 shares of Class B Common Stock and 1,937,500 shares of Class A Common Stock, in each case that were deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the Common Share Price, Company EBITDA or Company Revenue, as applicable, during the Earnout Period;

“Earnout Units” are to 75,562,500 New Falcon’s OpCo Units that were deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the Common Share Price, Company EBITDA or Company Revenue, as applicable, during the Earnout Period;

“Escrow Agreement” are to Escrow Agreement, dated as of October 6, 2023, by and among the Company, Falcon’s OpCo, the persons receiving Earnout Shares and Earnout Units and Continental Stock Transfer & Trust Company, as escrow agent;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Falcon’s OpCo” are to Falcon’s Beyond Global, LLC, a Delaware limited liability company;

“Falcon’s OpCo Financing” are to the subscription for and purchase of up to $80,000,000 of OpCo Units by Infinite Acquisitions at a price of $10.00 per OpCo Unit and Falcon’s OpCo’s issuance and sale thereof, in each case, pursuant to the Subscription Agreement and the Subsequent Subscription Agreement, as applicable;

“Falcon’s OpCo Financing Units” are to the OpCo Units issued in connection with the Falcon’s OpCo Financing;

“Falcon’s OpCo Unit” are to any limited liability company interests in Falcon’s OpCo prior to the closing of the Business Combination;

“Falcon’s OpCo Unitholders” are to the holders of Falcon’s OpCo Units prior to the closing of the Business Combination;

“FAST II” are to FAST Acquisition Corp. II, a Delaware corporation;

“FAST II Charter” are to the amended and restated certificate of incorporation of FAST II, dated as of March 15, 2021, as amended;

“FAST II Class A Common Stock” are to the shares of FAST II’s Class A common stock, par value $0.0001 per share;

“FAST II Class B Common Stock” are to the shares of FAST II’s Class B common stock, par value $0.0001 per share;

“FAST II Common Stock” are to the FAST II Class A Common Stock and FAST II Class B Common Stock;

“FAST II IPO” are to FAST II’s initial public offering of FAST II Units, which closed on March 18, 2021;

“FAST II Private Placement Warrants” are to the 4,297,825 private placement warrants, each exercisable to purchase one share of FAST II Class A Common Stock at $11.50 per share, issued to the Sponsor in a private placement simultaneously with the closing of the FAST II IPO;

“FAST II Public Warrants” are to the redeemable warrants of FAST II included in the FAST II Units;

“FAST II Unit” are to the units issued in the FAST II IPO, each consisting of one share of FAST II Class A Common Stock and one-quarter of one FAST II Public Warrant;

“FAST II Warrants” are to, collectively, (i) the FAST II Public Warrants and (ii) the FAST II Private Placement Warrants;

“Founder Shares” are to the 5,558,422 shares of FAST II Class B Common Stock and FAST II Class A Common Stock issued upon the Class B Exchange;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“Gross Falcon’s OpCo Financing Proceeds” are to the aggregate amount of proceeds received by the Company (before taking into account any transaction expenses) after the date of the Merger Agreement and at or prior to the Acquisition Merger as part of the Falcon’s OpCo Financing;

“Infinite Acquisitions” are to Infinite Acquisitions Partners LLC, a Delaware limited liability company (formerly known as Infinite Acquisitions LLLP and Katmandu Collections, LLLP);

“Infinite Promissory Note” are to the Promissory Note, dated as of January 31, 2023, by and between FAST Acquisition Corp. II and Infinite Acquisitions Partners LLC (formerly known as Infinite Acquisitions LLLP and Katmandu Collections, LLLP), as amended by the Amendment to Promissory Note, dated July 7, 2023;

“Merger Sub” are to Palm Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company;

“New Falcon’s OpCo Units” are to the limited liability company interests of Falcon’s OpCo which are forth in the A&R Operating Agreement;

“Private Placement Warrants” are to the private placement warrants of the Company that were assumed in connection with the Business Combination;

“Phantom Private Placement Investment Share Number” are to the quotient of (a) the Gross Falcon’s OpCo Financing Proceeds divided by (b) $10.00;

“Preferred Unit” are to any limited liability company interest in Falcon’s OpCo designated as a “Preferred Unit” in Falcon’s OpCo’s A&R Operating Agreement;

“Public Warrants” are to the public warrants of the Company that were assumed in connection with the Business Combination;

“Public Shares” are to shares of FAST II Class A Common Stock sold in the FAST II IPO (whether they were purchased in the FAST II IPO or thereafter in the open market);

“public stockholders” are to the holders of FAST II’s Public Shares, including the Sponsor and FAST II’s management team to the extent the Sponsor and/or members of the FAST II management team purchase Public Shares; provided, that the Sponsor’s and each management team member’s status as a “public stockholder” will only exist with respect to such Public Shares;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“Series A Preferred Stock” are to the 8% Series A Cumulative Convertible Preferred Stock of the Company;

“SPAC Capital Received” are to, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds contained in the Trust Fund; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of FAST II Common Stock pursuant to the exercise of redemption rights, the Class B Exchange and the Conversion (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (c) the Gross Falcon’s OpCo Financing Proceeds actually received by the Company at or prior to the Acquisition Merger; plus (d) the proceeds from any financing from alternative sources actually received by FAST II or the Company at or prior to the Acquisition Merger; provided that in each case of clauses (c) and (d), the proceeds are received from an investor primarily sourced by FAST II, the Sponsor or their representatives (which shall not include certain specified investors);

“SPAC Merger Closing Date” are to the date on which the SPAC Merger occurred;

“Sponsor” are to FAST Sponsor II LLC, a Delaware limited liability company, which is FAST II’s sponsor;

“Sponsor Minimum Guarantee Shares” are to a number of shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange equal to the greater of (a) zero and (b) 1,250,000 minus the Sponsor Retained Shares;

“Sponsor Redemption Forfeited Shares” are to a number of shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange equal to (a) 4,446,738 minus (b) the sum of (i) the number of Sponsor Retained Shares and (ii) the number of Sponsor Minimum Guarantee Shares, if any;

“Sponsor Redemption Forfeited Warrants” are to a number of FAST II Warrants equal to 2,148,913.

“Sponsor Retained Shares” are to a number of shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange equal to the lesser of (a) 4,446,738 and (b) (i) 4,446,738 multiplied by (ii) (x) the SPAC Capital Received divided by (y) $222,336,870, with any fractional share rounded to the nearest whole number;

“Trust Fund” are to the trust fund established by FAST II for the benefit of its stockholders with Continental Stock Transfer & Trust Company;

“Warrants” are to the Private Placement Warrants and the Public Warrants, collectively;

“Warrant Agreement” are to the amended and restated warrant agreement, dated as of October 5, 2023 between FAST II and Continental Stock Transfer & Trust Company, that was assigned to the Company in accordance with the Warrant Assumption Agreement;

“Warrant Assumption Agreement” are to the Warrant Assignment, Assumption and Amendment Agreement, entered by and among FAST II, the Company and Continental Stock Transfer & Trust Company;

“Warrant Units” are to the warrant units of the Company which will be set forth in the A&R Operating Agreement.

Unless specified otherwise, amounts in this prospectus are presented in U.S. dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions, whether or not identified in this prospectus, of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:

•        execute its business strategy, including expansions in existing and into new lines of business;

•        anticipate the uncertainties inherent in the development of new business lines and business strategies;

•        continue to develop new products and innovations to meet constantly evolving customer demands;

•        accelerate adoption of our products and services;

•        acquire or make investments in other businesses, patents, technologies, products or services to grow the business;

•        increase brand awareness;

•        develop, design, and sell services that are differentiated from those of competitors;

•        attract, train, and retain effective officers, key employees or directors;

•        enhance future operating and financial results;

•        comply with laws and regulations applicable to its business;

•        stay abreast of modified or new laws and regulations applicable to its business, including copyright and privacy regulation;

•        anticipate the impact of, and response to, new accounting standards;

•        respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and distributors;

•        respond to uncertainties associated with product and service development and market acceptance;

•        successfully defend litigation;

•        upgrade and maintain information technology systems;

•        access, collect, and use personal data about consumers;

•        acquire and protect intellectual property;

•        anticipate rapid technological changes;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        maintain the listing of its securities on Nasdaq or another national securities exchange;

•        effectively respond to general economic and business conditions; and

•        obtain additional capital, including use of the debt market.

Forward-looking statements are provided for illustrative purposes only and are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the factors discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of the Company, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus.

In addition, the risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the businesses, financial conditions, or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the businesses of the Company, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, this prospectus contains statements of belief and similar statements that reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview of the Company

We are an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry; (ii) development, ownership and operation of entertainment destinations, including resort hotels and theme parks through joint venture relationships and Company-owned retail, dining, and entertainment (“RD&E”) zones; and (iii) production, development, and licensing of proprietary narrative, story-driven Intellection Property (“IP”) and third-party partnered brands through multiple media and consumer products channels.

Our track record spans over 23 years with execution of over $100 billion worth of story-driven development projects in 27 countries around the world. We are now applying this expertise to develop, own and operate hotel, theme park resorts and RD&E’s in popular destinations together with our joint ventures and licensed partners. Our award-winning Mallorca and Punta Cana theme parks feature one of our Story-driven IPs, the fantastical “Katmandu” Universe. We plan to further monetize our Story-driven IPs and Third-party Partnered Brands through RD&E, location-based entertainment, feature films, episodic series, consumer products, and beyond.

The Business Combination and Related Transactions

We entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among us, FAST II, Falcon’s OpCo, and Merger Sub.

As contemplated by the Merger Agreement, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023 (the “SPAC Merger Effective Time”), FAST II merged with and into us (the “SPAC Merger”), with us surviving as the sole owner of Merger Sub, followed by a contribution by us of all of our cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 (the “Acquisition Merger Effective Time”), Merger Sub merged with and into Falcon’s OpCo (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with Falcon’s OpCo as the surviving entity of such merger. Following the consummation of the transactions (the “Transactions”) contemplated by the Merger Agreement (the “Closing”), the direct interests in Falcon’s OpCo are held by us and certain holders of the Falcon’s OpCo Units outstanding as of immediately prior to the Business Combination.

Immediately prior to the consummation of the Business Combination, on October 4, 2023, (w) all 5,588,422 outstanding shares of FAST II Class B Common Stock, were converted into 5,588,422 shares of FAST II Class A Common Stock (such conversion, the “Class B Exchange”), (x) as previously disclosed, FAST Sponsor II LLC (the “Sponsor”) converted $1.1 million principal amount of working capital loans into 733,333 warrants of FAST II (“Working Capital Warrants”) with the same terms as the FAST II Private Placement Warrants, (y) each unit of FAST II outstanding immediately prior to the SPAC Merger Effective Time was automatically separated and the holder thereof was deemed to hold one share of FAST II Class A Common Stock and one-quarter of one warrant of FAST II (“FAST II Warrant”), and (z) 6,772,844 shares of FAST II Class A Common Stock for which redemption rights were properly exercised and not withdrawn were redeemed for an aggregate of approximately $72 million paid from FAST II’s trust account. At the SPAC Merger Effective Time, (1) each outstanding share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange and the shares of FAST II Class A Common Stock redeemed by public shareholders) was automatically cancelled in exchange (the “Conversion”) for 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock; (2) the 5,588,422 shares of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange were automatically cancelled in exchange for (A) 5,588,422 shares of Class A Common Stock and (B) the right to receive 1,162,500 Earnout Shares (in the form of Class A Common

Stock); and (3) each FAST II Warrant outstanding immediately prior to the SPAC Merger Effective Time (including FAST II’s public warrants and private placement warrants, and the Working Capital Warrants) was assumed by us and each resulting whole Warrant is exercisable, at an initial exercise price of $11.50 per Warrant, subject to adjustment, for 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock.

At the Acquisition Merger Effective Time, (a) the Sponsor forfeited 4,308,422 shares of Class A Common Stock and 2,148,913 Warrants for no consideration; (b) we issued to the Sponsor the 1,162,500 Earnout Shares it was entitled to receive (as described above), which were placed into an escrow account as described below; (c) we issued 4,362,966 shares of Class A Common Stock to certain holders of Falcon’s OpCo Units upon Falcon’s OpCo’s election to reclassify such units (the “Reclassified Units”) into the right to receive one share of Class A Common Stock, in lieu of and not in addition to the same number of shares of Class B Common Stock and New Falcon’s OpCo Units; (d) all issued and outstanding Falcon’s OpCo Units (other than the Reclassified Units and the Falcon’s OpCo Financing Units) converted into (x) 46,763,877 shares of our non-economic voting Class B common stock, and 46,763,877 New Falcon’s OpCo Units and (y) 775,000 Earnout Shares (in the form of Class A Common Stock), 75,562,500 Earnout Shares (in the form of Class B Common Stock) and 75,562,500 Earnout Units which were placed into an escrow account for the benefit of certain holders of Falcon’s OpCo Units pursuant to the Merger Agreement, as described below; (e) all Falcon’s OpCo Financing Units converted into 5,270,240 shares of Class B Common Stock and 5,270,240 New Falcon’s OpCo Units; (f) we elected to convert the principal amount of $2.25 million outstanding under the Infinite Promissory Note into 225,000 shares of Class A Common Stock; and (g) the units of Merger Sub that were issued and outstanding were converted into and became (x) a number of New Falcon’s OpCo Units equal to the number of shares of Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of preferred units equal to the number of shares of Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of warrant units equal to the number of Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of shares of common stock of FAST II in connection with the exercise of redemption rights, the Class B Exchange and the Conversion.

The Earnout Shares and Earnout Units were deposited into escrow at the Acquisition Merger Effective Time and are to be earned, released and delivered upon satisfaction of, or forfeited and canceled upon the failure of, certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. In connection with the Closing, as of the Acquisition Merger Effective Time, Jefferies LLC assigned all of its rights to receive 775,000 Earnout Shares to Infinite Acquisitions, without any payment or other consideration therefor.

The New Falcon’s OpCo Units and shares of Class B Common Stock issued in exchange for the Falcon’s OpCo Units other than the Falcon’s OpCo Financing Units are subject to lock-up pursuant to the terms of the previously-disclosed Company Lock-Up Agreement, dated as of July 11, 2022, by and between FAST II, us, Falcon’s OpCo, and certain members of the Company, until the earlier of (i) 180 days after the Acquisition Merger Effective Time and (ii) the date on which the volume weighted average closing sale price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-consecutive trading day period commencing at least 150 days after the Acquisition Merger Effective Time. The New Falcon’s OpCo Units and shares of Class B Common Stock issued in exchange for the Falcon’s OpCo Financing Units are not subject to lock-up. Following the waiver or expiration of the lock-up, if applicable, each Company Unitholder will have the option to cause Falcon’s OpCo to redeem its New Falcon’s OpCo Units in whole or in part. Upon any such redemption, we will cancel, for no additional consideration, the corresponding shares of Class B Common Stock, and such redeemed New Falcon’s OpCo Units will be exchanged for, at the discretion of a disinterested majority of the board of directors of the Company (the “Board”), either (i) an equivalent number of shares of Class A Common Stock (“Share Settlement”) or (ii) an amount of cash equal to the fair market value of such number of shares of Class A Common Stock (“Cash Settlement”); provided, however, that we may elect to effect a direct exchange of the redeemed New Falcon’s OpCo Units for such Share Settlement or Cash Settlement (subject to limitations set forth in the A&R Operating Agreement), in which case we will acquire the redeemed New Falcon’s OpCo Units and be treated for all purposes as the owner of such units.

1,172,897 shares of Class A Common Stock not subject to earnout conditions issued to the Sponsor are subject to a two-year lock-up, the remaining 77,103 shares of Class A Common Stock not subject to earnout conditions issued to the Sponsor are subject to a one-year lock-up (subject to early release if the volume weighted average closing sale price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any

30-consecutive trading day period commencing at least 150 days after the Acquisition Merger Effective Time (the “Lock-up Period Early Release Date”), and the Warrants issued to the Sponsor are subject to a lock-up commencing at the Acquisition Merger Effective Time and ending on the earlier of (i) the date that is 180 days after the Acquisition Merger Effective Time and (ii) the Lock-up Period Early Release Date, in each case pursuant to the terms of the previously-disclosed Amended and Restated Sponsor Lock-Up Agreement, dated as of January 31, 2023, by and between the Sponsor, Falcon’s OpCo, us and FAST II.

Prior to the Closing of the Business Combination, an aggregate of approximately $67.25 million in financing was provided to Falcon’s OpCo by Infinite Acquisitions, an existing equity holder of Falcon’s OpCo, including through debt-to-equity conversions. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.75 million to Falcon’s OpCo by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million. Further, holders of an aggregate of $4.75 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s OpCo entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and we agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing us a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to us an amount in cash equal to the amount of cash paid by us as accrued interest.

The total number of shares of Class A Common Stock outstanding immediately following the Closing was 7,985,976; the total number of shares of Class B Common Stock outstanding immediately following the Closing was 127,596,617; the total number of shares of Series A Preferred Stock outstanding immediately following the Closing was 656,333; and the total number of Warrants outstanding immediately following the Closing was 8,440,667.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of our registration statement on Form S-4 in connection with the Business Combination, (b) in which we have total annual revenue of at least $1,235,000,000, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeds $100 million during such completed fiscal year or the market value of the shares of Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Summary Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a public stockholder should carefully read this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to the Company are summarized below. Unless the context otherwise requires, all references in this subsection to the “we,” “us” or “our” refer to the businesses of the Company. References to “FBD” refer to the Company’s Falcon’s Beyond Destinations division; references to “FCG” refer to the Company’s Falcon’s Creative Group division; and references to “FBB” refer to the Company’s Falcon’s Beyond Brands division.

•        Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock, Series A Preferred Stock and Warrants to fall.

•        Sales, or the perception of sales, of our Class A Common Stock or Series A Preferred Stock, including those registered in this registration statement, by us or our existing stockholders in the public market could cause the market price for our Class A Common Stock and/or Series A Preferred Stock to decline.

•        Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

•        Warrants will become exercisable for Company common stock, which would increase the number of shares eligible for resale in the public market and result in dilution to our stockholders.

•        Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.

•        Your Series A Preferred Stock may be converted automatically.

•        We may not be able to sustain our growth, manage our anticipated future growth, implement our business strategies or achieve the anticipated results.

•        A significant portion of our revenue is derived from a relatively limited number of large clients and any loss of, or decrease in services to, these clients could harm our results of operations.

•        Following the completion of the Strategic Investment, the Company, Falcon’s OpCo and FCG are subject to contractual restrictions that may affect our ability to access the public markets and expand our business.

•        The ongoing need for capital expenditures at our FBD resorts and theme parks could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

•        The significance of our operations and partnerships outside of the United States makes us susceptible to the risks of doing business internationally, which could lower our revenues, increase our costs, reduce our profits, disrupt our business, or damage our reputation.

•        We are exposed to risks related to operating in the Kingdom of Saudi Arabia.

•        Our FBD joint ventures with Meliá are significant to our business model. We leverage Meliá’s operational expertise, management services, infrastructure, local knowledge and corporate priorities in our current and planned operating markets. As such, any damage to Meliá’s financial condition or change in its corporate priorities could negatively impact the Company. Our participation in the joint ventures with Meliá also exposes us to liability and reputational harm resulting from improper actions of Meliá.

•        The operating season at some of our hotels and theme parks is of limited duration, which can magnify the impact of adverse conditions or events occurring within that operating season.

•        We are dependent on the continued contributions of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results, and financial condition.

•        If we are unable to hire, retain, train and motivate qualified personnel and senior management for our businesses and deploy our personnel and resources to meet customer demand around the world, our business could suffer.

•        Failures in, material damage to, or interruptions in our information technology systems, software or websites and difficulties in updating our systems or software or implementing new systems or software could adversely affect our businesses or operations.

•        Protection of electronically stored data and other cybersecurity is costly, and if our data or systems are materially compromised in spite of this protection, we may incur additional costs, lost opportunities, damage to our reputation, disruption of services or theft of our assets.

•        Our insurance may not be adequate to cover the potential losses, liabilities and damages of our FBD division, the cost of insurance may continue to increase materially, including as a result of natural disasters, some of which may be related to climate change, and we may not be able to secure insurance to cover all of our risks, all of which could have a material adverse effect on us.

•        Theft of our intellectual property, including unauthorized exhibition of our content, may decrease our licensing, franchising and programming revenue which may adversely affect our business and profitability.

•        We are a holding company and our only material asset is our interest in Falcon’s OpCo, and accordingly we will generally be dependent upon distributions from Falcon’s OpCo to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

•        Under the Tax Receivable Agreement, we will be required to make payments to the Company Unitholders for certain tax benefits to which we may become entitled, and those payments may be substantial.

•        In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

•        If Falcon’s OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and Falcon’s OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

•        There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

•        As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.

•        We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

•        Infinite Acquisitions is expected to have significant influence over stockholder decisions because of its expected share ownership.

•        Cecil D. Magpuri, our Chief Executive Officer, controls over twenty percent of our voting power and is able to exert significant influence over the direction of our business.

Exercise of Warrants

Each whole Warrant is exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock and Series A Preferred Stock. If the trading price of our Class A Common Stock and Series A Preferred Stock is less than $11.50 per share, we believe holders of our Warrants are unlikely to exercise their Warrants. Conversely, the Warrant holders are more likely to exercise their Warrants the higher the price of our Common Stock is above $11.50 per share. The closing price of our Class A Common Stock and Series A Preferred Stock on the Nasdaq on October 31, 2023 was $15.84 and $13.57, respectively, which is above the $11.50 exercise price of the Warrants. If all the Warrants are exercised for cash, we would receive $96.1 million in cash proceeds. The Warrants are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the aggregate amount of cash we would receive from the exercise of the Warrants will decrease.

Automatic Conversion of Series A Preferred Stock

Pursuant to the Certificate of Designation for the Series A Preferred Stock, we can convert automatically all of the shares of Series A Preferred Stock, without any action on the part of the holders, into shares of Class A Common Stock, at the Conversion Rate (as defined elsewhere in this prospectus), if at any time the volume weighted average closing sale price of one share of Class A Common Stock as reported on Nasdaq equals or exceeds $14.30 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination. Based on the trading volume and price of our Class A Common Stock since the Closing of the Business Combination, we expect the volume weighted average closing sale price of one share of our Class A Common Stock as reported on Nasdaq to exceeded $14.30 and the Series A Preferred Stock to convert automatically on November 3, 2023. If the Series A Preferred Stock is automatically converted, then Warrant holders will receive, upon exercise of their Warrants, 1.080454 shares of Class A Common Stock per Warrant.

Corporate Information

We were incorporated as a Delaware corporation on July 8, 2022. We are a holding company whose principal assets are the New Falcon’s OpCo Units we hold in Falcon’s OpCo.

Our principal executive office is located at 6996 Piazza Grande Avenue, Suite 301, Orlando, FL 32835. Our telephone number is (407) 909-9350. Our website address is https://falconsbeyondglobal.com/. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Issuer	Falcon’s Beyond Global, Inc.
Issuance of Class A Common Stock and Series A Preferred Stock
Shares of Class A Common Stock offered by us	Up to 4,889,419 shares of Class A Common Stock issuable upon exercise of the Warrants
Shares of Series A Preferred Stock offered by us	Up to 4,220,334 shares of Series A Preferred Stock issuable upon exercise of the Warrants
Resale of Class A Common Stock
Class A Common Stock offered by the selling securityholders	Up to 131,009,117
Resale of Series A Preferred Stock
Series A Preferred Stock offered by the selling securityholders	Up to 1,441,123
Resale of Warrants
Warrants offered by the selling securityholders	Up to 2,882,245
Shares of Class A Common Stock outstanding prior to this offering	7,985,976
Shares of Class B Common Stock outstanding prior to this offering	127,596,617
Shares of Class A Common Stock outstanding assuming surrender of Class B Common Stock	135,582,93
Shares of Series A Preferred Stock outstanding prior to this offering	656,333
Warrants outstanding prior to this offering	8,440,667
Exercise price per Warrant	$11.50, subject to adjustment as described herein.
Terms of the Offering

The selling securityholders will determine when and how they will dispose of any shares of Class A Common Stock, shares of Series A Preferred Stock or Private Placement Warrants registered under this prospectus for resale.

Use of proceeds

We will not receive any proceeds from the sale of shares of Class A Common Stock, Series A Preferred Stock or Warrants by the selling securityholders pursuant to this prospectus. We will receive any proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Class A Common Stock and Series A Preferred Stock issuable upon such exercise.

Risk factors

You should carefully read the “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our capital stock or Warrants.

Material U.S. Federal Income Tax Considerations

For a discussion of material U.S. federal income tax consequences that may be relevant to holders of Class A Common Stock, Series A Preferred Stock and Warrants, see “Material U.S. Federal Income Tax Considerations.”

Nasdaq symbol for our Class A Common Stock	“FBYD”
Nasdaq symbol for our Series A Preferred Stock	“FBYDP”
Nasdaq symbol for our Warrants	“FBYDW”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of the Company and notes to the financial statements included herein.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock, Series A Preferred Stock and Warrants to fall.

The selling securityholders can sell, under this prospectus, up to (A) 131,009,117 shares of Class A Common Stock, which includes (i) 225,000 shares of Class A Common Stock issued to Infinite Acquisitions upon conversion of the principal amount of $2.25 million outstanding under the Infinite Promissory Note at an equity consideration value of $10.00 per share, (ii) up to 46,763,877 shares of Class A Common Stock issuable upon the redemption of 46,763,887 units of Falcon’s OpCo, issued to the members of Falcon’s OpCo at an average price of $0.35 per common unit of Falcon’s OpCo prior to the Business Combination, and the simultaneous cancellation of 46,763,887 shares of Class B common Stock of the Company, (iii) up to 5,270,240 shares of Class A Common Stock issuable upon the redemption of 5,270,240 Falcon’s OpCo Financing Units issued to Infinite Acquisitions prior to the Business Combination in connection with the Falcon’s OpCo Financing at a subscription price of $10.00 per Falcon’s OpCo Financing Unit, and the simultaneous cancellation of 5,270,240 shares of Class B Common Stock of the Company, (iv) 75,562,500 shares of Class A Common Stock issuable upon the redemption of 75,562,500 common units of Falcon’s OpCo and the simultaneous cancellation of 75,562,500 shares of Class B Common Stock of the Company issued to Infinite Acquisitions, Katmandu Ventures and CilMar in connection with the Transactions as Earnout Units and Earnout Shares, if such Earnout Units and Earnout Shares vest and are released from escrow in accordance with the terms of the Escrow Agreement at an equity consideration value of $10.00 per share, (v) 1,937,500 shares of Class A Common Stock issued to the Sponsor and Infinite Acquisitions in connection with the Transactions as Earnout Shares, if such Earnout Shares vest and are released from escrow in accordance with the terms of the Escrow Agreement at an equity consideration value of $10.00 per share by the holders thereof, and (vi) 1,250,000 shares of Class A Common Stock issued to the Sponsor in connection with the Transactions in exchange for shares of FAST II Class A Common Stock, originally issued to the Sponsor in the form of founder shares prior to the initial public offering of FAST II at a price of approximately $0.0045 per share; (B) 1,441,123 shares of Series A Preferred Stock issuable upon the exercise of 2,882,245 Private Placement Warrants; (C) 1,673,011 shares of Class A Common Stock issuable upon the exercise of 2,882,245 Private Placement Warrants, and (D) 2,882,245 Private Placement Warrants that were originally issued in a private placement at a price of $1.50 per warrant in connection with the initial public offering of FAST II and were assumed by the Company in connection with the Transactions. Depending on the price, the public securityholders may have paid significantly more than the selling security holders for any Class A Common Stock, Series A Preferred Stock or Warrants they may have purchased in the open market based on variable market price.

The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities. See “Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.” below.

In addition, sales of a substantial number of our shares of Class A Common Stock, Series A Preferred Stock and/or Warrants in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock, Series A Preferred Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock, Series A Preferred Stock and Warrants.

Sales, or the perception of sales, of our Class A Common Stock or Series A Preferred Stock, including those registered in this registration statement, by us or our existing stockholders in the public market could cause the market price for our Class A Common Stock and/or Series A Preferred Stock to decline.

The sale of substantial amounts of shares Class A Common Stock or Series A Preferred Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of the Class A Common Stock or the Series A Preferred Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the effectiveness of this registration statement and the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain securityholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of Class A Common Stock or Series A Preferred Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under the Falcon’s Beyond Global, Inc. 2023 Incentive Plan (the “2023 Incentive Plan”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares reserved for future issuance under the 2023 Incentive Plan equals 7,294,756 shares of Class A Common Stock.

We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A Common Stock or securities convertible into or exchangeable for shares of our Class A Common Stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately 7,294,756 shares of Class A Common Stock.

Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the selling securityholders, acquired, or may acquire, shares of our Class A Common Stock, Series A Preferred Stock or Warrants at prices below the current trading price of our Common Stock, Class A Common Stock, Series A Preferred Stock or Warrants, as applicable, and may experience a positive rate of return based on the current trading price.

This prospectus relates to the offer and resale from time to time by the selling securityholders of up to (A) 131,009,117 shares of Class A Common Stock, which includes (i) 225,000 shares of Class A Common Stock issued to Infinite Acquisitions upon conversion of the principal amount of $2.25 million outstanding under the Infinite Promissory Note at an equity consideration value of $10.00 per share, (ii) up to 46,763,877 shares of Class A Common Stock issuable upon the redemption of 46,763,887 units of Falcon’s OpCo, issued to the members of Falcon’s OpCo at an average price of $0.35 per common unit of Falcon’s OpCo prior to the Business Combination, and the simultaneous cancellation of 46,763,887 shares of Class B common Stock of the Company, (iii) up to 5,270,240 shares of Class A Common Stock issuable upon the redemption of 5,270,240 Falcon’s OpCo Financing Units issued to Infinite Acquisitions prior to the Business Combination in connection with the Falcon’s OpCo Financing at a subscription price of $10.00 per Falcon’s OpCo Financing Unit, and the simultaneous cancellation of 5,270,240 shares of Class B Common Stock of the Company, (iv) 75,562,500 shares of Class A Common Stock issuable upon the redemption of 75,562,500 common units of Falcon’s OpCo and the simultaneous cancellation of 75,562,500 shares of Class B Common Stock of the Company issued to Infinite Acquisitions, Katmandu Ventures and CilMar in connection with the Transactions as Earnout Units and Earnout Shares, if such Earnout Units and Earnout Shares vest and are released from escrow in accordance with the terms of the Escrow Agreement at an equity consideration value of $10.00 per share, (v) 1,937,500 shares of Class A Common Stock issued to the Sponsor and Infinite Acquisitions in connection with the Transactions as Earnout Shares, if such Earnout Shares vest and are released from escrow in accordance with the terms of the Escrow Agreement at an equity consideration value of $10.00 per share by the holders thereof, and (vi) 1,250,000 shares of Class A Common Stock issued to the Sponsor in connection with the Transactions in exchange for shares of FAST II Class A Common Stock, originally issued to the Sponsor in the form of founder shares prior to the initial public offering of FAST II at a price of approximately $0.0045 per share; (B) 1,441,123 shares of Series A Preferred Stock issuable upon the exercise of 2,882,245 Private Placement Warrants; (C) 1,673,011 shares of Class A Common Stock issuable upon the exercise of 2,882,245 Private Placement Warrants, and (D) 2,882,245 Private Placement Warrants that were originally issued in a private placement at a price of $1.50 per warrant in connection with the initial public offering of FAST II and were assumed by the Company in connection with the Transactions. Depending on the price, the public securityholders may have paid significantly more than the selling security holders for any shares or Warrants they may have purchased in the open market based on variable market price.

For example, based on the closing price of our Class A Common Stock of $15.84 on October 31, 2023, (i) the Sponsors may experience potential profit of up to $15.8355 per share of Class A Common Stock, or approximately $19.8 million in the aggregate, based on the Sponsors’ initial purchase price of shares of Class A Common Stock in the form of founder shares prior to the FAST II IPO at a price of approximately $0.0045 per share and (ii) the members of Falcon’s OpCo may experience potential profit of up to $15.49 per share of Class A Common Stock, or approximately $724.4 million in the aggregate, based on the units issued to such member of Falcon’s OpCo at an average price of $0.35 per common unit (excluding Company Financing Units) prior to the Business Combination.

Public stockholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor purchased shares of our Class A Common Stock and Warrants.

Business and Business Development Risks

We may not be able to sustain our growth, effectively manage our anticipated future growth, implement our business strategies or achieve the anticipated results.

We have a limited operating history and have experienced substantial growth over the last two years due, in large part, to the combination of Falcon’s Treehouse, LLC and its subsidiaries (“Treehouse”) and Falcon’s Treehouse National, LLC (“National”) with Katmandu Group, LLC (“Katmandu Group”) and Fun Stuff, S.L. (“Fun Stuff”) in April of 2021. However, recent growth rates may not be indicative of our future performance due to our limited operating history as a combined company and the rapid evolution of our business model. We may not be able to achieve similar results or accelerate growth at the same rate as we have organically or following the completion of the Business Combination, and we may not achieve our expected results, all of which may have a material and adverse impact on our financial condition and results of operations.

In addition, our growth and expansion have placed, and continue to place, significant strain on our management and resources. This level of growth may not be sustainable or achievable in the future. We believe that our continued growth will depend on many factors, including our ability to develop new sources of revenue, diversify monetization methods including by direct to consumer offerings, vertically-integrated retail and third party marketplaces, attract and retain creative contributors and business partners, increase customer engagement, continue developing innovative technologies, experiences and attractions in response to shifting demand in leisure and entertainment preferences, increase brand awareness and licensing, increase our hospitality expertise, expand into new markets, raise capital and continue to execute our legacy business.

Furthermore, our brand expander strategy (see “Business — Falcon’s Beyond Brands”) is dependent upon each of our divisions working together to deploy our intellectual property across a broad range of vectors nearly simultaneously (e.g., physical theme parks, media content and consumer merchandise). To do so successfully will depend not only on the availability of our management and resources, but also on the adoption of our intellectual property (e.g. the Katmandu story and characters) by consumers in a number of forms.

We cannot assure you that we will achieve any of the above, and our failure to do so may materially and adversely affect our business and results of operations.

A significant portion of our revenue is derived from a relatively limited number of large clients and any loss of, or decrease in services to, these clients could harm our results of operations.

A limited number of industry customers have contributed a significant portion of our revenues in the past and are projected to do so in the future. In particular, FCG has three major customers which represented an aggregate of approximately 93% and 63% of FCG’s revenue for the years ended December 31, 2022 and 2021, respectively, and we expect, these customers to represent a significant majority of FCG’s revenue for the year ended December 31, 2023. We are likely to continue to experience ongoing customer concentration, particularly if we are successful in attracting large enterprise clients. It is possible that revenue from these clients, either individually or as a group, may not reach or exceed historical levels in any future period. Although we believe that we have strong relationships with each of these clients, if any of these customers move their business elsewhere it would have an adverse effect on our profitability, particularly the profitability of FCG.

Following the completion of Strategic Investment, the Company, Falcon’s OpCo and FCG LLC are subject to contractual restrictions that may affect our ability to access the public markets and expand our business.

In connection with the Strategic Investment, Falcon’s OpCo, FCG LLC and QIC entered into a third amended and restated limited liability company agreement of FCG LLC (the “FCG A&R LLCA”), which grants certain consent, preemptive and priority rights to QIC with respect to FCG LLC and its subsidiaries, and in some instances, the Company and Falcon’s OpCo.

Under the FCG A&R LLCA, for so long as QIC holds at least 25% of the preferred units in FCG LLC it subscribed for in connection with the Strategic Investment:

•        QIC’s consent is required to approve certain of FCG LLC’s and its subsidiaries’ activities, including, but not limited to:

•        the issuance of equity securities;

•        the payment or declaration of dividends;

•        the approval of a project that, individually or in the aggregate, would interfere with the QIC Priority Commitment (as defined below);

•        entering into affiliate transactions;

•        the granting of any exclusive license to material intellectual property or the abandonment or allowing the lapse of any material intellectual property;

•        any amendment to the FCG A&R LLCA;

•        changing in a material way FCG LLC’s or any of its subsidiaries’ business strategy, including entering into a new line of business or discontinuing any material line of business;

•        effecting any investment, acquisition, joint venture, strategic partnership or similar arrangement, in each case, in which such transaction or series of related transactions has an aggregate transaction value in excess of $1.0 million over the course of any calendar year;

•        changing materially the remuneration (including equity awards) of, or terminating (other than for cause), any executive or the head of any organizational division of FCG LLC or its subsidiaries;

•        the purchase or redemption of any units or other equity securities of FCG LLC or its subsidiaries, except for units issued in connection with an employee equity incentive plan or in accordance with the redemption provisions of the FCG A&R LLCA;

•        the sale of any division or other material assets of FCG LLC or its subsidiaries in excess of $1.0 million per transaction or series of related transactions;

•        entering into any merger, consolidation, share exchange, restructuring, recapitalization, reorganization, or other business combination or Change of Control (as defined below) transaction (except a change of control transaction, liquidity event, sale of all or substantially all the assets or similar transaction involving the Company);

•        granting any benefits (other than health and welfare benefits consistent with past practices), payments or equity-based compensation to any service provider that provides services primarily for the benefit of FCG LLC or its subsidiaries;

•        the incurrence of any indebtedness for borrowed money in excess of $1.0 million;

•        the approval, amendment or deviation from or alteration of the budget and business plan of FCG LLC, in each case, unless approved by the board of FCG LLC (including the QIC Manager (as defined below));

•        the exercise of termination rights, entering into any amendment or statement of work, or granting of any consent or approval that would reasonably be expected to modify the scope of services provided or price under the Intercompany Services Agreement (as defined below);

•        the commencement of or the agreement to commence an initial public offering provided, however, that this provision does not apply to Falcon’s OpCo or prevent Falcon’s OpCo or its affiliates (other than FCG LLC and its subsidiaries) from effectuating an initial public offering or a transaction with a special purpose acquisition company;

•        the termination (other than for cause) or material change to the service relationship of any service provider in a manner that is, or could be reasonably expected to, interfere with or adversely affect the QIC Priority Commitment;

•        the creation, or the authorization of the creation, of any class or series of units or other equity of FCG LLC (including by re-authorization, reclassification, alteration or amendment of any existing securities of FCG LLC or otherwise) that are senior or pari passu to the preferred units or that provide any unique governance rights relative to that of the common units, including any security or debt convertible into or exercisable for any equity security of FCG LLC;

•        entering into any agreement under which any of FCG LLC or its subsidiaries agrees not to (x) compete in any material product or service line or territory or (y) assert any material intellectual property rights, including by entering into any covenant not to sue or any co-existence, settlement or similar agreement;

•        (A) the commencement of a voluntary case under any applicable bankruptcy, insolvency or similar law; (B) consenting to the entry of any order for relief in an involuntary case under any such law; (C) consenting to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any substantial part of its property or assets of FCG LLC; (D) making a general assignment for the benefit of creditors; or (E) winding down, dissolving or liquidating FCG LLC;

•        increasing or decreasing the number of managers on the board of managers of FCG LLC; and

•        the adoption or modification of any tax election or tax or accounting practice or policy that would have a material and disproportionate impact on QIC as compared to the Company.

•        Falcon’s OpCo shall not, and shall cause the Company not to, without QIC’s consent, issue any equity securities (or securities or debt convertible into or exercisable for equity securities) of Falcon’s OpCo or the Company to any Restricted Person (as defined below) other than in a bona fide, broadly distributed underwritten offering, “at-the-market offering” or a “block trade”; establish or amend any equity incentive plan of Falcon’s OpCo or the Company under which the service providers that provide services primarily for the benefit of FCG LLC and its subsidiaries participate; grant equity or equity based compensation with a vesting period of less than three years to any C-Suite level executive of Falcon’s OpCo or the Company that provides services to FCG LLC or its subsidiaries; exercise termination rights, enter into any amendment or statement of work, or grant any consent or approval that would reasonably be expected to modify the scope of services provided or price under the Intercompany Services Agreement; or terminate (other than for cause) or make any material change to the service relationship of any service provider in a manner that is, or could be reasonably expected to, interfere with or adversely affect the QIC Priority Commitment; and

•        each of Falcon’s OpCo and FCG LLC shall, and shall cause their respective affiliates to prioritize any projects, products and purchase orders submitted by QIC to FCG LLC and its subsidiaries relative to (and ahead of) any commitments of the Company, FCG LLC or their affiliates to other persons (including affiliates of FCG LLC and the Company), including with respect to the allocation (i) by FCG LLC and its subsidiaries of supplies, labor, management and overall design and manufacturing capacity to QIC versus other persons and (ii) to FCG LLC and its subsidiaries of sufficient supplies, labor, management and other resources (the “QIC Priority Commitment”).

The holders of the preferred units have priority with respect to any distributions by FCG LLC, to the extent there is cash available. Under the FCG A&R LLCA, such distributions are payable (i) first, to the holders of preferred units until the holders’ Preferred Return (as defined below) is reduced to zero, (ii) second, to the holders of preferred units until the Investment Amount (as defined below) is reduced to zero, (iii) third, to the holders of common units until each holder, with respect to each common unit owned by each such holder, has received an amount equal to the amount paid to the holders of preferred units, with respect to each preferred unit owned by each such holder, and (iv) fourth, to the holders of preferred units and common units on a pro-rata basis. Furthermore, without the prior written consent of QIC, until after the five-year anniversary of the Strategic Investment, (i) FCG LLC may not make any distributions (except for tax distributions) to any member and (ii) FCG LLC will reinvest all of its available cash to support the growth and capacity of FCG LLC and its subsidiaries for any projects, products and purchase orders submitted by QIC to FCG LLC and its subsidiaries. These limitations in the use of available cash restrict FCG LLC’s ability to distribute cash to Falcon’s OpCo and, in turn, Falcon OpCo’s ability to distribute cash to the Company, which could have an adverse impact on the Company’s ability to pay dividends to its shareholders.

The FCG A&R LLCA also provides for preemptive rights for the benefit of Falcon’s OpCo and QIC with respect to any issuance of any unit or other equity interest of, and options, warrants, or other convertible securities exercisable for or convertible into units of, FCG LLC or its subsidiaries, subject to customary exceptions, including, among others, issuances of such securities (1) pursuant to an equity incentive plan, reorganization, recapitalization or similar transaction, or an acquisition approved by the board of managers of FCG LLC, or (2) in connection with any equity split, reverse equity split, dividend or distribution or equivalent action by FCG LLC, or upon the exercise or conversion or exchange of options, warrants or other convertible or exchangeable securities, (together, the “excluded securities”). In addition, QIC also has the right to purchase its pro-rata share of any equity securities issued by Falcon’s OpCo, the Company or any other FCG LLC parent entity, other than securities issued (1) pursuant to an equity incentive plan, reorganization, recapitalization or similar transaction, or an acquisition approved by the Board, (2) in connection with any equity split, reverse equity split, dividend or distribution or equivalent action by Falcon’s OpCo, the Company or any other FCG LLC parent entity, or upon the exercise or conversion or exchange of options, warrants or other convertible or exchangeable securities of FCG LLC, (3) pursuant to broadly distributed underwritten public offerings, “at the market” offering or a “block trade”, (4) to banks, equipment lessors, financial institutions, or real property lessors pursuant to a debt financing, equipment leasing or real property leasing agreement approved by the board of managers, or to suppliers or third party service providers in connection with the provision of goods or services, or to strategic partners pursuant to transactions approved by the Board, (5) pursuant to a business combination transaction with a special purpose acquisition company, and (6) securities of Falcon’s OpCo issued by Falcon’s OpCo to the Company (together, the “FCG parent entity excluded securities”). These preemptive rights may limit our ability to raise money through a PIPE or other private transaction.

QIC may have interests that conflict with our interest and may exercise the consent and QIC Priority Commitment rights described above in ways that could materially restrict the current and future operations of our FCG division or delay, defer or prevent the expansion of our FBD and FBB divisions. Further, the QIC Priority Commitment may mean that we may not be able to pursue other projects and business because of FCG LLC’s and the Company’s requirement to prioritize QIC work. Additionally, QIC’s distribution, consent and preemptive rights may limit our ability to access cash to develop our business and to raise capital privately or in the public markets, which may make it more difficult for us to execute our business strategy, invest in the growth of our FBD and FBB divisions and compete with companies that are not subject to such restrictions. See “Business — Recent Developments” for additional information regarding QIC’s consent, distribution, priority, and preemptive rights.

QIC has board designation rights in certain circumstances, which could limit public shareholders’ ability to influence the election of the Company’s Board and the Company’s governance.

In connection with the Strategic Investment, the FCG A&R LLCA provides QIC with board designation rights at the Company Board level in certain limited circumstances. For so long as QIC owns at least 25% of the preferred units it owned as of the effective date of the FCG A&R LLCA, if Scott Demerau, Cecil D. Magpuri and Infinite Acquisitions, collectively, cease to hold of record or beneficially at least 35% of the equity securities or voting power of the Company, calculated on a fully diluted basis (a “Pubco Board Right Trigger Event”), then, no later than 30 days after such occurrence, Falcon’s OpCo is required to take all action necessary under the governing documents of the Company and applicable law to provide QIC the right to nominate two directors to the board of directors of the Company (the “Pubco Board Right”). In the event that the Pubco Board Right is not permissible under applicable law or the rules of the principal national securities exchange on which the Company is listed, Falcon’s OpCo is required to use reasonable best efforts to obtain all necessary approvals and satisfy other requirements under such laws and rules to provide the Pubco Board Right and, if despite using such reasonable best efforts, such laws or rules prohibit the provision of the Pubco Board Right, then Falcon’s OpCo must reasonably cooperate with QIC to provide QIC with alternative rights that comply with such law and rules and that are as comparable to the Pubco Board Right as may be reasonably practicable. Following a Pubco Board Right Trigger Event, at QIC’s request, Falcon’s OpCo will cause the Company to enter into a stockholders or similar agreement with QIC on customary terms memorializing QIC’s nomination right.

As a result of the Pubco Board Right, if it is permissible under applicable law or stock exchange rules, QIC would have the right to nominate two out of the seven members of the Company’s Board. Such right, together with the QIC Priority Commitment and QIC’s consent rights described in the preceding risk factor, would have the effect of strengthening QIC’s control over our business.

Our FBD resort and theme park development, acquisition, expansion, repositioning and rebranding projects will be subject to timing, budgeting and other risks which could have a material adverse effect on us.

Our FBD division, among other things, seeks to acquire, expand, reposition, rebrand and develop resorts and develop theme parks from time to time as suitable opportunities arise, taking into consideration general economic conditions. To the extent that we do so now or in the future, we could be subject to risks associated with, among others:

•        construction delays or cost overruns that may increase project costs;

•        receipt of zoning and other required governmental permits and authorizations;

•        increased costs due to competition for labor, including employees and subcontractors, skilled in emerging technology;

•        strikes or other labor issues;

•        restrictions or delays in transportation and import-export procedures;

•        delays or cost inflation in the supply chain and third-party vendors required to develop the resorts and parks;

•        development costs incurred for projects that are not pursued to completion;

•        investment of substantial capital without, in the case of developed or repositioned resorts, immediate corresponding income;

•        results that may not achieve our desired revenue or profit goals;

•        acts of nature such as earthquakes, wildfires, hurricanes, volcanic eruptions, floods or fires that could adversely impact a resort;

•        ability to raise capital, including construction or acquisition financing;

•        governmental restrictions on the nature or size of a project; and

•        delays in processing any change of title rights on properties FBD acquires or the existence of any title defects in properties FBD acquires, exposing us to legal challenges and delays in the development of our properties.

In addition, in the future, certain of our construction timelines may be lengthened and/or require increased development costs due to competition for skilled construction labor and employees with relevant technical expertise, disruption in the supply chain for materials, increased costs for raw materials and supplies, rising inflation, the conflict between Russia and Ukraine and, more recently, the Israel-Hamas war; and these circumstances could continue or worsen in the future. As a result of the foregoing, we cannot assure you that any of our development, acquisition, expansion, repositioning and rebranding projects will be completed on time or within budget or that the ultimate rates of investment return will be as we forecasted at the time the project was commenced. If we are unable to complete a project on time or within budget, the resort and/or theme park’s projected operating results may be adversely affected, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our development of new sources of revenue depends on development activities that expose us to project cost and completion risks.

Our development of new sources of revenue relies on FCG’s customers, on FBD’s development activities related to new attractions, resorts and theme parks and on FBB’s deployment and monetization of our intellectual property. In addition to the risks described in the risk factor above relating to the FBD division, this presents a number of risks, including:

•        weakness in the capital markets limiting FCG’s customers’ abilities to raise capital for completion of projects or for development of future properties;

•        weakness in the commercial banking market, limiting our ability to raise debt finance for each project as planned;

•        construction delays, zoning and other local, state or federal governmental approvals, cost overruns, lender financial defaults, or natural or man-made disasters, such as earthquakes, tsunamis, wildfires, hurricanes, floods, fires, volcanic eruptions and oil spills, increasing overall project costs, affecting timing of project completion or resulting in project cancellations;

•        any liability or alleged liability or resultant delays associated with latent defects in design or construction of projects we have developed for our businesses or that FCG or FBD may construct in the future adversely affecting our business, financial condition and reputation; and

•        the delay or failure by third-party contractors to perform for any reason, exposing us to operational, reputational and financial harm.

FCG and its clients also source supplies and materials from third parties that are exposed to such risks, and the occurrence of any of these risks with respect to those third parties could have a material adverse effect on FCG’s and its client’s access to the supplies and materials sourced from these third parties. In addition, the conflict that began between Russia and Ukraine in late February 2022 may significantly amplify already existing disruptions to FCG clients’ and FBD’s supply-chains and logistics. For instance, restrictions on the supply of gas and volatility in gas prices may prompt us to reappraise our strategy for energy and utility supply to FBD properties.

Our ability to execute on our strategy and business model is dependent on the quality of our services, and our failure to offer high quality services could have a material adverse effect on its sales and results of operations.

FCG offers extensive master planning, theme park design and digital media services and our experiential technologies to customers, including FBD, seeking to create themed experiences based on their own intellectual property. FBB’s business model is to deploy, expand and monetize proprietary and partner brands and intellectual property across multiple media and experiential channels. As such, increasingly, our intellectual property and technologies will be deployed in large-scale, complex technology environments, and we believe our future success will depend on the abilities of FCG and FBD to increase sales of our intellectual property and technologies for use in such deployments.

FCG’s ability to provide effective ongoing services, or to provide such services in a timely, efficient, or scalable manner, may depend in part on its customers’ environments and their abilities to effectively integrate FCG’s technologies in their existing facilities. In addition, FCG’s ability to provide effective services is largely dependent on our ability to attract, train, and retain qualified personnel, independent contractors and subcontractors, with experience in supporting customers in the use of tools and technologies such as ours. As the number of FCG’s customers grows, that growth may put additional pressure on FCG’s services teams, and FCG may be unable to respond quickly enough to accommodate short-term increases in customer demand for its services. FCG may also be unable to modify the future scope and delivery of its services to compete with changes in the services provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our business and results of operations. In addition, as FCG continues to grow its operations and expand its global customer base, FCG needs to be able to provide efficient services that meet its customers’ needs globally at scale, and its services teams may face additional challenges, including those associated with operating the platforms and delivering support, training, and documentation in languages other than English and providing services across expanded time-zones. If FCG is unable to provide efficient services globally at scale, our ability to grow FCG’s operations may be harmed, and FCG may need to hire additional services personnel, which could negatively impact our business, financial condition, and results of operations.

FCG’s customers typically need training in the proper use of our technologies. If FCG does not effectively deploy our technologies, if we fail to update or upgrade our technologies, or if FCG fails to help customers quickly resolve post-deployment issues and provide effective ongoing services, our ability to sell additional intellectual property, technologies and services to existing customers could be adversely affected, we may face negative publicity, and our reputation with potential customers could be damaged. As a result, FCG’s failure to maintain high quality services may have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

FCG provides inter-company services to a variety of FBD resorts and parks. Therefore, delays or impairments in the quality of FCG services will likely impact the development of FBD products, in turn adversely impacting FBD’s business, financial condition and results of operations.

Further, FBB’s ability to provide effective services and execute on its business strategy depends upon its ability to effectively deploy our and our partners’ intellectual property across multiple media and experiential channels on a compressed timeline. Succeeding in this strategy will depend on FBB’s ability to franchise, license, deploy and monetize our partners’ and other third parties’ intellectual property across entertainment media, consumer products and destinations simultaneously. This means that FBB’s success depends disproportionately on its ability to successfully develop proprietary and partner brands across disparate consumer bases, technologies and geographies and to maintain and extend the reach and relevance of these brands to global consumers in a wide array of markets. This strategy will require us to acquire, build, invest in and develop our competencies in print and video episodic series, books and movies, gaming, consumer products and entertainment products. Acquiring, developing, investing in and growing these competencies will require significant effort, time and money, with no assurance of success. The success of FBB’s brand expansion strategy also requires significant alignment and integration among our business divisions and between FBB and its brand partners. If it is unable to successfully develop, maintain and expand key proprietary and partner brands as planned, our business performance could suffer. Further, if the consumer market does not broadly adopt our Story-Based IP’s, FBB’s expansion strategy would be impacted and we would be unable to implement our current business strategy.

The ongoing need for capital expenditures at our FBD resorts and theme parks could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

The FBD properties, including the resorts owned and operated by our joint ventures with Meliá, have an ongoing need for renovations, rebranding and other capital improvements and expenditures, including to construct new hotels, to initially brand and theme them with our proprietary intellectual property and, later, to replace furniture, fixtures and equipment from time to time as the need arises.

In addition, because a principal competitive factor for a theme park or other attraction is the uniqueness and perceived quality of its rides and experiential technologies, we must make significant up-front and continued capital investments, from the initial construction of the theme parks through maintenance and potentially the addition of new rides, attractions and technologies.

In addition to liquidity risks, these capital expenditures may result in declines in revenues while hotels and parks are in initial construction, while rooms, restaurants, rides or attractions are out of service for rebranding or maintenance, and while areas of our properties are closed due to capital improvement projects. We expect our costs will increase over time, and our losses may continue, as we expect to continue to invest additional funds in expanding our business and sales and marketing activities, as we continue to develop our FBD properties. We also expect to incur additional general and administrative expenses as a result of our growth and expect our costs to increase to support our operations as a public company. Historically, our costs have increased over the years due to these factors, and we expect to continue to incur increasing costs to support our anticipated future growth. For example, following the opening of our Katmandu Park in Punta Cana in March 2023, we experienced various technical and operational issues that led to lower than planned open days and attendance at the park. As a result, we hired a third-party to perform an operational review of the park to provide recommendations on operating efficiencies and are in the process in the process of relaunching the marketing and operating plan for the park for the 2024 season. The costs of these capital improvements, expenditures or any of the above noted factors, or if we are unable to generate adequate revenue growth and manage our expenses, could have a material adverse effect on us, including our financial condition, liquidity and results of operations. There is also a risk that our estimates of the cost of such capital improvements will not be accurate, causing us to seek additional financing and creating construction delays. In addition, any construction delays or ride downtime can adversely affect attendance at our hotels and theme parks and our ability to realize revenue growth.

The significance of our operations and partnerships outside of the United States makes us susceptible to the risks of doing business internationally, which could lower our revenues, increase our costs, reduce our profits, disrupt our business, or damage our reputation.

All of our joint venture businesses are located outside of the United States and its territories, currently in the European Union (the “EU”), Hong Kong and the Dominican Republic. For instance, we are a 50% shareholder in Karnival TP-AQ Holdings Limited (“Karnival”), a wholly owned subsidiary of Raging Power Limited, a subsidiary of New World Development Company Limited, a prominent mall developer based in Hong Kong (“Raging Power”). Further, our FCG division is frequently contracted by international customers to provide its master planning and design services in locations outside the United States. For example, we have contracted to provide full service master planning for five theme park projects, as well as the potential additional expansion work, for third-party clients in the Kingdom of Saudi Arabia. These joint ventures and other international partnerships expose us to certain challenges and risks, many of which are outside of our control, and which could materially reduce our revenues or profits, materially increase our costs, result in significant liabilities or sanctions, significantly disrupt our businesses, or significantly damage our reputation. These challenges and risks include: (1) compliance with complex and changing laws, regulations, and government policies, including sanctions (such as those recently imposed in connection with the conflict between Russia and Ukraine), that could have a material negative impact on our operations or our ability to pursue creative and development opportunities, cause reputational damage, or otherwise affect us; (2) the difficulties involved in jointly managing an organization doing business in different countries; (3) uncertainties regarding the interpretation of local laws and the enforceability of contract and intellectual property rights under local laws; (4) rapid changes in government policy, political or civil unrest, acts of terrorism, war, pandemics or other health emergencies, border control measures or other travel restrictions, or the threat of international boycotts or U.S. anti-boycott legislation; and (5) monitoring fluctuations in foreign currency exchange rates.

We are exposed to risks related to operating in the Kingdom of Saudi Arabia.

A significant portion of FCG’s planned theme park projects are concentrated in the Kingdom of Saudi Arabia. The Qiddiya Investment Company selected us as the lead master planner for a water theme park in Qiddiya, a planned tourism destination in Saudi Arabia. With multiple unprecedented themed and immersive water attractions, when complete the year-round water theme park is planned to span across more than 252,000 square meters and feature 23 rides and attractions, including seven that will be world firsts. This project is the largest project for our FCG division to date. This engagement has led to additional collaboration between Qiddiya and Falcon’s over the past four years and we expect this collaboration to continue.

Risks inherent in operating in the Kingdom of Saudi Arabia include:

•        complying with, and managing changes to, and developments in, Saudi Arabian laws and regulations, including price regulations and data privacy, changes in environmental regulations, forced divestment of assets, expropriation of property, cancellation or forced renegotiation of contract rights;

•        protecting and defending intellectual property rights, as proceedings to enforce patent rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us, see “— Risks Related to our Intellectual Property — Theft of our intellectual property, including unauthorized exhibition of our content, may decrease our licensing, franchising and programming revenue which may adversely affect our business and profitability”;

•        complying with the Saudi Arabian tax regime, including the possible imposition of new or increased withholding or other taxes or royalties on FCG’s earnings;

•        the imposition of new, or changes to existing, transfer pricing regulations or the imposition of new restrictions on foreign trade or investment;

•        complying with applicable anti-bribery, anti-corruption, economic sanctions, export control, anti-terrorism and anti-money laundering laws, see “— Risks Related to Regulatory, Legal and Compliance Matters — We could be exposed to liabilities under the FCPA and other anti-corruption laws and regulations, including non-U.S. laws, which could have a material adverse impact on us”;

•        adverse changes in economic and trade sanctions, export controls and national security measures resulting in business disruptions, including delays or denials of import or export licenses or blocked or rejected financial transactions;

•        the Israel-Hamas war, including its spread into a broader regional conflict and escalating geopolitical tensions as a result thereof, and the potential future involvement of the Kingdom of Saudi Arabia in such conflict;

•        geopolitical instability and uncertainty in the Kingdom of Saudi Arabia, resulting from government or military regime change, civil unrest or terrorism, including the failure to negotiate a cease fire and withdrawal from Yemen;

•        changes in the Kingdom of Saudi Arabia’s policy of pegging the Saudi Riyal (“SAR”) to the U.S. dollar;

•        difficulties in managing and staffing international operations; and

•        conducting business through a number of subsidiaries, joint operations and joint ventures and challenges implementing the Company’s policies and procedures in such entities.

Operating in the Kingdom of Saudi Arabia requires significant management attention and resources. The occurrence of any of these risks may be burdensome and could have a material adverse effect on our business, financial position, results of operations and reputation.

Damage to our reputation or brands may negatively impact our company.

Our reputation and brands are integral to the success of our businesses. Because our brands engage consumers across our businesses, damage to our reputation or brands in one business may have an impact on our other businesses. Because some of our brands are recognized internationally, brand damage may not be locally contained. In addition, some of our hotels are co-branded with Meliá hotels. Any damage to the Meliá brand could affect negatively our co-branded Falcon’s Resorts by Meliá resorts.

Maintenance of the reputation of our company and brands depends on many factors, including the quality of our offerings, maintenance of trust with our customers and our ability to successfully innovate. Significant negative claims or publicity regarding the company or its operations, products, management, employees, practices, business partners, business decisions, social responsibility and culture may damage our brands or reputation, even if such claims are untrue. Damage to our reputation or brands could impact our sales, business opportunities, profitability, and ability to recruit high quality employees.

There is a risk of accidents occurring at our FBD resorts and parks or competing parks which may reduce attendance and negatively impact our operations.

Our brand and reputation are among our most important assets. Our ability to attract and retain customers depends, in part, upon how the public perceives our business, the quality and safety of our theme parks, rides and attractions, and our corporate and management integrity. While we carefully maintain the safety of our FBD rides and resorts, there are inherent risks involved with these attractions and facilities. An accident or an injury (including water- or air-borne illnesses) at any of our FBD theme parks or at parks operated by competitors, particularly an accident or injury involving the safety of guests and employees, that receives media attention, could negatively impact our brand or reputation, cause loss of consumer confidence in the Company, reduce attendance at our theme parks, and negatively impact our results of operations. An accident or injury at any of our FBD resorts (including falls in or around the resorts’ facilities or sickness from food or beverages consumed at the resorts) or at resorts owned by our competitors could similarly adversely impact our brand and reputation, in turn adversely impact our results of operations. The considerable expansion in the use of social media over recent years has compounded the impact of negative publicity. If any such incident occurs during a time of high seasonal demand, the effect could impact our results of operations for the year disproportionately.

We may require additional capital, which additional financing may result in restrictions on our operations or substantial dilution to our stockholders, to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through financing transactions such as related party and third party loans and the Strategic Investment. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. In particular, the ongoing invasion of Ukraine by Russia and Israel-Hamas war have caused disruption in the global financial markets, which may reduce our ability to access capital and negatively affect our liquidity in the future. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities or to implement our strategy, particularly with respect to our FBD and FBB divisions, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends to holders of our common stock. If we undertake discretionary financing by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at a price per share that is less than the price per share paid by current stockholders. If we sell common stock, convertible securities, or other equity securities in more than one transaction, stockholders may be further diluted by subsequent sales. Additionally, future equity financings may result in new investors receiving rights superior to our existing stockholders. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.

Our indebtedness and liabilities could limit the cash flow available for our operations, which may adversely affect our financial condition and future financial results. The principal, premium, if any, and interest payment obligations of such debt may restrict our future operations and impair our ability to invest in our businesses.

Our current indebtedness, and our future levels of indebtedness, may adversely affect our financial condition and financial results. For instance, higher levels of indebtedness could:

•        make it more difficult for us to satisfy our financial obligations;

•        require us to dedicate a substantial portion of any cash flow from operations to service our indebtedness, which would reduce funds available for other business purposes, including capital expenditures and acquisitions;

•        increase our vulnerability to adverse changes in general business, industry and economic conditions and to competitive pressures;

•        limit our flexibility in planning for, or reacting to, changes in our business, competitive conditions or our industries;

•        impair our ability to make investments or acquisitions, dispose of assets, pay cash dividends or redeem or repurchase shares; and/or

•        limit our ability to refinance existing debt or to obtain additional financing required to fund working capital and other business needs, including capital requirements and acquisitions.

Our ability to service any future financial obligations will depend on our ability to generate significant cash flow from operations, which is partially subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control, and we cannot assure you that our business will generate cash flow from operations, or that we will be able to complete any necessary financings or refinancings, in amounts sufficient to enable us to fund our operations, engage in acquisitions, capital improvements or other development activities, pay our debts and other obligations and fund our other liquidity needs. If we incur significant additional indebtedness and we are not able to generate sufficient cash flow from operations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Additional debt or equity financing may not be available in sufficient amounts, at times or on terms acceptable to us, or at all, and any additional debt financing we do obtain may significantly increase our leverage on unfavorable terms. If we are unable to implement one or more of these alternatives, we may not be able to service such future debt or other obligations, which could result in us being in default thereon, in which case our lenders could cease making loans to us, lenders or other holders of our debt could accelerate and declare due all outstanding obligations under the respective agreements and secured lenders could foreclose on their collateral, any of which could have a material adverse effect on us.

The adverse impact of COVID-19 on our business could continue for an unknown length of time and may continue to impact our business and results of operations in the future.

The COVID-19 pandemic had, and may continue to have, a material negative impact on the tourism, entertainment, and attraction industries as a result of worldwide restrictions on travel, construction, and public gatherings. Given the exposure of our FCG and FBD divisions to these end-markets, we saw a material impact on our financial performance.

Geographic variation in government requirements and ongoing changes to restrictions disrupted our FCG division. In response to the impacts of COVID-19 on our business, including our FCG division, we implemented the following mitigation efforts we: deferred some discretionary spending, secured additional capital via loans from existing investors, availed ourselves of government assistance through the U.S. Federal government’s Employee Retention Credits and Payroll Protection Program and implemented a salary reduction period in which salaries were reduced for every team member on staff for a limited period of time. We also instituted certain policies and operational modifications to mitigate the impact of COVID-19 on our U.S. employees, contractors and customers.

COVID-19 also made it more challenging for management to estimate the performance of all our businesses. COVID-19 adversely impacted our businesses and net cash flow in 2020 and 2021. Certain of our customers, our strategic partners (including Meliá), brand partners, affiliates, licensees of rights to use our intellectual property, advertisers and others, were also negatively impacted by the economic downturn caused by COVID-19. Some industries in which our partners operate, such as content, retail and hospitality, experienced contraction, which could impact the profitability of our businesses going forward.

The impact of any future outbreak of any COVID-19 variants or any other highly infectious or contagious disease is unpredictable and could result in restrictions from governmental authorities. Additionally, in the event of a new outbreak, we may impose our own COVID-19 related restrictions in addition to what is required by state and local governments in the interest of safety for our guests and employees. Any of these measures could further disrupt our operations, or have a negative impact on our financial results. If future developments require subsequent disruptive measures to be implemented, such as prolonged park closures, our business, financial condition, results of operations and reputation may be materially and adversely affected.

Risks Related to our Joint Ventures

If we are not able to satisfy the requirements imposed by our FBD joint venture partners or have disagreements with our joint venture partners, our relationships with these partners could deteriorate, which could have a material adverse effect on us.

Under the terms of our joint venture agreements with Meliá and Raging Power, and any joint venture agreements we may enter with future joint venture partners, we may be required to contribute certain funds and assets to our joint venture entities, obtain or provide certain permits, licenses or other authorizations, provide certain fiscal indemnification to our joint venture entities and meet various other terms and conditions. If we fail to comply with the terms and conditions of the applicable joint venture agreement, we may incur liabilities to our joint venture partners under the applicable joint venture agreement. In that situation, the damages we would be subject to would be quantified either by the applicable courts or, in the case that we are required to transfer our shares in the joint ventures to the non-breaching counter-parties, by third party valuation firms. If one or more of these joint venture agreements is terminated, the underlying value and performance of our FBD resorts, parks, attractions or other assets could decline significantly.

We have entered and expect to continue to enter into joint venture, strategic collaboration, teaming and other business arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have a material adverse effect on our business and results of operations.

We have entered into, and expect to continue to enter into, significant joint venture, strategic collaboration, teaming and other arrangements, including our FBD joint ventures with Meliá and Raging Power and our FBB partnerships with Epic Media and PBS Kids. These activities involve risks and uncertainties, including the risk of a joint venture or other partnership failing to satisfy its obligations, which may result in certain liabilities to us for any related commitments, the uncertainty created by challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our business collaborations and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. In addition, in these joint ventures, strategic collaborations and alliances, we may have certain overlapping control with our joint venture or brand partners over the operation of the assets, businesses or brands. As a result, such joint ventures, strategic collaborations and alliances may involve risks such as the possibility that a counterparty in a business arrangement might become bankrupt, be unable to meet its contractual obligations, have economic or business interests or goals that are inconsistent with our business interests or goals, or take actions that are contrary to our instructions or to applicable laws and regulations. In addition, we may be unable to take action without the approval of our business partners, or our partners could take binding actions without our consent. Consequently, actions by a partner or other third party could expose us to claims for damages, financial penalties, and reputational harm, any of which could have an adverse effect on our business, financial condition, and results of operations.

Our FBD joint ventures with Meliá are significant to our business model. We leverage Meliá’s operational expertise, management services, infrastructure, local knowledge and corporate priorities in our current and planned operating markets. As such, any damage to Meliá’s financial condition or change in its corporate priorities could negatively impact the Company. Our participation in the joint ventures with Meliá also exposes us to liability and reputational harm resulting from improper actions of Meliá.

The success of projects held under joint ventures that are not operated by the Company is substantially dependent on the joint venture partner, over which we have limited or no control. Our FBD Mallorca and Tenerife hotels and theme park and our Punta Cana theme park are joint ventured with Meliá. Control of the existing joint venture entities that own and operate these properties is split equally between us and Meliá. Although our current FBD joint venture agreements provide certain voting rights and provisions for the resolution of deadlocks, Meliá is primarily responsible for the management of the hotels held by our joint venture entities and controls most ordinary course business and operational decisions, including, among other things, with respect to sales and marketing of the hotels and determining annual and long-term objectives for occupancy, rates, revenues, clientele structure, sales terms and methods. Consequently, we are highly dependent on the operational expertise of Meliá, and likely will be similarly dependent on our future joint venture partners, as well as their corporate priorities. Further, while control and ownership of our existing joint ventures with Meliá is split equally between the Company and Meliá, our control or ownership of future joint ventures with Meliá may be in a different proportion. Therefore, our results are subject to the additional risks associated with the financial condition and corporate priorities of our joint venture partners, which could have a material adverse effect on our financial position or results of operations.

Our partnership or joint venture investments could be adversely affected by our lack of sole decision-making authority.

For our FBD division, we have co-invested with third parties and may in the future co-invest with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in, or sharing responsibility for managing the affairs of, a property, partnership, joint venture or other entity. We participate in such joint ventures to further expand our opportunities, share risks and gain access to new markets. Due to the nature of joint venture arrangements, we do not unilaterally control the operating, strategic and financial policies of these business ventures. Decisions are often made on a collective basis, including the purchase and sale of assets, contract negotiation with counterparties and management of cash, including cash distributions to partners. In addition, joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions, which could lead to deadlock in the operations or strategies with respect to the joint venture or partnership. Decisions made by the managers or the governing bodies of these entities may not always be the decisions that are most beneficial to us as one of the equity holders of the entity, may be contrary to our objectives, or may limit our ability to transfer our interest.

Under certain of our FBD joint venture arrangements, pursuant to which neither venture partner has the power to control the venture, an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to our stockholders. For example, certain actions by the joint venture entity may require unanimous approval by us and our joint venture partner. An impasse between us and our joint venture partner could result in a “deadlock event.” In such event, if not resolved, we and our respective partners or co-venturers may each have the right to trigger a buy-sell right or forced sale arrangement, which could cause us to sell our interest, or acquire our partners’ or co-venturers’ interest, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. In addition, a sale or transfer by us to a third party of our interests in the partnership or joint venture may be subject to consent rights or rights of first refusal in favor of our partners or co-venturers, which would in each case restrict our ability to dispose of our interest in the partnership or joint venture.

Investments in joint ventures involve these and other risks that would not be present were a third party not involved, including the possibility that the co-venture partners might become bankrupt or fail to fund their share of required capital or asset contributions. In addition, partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take action or withhold consent contrary to our policies or objectives. In some instances, partners or co-venturers may have competing interests in our FBD markets that could create conflict of interest issues. For example, Meliá may own hotels that compete with our joint venture hotel for tourists. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting assets owned by the partnership or joint venture, and to the extent of any guarantee our assets, to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

Our FBD joint venture entities may also be subject to debt and the refinancing of such debt, and we may be required to provide certain guarantees or be responsible for the full amount of the debt, beyond the amount of our equity investment, in certain circumstances in the event of a default. Our joint venture partners may take actions that are inconsistent with the interests of the joint venture or in violation of the financing arrangements and trigger our guaranty, which may expose us to substantial financial obligations and commitments that are beyond our ability to fund.

Any or all of the factors described above could adversely affect the value of our investment, our ability to exit, sell or dispose of our investment at times that are beneficial to us, or our financial commitment to maintaining our interest in the joint ventures. Further, any failure of our joint venture partners to meet their obligations to us, the joint venture entity or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and, in turn, could have a material adverse effect on our business, financial position, results of operations, cash flows and prospects.

The operating season at some of our hotels and theme parks is of limited duration, which can magnify the impact of adverse conditions or events occurring within that operating season.

Some of our joint venture properties are seasonal, and generally operate during limited periods and/or have fluctuations in anticipated market tourism and spending based on the time of year. For example, our Katmandu Park in Mallorca, Spain has limited open hours from March to mid-June and mid-September to November, extended open hours from mid-June to mid-September, and is closed from November to March. Likewise, the Sol Katmandu Resort operates on a seasonal basis, from April through October each year. As a result, nearly all of our revenues from the Mallorca operations are generated during a 230- to 245-day operating season. Consequently, when adverse conditions or events occur during the operating season, particularly during the peak vacation months of July and August or the important fall season, there is only a limited period of time during which the impact of those conditions or events can be mitigated. Accordingly, the timing of such conditions or events may have a disproportionate adverse effect upon our revenues.

Operational Risks and Risks Related to Our Industries

A variety of events beyond our control may reduce demand for or consumption of our products and services, impair our ability to provide our products and services or increase the cost or reduce the profitability of providing our products and services.

Demand for and consumption of our products and services, particularly our FBD theme parks and resorts and FCG’s attraction master planning and design services, is highly dependent on the general environment for travel, tourism, leisure and entertainment. The environment for travel and tourism, as well as demand for and consumption of leisure and entertainment products, can be significantly adversely affected as a result of a variety of factors beyond our control, including: health concerns (including those related to COVID-19 and potential future pandemics); adverse weather conditions arising from short-term weather patterns or long-term climate change, catastrophic events or natural disasters (such as excessive heat or rain, wildfires, hurricanes, typhoons, floods, tsunamis, earthquakes, volcano eruptions and oil spills); international, political or military developments (including the current war between Russia and Ukraine and the Israel-Hamas conflict); a decline in economic activity; rising inflation; and terrorist attacks. These events and others, such as fluctuations in travel and energy costs or widespread computing or telecommunications failures, may also impede our ability to provide our products and services or impede our ability to obtain insurance coverage with respect to some of these events. An incident that directly affected a property held by one of our FBD joint ventures, or that directly affected the property or facilities of one of our FCG customers, would have a direct impact on our ability to provide goods and services relating to such properties or customers and could have an extended effect of discouraging consumers from patronizing FBD’s hotels, theme parks and attractions or the parks or attractions of our FCG customers. Moreover, the costs of protecting against such incidents, reduces the profitability of our operations.

In addition, we will derive affiliate fees and royalties from licensing our intellectual property and technologies to third parties, and we are therefore dependent upon the successes of those third parties for that portion of our revenue. A wide variety of factors could influence the success of those third parties and if negative factors significantly impacted a sufficient number of those third parties, the profitability of one or more of our businesses could be adversely affected.

Increased competitive pressures may reduce our revenues or increase our costs.

We face substantial competition in each of our operating divisions from alternative providers of the technologies, attractions, entertainment experiences and services we offer and from other forms of entertainment, lodging, tourism and recreational activities. This includes, among other types, competition for human resources, content and other resources we require in operating our businesses. For example:

•        our FBB media and entertainment content operations compete to obtain creative, performing and business talent, story properties, advertiser support and market share with other studio operators, television networks, Subscription Video on Demand providers and other new sources of broadband delivered content;

•        our FCG design and master planning services business competes with other entertainment and attraction design service providers;

•        our FBD theme parks and resorts compete for guests with all other forms of entertainment, lodging, tourism and recreation activities; and

•        all of our operating divisions compete for customers with all other forms of entertainment.

Competition in each of these areas may increase as a result of technological developments and changes in market structure, including consolidation of suppliers of resources and distribution channels. Increased competition may divert consumers from our creative, design, licensing, entertainment or other products, or to other products or other forms of entertainment, which could reduce our revenue or increase our marketing costs.

Competition for the acquisition of resources can increase the cost of developing our properties, products and services, deprive us of talent necessary to produce high quality creative material or increase the cost of compensation for our employees. Such competition may also reduce, or limit growth in, prices for our products and services, including attraction design and master planning services, theme park and resort admissions, room rates and ticket sales, brand expansion service fees, prices for consumer products from which we derive license revenues, and revenues from our direct-to-consumer or retail offerings.

Misalignment with public and consumer tastes and preferences for entertainment, travel and consumer products could negatively impact demand for our entertainment offerings and products and adversely affect the profitability of any of our business divisions.

Each of our operating divisions creates entertainment, travel or consumer products or media and entertainment content, the success of which depends substantially on consumer tastes and preferences that change in often unpredictable ways. Consumer tastes and preferences impact, among other items, revenues from affiliate fees, licensing fees and royalties, theme park admissions, hotel room charges and merchandise, food and beverage sales, sales of licensed consumer products or sales of our other consumer products and services. The success of our businesses depends on our ability to consistently create marketable content, which may be distributed, among other ways, through broadcast, cable, internet or cellular technology, print media, interactive media, theme parks and other attractions, hotels and resort facilities, travel experiences and consumer products. Such distributions and deployments must meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. For example, our FBD and FBB divisions are reliant upon the creation of demand for goods and services relating to the Katmandu story and characters across our markets.

Consumer acceptance of entertainment content is also affected by outside factors, such as critical reviews, promotions, the quality and acceptance of entertainment content released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure activities, general economic conditions and public tastes, all of which could change rapidly and most of which are beyond our control. There can be no assurance that episodic series and feature films, video games, applications, Web3 activations, books, comics or graphic novels we distribute will obtain favorable reviews or ratings, be popular with consumers, or perform well in our distribution channels.

In addition, the success of our theme parks, attractions and resorts depends on demand for public or out-of-home entertainment experiences. The success of our businesses depends in large part on acceptance of our offerings and products by consumers outside the United States, and our success therefore depends on our ability to accurately predict and adapt to changing consumer tastes and preferences outside as well as inside the United States. Moreover, we must often invest substantial amounts in digital content, intellectual property creation and experiential technology design and creation, theme park attractions and other facilities or customer-facing platforms before we know the extent to which these products will earn consumer acceptance. If our entertainment offerings and products, as well as our methods to make our offerings and products available to consumers, do not achieve sufficient consumer acceptance, our revenues may decline, decline further or fail to grow to the extent we anticipate when making investment decisions and as a result further adversely affect the profitability of one or more of our businesses.

Increased costs of labor and employee health and welfare benefits may impact our results of operations.

Labor is a primary component in the cost of operating our businesses. Increased labor costs, due to competition, inflationary pressures, increased federal, state, local or foreign minimum wage requirements and increased employee benefit costs, including health care costs and social security benefits, could adversely impact our operating expenses.

Because payroll costs are a major component of the operating expenses at our FBD resorts, a shortage of skilled labor could require higher wages that would increase labor costs, which could adversely affect results of operations and cash flows at our FBD properties. Continued increases to both market wage rates and the statutory minimum wage rates could also materially impact our future seasonal labor rates. The prolonged impact of the COVID-19 pandemic on the hospitality industry for greater periods than for most other industries has also meant that talent is attracted away from our industry to such other industries, where they may have a faster and more certain personal development in their careers.

Additionally, staffing shortages in places where our FBD theme parks and resorts are located also could hinder our ability to grow and expand our businesses and could restrict our ability to operate our resorts, theme parks, restaurants and other attractions. As of September 30, 2023, our FBD joint venture entities with Meliá directly and indirectly employed approximately 362 year-round, full-time employees worldwide at both their corporate offices and on-site at their resorts, restaurants and theme parks. If we are unable to attract, retain, train, manage, and engage skilled employees, its ability to manage and staff its resorts could be impaired, which could reduce guest satisfaction.

If we are unable to hire, retain, train and motivate qualified personnel and senior management for our businesses and deploy our personnel and resources to meet customer demand around the world, our business could suffer.

Our success has depended, and continues to depend, on the efforts and talents of our senior management team and key employees, including our FCG content and intellectual property creators, engineers, product managers, sales and marketing personnel and professional services personnel. Our future success will also depend upon our continued ability to identify, hire and retain additional skilled and highly-qualified personnel, independent contractors and subcontractors, which will require significant time, expense and attention. Competition for such highly-skilled personnel is intense, and we may need to invest significant amounts of cash and equity to attract and retain new employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, or if we lose one or more members of our senior management team, our business, operating results and prospects could be adversely affected.

If we are unable to attract and retain skilled employees, our ability to design innovative, immersive, compelling guest experiences and media content would be at risk. Additionally, our reputation in the entertainment destination and intellectual property expansion space could be jeopardized. FCG operates best when all employees physically work together in the same building. We have maintained an in-office strategy post pandemic that has been integral to our success. Since the pandemic, many people in myriad industries have been able to work from home, and some employees and employers even prefer that structure; however remote working is detrimental to a company like ours. Staffing shortages at FCG because of our employees deciding not to return to the office could hinder our ability to properly execute internal projects and external third-party contracted efforts. Inadequate staffing could compromise opening dates, lead to reductions in scope, and create less than ideal situations where we pivot to secondary solutions. We are evaluating several strategies to combat staff shortages post pandemic, such as hiring vendors or consultants that often must be directed remotely, which may impair efficiency and impact the quality of our products and services.

Additionally, following the completion of a merger, like the Business Combination, current and prospective employees may experience uncertainty about their future roles with us and choose to pursue other opportunities, which could have an adverse effect on the company. If key employees depart, our business may be adversely affected. Furthermore, we employ skilled technology personnel that bring creative, design and engineering expertise and experience that cannot be easily replaced. These individuals are critical to our business operations. There can be no assurance that these individuals will remain with us. If we fail to retain key individuals, our operations could be adversely affected.

We are dependent on the continued contributions of our senior management and other key employees, and the loss of any of whom could adversely affect our business, operating results, and financial condition.

Our future performance depends on the continued contributions of our senior management, including our Executive Chairman, Scott Demerau, our co-Founder and Chief Executive Officer, Cecil D. Magpuri, and other key employees to execute on our business plan, develop new products and enter into new partnerships. The failure to properly manage succession plans or the loss of services of senior management or other key employees could significantly delay or prevent the achievement of our strategic objectives. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. We do not currently maintain key person life insurance policies on any of our employees. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition, and operating results, and require significant amounts of time, training, and resources to recruit suitable replacements and integrate them within our business, and could affect our corporate culture.

Labor disputes may disrupt our operations and adversely affect the profitability of any of our businesses.

A significant number of employees of our FBD joint venture entities are covered by collective bargaining agreements, including employees at our FBD Mallorca and Tenerife resort properties. In addition, the employees of licensees who manufacture and retailers who sell our consumer products, employees of our FCG master planning and design customers, and employees of distributors of our FBB programming content may be covered by labor agreements with their employers. In general, a labor dispute involving our employees or the employees of our licensees, customers, retailers or distributors may disrupt our operations and reduce our revenues. Resolution of disputes or negotiation of rate increases may increase our costs. The severe increase in cost inflation in products and services for domestic consumption such as energy, food and fuel significantly increased living costs for staff during 2022, with the consequence of creating pressure for wage increases to be demanded in the collective bargaining negotiations scheduled for the beginning of 2023. As a result, at the start of the year, there was a pre-agreement announced for a 5.0% wage increase in 2023 and 3.3% in 2024 (applying only to the positions that are being remunerated with the collective bargain agreement), and wages could be increased further in the future.

The seasonality of certain of our industries could exacerbate negative impacts on our operations.

Our operations in the hospitality industry, such as our FBD hotels, theme parks and other attractions, are normally subject to seasonal variations and variations in connection with the timing of our product offerings. For example, revenues in our FBD division fluctuate with changes in hotel and theme park attendance and occupancy resulting from the seasonal nature of vacation travel and leisure activities and seasonal consumer purchasing behavior, which generally results in increased revenues during the Company’s second and third quarters. Peak attendance and resort occupancy generally occur during the summer months when school and work vacations occur. Our FBD theme parks, resorts and other attractions may also be required to operate at diminished capacity or to close during periods as a result of a new outbreak of COVID-19 or another pandemic.

Accordingly, negative impacts on our business occurring during a time of typical high seasonal demand could have a disproportionate effect on the results of that business for the year. Examples include the impact of COVID-19 on various high seasons or damage to our FBD hotels and theme parks during the summer travel season.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us.

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns for our FBD division that are substantially below expectations, or result in losses, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. Further, the costs of running a resort tend to be more fixed than variable. As a result, in an environment of declining revenue, the rate of decline in earnings is likely to be higher than the rate of decline in revenue.

Risks relating to natural or manmade disasters, contagious diseases, violence, or war may reduce the demand for lodging or entertainment, which could adversely affect our revenues.

Hurricanes, earthquakes, tsunamis, volcano eruptions, wildfires, and other man-made or natural disasters, as well as the spread or fear of spread of contagious diseases in locations where we own properties and areas of the world from which we draw a large number of guests, could cause a decline in the level of business and leisure travel in certain regions or as a whole and reduce the demand for lodging, which may adversely affect our financial and operating performance, as was the case with the COVID-19 pandemic. The COVID-19 pandemic had a material adverse impact on the travel industry generally and, as a result, on our business and results of operations, and these impacts may persist for an extended period of time or become more pronounced over time. In addition, in 2022 in the Dominican Republic, there were over 100 confirmed cases of dengue, and Zika virus continues to be a concern for travelers. Actual or threatened war, terrorist activity, political unrest, civil strife, and other geopolitical uncertainty could have a similar effect on our financial condition or our growth strategy. Any one or more of these events may reduce the overall demand for hotel rooms or limit the prices we can obtain for them, or reduce attendance at our FBD theme parks, which could adversely affect our profits and financial results.

Given the coastal locations of our FBD resorts and theme parks, we are particularly vulnerable to natural disasters, such as hurricanes, tsunamis, and earthquakes, some of which may increase in frequency and severity as a result of climate change and adversely affect our business.

Our FBD properties have been and may continue to be adversely impacted by the consequences of climate change, such as increases in the frequency, duration and severity of extreme weather events and changes in precipitation and temperature, which have resulted and may continue to result in physical damage to or a decrease in demand regarding our FBD properties, all of which are located in coastal beach locations that are vulnerable to significant property damage from hurricanes, tropical storms and flooding. Although a majority of such expenses have historically been offset by insurance proceeds, there is no assurance that, given the increasing burdens on insurance companies from extreme weather events, our FBD joint venture entities will be able to continue to obtain adequate insurance against these types of losses, or that their insurers will in the future be in a position to satisfy such claims. In addition, the costs of insurance against these types of events has increased in recent years.

In addition, changes in applicable legislation and regulation on climate change could result in increased capital expenditures, such as a result of changes in building codes or requirements to improve the energy efficiency of the properties.

Our joint venture partner, Meliá, has carried out an analysis of the risks that the effects of climate change could cause to its global operations. The analysis distinguishes whether these risks are driven by regulatory transition changes, physical changes caused by the climate or other aspects related to climate. The analysis identified several short, medium and long-term risks resulting from the direct effects of climate change (physical risks) or from regulations and other expected changes (transition risks):

Physical risks:

•        increases in the severity of extreme climate events;

•        changes in the rainfall patterns and extreme variability in the climate patterns;

•        temperature changes; and

•        rising of the sea levels.

Transition risks:

•        increases in the price of greenhouse gas emissions;

•        regulations surrounding current products or services;

•        increases in emissions reporting obligations;

•        potential lawsuits due to environmental infringements;

•        substitution of current products and services pursuant to low-carbon options;

•        unsuccessful investments in new technologies;

•        transitional costs related to new low-carbon technologies;

•        changes in customer behavior and preferences;

•        uncertainty in market signals;

•        increases in the costs related to raw materials;

•        sector stigmatization; and

•        increased negative feedback of interest groups.

Climate change also presents additional risks beyond our control that could adversely impact demand for hospitality products and services, our operations, and our financial results. For example, most of our FBD properties are located at or around sea level, and are therefore vulnerable to rising sea levels and erosion. Climate change-related impacts may also result in a scarcity of resources, such as water and energy, at some or all of the regions in which our FBD properties are located. Furthermore, increasing awareness around sustainability, the impact of air travel on climate change and the impact of over-tourism may contribute to a reduction in demand from certain guests visiting our FBD resorts.

Failures in, material damage to, or interruptions in our information technology systems, software or websites, and difficulties in updating our systems or software or implementing new systems or software could adversely affect our businesses or operations.

We rely extensively on information technology systems in the operation of each of our business divisions. We utilize both commercial and open source software, tools, and other technology systems, as well as our own proprietary technology to, among other things, design and plan attraction systems, create FCG media and entertainment content, sell tickets and admit guests to our FBD theme park, check-in and check-out guests at our FBD hotels, sell food, beverages and other products at our FBD hotels and theme park, manage our workforce, manage the inventory for our three business divisions, and monitor and manage each business division on a day-to-day basis. We also leverage mobile devices, social networking and other communication platforms to connect with our employees, business partners and customers. The foregoing technology systems and our usages thereof are vulnerable to damage and disruption from circumstances beyond our control, including fire, natural disasters, power outages, system and equipment failures, global or regional outages, viruses, software supplier chain dependency vulnerabilities, malicious attacks, security breaches, theft, and inadvertent release of information. Damage or disruption to these technology systems may require significant investment in order to update, remediate or replace such systems with alternate systems, and we may suffer disruptions in our operations as a result. Many of the commercial software and hardware that we utilize incorporate open-source software and technology, as well as embedded subsystems which are potentially susceptible to exploits. We are unable to fix such software ourselves and rely on our relationships with our vendors to identify and provide the appropriate fixes and updates.

We rely heavily on third parties for the performance of a significant portion of our information technology functions, and also rely on certain third-party hardware, software, network infrastructure, storage systems and vendors to maintain and upgrade many of our critical systems on an ongoing basis in order to support our business operations and to keep pace with technology developments in the entertainment and hospitality industries. In particular, our FBD hotel booking and theme park ticket sales systems rely on public internet data communications, as well as other technology systems and software that are provided by third parties. The success of our businesses depends in part on maintaining our relationships with such third parties and their ability to continue to provide the foregoing tools and services with minimal downtime and strict service-level agreements. If we experience a loss of service or an outage of any of the foregoing tools or services at no fault of our own, or an agreed upon service-level agreements are breached, or we face a disruption in the provision of any of the foregoing key services or tools, we may have difficulty in finding alternate providers on terms as favorable to us in a timely manner (or at all) and our businesses could be adversely affected.

Additionally, as we implement our strategy to pursue new initiatives that improve our operations and cost structure, we are also expanding, optimizing, evaluating, and strengthening our information technology infrastructure. Potential problems and disruptions associated with the implementation of new tools and technology, migrations that continue to support legacy systems, and planned maintenance for upgrading existing key systems and technology infrastructure could also disrupt or reduce the efficiency of our operations. Any material interruptions or failures in our systems, including those that may result from our failure to adequately develop, implement, support, and maintain a robust disaster recovery and business continuity plan could severely affect our ability to conduct normal business operations and, as a result, could adversely affect our business operations and financial performance.

Failure to keep pace with developments in technology could adversely affect our operations or competitive position.

The amusement park and experiential entertainment industries demand the use of sophisticated technology and systems for the design, construction and operation of attractions, theme parks, water parks, ticket sales and management, and labor and inventory management. Information technology systems continue to evolve and, in order to remain competitive, we must implement new technologies and systems in a timely and efficient manner. The development and maintenance of these technologies may require significant investment by us and we may not achieve the anticipated benefits from such new developments or upgrades.

Technology and business models in our industries continue to evolve rapidly. New technologies affect the demand for FCG master planning, attraction design, digital content design, experiential technology and media and entertainment content products and services, the manner in which FCG products are distributed to consumers, the ways we charge for and receive revenue for all our products and services, and the stability of those revenue streams, the sources and nature of competing content offerings, the time and manner in which consumers acquire and view some of our entertainment products and the options available to advertisers for reaching their desired audiences.

Further, the gaming and entertainment industry continues to experience frequent change driven by technological development, including developments with respect to the formats through which feature films, episodic series, video games, applications, Web3 activations and other content are delivered to consumers. With rapid technological changes and dramatically expanded digital content offerings, the scale and scope of these changes have accelerated in recent years. For example, consumers are increasingly accessing television, film and other episodic content on streaming and digital content networks, such as Netflix, Amazon Prime Video, Hulu, Peacock, Disney+ and Apple TV+. Video game services can be accessed through Xbox Game Pass, PlayStation Now, GeForce, Steam, Stadia, xCloud, Shadow, Luna, and Switch Online.

Some entertainment offerings have gone direct to streaming channels and not produced a physical content format. Direct release to streaming channels is likely to continue. Technological as well as other changes caused by the pandemic have caused significant disruption to the retail distribution of entertainment offerings and have caused and could in the future cause a negative impact on sales of our products and other forms of monetization of our content or the content of our partnered brands. We may lose opportunities to capitalize on changing market dynamics, technological innovations or consumer tastes if we do not adapt our content offerings or distribution capabilities in a timely manner. The overall effect that technological development and new digital distribution platforms have on the revenue and profits we derive from our entertainment content in our FCG and FBB divisions, and the additional costs associated with changing markets, media platforms and technologies, is unpredictable. If we fail to accurately assess and effectively respond to changes in technology and consumer behavior in the entertainment industry, our business may be harmed.

Protection of electronically stored data and other cybersecurity is costly, and if our data or systems are materially compromised in spite of this protection, we may incur additional costs, lost opportunities, damage to our reputation, disruption of services or theft of our assets.

We maintain information necessary to conduct our businesses, including confidential and proprietary information as well as personal information regarding our customers and employees, in digital form. We also use computer systems to deliver our products and services and operate our businesses. We may use third-party service providers to assist in providing, configuring, or maintaining these systems. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and our computer systems are subject to cyberattacks that may result in disruptions in service. We use many third-party systems and software, which are also subject to supply chain and other cyberattacks. We develop and maintain information security programs to identify and mitigate cyber risks but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. Accordingly, despite our efforts, the risk of unauthorized access, modification, exfiltration, destruction or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and the risks associated with a potentially material incident remain. In addition, we provide some confidential, proprietary and personal information to third parties in certain cases when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised.

If our information or cyber security systems or data are compromised in a material way, our ability to conduct our businesses may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, we may lose revenue as a result of unlicensed use of our intellectual property. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be damaged, resulting in loss of business or morale, and we may incur costs to remediate possible harm to our customers and employees or damages arising from litigation and/or to pay fines or take other action with respect to judicial or regulatory actions arising out of the incident. Insurance we obtain may not cover losses or damages associated with such attacks or events.

Cyber-attacks could have a disruptive effect on our business.

Implementing our strategies to pursue new initiatives that improve our operations and cost structure will result in a larger technological presence and corresponding exposure to cybersecurity risk. Failure to adequately assess and identify cybersecurity risks associated with new initiatives would increase our vulnerability to such risks.

Even if we and our third-party service providers are fully compliant with legal standards and contractual or other requirements, we still may not be able to prevent security breaches involving sensitive data. We have, and require certain of our third-party service providers who help configure our systems or process personal information on our behalf to have, programs in place to detect, contain and respond to data security incidents. However, the actions and controls we have implemented and continue to implement, or which we seek to cause or have caused third-party service providers to implement, may be insufficient to protect our systems, information or other intellectual property. In addition, the sophistication of efforts by hackers to gain unauthorized access to information technology systems has continued to increase in recent years. Therefore, it may be difficult to detect any such intrusions, breaches, or other efforts to obtain unauthorized access or interfere with systems for long periods of time, and we may be unable to anticipate these techniques, fully ascertain the scope of any such breaches, intrusions, or other efforts, or to implement adequate preventive measures. Breaches, thefts, losses or fraudulent uses of customer, employee or company data could cause customers to lose confidence in the security of our websites, mobile applications, point of sale systems and other information technology systems and choose not to purchase from us. Such security breaches also could expose us to risks of data loss, business disruption, litigation and other costs or liabilities, any of which could adversely affect our business.

For example, in May 2023, we experienced a network intrusion in which an unauthorized third party accessed and exfiltrated certain information from specific systems. In response to this incident, we secured our digital assets within our computer systems, promptly temporarily shut down our financial reporting systems, and commenced an investigation with assistance from an outside cybersecurity firm. In connection with this incident, we have incurred certain incremental one-time costs of $0.3 million related to consultants, experts and data recovery efforts, and expect to incur additional costs related to cybersecurity protections in the future. Although we have not been the subject of any legal proceedings involving these incidents, it is possible that we could be the subject of claims from persons alleging that they suffered damages from these incidents. We have implemented a variety of measures to further enhance our cybersecurity protections and minimize the impact of any future attack, including (i) by requiring that all external vendors who need to access any internal/cloud resources utilize secure encrypted tunnels or be physically internal and utilize authorized terminals with provided credentials, (ii) conducting security awareness training for our staff and (iii) requiring longer log retention for all tracking telemetry information. However, cybersecurity threats are constantly evolving, and there can be no guarantee that a future cybersecurity event will not occur. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Cybersecurity Incident” for additional information.

In addition, the implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party service providers or those configured by our third-party service providers, will be effectively implemented, maintained or expanded as planned. If we, or they on our behalf, do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results.

The potential consequences of a future material cybersecurity attack on us or our third party service providers could include: business disruption; disruption to systems; theft, destruction, loss, corruption, misappropriation or unauthorized release of sensitive and/or confidential information (including personal information in violation of one or more privacy laws) or intellectual property; reputational and brand damage; and potential liability, including litigation or other legal actions against us or the imposition by governmental authorities of penalties, fines, fees or liabilities, which, in turn, could cause us to incur significantly increased cybersecurity protection and remediation costs and the loss of customers.

Our insurance may not be adequate to cover the potential losses, liabilities and damages of our FBD division, the cost of insurance may continue to increase materially, including as a result of natural disasters, some of which may be related to climate change, and we may not be able to secure insurance to cover all of our risks, all of which could have a material adverse effect on us.

The business of owning and managing hotels and theme parks, particularly those located on coastal properties, is subject to a number of risks, hazards, adverse environmental conditions, labor disputes, changes in the regulatory environment and natural phenomena such as floods, hurricanes, wildfires, earthquakes and earth movements. Such occurrences could result in damage or impairment to, or destruction of, our FBD hotels or theme parks, personal injury or death, environmental damage, business interruption, monetary losses and legal liability.

While insurance is not commonly available for all these risks, our FBD joint venture entities maintain customary insurance against risks that we and our joint venture partners believe to be typical and reasonably insurable in the hospitality, amusement and recreation industries and in amounts that we and our joint venture partners believe to be reasonable but that contain limits, deductibles, exclusions and endorsements. However, we and our joint venture partners may decide not to insure against certain risks because of high premiums compared to the benefit offered by such insurance or for other reasons. In the event that costs or losses exceed our available insurance or additional liability is imposed on our FBD joint venture entities for which they are not insured or are otherwise unable to seek reimbursement, we could be materially and adversely affected, including our financial results. Our FBD joint venture entities may not be able to continue to procure adequate insurance coverage at commercially reasonable rates in the future or at all, and some claims may not be paid. There can be no assurance that the coverage and amounts of such insurance will be sufficient for the needs of our FBD joint venture entities.

Our FBD joint venture entities obtain insurance against the risk of losses relating to some of these events, generally including physical damage to their properties and resulting business interruptions, certain injuries occurring on their properties and some liabilities for alleged breach of legal responsibilities. When insurance is obtained it is subject to deductibles, exclusions, terms, conditions and limits of liability. The types and levels of coverage we obtain vary from time to time depending on our and our joint venture partner’s view of the likelihood of specific types and levels of loss in relation to the cost of obtaining coverage for such types and levels of loss, and our FBD joint venture entities may experience material losses not covered by insurance. For example, most losses related to impacts of COVID-19 were not and will not be covered by insurance.

Risks Related to Changing Economic Conditions

General economic conditions, including economic downturns and other global, national, and regional conditions, may have an adverse impact on the leisure industry and our business, financial condition or results of operations.

Uncertain or deteriorating regional economic conditions, including as a result of the COVID-19 or other pandemic or during inflationary periods, may adversely impact attendance figures and guest spending patterns in the hospitality, amusement park and attraction industries as uncertain economic conditions affect consumers’ levels of discretionary spending. Attendance and discretionary spending at our FBD resort hotels and theme parks, as well as anticipated attendance and discretionary spending at our FCG customers’ parks and other attractions, are key drivers of our revenues and profitability, and reductions in either can negatively affect our revenues and profitability. A decrease in discretionary spending due to a decline in consumer confidence in the economy, an economic slowdown or deterioration in the economy could adversely affect the frequency with which consumers choose to visit theme parks, amusement parks and other attractions and the amount that guests spend on experiences, dining, merchandise and luxury services when they visit.

Periods of inflation or economic downturn could also impact our ability to obtain supplies and services and increase our operating costs. We have begun to see some effects, which may continue or worsen, in the current period of inflation related to domestic and global supply chain issues. In addition, the existence of unfavorable general economic conditions may also hinder the ability of those with whom we do business, including vendors, concessionaires, brand partners and customers, to satisfy their obligations to us. Changes in exchange rates for foreign currencies could reduce international demand for our products or services, increase our labor and supply costs in non-U.S. markets or reduce the U.S. dollar value of revenue we earn in other markets. The materialization of these risks could lead to a decrease in our revenues, operating income and cash flows.

Further, many of our FBD guests depend on a combination of scheduled commercial airline services and tour operator services to transport them to airports near resorts and attractions. Increases in the price of airfares or cruise fares, due to increases in fuel prices, reductions in service, or other factors such as inflation, would increase their overall vacation cost and may adversely affect demand for FBD vacation packages. Changes in commercial airline services, cruise services or tour operator services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of bookings, could have a material adverse effect on us, including reducing occupancy rates, ticket sales and revenue and, therefore, our liquidity and results of operations.

Exchange rate fluctuations could result in significant foreign currency gains and losses and may adversely affect our business and operating results and financial conditions.

We are exposed to currency translation risk because the local currency utilized in the operations of our FBD theme parks and resorts and the home currencies of certain of our FCG international customers are different than our functional currency, the U.S. dollar. As a result, changes in foreign exchange rates, in particular between the Euro and the U.S. dollar, affect the amounts we record for our foreign assets, liabilities, revenues and expenses, and could have a negative effect on our financial results. Further, we expect that a significant portion of FCG’s revenues from certain major customers will be paid in Saudi Riyals. The SAR is currently pegged to the U.S. dollar, but if the Kingdom of Saudi Arabia changes its policy of pegging the SAR to the U.S. dollar, such a change could have a negative effect on our financial results. We currently do not enter into hedging arrangements to minimize the impact of foreign currency fluctuations. We expect that our exposure to foreign currency exchange rate fluctuations will increase as FCG international operations grow and as we acquire additional international properties for our FBD division.

Recent turmoil in the banking industry may negatively impact our business, results of operations and financial condition.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, the March 2023 failures of Silicon Valley Bank and Signature Bank, liquidity issues at Credit Suisse, government responses and resulting investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, making it more difficult for us to acquire financing on acceptable terms or at all. Any material decline in available funding or our ability to access our cash and cash equivalents could adversely impact our ability to meet our operating expenses, have a material adverse effect on our financial condition, as well as our ability to continue to grow our operations.

Risks Related to Our Intellectual Property

Theft of our intellectual property, including unauthorized exhibition of our content, may decrease our licensing, franchising and programming revenue which may adversely affect our business and profitability.

The success of our business depends in part on our ability to maintain and enforce the intellectual property rights underlying our technology, entertainment content, and other intellectual property. Developing content is a significant feature of our businesses and leaking portions of or piracy of our content (including digital content), brands, and other intellectual property has the potential to significantly and adversely affect our business. Piracy is particularly prevalent in parts of the world that do not effectively enforce intellectual property rights and laws. Furthermore, intellectual property and confidentiality protections in China, where we have a joint venture partnership with Raging Power, or the Kingdom of Saudi Arabia, where we have a significant customer concentration, may not be as effective as in the United States or Europe. These uncertainties could limit the legal protections available to us to protect our intellectual property.

We rely on the intellectual property laws of the United States and other relevant jurisdictions, as well as third-party policies and procedures governing internet/domain name registrations, licensing agreements, confidentiality and non-disclosure agreements, and other contractual protections to safeguard our intellectual property assets. However, even in territories like the United States, such legal frameworks may be insufficient to address modern realities.

Furthermore, the lack of effective technological prevention and enforcement measures may further impede our enforcement efforts. Therefore, the success of such measures cannot be guaranteed, particularly in countries with less robust intellectual property laws.

Our enforcement activities depend in part on third parties, including technology and platform providers, whose cooperation and effectiveness cannot be assured. Additionally, technological advances have enabled quick unauthorized copying and downloading of content into digital formats without any degradation of quality from the original content, which has facilitated the rapid creation, transmission, and sharing of high-quality unauthorized copies. Unauthorized distribution of copyrighted material on the internet is a threat to the value of copyright owners’ intellectual property as it impedes their ability to maintain the exclusive control over their copyrighted material. The proliferation of unauthorized use of our content may have an adverse effect on our business and profitability, particularly our FBB division’s operations, as it may reduce the revenue that we could receive from the legitimate sale and distribution of our content. We may need to expend significant amounts of our capital to strengthen our technological platform security and enforcement activities, including litigation, in order to protect our intellectual property rights.

We own patents and patent applications for certain of our proprietary technology and attraction systems, however, filing, prosecuting, and maintaining patents and patent applications in every territory worldwide is prohibitively expensive and therefore we protect such patents and patent applications selectively, on a country-by-country basis, and may choose not to seek patent protection at all in certain jurisdictions. Our competitors may produce products that include our unpatented technology (or the patents we own may not be sufficiently broad enough to exclude our competitors’ use of such technology) and we are unable to provide any assurances that any of our patents or patent applications will include claims that are sufficiently broad to protect our technology from competitors. Additionally, our patents can be challenged as invalid or unenforceable, or circumvented by competitors. No assurance can be given that, if challenged, our patents would be declared valid or enforceable, or that even if found valid and enforceable, a competitor’s technology or product would be found to be infringing our patents. Furthermore, our patent applications may not be granted. Third parties may own patents or there could be other prior art that may hinder our ability to obtain patent protection for our technology. We also cannot be certain that we are the first to file any patent application related to our technology because patent applications in the United States and other countries are confidential for a period of time after filing. Additionally, an interference proceeding may be initiated by a third-party or the United States Patent and Trademark Office (“USPTO”) to determine who was the first to invent any invention covered by our U.S. patents and patent applications that have a filing date pre-dating March 16, 2013 (the date when U.S. patent law changed from a first-to-invent to a first-to-file system). We cannot be certain that we are the first to invent the inventions covered by our pending patent applications and, if we are not, we may be subject to priority disputes.

We also own trademark applications and registrations. Our trademark applications may be denied or opposed and our registered trademarks may be challenged as invalid or unenforceable by competitors or other third parties. In the event that our trademarks are successfully challenged in any jurisdiction, we could be forced to rebrand our products in such jurisdiction(s), which could result in the loss of brand recognition and require us to devote significant resources to advertising and marketing new brands. Furthermore, trademark registration does not guarantee its validity or our right to use such trademark.

In order to protect our proprietary technology, we rely in part on confidentiality and other agreements with our employees, independent contractors, and other third parties. Such agreements may not prevent, or provide an adequate remedy for, the unauthorized use or disclosure of our confidential information. Third parties may independently discover or reverse engineer our trade secrets and proprietary information. Asserting a claim that a party illegally obtained and is using our trade secrets can be difficult, expensive, and time consuming, and the outcome is unpredictable. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may be unable to prevent the misappropriation, infringement or violation of our intellectual property rights, breach of any contractual obligations to us, or independent development of intellectual property that is similar to ours, any of which could reduce or eliminate any competitive advantage we have developed and can adversely affect our revenues or otherwise harm our business. Any impairment of our intellectual property rights, including due to changes in U.S. or foreign intellectual property laws (or the absence of effective legal protections or enforcement measures) could materially adversely impact our businesses, financial condition, and results of operations.

Third parties may allege that our products or services infringe their patents and other intellectual property rights, which could result in the payment of royalties that may negatively affect our profits, subject us to costly and time-consuming litigation, or cause us to lose the ability to provide the related products or services.

To the extent that we need licenses to third-party patents in the future to manufacture, use, or sell our products or services, we would need to obtain such licenses to avoid infringement. For products or services that utilize the intellectual property of strategic collaborators, brand partners or other suppliers, such suppliers may have an obligation to secure the licenses to such patents at their own cost, and if not, we would be responsible for the cost of such licenses. Royalty payments and other fees due under such licenses would erode our profits from the sales of such products and services. Moreover, we may be unable to obtain such licenses on acceptable terms (or at all). If we fail to obtain a required patent license or are unable to alter the design of the product to avoid infringing a third-party patent, we would be unable to continue to manufacture or sell such products or provide related services.

If a third party commences an infringement action against us, we may incur significant costs to defend such action and our management’s attention could be diverted from our day-to-day business operations, whether or not the action has merit. An adverse judgment or settlement resulting from such action could require us to pay substantial amounts in damages for infringement, or obtain a license to continue to use the intellectual property that is the subject of the infringement claim, or could result in injunctive relief limiting our ability to develop, manufacture, or sell our products or provide our services, or could require us to redesign our products to avoid infringement.

Lastly, we may need to indemnify our customers, licensees, commercialization partners, and distributors if our technology or products infringe the intellectual property rights of any third parties. Such third party claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, licensees, commercialization partners, or distributors, regardless of the merits of these claims. If any of such claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers, licensees, commercialization partners, or distributors and may be required to obtain licenses for such technology or products. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers, licensees, commercialization partners, or distributors may be forced to stop using or selling our products or technology.

Risks Related to Regulatory, Tax, Legal and Compliance Matters

Changes in regulations applicable to our businesses may impair the profitability of our businesses, and our failure to comply with applicable laws and regulations may increase our costs, reduce our earnings or limit our growth.

We may be required to incur costs to comply with regulatory requirements, such as those relating to employment practices, environmental requirements, and other regulatory matters, and the costs of compliance, investigation, remediation, litigation, and resolution of regulatory matters could be substantial. We are subject to extensive federal and state employment laws and regulations, including wage and hour laws and other pay practices and employee record-keeping requirements. We may periodically have to defend against lawsuits asserting non-compliance. Such lawsuits can be costly, time consuming and distract management, and adverse rulings in these types of claims could negatively affect our businesses, financial condition or results.

We, the hotels and theme parks that we co-own, and the facilities and attractions of our FCG customers, are subject to a variety of laws and regulations around the globe, including, among others, laws related to: employment practices; marketing and advertising efforts; trade and economic sanctions; anti-bribery and anti-corruption; cybersecurity, data privacy, data localization and the handling of personally identifiable information; competition; the environment; health and safety; liquor sales; and the offer and sale of franchises. The compliance programs, internal controls, and policies we maintain and enforce to promote compliance with laws and regulations may not prevent our associates, contractors, or agents from materially violating these laws and regulations. The failure to meet the requirements of applicable laws or regulations, or publicity resulting from actual or alleged failures, could have a significant adverse effect on our results of operations or reputation.

In addition, programming services like the episodic series and feature films we have in development for our FBB business, are regulated by U.S. federal laws and regulations as well as by state and local governments, in ways that will affect the daily conduct of FBB video content operations. These obligations and regulations, among other things, require closed captioning of programming for the hearing impaired, require certain content providers to make available audio descriptions of programming for the visually impaired, limit the amount and content of commercial matter that may be shown during programming aimed primarily at an audience of children aged 12 and under, and require the identification of (or the maintenance of lists of) sponsors of political advertising.

We, our joint ventures with Meliá, our FCG customers and our suppliers also are subject to foreign, federal, state and local environmental laws and regulations such as those relating to water resources, discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by regulated materials. Under these laws and regulations, we may be required to investigate and clean up hazardous or toxic substances or chemical releases from current or formerly owned or operated facilities or to mitigate potential environmental risks. Environmental laws typically impose cleanup responsibility and liability without regard to whether the relevant entity knew of or caused the presence of the contaminants. The costs of investigation, remediation or removal of regulated materials may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use, transfer or obtain financing regarding our FBD properties or impair our FGC customers’ abilities to finance our services.

In addition, the Company is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining a Paycheck Protection Program loan pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), and for obtaining forgiveness of the loan. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

Changes in any of these regulations or regulator activities in any of these areas, or others, may require us to spend additional amounts to comply with the regulations, or may restrict our ability to offer products and services in ways that are profitable. See “— United States or international environmental laws and regulations may cause us to incur substantial costs or subject us to potential liabilities.”

Our operations outside the United States may be adversely affected by the operation of laws in those jurisdictions.

FBD’s joint venture operations in the EU, the Dominican Republic and Hong Kong are subject to the laws of such jurisdictions rather than U.S. law. Additionally, FCG frequently provides services to customers located in countries across the world, including in the Kingdom of Saudi Arabia. Laws in some jurisdictions differ in significant respects from those in the United States. These differences can affect our ability to react to changes in our businesses, and our rights or ability to enforce rights may be different than would be expected under U.S. law. For example, in Spain and the EU, the climate change-related laws and regulations are more extensive and onerous than those of the United States.

Moreover, enforcement of laws in some jurisdictions outside the United States can be inconsistent and unpredictable, which can affect both our ability to enforce our rights and to undertake activities that we believe are beneficial to our businesses. In addition, the business and political climate in some jurisdictions may encourage corruption, which could reduce our ability to compete successfully in those jurisdictions while remaining in compliance with local laws or U.S. anti-corruption laws applicable to our businesses. As a result, our ability to generate revenue and our expenses in non-U.S. jurisdictions may differ from what would be expected if U.S. law governed these operations.

Data privacy regulations and the costs to comply with such regulations could adversely impact our businesses.

We are subject to laws that regulate the collection, use, retention, security, and transfer of customer, guest, brand partner and employee data. Our privacy policies and practices concerning the collection, use and disclosure of user data are available on our website. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any regulatory requirements or orders or other privacy or consumer protection-related laws and regulations could result in proceedings or actions against us by governmental entities or others (e.g., class action privacy litigation), subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and adversely affect our businesses. Data collection, privacy and security have become the subject of increasing public concern. If internet and mobile users were to reduce their use of our websites, mobile platforms, products, and services as a result of these concerns, our businesses could be harmed.

We could be exposed to liabilities under the Foreign Corrupt Practices Act and other anti-corruption laws and regulations, including non-U.S. laws, which could have a material adverse impact on us.

We have international operations, and as a result are subject to compliance with various laws and regulations, including the Foreign Corrupt Practices Act (the “FCPA”), and other anti-corruption laws in the jurisdictions in which we do business, which generally prohibit companies and their intermediaries or agents from engaging in bribery or making improper payments to foreign officials or their agents or other entities. The FCPA also requires companies to make and keep books and records and accounts that reflect their transactions in reasonable detail, including the disposition of their assets. Some of the countries in which we own or plan to own FBD resort and theme park properties have experienced governmental corruption to some degree and, in certain circumstances, compliance with anti-corruption laws may conflict with local customs and practices. Despite existing safeguards and any future improvements to our policies and training, we will be exposed to risks from deliberate, reckless or negligent acts committed by our employees or agents for which we might be held responsible. A violation of any of the FCPA or any other anti-corruption laws or regulations could lead to criminal and civil penalties and other legal and regulatory liabilities and require us to undertake remedial measures, any of which could have a material adverse impact on us, including our businesses, financial condition, liquidity, results of operations and prospects.

We are a holding company and our only material asset is our interest in Falcon’s OpCo, and accordingly we will generally be dependent upon distributions from Falcon’s OpCo to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

We are a holding company with no material assets other than its ownership in Falcon’s OpCo. As such, we have no independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses or declare and pay dividends in the future (including dividends on the Series A Preferred Stock) is dependent upon the financial results and cash flows of the Falcon’s OpCo and its subsidiaries, and distributions the Company receives from the Falcon’s OpCo. Deterioration in the financial condition, earnings or cash flow of Falcon’s OpCo and its subsidiaries for any reason could limit or impair Falcon’s OpCo’s ability to pay such distributions to the Company. Additionally, to the extent that the Company needs funds and Falcon’s OpCo is restricted from making such distributions to the Company under applicable law or regulation or under applicable contractual restrictions, including the terms of any applicable financing arrangements, or Falcon’s OpCo’s subsidiaries are otherwise unable to provide such funds to Falcon’s OpCo for distribution, it could materially adversely affect the liquidity and financial condition of the Company.

Subject to the discussion in this prospectus, Falcon’s OpCo will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to the holders of the New Falcon’s OpCo Units, including the Company, following the Closing. Accordingly, the Company will incur income taxes on its allocable share of any net taxable income of Falcon’s OpCo. Under the terms of the A&R Operating Agreement, Falcon’s OpCo is obligated, subject to various limitations and restrictions, including with respect to any debt agreements, to make tax distributions to holders of New Falcon’s OpCo Units following the Closing, including the Company. In addition to tax expenses, the Company will also incur expenses related to its operations, including payments under the Tax Receivable Agreement, which could be substantial. Moreover, the Company will be obligated to pay accrued preferred dividends on the Series A Preferred Stock. the Company intends, as its sole manager, to cause Falcon’s OpCo to make distributions to the holders of New Falcon’s OpCo Units following the Closing in an amount sufficient to (i) fund all or part of such owners’ tax obligations in respect of taxable income allocated to such owners, (ii) cover the Company’s operating expenses, including payments under the Tax Receivable Agreement and (iii) fund preferred dividend payments on the Series A Preferred Stock. However, Falcon’s OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions under contracts or agreements to which Falcon’s OpCo is then a party, including debt agreements, or any applicable law or regulation, or that would have the effect of rendering Falcon’s OpCo insolvent. If the Company does not have sufficient funds to pay tax or other obligations or to fund its operations, it may have to borrow funds, which could materially adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. To the extent that the Company is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. The failure of the Company to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder, unless the applicable payment is not made because Falcon’s OpCo (i) is prohibited from making such payment under the terms governing certain of its indebtedness or under applicable law and Falcon’s OpCo cannot obtain sufficient funds to make such payment after taking commercially reasonable actions or (ii) would become insolvent as a result of making such payment. In addition, if Falcon’s OpCo does not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends (including dividends on the Series A Preferred Stock) will also be restricted or impaired.

Under the A&R Operating Agreement, Falcon’s OpCo will, from time to time, make distributions in cash to its equityholders (including the Company) in amounts at least sufficient to cover the taxes on their allocable share of taxable income of Falcon’s OpCo. As a result of (i) potential differences in the amount of net taxable income allocable to the Company and to Falcon’s OpCo’s other equityholders, (ii) the lower tax rates currently applicable to corporations as opposed to individuals, and (iii) the favorable tax benefits that the Company anticipates from any redemptions or exchanges of New Falcon’s OpCo Units held by Company Unitholders for Class A Common Stock or cash pursuant to the A&R Operating Agreement in the future, tax distributions payable to the Company may be in amounts that exceed its actual tax liabilities with respect to the relevant taxable year, including its obligations under the Tax Receivable Agreement. The Board will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of other expenses or dividends on the Company’s stock, although the Company will have no obligation to distribute such cash (or other available cash) to its stockholders other than as may be required on the Series A Preferred Stock. To the extent the Company does not distribute such excess cash as dividends on its stock, it may take other actions with respect to such excess cash — for example, holding such excess cash or lending it (or a portion thereof) to Falcon’s OpCo, which may result in shares of its stock increasing in value relative to the value of the New Falcon’s OpCo Units. The holders of New Falcon’s OpCo Units may benefit from any value attributable to such cash balances if they acquire shares of Class A Common Stock in exchange for their New Falcon’s OpCo Units, notwithstanding that such holders may previously have participated as holders of New Falcon’s OpCo Units in distributions by Falcon’s OpCo that resulted in such excess cash balances.

Under the Tax Receivable Agreement, the Company is required to make payments to the Company Unitholders for certain tax benefits to which the Company may become entitled, and those payments may be substantial.

The Company is a party to the Tax Receivable Agreement with the Company Unitholders and Falcon’s OpCo. Under the Tax Receivable Agreement, the Company generally are required to make cash payments to the Company Unitholders equal to 85% of the tax benefits, if any, that the Company actually realizes, or in certain circumstances is deemed to realize, as a result of (1) the increases in the tax basis of assets of Falcon’s OpCo resulting from any future redemptions or exchanges of New Falcon’s OpCo Units for Class A Common Stock or cash by the Company Unitholders pursuant to the A&R Operating Agreement and (2) certain other tax benefits arising from payments under the Tax Receivable Agreement. No such payments will be made to any holders of Class A Common Stock unless such holders are also Company Unitholders.

The amount of the cash payments that the Company will be required to make under the Tax Receivable Agreement may be substantial. Any payments made by the Company to the Company Unitholders under the Tax Receivable Agreement will not be available for reinvestment in the business and will generally reduce the amount of cash that might have otherwise been available to the Company, Falcon’s OpCo and its subsidiaries. To the extent the Company is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Furthermore, the Company’s future obligations to make payments under the Tax Receivable Agreement could make the Company, Falcon’s OpCo and its subsidiaries a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement. Payments under the Tax Receivable Agreement are not conditioned on the Company Unitholders’ continued ownership of New Falcon’s OpCo Units, Class A Common Stock or Class B Common Stock.

The actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of redemptions or exchanges by the Company Unitholders, the price of shares of Class A Common Stock at the time of any exchange or redemption, the extent to which such exchanges or redemptions are taxable, the amount of gain recognized by the Company Unitholders, the amount and timing of the taxable income Falcon’s OpCo generates in the future, and the tax rates and laws then applicable.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines, and the U.S. Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Company are disallowed, the recipients of the payments under the Tax Receivable Agreement will not be required to reimburse the Company for any excess payments that may have previously been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. As a result, in certain circumstances the Company could make payments under the Tax Receivable Agreement in excess of the Company’s actual tax savings, which could materially impair the Company’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in certain events, including among other things, a change of control or the Company’s exercise of early termination rights, the Company’s obligations, or its successor’s obligations, under the Tax Receivable Agreement to make payments thereunder would accelerate and become due and payable, based on certain assumptions, including an assumption that the Company would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement, and an assumption that, as of the effective date of the acceleration, any Company Unitholder that has New Falcon’s OpCo Units not yet exchanged shall be deemed to have exchanged such New Falcon’s OpCo Units on such date, even if the Company does not receive (if at all) the corresponding tax benefits until a later date when the New Falcon’s OpCo Units are actually exchanged. As a result of the foregoing, the Company would be required to make an immediate cash payment equal to the estimated present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore, the Company could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual tax benefits it ultimately realizes. If the Company were to elect to terminate the Tax Receivable Agreement immediately after the Business Combination, based on an assumed initial value of $10.00 per share of Class A Common Stock and a discount rate equal to the lesser of (i) 6.50% per annum, compounded annually, and (ii) SOFR plus 100 basis points and taking into account the Earnout Shares and Earnout Units, the Company estimates that it would be required to pay $174 million in the aggregate under the Tax Receivable Agreement.

The Company’s obligations under the Tax Receivable Agreement could have a substantial negative impact on the Company’s liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control.

If Falcon’s OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, the Company and Falcon’s OpCo might be subject to potentially significant tax inefficiencies, and the Company would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

A number of aspects of the post-Closing structure depend on the classification of Falcon’s OpCo as a partnership for U.S. federal income tax purposes, and the Company and Falcon’s OpCo intend to operate such that Falcon’s OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges or other transfers of New Falcon’s OpCo Units could cause Falcon’s OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and the Company and Falcon’s OpCo intend to operate such that exchanges or other transfers of New Falcon’s OpCo Units qualify for one or more such safe harbors.

If Falcon’s OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for the Company and Falcon’s OpCo, including as a result of the Company’s inability to file a consolidated U.S. federal income tax return with Falcon’s OpCo. In addition, the Company may not be able to realize tax benefits covered under the Tax Receivable Agreement, and the Company would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of Falcon’s OpCo’s assets) were subsequently determined to have been unavailable.

Changes in applicable tax laws, interpretations of existing tax laws, loss of tax incentives, or adverse determinations by tax authorities could increase our tax burden or otherwise adversely affect our financial condition or results of operations.

We are subject to taxation at the federal, state and local levels in the United States and various other countries and jurisdictions. Our future effective tax rate could be affected by changes in the composition of earnings in jurisdictions with differing tax rates, changes in statutory rates and other legislative changes, changes in the valuation of our deferred tax assets and liabilities, or changes in determinations regarding the jurisdictions in which we are subject to tax. From time to time, the U.S. federal, state and local and foreign governments make substantive changes to tax rules and their application, which could result in materially higher taxes than would be incurred under existing tax laws and could adversely affect our financial condition or results of operations. For example, the U.S. tax legislation enacted on December 22, 2017 represented a significant overhaul of the U.S. federal tax code, including, among many other things, a reduction to the U.S. federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. In addition, the Inflation Reduction Act of 2022 enacted on August 16, 2022, among other provisions, imposes a 15% minimum tax on the adjusted financial statement income of certain large corporations, as well as a 1% excise tax on corporate stock repurchases by publicly traded companies. This act, as well as any other changes to tax laws that are enacted, could adversely affect our tax liability.

There can be no assurance that changes in tax laws or regulations, both within the United States and the other jurisdictions in which we operate, will not materially and adversely affect our effective tax rate, tax payments, financial condition and results of operations. Similarly, changes in tax laws and regulations that impact our customers and counterparties, or the economy generally may also impact our financial condition and results of operations.

Tax laws and regulations are complex and subject to varying interpretations and any significant failure to comply with applicable tax laws and regulations in all relevant jurisdictions could give rise to substantial penalties and liabilities. Any changes in enacted tax laws, rules or regulatory or judicial interpretations or any change in the pronouncements relating to accounting for income taxes could materially and adversely impact our effective tax rate, tax payments, financial condition and results of operations.

In addition, we may be subject to tax audits and disputes in U.S. federal and various state, local and foreign jurisdictions. An unfavorable outcome from any tax audit could result in higher tax costs, penalties and interest, and could materially and adversely affect our financial condition or results of operations.

United States or international environmental laws and regulations may cause us to incur substantial costs or subject us to potential liabilities.

We are subject to certain compliance costs and potential liabilities under various international, national, regional and local environmental, health and safety laws and regulations. These laws and regulations govern actions including air emissions, the use, storage and disposal of hazardous and toxic substances, and wastewater disposal. Our failure to comply with such laws, including any required permits or licenses, could result in substantial fines, penalties, litigation or possible revocation of our authority to conduct some of our operations. We could also be liable under such laws for the costs of investigation, removal or remediation of hazardous or toxic substances at our currently or formerly owned real property or at third-party locations in connection with our waste disposal operations, regardless of whether or not we knew of, or caused, the presence or release of such substances. From time to time, we may be required to remediate such substances or remove, abate or manage asbestos, mold, radon gas, lead or other hazardous conditions at our properties. The presence or release of such toxic or hazardous substances could result in third-party claims for personal injury, property or natural resource damages, business interruption or other losses. Such claims and the need to investigate, remediate or otherwise address hazardous, toxic or unsafe conditions could adversely affect our operations, the value of any affected real property, or our ability to sell, lease or assign our rights in any such property, or could otherwise harm our businesses or reputation. Environmental, health and safety requirements have also become increasingly stringent, and our costs may increase as a result.

Further, some U.S. states and various countries are considering or have undertaken actions to regulate and reduce greenhouse gas emissions. New or revised laws and regulations, or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of the properties we manage or result in significant additional expense and operating restrictions on us. The cost of such legislation, regulation or new interpretations would depend upon the specific requirements enacted and cannot be determined at this time.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could adversely affect our financial condition or results of operations.

We are subject to allegations, claims and legal actions arising in the ordinary course of our businesses, which may include claims by third parties, including guests who visit our FBD hotels or theme parks, our FCG customers or subcontractors, our FBB brand partners, any of our employees or regulators. The outcome of these proceedings cannot be predicted. If any of these proceedings is determined adversely to us, or if we receive a judgment, a fine or a settlement involving a payment of a material sum of money, or injunctive relief is issued against us, our businesses, financial condition and results of operations could be materially adversely affected. Litigation can also be expensive, lengthy and disruptive to normal business operations, including to our management due, to the increased time and resources required to respond to and address the litigation.

Risks Related to Operating as a Public Company

Our senior management team has limited experience managing a public company, and regulatory compliance obligations may divert its attention from the day-to-day management of our businesses.

The individuals who now constitute our senior management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our senior management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our businesses, which could adversely affect our businesses. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.

Upon completion of the Business Combination, we became a public reporting company subject to the rules and regulations established from time to time by the SEC and the Public Company Accounting Oversight Board. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes, and controls, as well as on our personnel.

In addition, as a public company we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which requires us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, and we become an accelerated or large accelerated filer, although we could potentially qualify as a “smaller reporting company.” We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls.

We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment. If we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our current controls and any new controls that we develop may also become inadequate because of changes in our business, and weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods, undermine investor confidence in us, and adversely affect the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on an Approved Exchange.

We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

We have identified material weaknesses in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses as of December 31, 2021 that we have identified are listed below.

•        We did not have sufficient accounting and financial reporting resources to address our financial reporting requirements. Specifically:

•        We did not maintain a sufficient complement of management, accounting and financial reporting personnel who had appropriate levels of knowledge, experience, and training in accounting and internal control matters commensurate with the nature, growth and complexity of our business. The lack of sufficient appropriately skilled and trained personnel contributed to our failure to (i) adequately identify potential risks, (ii) include in the scope of our internal controls framework certain systems relevant to financial reporting and the preparation of our consolidated financial statements, (iii) design and implement certain risk-mitigating internal controls and (iv) consistently operate certain of our internal controls.

•        We did not have an adequate segregation of duties or appropriate level of review that is needed to comply with financial reporting requirements.

•        We did not design, implement or maintain an effective control environment over our financial reporting requirements. Specifically, we did not have an adequate assessment of risks that could significantly impact internal control over financial reporting and did not effectively design controls in response to the risks of material misstatement.

•        We lacked an effective control environment over period end close procedures.

•        We did not design or maintain effective controls over the period end financial reporting process and preparation of financial statements. Specifically, we did not design and implement a sufficient level of formal accounting policies and procedures that define how transactions across the business cycles should be initiated, recorded, processed and reported and appropriately authorized and approved.

•        We lacked skilled and trained personnel within the accounting and financial reporting department to review the accounting for non-recurring complex accounting transactions.

•        We did not have appropriate controls or documented segregation of duties over information technology systems used to create or maintain financial reporting records.

These control deficiencies resulted in identified misstatements in relation to our annual financial statements. These control deficiencies could result in a misstatement in our accounts or disclosures that would result in a material misstatement to the annual financial statements that would not be prevented or detected. Accordingly, we determined that these control deficiencies constitute material weaknesses.

We are in the process of designing and implementing a plan to remediate the material weaknesses identified.

Our plan includes:

•        Designing and implementing a risk assessment process supporting the identification of risks.

•        Implementing systems and controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•        Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes-Oxley Act. We have hired additional resources and have engaged with a third-party consulting firm to assist us with our formal internal control plan and to provide accounting services related complex accounting transactions.

•        Implementing controls to enable an effective and timely review period end close procedures.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2022 and 2021 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 after the completion of the Business Combination.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products and services to new and existing customers.

We are an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and we intend to take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance with that of other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparability of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

We will incur significant costs as a result of operating as a public company.

Upon closing of the Business Combination, we became subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of Nasdaq and other applicable securities laws and regulations. The expenses incurred by public companies generally for reporting and corporate governance purposes are greater than those for private companies. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs, and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming, and costly, although we are currently unable to estimate these costs with any degree of certainty.

We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, and other regulatory action and potentially civil litigation. These factors may therefore strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members and executive officers.

The historical financial results of Falcon’s OpCo and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been.

The historical financial results of Falcon’s OpCo included in this prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those the Company will achieve in the future. This is primarily the result of the following factors: (i) the Company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the Company’s capital structure will be different from that reflected in Falcon’s OpCo’s historical financial statements. The Company’s financial condition and future results of operations will be materially different from amounts reflected in FAST II’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare the Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, the number of shares of FAST II Class A Common Stock that were redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Company’s future operating or financial performance and FAST II’s actual financial condition and results of operations may vary materially from FAST II’s pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to Ownership of Our Securities

Warrants will become exercisable for Company common stock, which would increase the number of shares eligible for resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 4,899,419 shares of Class A Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Each warrant entitles the registered holder to purchase 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock at an exercise price of $11.50, subject to adjustment. On October 31, 2023, the closing price for our Class A Common Stock was $15.84 and the closing price for our Series A Preferred Stock was $13.57. We believe the likelihood that the holders will exercise their Warrants is dependent upon the trading price of our Class A Common Stock and Series A Preferred Stock. If the trading price of our Class A Common Stock and Series A Preferred Stock is less than $11.50, we believe the holders are unlikely to exercise their Warrants. Conversely, the holders are more likely to exercise their Warrants, the higher the price of our Class A Common Stock and Series A Preferred Stock is $11.50. To the extent the Warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Class A Common Stock.

Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.

The Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of twenty (20) trading days within any thirty (30) trading day period commencing after the warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the shares of Class A Common Stock, as applicable, issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or the Company has elected to require the exercise of the Warrants on a cashless basis. If and when the Warrants become redeemable, the Company, as applicable, may not exercise such redemption right if the issuance of shares of Class A Common Stock, as applicable, upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. Redemption of the outstanding Warrants could force you to: (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Your Series A Preferred Stock may be converted automatically.

Pursuant to the Certificate of Designation for the Series A Preferred Stock, we can convert automatically all of the shares of Series A Preferred Stock into shares of Class A Common Stock, without any action on your part at the Conversion Rate, if at any time the volume weighted average closing sale price of one share of Class A Common Stock as reported on Nasdaq equals or exceeds $14.30 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination. Based on the trading volume and price of our Class A Common Stock since the Closing of the Business Combination, we expect the volume weighted average closing sale price of one share of our Class A Common Stock as reported on Nasdaq to exceeded $14.30 and the Series A Preferred Stock to convert automatically on November 3, 2023. If the Series A Preferred Stock is automatically converted, you will receive upon exercise of the Warrants only shares of Class A Common Stock.

The price of our securities may be volatile.

The market price of Class A Common Stock, Series A Preferred Stock and Warrants may fluctuate significantly, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our operating results due to factors related to our business;

•        failure to meet or exceed financial estimates and projections of the investment community or that we to the public;

•        the failure of securities analysts to cover, or maintain coverage of, the Class A Common Stock and Series A Preferred Stock;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•        operating and share price performance of other companies in the industry or related markets;

•        the timing and magnitude of investments in the growth of the business;

•        success or failure of our business strategies;

•        our ability to obtain financing as needed;

•        announcements by us or our competitors of significant acquisitions, dispositions or strategic investments;

•        additions or departures of key the Company or Falcon’s OpCo management or other personnel;

•        sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        changes in capital structure, including future issuances of securities or the incurrence of debt;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        investor perception of the Company, Falcon’s OpCo and our industry;

•        overall market fluctuations;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting our business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for Class A Common Stock or Series A Preferred Stock, which may occur if an active trading market is not sustained, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Stock markets in general can experience volatility that is unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of the Class A Common Stock, Series A Preferred Stock and Warrants.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our continued eligibility for listing on the Nasdaq depends on our ability to continue to meet Nasdaq’s listing standards, including the Company having a minimum level of shareholders’ equity. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, the Company and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our Class A Common Stock are a “penny stock,” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for our Class A Common Stock and Series A Preferred Stock may not be sustained, and you may not be able to resell your Class A Common Stock and Series A Preferred Stock at the time when you want.

Although our Class A Class A Common Stock are listed on Nasdaq, an active trading market for our securities may not be sustained. In the absence of an active trading market for our Class A Common Stock or Series A Preferred Stock, investors may be unable to sell their shares.

We do not intend to pay cash dividends for the foreseeable future.

The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of the Board. The Board’s decisions regarding the amount and payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant. There can be no assurance that we will continue to pay any dividend in the future.

The provisions of the Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

The Charter will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (the “Chancery Court”) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the Chancery Court and having service of process made upon such stockholder in any such action on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock shall be deemed to have notice of and consented to the forum provisions in its certificate of incorporation. Notwithstanding the foregoing, the Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. However, there is uncertainty as to whether a court would enforce the exclusive forum provisions relating to causes of actions arising under the Securities Act.

Although we believe this exclusive forum provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Infinite Acquisitions is expected to have significant influence over stockholder decisions because of its expected share ownership.

Holders of Class A Common Stock and Class B Common Stock are entitled to cast one vote per share of on all matters to be voted on by stockholders. Generally, holders of all classes of Common Stock vote together as a single class. Holders of Series A Preferred Stock have the same voting rights as the Common Stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. Infinite Acquisitions holds approximately 45.4% of the voting power of the Common Stock and therefore has the ability to significantly influence the vote outcome of most matters submitted to stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Katmandu Ventures, LLC holds approximately 24.5% of the voting power of the Common Stock, and together with Infinite Acquisitions can control the vote outcome of matters submitted to stockholders for approval. Both Katmandu Ventures, LLC and Infinite Acquisitions are controlled by members of the Demerau family and may have interests that conflict with other stockholders, and may vote its shares in a way that other stockholders do not view as beneficial. Additionally, Infinite Acquisitions’ concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that other stockholders support.

Cecil D. Magpuri, our Chief Executive Officer, controls over twenty percent of our voting power and is able to exert significant influence over the direction of our business.

Cecil D. Magpuri, our Chief Executive Officer, has voting and investment control over approximately 24.5% of the shares of Common Stock, by virtue of his beneficial ownership of CilMar Ventures, LLC, Series A. As our Chief Executive Officer, Mr. Magpuri has significant control over the day-to-day management and the implementation of major strategic decisions of the Company, subject to authorization and oversight by the Board including our Executive Chairman, Scott Demerau. As a board member and officer, Mr. Magpuri owes a fiduciary duty to our stockholders and must act in good faith and in a manner reasonably believed to be in the best interests of stockholders. However, he will still be entitled to vote the shares over which he has voting control, which may be in a manner that other stockholders do not support. Mr. Magpuri’s ownership, together with the significant ownership of Infinite Acquisitions and Katmandu Ventures, LLC described above, represents a high concentration of stock in a limited number of stockholders, and together they will have the ability to control any corporate action requiring stockholder approval, even if the outcome sought by such stockholders is not in the interest of our other stockholders. In addition, the significant concentration of stock ownership may adversely affect the value of our common stock due to a resulting lack of liquidity or a perception among investors that conflicts of interest may exist or arise.

Delaware law and the Charter and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Charter, Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Class A Common Stock, and therefore depress the trading price. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the incumbent members of the Board or taking other corporate actions, including effecting changes in our management. Among other things, the Charter and Bylaws include provisions that:

•        provide for a classified board of directors with staggered, three-year terms;

•        permit the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquire;

•        prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        limit the liability of, and provide for the indemnification of, our directors and officers;

•        permit the Board to amend the Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt;

•        require a supermajority vote of stockholders to amend certain provisions of the Charter and a supermajority vote of stockholders in order to amend the Bylaws;

•        limit our ability to engage in business combinations with certain interested stockholders without certain approvals;

•        permit only the Board, the chief executive officer of the Company or the chairperson of the Board to call special stockholder meetings; provided, that for so long as the holders of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders may also be called by or at the request of our stockholders holding shares of capital stock of the Company representing a majority of the total voting power of stock entitled to vote generally in election of directors; and

•        mandate advance notice procedures with which stockholders must comply in order to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, the price and trading volume of the Company’s securities could decline.

The trading market for the Company’s securities will depend in part on the research and reports that analysts publish about our business. We will not have any control over these analysts, and the analysts who publish information about us may have relatively little experience with the Company or its industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If few or no securities or industry analysts cover us, if one or more of the analysts who cover us ceases coverage of us or fails to publish reports on us regularly, the trading price for the Company’s securities would be negatively impacted. If one or more of the analysts who cover us downgrades the Company’s securities or publishes inaccurate or unfavorable research about our business, the price of the Class A Common Stock and Series A Preferred Stock would likely decline.

The Company may be subject to securities class action litigation, which may harm its business and operating results.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. the Company may be the target of this type of litigation in the future. Securities litigation against the Company could result in substantial costs and damages and divert the Company’s management’s attention from other business concerns, which could seriously harm the Company’s business, results of operations, financial condition or cash flows.

The Company may also be called on to defend itself against lawsuits relating to its business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on the Company’s business, financial condition and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements or judgment costs and a diversion of the Company management’s attention and resources that are needed to successfully run the Company’s business.

The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

The warrant agreement governing the FAST II Warrants, which we assumed in connection with the Business Combination, provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Holders of the Warrants may have to pay taxes if the Company adjusts the conversion rate of the Warrants in certain circumstances, even though such holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Warrants, holders of the Warrants may be deemed to have received a distribution from the Company, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) of the Warrants, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Please consult your tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Warrants.

Risks Related to the Series A Preferred Stock

The Series A Preferred Stock will be equity and will be subordinate to the Company’s existing and future indebtedness.

Any shares of Series A Preferred Stock offered hereby will be equity interests and will not constitute indebtedness of the Company or any of its subsidiaries. As a result, any Series A Preferred Stock will rank junior to all of the Company’s and its subsidiaries’ existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against the Company, including claims in the event of the Company’s liquidation. If the Company is forced to liquidate its assets to pay its creditors, the Company may not have sufficient funds to pay amounts due on any or all of the Series A Preferred Stock or any other series of its preferred stock then outstanding.

The Company has approximately $27.0 million of outstanding indebtedness as of October 25, 2023. The terms of the Series A Preferred Stock will not restrict the Company’s or Falcon’s OpCo’s business or operations, nor will they restrict the Company’s or Falcon’s OpCo’s ability to incur indebtedness or engage in any transactions, subject only to the specified voting rights of the Series A Preferred Stock described in the Certificate of Designation relating to the Series A Preferred Stock.

The Series A Preferred Stock received in the exchange may be junior to other preferred stock the Company may issue in the future.

The Series A Preferred Stock may be junior as to payment of dividends to any future series of preferred stock that the Company may issue (with the requisite vote or consent of the holders of the Series A Preferred Stock and all other series of parity stock that the Company have issued or may issue with like voting rights, voting together as a single class) in the future that is expressly stated to be senior to the applicable series of preferred stock as to payment of dividends and the distribution of assets upon liquidation or winding up of the Company. If at any time the Company has failed to pay, on the applicable payment date, accrued dividends on any of those shares that rank senior in priority with respect to dividends, the Company may not pay any dividends on the applicable series of preferred stock or redeem or otherwise repurchase any shares of such series of preferred stock until the Company has paid or set aside for payment the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before the Company may pay dividends on, or redeem or repurchase, the applicable series of preferred stock. In addition, in the event of any liquidation or winding up of the Company, holders of a series of preferred stock will not be entitled to receive the liquidation preference of their shares until the Company has paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of the Company’s capital stock ranking senior as to rights upon liquidation or winding up.

The Series A Preferred Stock is perpetual in nature.

The shares of Series A Preferred Stock represent a perpetual interest in the Company and, except as described in this prospectus, will not give rise to a claim for payment of a principal amount or liquidation preference at a particular date. As a result, the holders of the Series A Preferred Stock may be required to bear the financial risks of an investment in the Series A Preferred Stock for an indefinite period of time.

An active trading market for the Series A Preferred Stock may not develop or continue, and the market price and trading volume of the Series A Preferred Stock may fluctuate significantly.

Since the Series A Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. The Company cannot assure you that an active trading market in the securities will develop or, even if it develops, the Company cannot assure you that it will last, in which case the market price of the Series A Preferred Stock could be materially and adversely affected and your ability to transfer your shares of Series A Preferred Stock will be limited.

If an active trading market does develop, a number of factors may adversely influence the price of the Series A Preferred Stock in public markets, including the Company’s history of paying dividends on the preferred stock, variations in the Company’s financial results, the market for similar securities, investors’ perceptions of the Company, the Company’s issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Series A Preferred Stock carries a fixed dividend rate, its value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of Series A Preferred Stock to demand a higher yield on the price paid for the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock. Furthermore, the daily trading volume of the Series A Preferred Stock may be lower than the trading volume of other securities. As a result, investors who desire to liquidate substantial holdings of the Series A Preferred Stock at a single point in time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market price of such shares.

The preferred stock of the Company will rank junior to all of the Company’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up.

In the event of bankruptcy, liquidation or winding-up, the Company’s assets will be available to pay obligations on the Series A Preferred Stock only after all of the Company’s liabilities have been paid. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future liabilities of the Company and its subsidiaries. The rights of holders of the Series A Preferred Stock to participate in the assets of the Company and its subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying the Company’s liabilities and the Company’s subsidiaries’ liabilities, to pay amounts due on the Series A Preferred Stock.

The market price of the preferred stock of the Company will be directly affected by the market price of the Class A Common Stock, which may be volatile.

To the extent that a secondary market for the Series A Preferred Stock develops, the market price of the Series A Preferred Stock will be significantly affected by the market price of the Class A Common Stock. The Company cannot predict how shares of Class A Common Stock will trade in the future. This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock.

Holders of Series A Preferred Stock may have to pay taxes if the Company adjusts the conversion rate of the Series A Preferred Stock in certain circumstances, even though such holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Series A Preferred Stock, holders of Series A Preferred Stock may be deemed to have received a distribution from the Company, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) of the Series A Preferred Stock, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Please consult your tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series A Preferred Stock.

Holders of Series A Preferred Stock may have to pay taxes if the Company makes distributions of additional Series A Preferred Stock on the Series A Preferred Stock, even if holders do not receive any cash.

The Company may make distributions on the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock rather than in cash. Although it is not free from doubt, the Company expects such distributions generally to be tax-free for U.S. federal income tax purposes, provided that the Company does not have outstanding indebtedness that is convertible into common stock, other equity linked securities, or any class of stock in which the holders of the Series A Preferred Stock do not participate in dividends, and cash payments are made or accrued on such instruments. The Internal Revenue Service (the “IRS”), however, may disagree with our tax analysis and take the position that distributions in the form of additional shares of Series A Preferred Stock will be subject to tax in the same manner as cash distributions. If such position is successful or certain unexpected circumstances occur, in years of distributions in which the Company has current or accumulated earnings and profits, holders of Series A Preferred Stock will generally recognize dividend income in an amount equal to the fair market value of the additional shares of Series A Preferred Stock received in connection with such distributions. In such a case, a holder’s tax liability may exceed the cash such holder receives with respect to its investment in the Series A Preferred Stock. Thus, holders of the Series A Preferred Stock would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Series A Preferred Stock. In addition, if you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) of the Series A Preferred Stock, any such dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Please consult your tax advisor and see “Material U.S. Federal Income Tax Considerations” regarding the material U.S. federal income tax considerations of distributions on the Series A Preferred Stock.

USE OF PROCEEDS

All of the shares of Class A Common Stock, Series A Preferred Stock and Warrants offered by the selling securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales. The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such selling securityholders in disposing of their shares of Class A Common Stock, Series A Preferred Stock and Warrants, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the Warrants for cash, but not from the net share exercise of any Warrants or the resale of the shares of Class A Common Stock and Series A Preferred Stock issuable upon such exercise. Assuming the exercise of all outstanding Warrants for cash, we will receive an aggregate of approximately $96.1 million. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. Each Warrant entitles the holder thereof to purchase 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock. at an exercise price of $11.50 per Warrant. On October 31, 2023, the closing price of our Class A Common Stock and Series A Preferred Stock was $15.84 and $13.57, respectively. If the price of our Class A Common Stock and Series A Preferred Stock remains above $11.50, which is the exercise price of our Warrants, holders of the Warrants are more likely to cash exercise their Warrants resulting in proceeds to us. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

We intend to use the proceeds received from the exercise of the Warrants, if any, for general corporate and working capital purposes. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A Common Stock, Series A Preferred Stock and Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock, Series A Preferred Stock and Public Warrants are currently listed on Nasdaq under the symbols “FBYD”, “FBYDP” and “FBYDW”, respectively. As of October 31, 2023, there were 239 holders of record of our Class A Common Stock, 114 holders of record of our Series A Preferred Stock and one holder of record of our Public Warrants. The actual number of holders of our Class A Common Stock, Series A Preferred Stock and Public Warrants is greater than the number of record holders and includes holders of our Class A Common Stock, Series A Preferred Stock and Warrants whose shares of Class A Common Stock, Series A Preferred Stock or Warrants are held in street name by brokers and other nominees.

Dividend Policy

We have not paid any cash dividends on our shares of common stock to date. It is the present intention of the Board to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time, including certain consent rights in connection with the Strategic Investment.

Dividends on shares of Series A Preferred Stock will be cumulative and will accrue at the rate of 8.0% per annum from the Closing Date until such time as the shares of Series A Preferred Stock are converted into Class A Common Stock in accordance with the Certificate of Designation, whether or not any such dividends are declared by the Board. The dividends will be paid quarterly in arrears on or before the fifteenth day after the end of each fiscal quarter.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the financial information of Falcon’s OpCo and FAST II adjusted to give effect to the Business Combination and the Strategic Investment.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of Falcon’s OpCo and the historical balance sheet of FAST II on a pro forma basis as if the Business Combination and Strategic Investment had been consummated on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and year ended December 31, 2022 combines the historical statements of operations of Falcon’s OpCo and historical statements of operations of FAST II for such periods on a pro forma basis as if the Business Combination and Strategic Investment had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and operating results that would have been achieved had the Business Combination and Strategic Investment occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company following the completion of the Business Combination and Strategic Investment and may not be useful in predicting the future financial condition and results of operations of the Company following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this prospectus due to a variety of factors. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which these unaudited pro forma condensed combined financial statements are prepared and are subject to change as additional information becomes available and analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, audited and unaudited financial statements of Falcon’s OpCo and FAST II, the sections titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information relating to Falcon’s OpCo and FAST II included this prospectus.

Description of the Business Combination

As previously announced, Falcon’s Beyond Global, Inc., a Delaware corporation (the “Company”), entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among the Company, FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), Falcon’s Beyond Global, LLC, a Florida limited liability company that has since redomesticated as a Delaware limited liability company (“Falcon’s OpCo”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”).

As contemplated by the Merger Agreement, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023 (the “SPAC Merger Effective Time”), FAST II merged with and into the Company (the “SPAC Merger”), with the Company surviving as the sole owner of Merger Sub, followed by a contribution by the Company of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 (the “Acquisition Merger Effective Time”), Merger Sub merged with and into Falcon’s OpCo (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with Falcon’s OpCo as the surviving entity of such merger. Following the consummation of the transactions (the “Transactions”) contemplated by the Merger Agreement (the “Closing”), the direct interests in Falcon’s OpCo were held by the Company and certain holders of the Falcon’s OpCo Units outstanding as of immediately prior to the Business Combination.

A special meeting of FAST II stockholders was held on September 26, 2023 (the “Special Meeting”), where the FAST II stockholders considered and approved, among other matters, a proposal to approve the Merger Agreement and the Transactions contemplated thereby. Prior to the Special Meeting, 6,772,844 holders of FAST II Class A Common Stock exercised their right to redeem those shares for a pro rata portion of the cash in the FAST II trust account, which equaled approximately $10.63 per share, for an aggregate of approximately $72 million.

Immediately prior to the consummation of the Business Combination, on October 4, 2023, (w) all 5,588,422 outstanding shares of FAST II’s Class B common stock, par value $0.0001 per share (the “FAST II Class B Common Stock”), were converted into 5,588,422 shares of FAST II’s Class A common stock, par value $0.0001 per share (the “FAST II Class A Common Stock” and such conversion, the “Class B Exchange”), (x) FAST Sponsor II LLC (the “Sponsor”) converted $1.1 million principal amount of working capital loans into 733,333 warrants of FAST II (“Working Capital Warrants”) with the same terms as the FAST II Private Placement Warrants, (y) each unit of FAST II outstanding immediately prior to the SPAC Merger Effective Time was automatically separated and the holder thereof was deemed to hold one share of FAST II Class A Common Stock and one-quarter of one warrant of FAST II (“FAST II Warrant”), and (z) 6,772,844 shares of FAST II Class A Common Stock for which redemption rights were properly exercised and not withdrawn were redeemed for an aggregate of approximately $72 million paid from FAST II’s trust account.

At the SPAC Merger Effective Time, (1) each outstanding share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange and the shares of FAST II Class A Common Stock redeemed by public shareholders) was automatically cancelled in exchange (the “Conversion”) for 0.580454 shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and 0.5 shares of 8% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Series A Preferred Stock”); (2) the 5,588,422 shares of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange were automatically cancelled in exchange for (A) 5,588,422 shares of Class A Common Stock and (B) the right to receive 1,162,500 Earnout Shares (in the form of Class A Common Stock); and (3) each FAST II Warrant outstanding immediately prior to the SPAC Merger Effective Time (including FAST II’s public warrants and private placement warrants, and the Working Capital Warrants) was assumed by the Company and each resulting whole Warrant is exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock.

At the Acquisition Merger Effective Time, (a) the Sponsor forfeited 4,308,422 shares of Class A Common Stock and 2,148,913 Warrants for no consideration; (b) the Company issued to the Sponsor the 1,162,500 Earnout Shares it was entitled to receive (as described above), which were placed into an escrow account as described below; (c) the Company issued 4,362,966 shares of Class A Common Stock to certain holders of Falcon’s OpCo Units upon the Falcon’s OpCo’s election to reclassify such units (the “Reclassified Units”) into the right to receive one share of Class A Common Stock, in lieu of and not in addition to the same number of shares of Class B Common Stock and New Falcon’s OpCo Units; (d) all issued and outstanding Falcon’s OpCo Units (other than the Reclassified Units and the Falcon’s OpCo Financing Units) converted into (x) 46,763,877 shares of the Company’s non-economic voting Class B Common Stock, and 46,763,877 New Falcon’s OpCo Units and (y) 775,000 Earnout Shares (in the form of Class A Common Stock), 75,562,500 Earnout Shares (in the form of Class B Common Stock) and 75,562,500 Earnout Units which were placed into an escrow account for the benefit of certain holders of Falcon’s OpCo Units pursuant to the Merger Agreement, as described below; (e) all Falcon’s OpCo Financing Units converted into 5,270,240 shares of Class B Common Stock and 5,270,240 New Falcon’s OpCo Units; (f) the Company elected to convert the principal amount of $2.25 million outstanding under the Infinite Promissory Note into 225,000 shares of Class A Common Stock; and (g) the units of Merger Sub that were issued and outstanding were converted into and became (x) a number of New Falcon’s OpCo Units equal to the number of shares of Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of preferred units equal to the number of shares of Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of warrant units equal to the number of Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of shares of common stock of FAST II in connection with the exercise of redemption rights, the Class B Exchange and the Conversion.

The Earnout Shares and Earnout Units were deposited into escrow at the Acquisition Merger Effective Time and are to be earned, released and delivered upon satisfaction of, or forfeited and canceled upon the failure of, certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common

Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. In connection with the Closing, as of the Acquisition Merger Effective Time, Jefferies LLC assigned all of its rights to receive 775,000 Earnout Shares to Infinite Acquisitions, without any payment or other consideration therefor.

Prior to the Closing of the Business Combination, an aggregate of approximately $67.25 million in financing was provided to Falcon’s OpCo by Infinite Acquisitions, an existing equity holder of Falcon’s OpCo, including through debt-to-equity conversions. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.75 million to Falcon’s OpCo by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million. Further, holders of an aggregate of $4.75 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s OpCo entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and the Company agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to the Company a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest.

On October 6, 2023, in connection with the consummation of the Transactions and as contemplated by the Merger Agreement, the Company entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with Falcon’s OpCo, the TRA Holder Representative, certain members of Falcon’s OpCo (the “TRA Holders”) and other persons from time to time party thereto. Based primarily on historical losses of Falcon’s OpCo, management has determined it is more-likely-than-not that Falcon’s OpCo will be unable to utilize its deferred tax assets subject to the Tax Receivable Agreement; therefore, management has not recorded an adjustment in the unaudited pro forma condensed consolidated financial information for the deferred tax assets or a corresponding liability under the Tax Receivable Agreement related to the tax savings the company may realize from the utilization of tax deductions related to basis adjustments created by the transactions contemplated in the Merger Agreement and the exchange of common units of Falcon’s OpCo for Class A Common Stock or cash in the future and tax benefits related to entering into the Tax Receivable Agreement. However, if utilization of the deferred tax assets were more-likely-than-not the Company would recognize a deferred tax asset of approximately $232.4 million and a liability under the Tax Receivable Agreement of approximately $201.4 million, assuming (i) a price of $10 per share; (ii) a constant corporate tax rate of 25%; and (iii) no material changes in tax law.

Accounting Treatment of the Business Combination

The SPAC Merger was accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The Acquisition Merger was also accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Acquisition Merger, Falcon’s OpCo’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, continue to collectively have a controlling interest (as determined in accordance with GAAP) in the Company through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau, and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger was treated similar to a reverse recapitalization. As there is no change in control, Falcon’s OpCo has been determined to be the accounting acquirer and the Company was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger was treated as the equivalent of Falcon’s OpCo issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger are those of Falcon’s OpCo.

Earnout Shares and Earnout Units were deposited into escrow at the Acquisition Merger Effective Time and will be earned, released and delivered upon satisfaction of certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the Earnout Period. Earnout Shares and Earnout Units are liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards

Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”) prior to the satisfaction of the applicable milestone. Following the satisfaction of applicable milestones, Earnout Shares and Earnout Units released from escrow and delivered to its holders are expected to be equity classified.

Description of the Strategic Investment

On July 27, 2023, Falcon’s OpCo completed the Strategic Investment. Pursuant to the Strategic Investment, QIC invested $30.0 million, inclusive of the Reimbursement Amount, in the Company’s Falcon’s Creative division through a private placement of preferred units by FCG LLC. Pursuant to the QIC Subscription Agreement, upon the closing of the Strategic Investment, FCG LLC received a closing payment of $17.5 million (net of $500,000 in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released to FCG LLC upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG LLC and its subsidiaries involved in satisfying the QIC Priority Commitment to satisfy such QIC Priority Commitment. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG LLC’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG LLC and QIC. After giving effect to the transactions contemplated by the QIC Subscription Agreement, FCG LLC has two members: QIC, holding 25% of the equity interest of FCG LLC in the form of preferred units, and Falcon’s OpCo, holding the remaining 75% of the equity interest of FCG LLC in the form of common units. In connection with the Strategic Investment, FCG LLC amended and restated its limited liability company agreement to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights. The FCG LLC amended and restated limited liability company agreement grants QIC the right to block or participate in certain significant operating and capital decisions of FCG LLC, including the approval of FCG LLC’s budget and business plan, entering into strategic investments, and incurring additional debt, among others. These rights allow QIC to effectively participate in significant financial and operating decisions of FCG LLC that are made in FCG LLC’s ordinary course of business. As such, Falcon’s OpCo does not have a controlling financial interest since QIC has the substantive right to participate in FCG LLC’s business decisions. As of July 27, 2023, the date Falcon’s OpCo ceases to have a controlling financial interest, FCG LLC is deconsolidated and accounted for as an equity method investment in Falcon’s OpCo’s consolidated financial statements. Falcon’s OpCo and FCG LLC also entered into an intercompany service agreement and a license agreement; and FCG LLC agreed to indemnify the members of its board of managers for liabilities arising from their service in their respective roles.

For a more detailed description of the Strategic Investment and the QIC Subscription Agreement, the third amended and restated FCG LLC limited liability company agreement, the license agreement, the intercompany service agreement and the indemnification agreement entered into in connection with the Strategic Investment, see the section titled “Business — Recent Developments.”

Pro Forma Capitalization Following the Business Combination

The following summarizes the pro forma capitalization of the Company following the Business Combination and the Strategic Investment:

	Shares of Class A Common Stock	Shares of Class B Common Stock	Shares of Series A Preferred Stock	% of Voting Rights
FAST II public stockholders(1)(2)(3)	210,510	—	181,333	0.3%
Sponsor(4)(7)	2,412,500	—	—	1.8%
Total FAST II stockholders(5)	2,623,010	—	181,333	2.1%

Company Unitholders(6)(7)(8)(9)	5,362,966	127,596,617	475,000	97.9%
Total Company Unitholders	5,362,966	127,596,617	475,000	97.9%

Pro Forma Capitalization	7,985,976	127,596,617	656,333	100.0%

____________

(1)      Reflects redemptions of 15,098,178 shares of FAST II’s Class A common stock on March 10, 2023, in connection with Extension Amendment, and 6,772,844 shares of FAST II Class A common stock in connection with the Special Meeting held on September 26, 2023.

(2)      Shares of Common Stock includes 181,333 shares of Class A Common Stock issued in the Conversion and 29,178 shares of Class A Common Stock issued as Additional SPAC Share Consideration.

(3)      Shares of Series A Preferred Stock includes 181,333 shares issued in the Conversion. The Series A Preferred Stock votes as a single class with the Common Stock on an as-converted-to Common Stock basis. The Series A Preferred Stock converts into Common Stock at an initial conversion ratio of 0.909 to 1.

(4)      Represents shares of Class A Common Stock received by the FAST II initial stockholders in the Class B Exchange less the 1,111,684 Additional Incentive Forfeited Shares and 3,196,738 Sponsor Redemption Forfeited Shares plus 1,162,500 Earnout Shares issued to the Sponsor.

(5)      Excludes 5,558,422 unexercised Public Warrants, 2,148,912 unexercised Private Placement Warrants and 733,333 Working Capital Warrants.

(6)      Shares of Common Stock includes (i) 50,951,611 shares of Class B Common Stock and 4,362,966 shares of Class A Common Stock issued as Per Unit Consideration in exchange to the Falcon’s OpCo Units and Falcon’s OpCo Financing Units (ii) 1,082,506 shares of Class B Common Stock issued to Infinite Acquisitions as Additional Falcon’s OpCo Financing Unit Consideration (iii) 75,562,500 Earnout Shares in the form of Class B Common Stock and 775,000 Earnout Shares in the form of Class A Common Stock, and (iv) 225,000 shares of Class A Common Stock issued to Infinite Acquisitions as settlement of the Infinite Promissory Note.

(7)      The Earnout Shares are included in the pro forma capitalization as holders of the Earnout Shares are entitled to vote such Earnout Shares while they are held in escrow.

(8)      Shares of Class B Common Stock carry the same voting rights as shares of Class A Common Stock but have no economic terms. Each share of Class B Common Stock will be issued together with a New Company Unit.

(9)      Shares of Series A Preferred Stock represents shares issued in exchange of the Transferred Debt at an exchange price of $10.00 per share of Series A Preferred Stock at the Acquisition Merger Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023
(in thousands)

	Falcon’s OpCo
	Historical	Transaction Accounting Adjustments: Strategic Investment (Note 3)		Pro Forma (As Adjusted For Strategic Investment)	FAST II (Historical)	Transaction Accounting Adjustments: Business Combination (Note 4)		Pro Forma Combined
Assets
Cash and cash equivalents	$1,186	$(204)	(1)	$5,029	$330	$3,430	(c)	$5,184
		4,047	(2)			(800)	(d)
						(1,365)	(e)
						(1,440)	(e)
Accounts receivable, net	7,833	(7,521)	(1)	312	—			312
Contract assets	1,812	(1,812)	(1)	—	—			—
Inventories	513	(407)	(1)	106	—			106
Deferred transaction costs	2,479	—		2,479	—	(2,479)	(e)	—
Other current assets	1,006	(731)	(1)	275	151			426
Total current assets	14,829	(6,628)		8,201	481	(2,654)		6,028
Cash and investments held in Trust Account	—	—		—	74,676	750	(a)	—
						(71,996)	(b)
						(3,430)	(c)
Investments and advances to unconsolidated joint ventures	71,122	39,075	(3)	110,197	—			110,197
Operating lease right-of-use assets	1,371	(1,371)	(1)	—	—			—
Finance lease right-of-use assets	577	(577)	(1)	—	—			—
Property and equipment, net	962	(945)	(1)	17	—			17
Intangible assets, net	7,029	(4,653)	(1)	2,376	—			2,376
Goodwill	11,471	(11,471)	(1)	—	—			—
Long term receivable – related party, net	1,017	—		1,017				1,017
Other non-current assets	626	(124)	(1)	502	—			502
Total assets	$109,004	$13,306		$122,310	$75,157	$(77,330)		$120,137

Liabilities
Accounts payable	$9,801	$(3,955)	(1)	$5,846	$5,612	$(566)	(e)	$10,892
Accrued expenses and other current liabilities	7,043	(3,277)	(1)	3,766	125	13,132	(e)	17,023
Convertible promissory note, at fair value	—	—		—	1,166	750	(a)	—
						(1,916)	(p)
Working capital loan – related party, at fair value	—	—		—	1,091	(1,091)	(i)	—
Contract liabilities	1,488	(1,488)	(1)	—	—			—
Current portion of long-term debt	8,495	(106)	(1)	8,389	—			8,389
Total current liabilities	26,827	(8,826)		18,001	7,994	10,309		36,304
Operating lease liability, net of current portion	1,037	(1,037)	(1)	—	—			—
Long-term debt, net of current portion	30,156	(970)	(1)	29,186	—	(7,275)	(f)	17,161
						(4,750)	(q)
Earnout liabilities	—	—		—	—	234,675	(o)	234,675
Derivative warrant liabilities	—	—		—	6,899	1,091	(i)	6,486
						(1,504)	(m)
Deferred underwriting commissions in connection with the initial public offering	—	—		—	7,782	(800)	(d)	3,200
						(3,782)	(d)
Total liabilities	58,020	(10,833)		47,187	22,675	227,964		297,826

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023 — (Continued)
(in thousands)

Falcon’s OpCo
	Historical	Transaction Accounting Adjustments: Strategic Investment (Note 3)		Pro Forma (As Adjusted For Strategic Investment)	FAST II (Historical)	Transaction Accounting Adjustments: Business Combination (Note 4)		Pro Forma Combined
Redeemable equity
Class A common stock subject to possible redemption	—	—		—	74,439	(71,996)	(b)	—
						(2,443)	(g)

Stockholders’ equity (deficit)/Members’ equity
Member’s capital	95,992	—		95,992	—	7,275	(f)	—
						(103,267)	(n)
FAST II Preferred stock	—	—		—	—			—
FAST II common stock
Class A common stock	—	—		—	—	—	(g)	—
						1	(h)
						—	(j)
						(1)	(k)
Class B common stock	—	—		—	1	(1)	(h)	—
Pubco Preferred Stock	—	—		—		—	(j)	—
						—	(q)
Pubco common stock
Class A common stock	—	—		—	—	—	(j)	—
						1	(k)
						(1)	(l)
						—	(n)
						—	(o)
						—	(p)
Class B common stock	—	—		—	—	5	(n)	13
						8	(o)
Additional paid-in capital	—	—		—	—	3,782	(d)	17,709
						2,443	(g)
						1	(l)
						1,504	(m)
						103,262	(n)
						(234,683)	(o)
						1,916	(p)
						4,750	(q)
						(22,832)	(r)
						157,566	(s)
Accumulated deficit	(42,799)	24,139	(3)	(18,660)	(21,958)	(16,976)	(e)	(35,636)
						(874)	(e)
						22,832	(r)
Accumulated other comprehensive loss	(2,209)	—		(2,209)	—			(2,209)
Total equity attributable to common stockholders/Members’ equity	50,984	24,139		75,123	(21,957)	(73,289)		(20,123)
Noncontrolling interests	—	—		—	—	(157,566)	(s)	(157,566)
Total equity	50,984	24,139		75,123	(21,957)	(230,855)		(177,689)
Total liabilities, redeemable equity, and equity	$109,004	$13,306		$122,310	$75,157	$(77,330)		$120,137

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(in thousands, except share and per share data)

	Falcon’s OpCo
	(Historical)	Transaction Accounting Adjustments: Strategic Investment (Note 3)		Pro Forma (As Adjusted For Strategic Investment)	FAST II (Historical)	Transaction Accounting Adjustments: Business Combination (Note 4)		Pro Forma Combined
Revenue	$14,516	$(13,169)	(4)	$1,347	$—			$1,347

Operating expenses:
Project design and build expense	9,429	(9,429)	(4)	—	—			—
Selling, general and administrative expense	19,154	(5,673)	(4)	13,481	2,033	(90)	(aa)	15,424
Research and development expense	902	(84)	(4)	818	—			818
Depreciation and amortization expense	1,516	(329)	(4)	1,187	—			1,187
Total operating expenses	31,001	(15,515)		15,486	2,033	(90)		17,429
Loss from operations	(16,485)	2,346		(14,139)	(2,033)	90		(16,082)
Other income (expense), net:
Share of gain (loss) from equity method investments	(2,135)	(3,728)	(5)	(7,657)	—			(7,657)
		(1,794)	(6)
Interest expense	(566)	38	(4)	(528)	—	65	(hh)	(363)
						100	(ii)
Interest income	45	—		45	—			45
Foreign exchange transaction loss	470	13	(4)	483	—			483
Change in fair value of derivative warrant liabilities	—	—		—	(296)	64	(ff)	(232)
Change in fair value of working capital loan	—	—		—	4	(4)	(ee)	—
Change in fair value of convertible promissory note	—	—		—	334	(334)	(gg)	—
Interest earned from investments held in Trust Account	—	—		—	2,860	(2,860)	(bb)	—
Total other income (expense), net	(2,186)	(5,471)		(7,657)	2,902	(2,969)		(7,724)
Net income (loss) before income taxes	(18,671)	(3,125)		(21,796)	869	(2,879)		(23,806)
Income tax expense (benefit)	(19)	19		—	579			579
Net income (loss)	(18,652)	(3,144)		(21,796)	290	(2,879)		(24,385)
Net income (loss) attributable to noncontrolling interest	—	—		—	—	(21,110)	(jj)	(21,110)
Preferred stock dividend	—	—		—	—	263	(kk)	263
Net income (loss) attributable to common stockholders	$(18,652)	$(3,144)		$(21,796)	$290	$17,968		$(3,538)

Basic and diluted weighted average units/shares outstanding	54,524,876			54,524,876	18,366,175			6,048,476
Basic and diluted net income (loss) per unit/share	$(0.34)			$(0.40)	$0.02			$(0.58)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

	Falcon’s OpCo
	(Historical)	Transaction Accounting Adjustments: Strategic Investment (Note 3)		Pro Forma (As Adjusted For Strategic Investment)	FAST II (Historical)	Transaction Accounting Adjustments: Business Combination (Note 4)		Pro Forma Combined
Revenue	$15,950	$(15,515)	(4)	$435	$—			$435

Operating expenses:
Project design and build expense	11,344	(11,344)	(4)	—	—			—
Selling, general and administrative expense	18,439	(8,067)	(4)	10,372	4,054	(135)	(aa)	14,291
Research and development expense	2,771	(541)	(4)	2,230	—			2,230
Depreciation and amortization expense	737	(732)	(4)	5	—			5
Total operating expenses	33,291	(20,684)		12,607	4,054	(135)		16,526
Loss from operations	(17,341)	5,169		(12,172)	(4,054)	135		(16,091)
Other income (expense), net:
Share of gain (loss) from unconsolidated joint ventures	1,513	(7,941)	(5)	(10,016)	—			(10,016)
		(3,588)	(6)
Interest expense	(1,113)	67	(4)	(1,046)	—	131	(hh)	(715)
						200	(ii)
Loss on disposal of assets	(9)	—		(9)	—			(9)
Foreign exchange transaction loss	(478)	5	(4)	(473)	—			(473)
Change in fair value of derivative warrant liabilities	—	—		—	2,057	(473)	(ff)	1,584
Change in fair value of working capital loan	—	—		—	5	(5)	(ee)	—
Other (income) expense	—	24,139	(7)	24,139		(16,976)	(cc)	6,289
						(874)	(dd)
Interest earned from investments held in Trust Account	—	—		—	3,174	(3,174)	(bb)	—
Total other income (expense), net	(87)	12,682		12,595	5,236	(21,171)		(3,340)
Net income (loss) before income taxes	(17,428)	17,851		423	1,182	(21,036)		(19,431)
Income tax expense	—	—		—	592			592
Net income (loss)	(17,428)	17,851		423	590	(21,036)		(20,023)
Net income (loss) attributable to noncontrolling interest	—	—		—	—	(17,231)	(jj)	(17,231)
Preferred stock dividend	—	—		—	—	525	(kk)	525
Net income (loss) attributable to common stockholders	$(17,428)	$17,851		$423	$590	$(4,330)		$(3,317)

Basic and diluted weighted average units/shares outstanding	51,962,184			51,962,184	27,792,109			6,048,476
Basic and diluted net income (loss) per unit/share	$(0.34)			$0.01	$0.02			$(0.55)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation

The SPAC Merger was accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Acquisition Merger was also accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Acquisition Merger, Falcon’s OpCo’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, continue to collectively have a controlling interest (as determined in accordance with GAAP) in the Company through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger was treated similar to a reverse recapitalization. As there is no change in control, Falcon’s OpCo has been determined to be the accounting acquirer and the Company was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger was treated as the equivalent of Falcon’s OpCo issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger are those of Falcon’s OpCo.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination and Strategic Investment as if they had been consummated on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and year ended December 31, 2022 give pro forma effect to the Business Combination and Strategic Investment as if they had been consummated on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•        Falcon’s OpCo’s unaudited condensed consolidated balance sheet as of June 30, 2023 and the related notes included in this prospectus; and

•        FAST II’s unaudited condensed balance sheet as of June 30, 2023 and the related notes included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•        Falcon’s OpCo’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2023 included in this prospectus; and

•        FAST II’s unaudited condensed statement of operations for the six months ended June 30, 2023 and the related notes included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•        Falcon’s OpCo’s audited consolidated statement of operations for the year ended December 31, 2022 included in this prospectus; and

•        FAST II’s audited statement of operations for the year ended December 31, 2022 and the related notes included in this prospectus.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination or Strategic Investment.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented.

The pro forma adjustments reflecting the completion of the Business Combination and Strategic Investment are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and Strategic Investment based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and Strategic Investment taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Falcon’s OpCo and FAST II.

2.      Accounting Policies

Following the consummation of the Business Combination, management will perform a comprehensive review of Falcon’s OpCo’s and FAST II’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company following the Closing. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

3.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information for the Strategic Investment

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and Strategic Investment and has been prepared for informational purposes only.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for the Strategic Investment

The pro forma adjustments to the historical Falcon’s OpCo balance sheet as of June 30, 2023 as a result of the Strategic Investment are as follows:

(1)    Reflects the deconsolidation of the assets and liabilities of FCG LLC.

(2)    Reflects the settlement of a $4.0 million intercompany advance from Falcon’s OpCo to FCG LLC concurrent with the Strategic Investment.

(3)    Represents the recognition of Falcon’s OpCo’s investment in FCG LLC at fair value following the Strategic Investment. The difference between the fair value of Falcon’s OpCo’s investment in FCG LLC and the net assets deconsolidated is recorded as a gain on the deconsolidation of FCG LLC and an adjustment to accumulated deficit. The gain on the deconsolidation of FCG LLC recorded through accumulated deficit is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in adjustment (7) below.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Strategic Investment

The pro forma adjustments to the historical Falcon’s OpCo statements of operations for the six months ended June 30, 2023 and year ended December 31, 2022 as a result of the Strategic Investment are as follows:

(4)    Reflects the deconsolidation of the revenues, expenses and other income (expense), net of FCG LLC.

(5)    Represents Falcon’s OpCo’s share of the losses on Falcon’s OpCo’s equity method investment in FCG LLC, which was determined based on the historical losses of FCG LLC of $2.4 million and $5.2 million for the six months ended June 30, 2023 and the year ended December 31, 2022 respectively, adjusted for the Preferred Return of $1.3 million and $2.7 million for the six months ended June 30, 2023 and the year ended December 31, 2022 respectively. QIC is entitled to a redemption amount equal to the initial $30.0 million investment plus the Preferred Return. As a result, QIC does not absorb losses from FCG LLC that would cause its investment to fall below this amount and any losses not absorbed by QIC are fully allocated to Falcon’s OpCo. This adjustment excludes the amortization of the basis difference of Falcon’s OpCo’s equity method investment in FCG LLC, which is reflected in adjustment (6) below.

(6)    Reflects the amortization of the basis difference of Falcon’s OpCo’s equity method investment in FCG LLC. The basis difference of approximately $14.4 million was identified to be primarily related to unrecognized customer relationship intangible assets in FCG LLC, which were determined to have a useful life of 4 years.

(7)    Represents the pro forma adjustment to recognize the gain on the deconsolidation of FCG LLC as described in adjustment (3) above. The gain is reflected as if incurred on January 1, 2022, the date the Strategic Investment is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

4.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information for the Business Combination

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and Strategic Investment and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company following the Closing filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of the Company shares outstanding, assuming the Business Combination occurred on January 1, 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for the Business Combination

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(a)     Reflects the funding of the remaining $0.75 million under Infinite Promissory Note prior to the Closing, which is reflected as deposited into the Trust Fund.

(b)    Represents redemptions of 6,772,844 shares of FAST II Class A Common Stock for approximately $72.0 million and at a redemption price of $10.63 per share.

(c)     Reflects the reclassification of cash and investments held in the Trust Account that became available following the Business Combination.

(d)    Reflects the following adjustments related to the Base Fee owed to Jefferies upon the consummation of the Business Combination, which includes amounts Jefferies LLC is entitled to as deferred underwriting commission from the FAST II IPO:

•        $0.8 million was paid and reflected as a reduction of cash; and

•        $3.8 million was reflected as an increase to additional paid-in capital, which represents the portion of the Base Fee that is contingent upon Jefferies arranging or providing additional equity and/or debt financing to Falcon’s OpCo prior to the second anniversary of the closing of the Business Combination.

Of the $3.2 million that remains payable to Jefferies as of the Closing, a portion shall be paid in cash within 90 days of the Closing, and the balance shall be paid in cash or Class A Common Stock, at Falcon’s OpCo’s election, within two years following the closing of the Business Combination.

(e)     Represents estimated transaction costs incurred by Falcon’s OpCo and FAST II of approximately $17.0 million and $5.0 million, respectively. These transaction costs primarily represent legal, financial advisory and other professional fees. FAST II’s estimated transaction costs exclude the Base Fee owed to Jefferies LLC as described in Note 4(d) above.

For Falcon’s OpCo’s transaction costs:

•        $2.5 million was capitalized in deferred transaction costs and paid as of June 30, 2023;

•        $1.4 million was reflected as a reduction of cash, which represents Falcon’s OpCo’s transaction costs that were paid at Closing;

•        $13.1 million was accrued at the Closing and reflected as an increase in accrued expenses and other current liabilities; and

•        $17.0 million were reflected as an increase in accumulated deficit as the transaction costs incurred by Falcon’s OpCo are in excess of the proceeds received in the Business Combination. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in Note 4(cc) below.

For FAST II’s transaction costs:

•        $3.3 million was accrued by FAST II in accounts payable and recognized in expense as of June 30, 2023;

•        $0.8 million was recognized in expense and paid as of June 30, 2023;

•        $1.4 million was reflected as a reduction of cash, of which approximately $0.6 million was previously accrued by FAST II in accounts payable as of June 30, 2023; and

•        $0.9 million was reflected as an adjustment to accumulated deficit as of June 30, 2023, which represents estimated FAST II transaction costs less $4.1 million previously recognized in expense by FAST II as of June 30, 2023. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in Note 4(dd) below.

(f)     Reflects the conversion of $7.3 million of debt owed to Infinite Acquisitions into Falcon’s OpCo Financing Units prior to the Closing of the Business Combination. As of the Closing of the Business Combination, Falcon’s OpCo previously issued Falcon’s OpCo Financing Units to Infinite Acquisitions for aggregate proceeds of $40.0 million pursuant to the Subscription Agreement and approximately $27.3 million of debt owed to Infinite Acquisitions that was a pre-funding of the Falcon’s OpCo Financing and was converted into Falcon’s OpCo Financing Units. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.75 million to Falcon’s OpCo by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million.

(g)    Reflects the reclassification of $2.4 million of FAST II Class A Common Stock, par value of $0.0001 per share, subject to possible redemption to permanent equity.

(h)    Reflects the conversion of 5,558,422 shares of FAST II Class B Common Stock into 5,558,422 shares of FAST II Class A Common Stock prior to the closing of the SPAC Merger.

(i)     Reflects the conversion of FAST II’s working capital loan into 733,333 Working Capital Warrants, which have the same terms as the FAST II Private Placement Warrants, upon the closing of the Business Combination.

(j)     Pursuant to section 3.01(a)(ii) of the Merger Agreement, each FAST II Public Share was exchanged for 0.5 shares of Series A Preferred Stock and 0.580454 shares of Class A Common Stock, which comprises 0.5 shares of Class A Common Stock plus an allocation of the Additional Incentive Forfeited Shares, as follows:

	Exchange Ratio	Shares
FAST II Public Shares		362,665
Class A Common Stock	0.580454	210,511
Series A Preferred Stock	0.500000	181,333

The adjustment reflects the reclassification of the par value of the FAST II Public Shares for the par value of the Class A Common Stock and Series A Preferred Stock. Each FAST II Public Shares, Class A Common Stock and Series A Preferred Stock has a par value of $0.0001 per share.

(k)    Reflects the exchange of 5,588,422 shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange for 5,588,422 shares of Class A Common Stock.

(l)     Reflects the Sponsor’s forfeiture of 4,308,422 shares of Class A Common Stock for no consideration.

(m)   Reflects the forfeiture of the 2,148,913 Sponsor Redemption Forfeited Warrants. This adjustment was based on a price per Private Placement Warrant of $0.70, which is consistent with the fair value of the Private Placement Warrants in FAST II’s financial statements as of June 30, 2023.

(n)    Pursuant to section 3.01(b) of the Merger Agreement, reflects the recapitalization of all Falcon’s OpCo Units and all Falcon’s OpCo Financing Units at the Acquisition Merger Exchange Number of 1.00 for 50,951,611 shares of Class B Common Stock and 4,362,966 shares of Class A Common Stock, and the issuance of 1,082,506 shares of Class B Common Stock as Additional Falcon’s OpCo Financing Unit Consideration. The shares of Class B Common Stock, par value $0.0001, entitle their holder to one vote per share but not any right to dividends or distributions. The adjustment excludes the issuance of an equal amount of New Falcon’s OpCo Units issued with each share of Class B Common Stock, which is reflected in the adjustments in Note 4(s) below.

(o)    Reflects the issuance of 75,562,500 Earnout Shares in the form of Class B Common Stock and 775,000 Earnout Shares in the form of Class A Common Stock to the holders of Falcon’s OpCo Units, and the issuance of 1,162,500, Earnout Shares in the form of Class A Common Stock to the Sponsor. The Earnout Shares, which are issued and legally outstanding upon the closing of the Business Combination, are liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”). The fair value of the Earnout Shares issued to the holders of the Falcon’s OpCo Units and the Sponsor were recorded as an increase in Earnout liabilities and a decrease in additional paid-in capital. The fair value of the Earnout Shares has been updated based on a Monte Carlo simulation which uses the FAST II Public Shares closing price on October 5, 2023, the SPAC Merger Effective Time.

(p)    Reflects the conversion of the promissory note held by Infinite Acquisitions into 225,000 shares of Class A Common Stock at a conversion price of $10.00 per share.

(q)    Represents the exchange of the Transferred Debt into shares of Series A Preferred Stock at an exchange price of $10.00 per share of Series A Preferred Stock at the Acquisition Merger Closing.

(r)     Reflects the elimination of FAST II’s historical accumulated deficit after recording the transaction costs to be incurred by FAST II as described in Note 4(e) above.

(s)     Reflects the recognition of non-controlling interests as a result of the UP-C structure. Following the completion of the Business Combination, the Company and the Company Unitholders own approximately 11.3% and 88.7%, respectively, of the economic interests in Falcon’s OpCo. The calculation of the noncontrolling interest is based on the economic ownership percentage held by the Company’s Unitholders in the net assets of Falcon’s OpCo in each redemption scenario. The Earnout Shares are excluded from the calculation of the economic ownership percentage until such time as they become vested.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Business Combination

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and year ended December 31, 2022 are as follows:

(aa)   Represents pro forma adjustment to eliminate historical expenses related to FAST II’s administrative service agreement with the Sponsor, which was terminated upon consummation of the Business Combination.

(bb)  Represents pro forma adjustment to eliminate gains from investments held in Trust.

(cc)   Reflects Falcon’s OpCo transaction costs of $17.0 expensed at the Closing of the Business Combination, as described in Note 4(e) above. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(dd)  Reflects estimated FAST II transaction costs of $0.8 million that were expensed upon the closing of the Business Combination. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(ee)   Represents the pro forma adjustment to eliminate the change in fair value of the working capital loan, which was converted into Working Capital Warrants upon the closing of the Business Combination, as described in Note 4(i) above.

(ff)    Represents the pro forma adjustment to eliminate the change in fair value associated with the 2,148,913 Sponsor Redemption Forfeited Warrants, as described in Note 4(m) above. The adjustment was calculated as 50% of the change in fair value of the Private Placement Warrants for the six months ended June 30, 2023 and year ended December 31, 2022. The Sponsor Redemption Forfeited Warrants represent 50% of the Private Placement Warrants.

(gg)  Represents the pro forma adjustment to eliminate the change in fair value of the convertible promissory note, which was converted into shares of Class A Common Stock upon the closing of the Business Combination, as described in Note 4(p) above.

(hh)  Represents the pro forma adjustment to eliminate interest expense related to the Transferred debt, which was exchanged for shares of Series A Preferred Stock, as described in Note 4(q) above.

(ii)    Represents the pro forma adjustment to eliminate interest expense related to the debt owed to Infinite Acquisitions that was converted into Falcon’s OpCo Financing Units prior to the Closing of the Business Combination, as described in Note 4(f) above.

(jj)    Represents the pro forma adjustment to allocate net income (loss) to the noncontrolling interests. The Net income (loss) attributable to noncontrolling interest is based on an 88.7% economic ownership interest in Falcon’s OpCo. The Earnout Shares are excluded from the calculation of the economic ownership interest until such time as they become vested.

(kk)  Reflects the preferred stock dividend on the Series A Preferred Stock. The preferred stock dividend was determined as follows:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Shares of Series A Preferred Stock	656,333	656,333
Original Issue Price	$10.00	$10.00
Dividend Rate	4.0%	8.0%
Preferred Stock Dividend (in thousands)	$263	$525

5.      Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such redeemed shares for the entire period.

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Pro forma net loss attributable to common stockholders	$(3,538)	$(3,317)
Pro forma weighted average Class A shares outstanding, basic and diluted	6,048,476	6,048,476
Pro forma Class A net loss per share, basic and diluted	$(0.58)	$(0.55)

Pro forma weighted average Class A shares calculation, basic and diluted
FAST II public stockholders(1)	210,510	210,510
FAST II initial stockholders(2)	1,250,000	1,250,000
Company Unitholders(1)	4,587,966	4,587,966
Pro forma weighted average Class A shares calculation, basic and diluted(3)(4)	6,048,476	6,048,476

____________

(1)      Shares of Preferred Stock will not share in losses of the Company and are therefore separate calculations of basic and diluted net loss per share for Preferred Stock under the two-class method has not been presented.

(2)      Excludes 1,162,500 Earnout Shares held by the Sponsor and 775,000 Earnout Shares held by the Company Unitholders. The Earnout Shares are subject to certain vesting restrictions pursuant to the Sponsor Agreement and the Merger Agreement and are considered contingently issuable shares for which the milestones have not yet been achieved.

(3)      Shares of Class B common stock will not share in the earnings or losses of the Company and are therefore not participating securities. As such, separate calculations of basic and diluted net loss per share for Class B common stock under the two-class method has not been presented.

(4)      Excludes 5,558,422 unexercised Public Warrants, 2,148,912 unexercised Private Placement Warrants and 733,333 Working Capital Warrants because including them would be antidilutive.

BUSINESS

Overview

Falcon’s is an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry, including for company-owned destinations (the FCG division); (ii) development, ownership and operation of entertainment destinations, including resort hotels and theme parks through a joint venture relationship with Meliá Hotels International, S.A. (“Meliá”) and Company-owned RD&E zones in close proximity to Meliá properties (the FBD division); and (iii) production, development, and licensing of proprietary narrative, story-driven intellectual properties (“Story-driven IPs”) and partnered consumer and entertainment brands (“Third-party Partnered Brands”) through multiple media and consumer products channels (the FBB division).

Falcon’s track record spans over 23 years with execution of over $100 billion worth of story-driven development projects in 27 countries around the world. We are now applying this expertise to develop, own and operate hotel, theme park resorts and RD&E’s in popular destinations together with our joint ventures and licensed partners. Our award-winning Mallorca and Punta Cana theme parks feature one of our Story-driven IPs, the fantastical “Katmandu” Universe. We plan to further monetize our Story-driven IPs and Third-party Partnered Brands through RD&E, location-based entertainment, feature films, episodic series, consumer products, and beyond.

Falcon’s was created through the combination of Treehouse and National (the business conducted by these entities, together with their predecessor and affiliated entities, the “Falcon’s Business”) with Katmandu Group and Fun Stuff (the business conducted by these entities, together with their predecessor entities, the “Katmandu Business”), which occurred in April 2021.

The Falcon’s Business began in 2000 with a focus on attraction design services and expanded into a broader array of services including master planning, media, interactive, and audio production, project management, and attraction hardware development, procurement, and sales.

The Katmandu Business began in 2007 with the creation of the House of Katmandu theme park in Mallorca, Spain, later rebranded as Katmandu Park, which was our first instance of the “Big-Experience, Small-Footprint” theme park concept used for developing entertainment destination resorts in major tourist destinations worldwide. The success of the House of Katmandu theme park in Mallorca led to the creation of a joint venture relationship between the Katmandu Business and Meliá in 2012.

The services provided under the FCG division have been in existence since before the inception of Falcon’s Beyond through Treehouse, our earliest business entity. As our company and services evolved, in 2017 we registered “Falcon’s Creative Group” as a fictitious name with the State of Florida in order to formally conduct business under that name. Following the combination of Falcon’s Business with the Katmandu Business, Falcon’s formed Falcon’s Creative Group, LLC, which is a legal entity organized under the laws of the State of Delaware, and Falcon’s Beyond Destinations, LLC in March 2022 and Falcon’s Beyond Brands, LLC in June 2022. Falcon’s Beyond Destinations, LLC and Falcon’s Beyond Brands, LLC are legal entities organized under the laws of the State of Florida. The three entities were formed in anticipation of planned internal organizational movements to align with the purpose of Falcon’s three distinct operating divisions described above.

Recent Developments

Strategic Investment Overview

On July 27, 2023, Falcon’s OpCo completed the Strategic Investment. Pursuant to the Strategic Investment, QIC invested $30.0 million, inclusive of the Reimbursement Amount, in the Company’s Falcon’s Creative division through a private placement of preferred units by FCG LLC. After giving effect to the transactions contemplated by the QIC Subscription Agreement, FCG LLC has two members: QIC holding 25% of the equity interest of FCG LLC in the form of preferred units and Falcon’s OpCo holding the remaining 75% of the equity interest of FCG LLC in the form of common units. In connection with the Strategic Investment, FCG LLC amended and restated its limited liability company agreement to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights described below under “— FCG A&R LLC Agreement”; and Falcon’s OpCo and FCG LLC entered into an intercompany service agreement and a license agreement. In addition, FCG LLC agreed to indemnify the members of its board of managers for liabilities arising from their service in their respective roles. For a more detailed description of the QIC Subscription Agreement, the third amended and restated FCG LLC limited liability company agreement, the license agreement, the intercompany service agreement and the indemnification agreement entered into in connection with the Strategic Investment, see “— QIC Subscription Agreement” and “— Related Agreements” below.

QIC Subscription Agreement

On July 27, 2023, FCG LLC and QIC entered into the QIC Subscription Agreement, pursuant to which QIC agreed to subscribe for and purchase, and FCG LLC agreed to issue and sell to QIC, 25 preferred units of FCG LLC, representing 25% of the outstanding equity interests of FCG LLC, for an aggregate purchase price of $30.0 million, minus up to $500,000 payable to QIC for its out-of-pocket costs and expenses in connection with the performance of its due diligence and the negotiation and closing of the transaction. Pursuant to the QIC Subscription Agreement, upon the closing of the Strategic Investment, FCG LLC received a closing payment of $17.5 million. The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released to FCG LLC upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG LLC and its subsidiaries. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG LLC’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG LLC and QIC. After giving effect to the transactions contemplated by the QIC Subscription Agreement, FCG LLC has two members: QIC holding 25% of the equity interest of FCG LLC in the form of preferred units and Falcon’s OpCo holding the remaining 75% of the equity interest of FCG LLC in the form of common units. The QIC Subscription Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties.

In addition, pursuant to the QIC Subscription Agreement, Falcon’s OpCo agreed to indemnify QIC from and against (i) QIC’s portion (or approximately $160,000) of any losses from any liability arising out of, or resulting from, National’s failure to satisfy its minimum purchase requirement to acquire two pieces of equipment under an attraction hardware sales agreement with Oceaneering International, Inc. and (ii) any losses from any liability arising out of a cancellation, termination or reduction of coverage, or material premium increase outside of the ordinary course of business, under any employee benefit plan as a result of the transactions contemplated by the QIC Subscription Agreement, the conversion of any employee benefit plan from a single-employer plan to a multiple-employer plan on or following date of the QIC Subscription Agreement, the creation of any FCG benefit plan that mirrors any Falcon’s OpCo employee benefit plans or the transfer of any service provider from FCG or its subsidiaries to Falcon’s OpCo. See “Executive and Director Compensation — Director and Officer Compensation of the Company — Equity-Based Awards” for more information about our employee benefit plans.

Pursuant to the QIC Subscription Agreement, and as a condition to the closing of the Strategic Investment, FCG LLC, QIC and Falcon’s OpCo agreed to amend FCG LLC’s limited liability company agreement and to enter into other and other ancillary agreements that further define the rights and obligations of the parties and, in certain cases, their affiliates. For a description of the FCG A&R LLCA, please see “— FCG A&R LLC Agreement” below.

Related Agreements

FCG A&R LLC Agreement

In connection with the Strategic Investment, FCG LLC, QIC and Falcon’s OpCo entered into the FCG A&R LLCA. The FCG A&R LLCA provides that FCG LLC will be governed by a board of managers that will consist of three members, two of which are designated by Falcon’s OpCo and one of which is designated by QIC (the “QIC Manager”). A presence of a majority of the members of the board of managers constitutes a quorum for the transaction of business of the board; provided, that the QIC designated member must also be present to establish a quorum; provided further, that if, following the adjournment of a meeting due to the absence of the QIC designated member, the other members of the board work in good faith with the QIC member of the board to find an alternative date and time for a reconvened board meeting and proper notices are provided regarding such meeting, the QIC designated member’s presence at such reconvened meeting is not required to constitute a quorum.

Redemption.    At any time and from time to time after the earliest of (a) the five-year anniversary of the QIC subscription closing date (as defined below), (b) any date on which a majority of the key persons listed in the agreement (i.e. Messrs. Cecil D. Magpuri, David Schaefer and Robb Wilson), cease to be employed by FCG or its subsidiaries and (c) the consummation of a change in control of the Company, QIC may elect, in its sole discretion, to require FCG to redeem any or all of the outstanding preferred units for the Preferred Liquidation Preference of such preferred units as of the redemption date (the “Redemption Amount”). Any election by QIC shall be made by written notice to FCG. Upon receipt of a redemption notice, FCG may elect to pay the Redemption Amount by installment payments over the course of the 12 month period immediately following the redemption date by providing a written notice of such election to QIC within 15 business days of receiving the redemption notice; provided, that all preferred units with respect to which FCG has not paid the corresponding portion of the Redemption Amount shall remain outstanding and owned by QIC until the redemption thereof is effectuated. If FCG fails to deliver a payment election notice, then it shall be deemed to have elected to pay the entire Redemption Amount to QIC on the redemption date. For purposes of this provision, “Preferred Liquidation Preference” means, an amount equal to (a) the Investment Amount, plus (b) the Preferred Return; “Preferred Return” means an amount necessary to result in a rate of return of 9% per annum, compounding annually on the outstanding preferred units’ Investment Amount and accruing from the date of the agreement, as adjusted from time to time to take into account any distribution, return of capital or other payments; and “Investment Amount” means the initial investment amount of $30,000,000, as reduced from time to time to take into account any distributions, redemptions, return of capital or other permitted payments (other than distributions pursuant to the Preferred Return).

Distributions.    To the extent there is available cash of FCG LLC, such cash may be distributed to the members of FCG LLC at such times and in such amounts as determined by the board of managers. Under the FCG A&R LLCA, the distributions are payable: (i) first, to the holders of preferred units until the holders’ Preferred Return is reduced to zero, (ii) second, to the holders of preferred units until the Investment Amount is reduced to zero, (iii) third, to the holders of common units until each holder, with respect to each common unit owned by each such holder, has received an amount equal to the amount paid to the holders of preferred units, with respect to each preferred unit owned by each such holder, as set forth above, and (iv) fourth, to the holders of preferred units and common units on a pro-rata basis. Without the prior written consent of QIC, until after the five-year anniversary of the QIC subscription closing date, (i) FCG may not make any distributions (except for tax distributions) to any member and (ii) FCG will reinvest all of its available cash to support the growth and capacity of FCG and its subsidiaries for any projects, products and purchase orders submitted by QIC to FCG and its subsidiaries.

QIC consent rights:    The FCG A&R LLCA provides that, until such date that QIC holds less than 25% of the preferred units it held as of July 27, 2023 (the “QIC subscription closing date”), certain decisions regarding FCG LLC, and with respect to (b), (h), (i), (s) and (u) below, Falcon’s OpCo or the Company, require QIC’s prior consent, including, but not limited to:

a)      the issuance of any equity securities (or securities or debt convertible into or exercisable for equity securities) of FCG LLC or its subsidiaries;

b)      the issuance of any equity securities (or securities or debt convertible into or exercisable for equity securities) of Falcon’s OpCo, the Company, or any other parent entity of FCG LLC to any person (a “Restricted Person”) that (1) is not an affiliate and does not directly or indirectly, engage in a business that is competitive with any business of FCG LLC or its subsidiaries, (2) derives at least 10% of its revenue from, or is primarily identified with, (i) the manufacture, distribution or sale of tobacco, pork products or alcohol fit for human consumption and/or (ii) Algeria, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Palestine, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, Turkey, United Arab Emirates and Yemen, or (3) derives any of its revenue from, or is primarily identified with, the operation of gambling establishments (not including any person providing software and/or data services to any person engaged in the operation of gambling establishments), the manufacturing of gambling machines, the manufacturing, distribution or sale of weapons or armaments or the production or distribution of pornography, provided, however, that the foregoing shall not be construed as prohibiting

Restricted Persons from purchasing equity securities of Falcon’s OpCo or the Company (1) from a third-party holder, (2) through the public markets following the primary issuance of such equity securities (i.e. a secondary market transaction) or (3) in a bona fide, broadly distributed underwritten public offering, “at-the-market” offering or a “block trade”;

c)      the payment or declaration of any dividend or distribution on any units or other equity of FCG LLC or its subsidiaries, except for certain tax distributions, provided, that QIC shall not unreasonably withhold its consent for any such dividend or distribution declared or made after the five-year anniversary of the QIC subscription closing date if immediately following such dividend or distribution FCG LLC and its subsidiaries would have more than $30.0 million of available cash and such payment or distribution would not reasonably be expected to interfere with the QIC priority commitment (as described below, the “QIC Priority Commitment”);

d)      the approval of any project that, individually or in the aggregate, would interfere with the QIC Priority Commitment, including entering into an agreement that commits the services of FCG LLC or its subsidiaries or any employee thereof to be rendered on an exclusive or “priority” basis to a third-party for any period of time;

e)      the granting of any exclusive license to material intellectual property or the abandonment or allowing the lapse of any material intellectual property;

f)      subject to certain exceptions, the entering by FCG LLC or its subsidiaries into affiliate transactions with Falcon’s OpCo, any of Falcon’s OpCo’s affiliates (other than FCG LLC and its subsidiaries) or any director, officer, manager, or employee of Falcon’s OpCo or any of its affiliates (including FCG LLC and its affiliates);

g)      any amendment or waiver to the FCG A&R LLCA;

h)      the establishment or material amendment of any equity incentive plan of (1) Falcon’s OpCo or the Company under which the service providers that provide services primarily for the benefit of FCG LLC and its subsidiaries participate or (2) FCG LLC or its subsidiaries;

i)       the granting of equity or equity-based compensation with a vesting period of less than three years to any C-Suite level executive of Falcon’s OpCo or the Company or any other parent entity of FCG LLC that provides services to FCG LLC or its subsidiaries (see “Executive and Director Compensation” for more information about our executive compensation programs);

j)       the material change of the nature, scope or strategy of FCG LLC or its subsidiaries, including entering into a new line of business or discontinuing a material line of business;

k)      the entering into of any investment, acquisition, joint venture, strategic partnership or similar arrangement, in each case, in which such transaction(s) or series of related transactions has an aggregate transaction value in excess of $1,000,000 over the course of any calendar year;

l)       the material change to the remuneration (including equity awards) of, or termination of (other than for cause), any executive or the head of any organizational division of FCG LLC or its subsidiaries;

m)     the purchase or redemption of any units or other equity security in FCG LLC or its subsidiaries except for units issued in connection with an employee equity incentive plan or in accordance with the redemption provisions of the FCG A&R LLCA;

n)      the sale of any division or other material assets of FCG LLC or its subsidiaries in excess of $1,000,000 per transaction or series of related transactions;

o)      the entry into any merger, consolidation, share exchange, restructuring, recapitalization, reorganization or other business combination or Change of Control transaction (except a change of control transaction, liquidity event, sale of all or substantially all the assets or similar transaction involving the Company);

p)      the granting of any benefits (other than health and welfare benefits consistent with past practices), payments or equity or equity-based compensation to any service provider that provides services primarily for the benefit of FCG LLC or its subsidiaries;

q)      the incurrence of any indebtedness for borrowed money in excess of $1,000,000;

r)      the approval, amendment or deviation from or alteration of the budget and business plan of FCG LLC, in each case, unless approved by the board of FCG LLC (including the QIC Manager);

s)      the exercise of termination rights, entering into any amendment or statement of work, or granting of any consent or approval that would reasonably be expected to modify the scope of services provided or price under the Intercompany Services Agreement (as defined below);

t)       the commencement of or agreement to commence an initial public offering; provided, however, that this provision does not apply to Falcon’s OpCo or prevent Falcon’s OpCo or its affiliates (other than FCG LLC and its subsidiaries) from effectuating an initial public offering or a transaction with a special purpose acquisition company;

u)      the termination (other than for cause) or material change to the service relationship of any service provider in a manner that is, or could be reasonably expected to, interfere with or adversely affect the QIC Priority Commitment;

v)      the creation, or the authorization of the creation, of any class or series of units or other equity of FCG LLC (including by re-authorization, reclassification, alteration or amendment of any existing securities of FCG LLC or otherwise) that are senior or pari passu to the preferred units or that provide any unique governance rights relative to that of the common units, including any security or debt convertible into or exercisable for any equity security of FCG LLC;

w)     the entering into any agreement, under which any of FCG LLC or its subsidiaries agrees not to (x) compete in any material product or service line or territory or (y) assert any material intellectual property rights, including by entering into any covenant not to sue or any co-existence, settlement or similar agreement;

x)      (A) the commencement of a voluntary case under any applicable bankruptcy, insolvency or similar law; (B) consenting to the entry of any order for relief in an involuntary case under any such law; (C) consenting to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any substantial part of its property or assets of FCG LLC; (D) the making of a general assignment for the benefit of creditors; or (E) winding down, dissolving or liquidating FCG LLC;

y)      increasing or decreasing the number of members on the board of managers; and

z)      the adoption or modification of any tax election or tax or accounting practice or policy that would have a material and disproportionate impact on QIC as compared to Falcon’s OpCo.

For purposes of the FCG A&R LLCA, “Change of Control” means the occurrence of any of the following: (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “group”)), other than Falcon’s OpCo, acquires direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding units and/or other voting securities of FCG LLC (including any surviving entity by merger, reorganization or consolidation), and shall include any merger, reorganization or business combination with another unaffiliated person if the persons holding direct or indirect beneficial ownership in the aggregate of more than 50% of the outstanding units or other voting securities of FCG LLC (including any surviving entity by merger, reorganization or consolidation) immediately prior to such transaction cease to hold direct or indirect beneficial ownership of more than 50% of such outstanding units or other voting securities or otherwise control such entity immediately following such transaction; (b) FCG LLC (or any successor thereof, including any successor to all or substantially all of the assets thereof) sells, leases, licenses or disposes of all or substantially all of its and its subsidiaries’ assets (or any other transaction having a similar effect is consummated, other than a merger or consolidation), other than the sale or transfer of assets to a directly or indirectly wholly-owned subsidiary of FCG LLC as permitted by the FCG A&R LLCA; (c) or any person other than Falcon’s OpCo obtains the ability to designate and/or control a majority of the board, board of managers or any other governing body, if one exists, of FCG LLC.

Transfer Restrictions.    Each of QIC and Falcon’s OpCo are entitled to transfer their units in FCG LLC to their respective affiliates. In the event of a transfer to a third party who is not an affiliate, such transfers are subject to compliance with the transfer restrictions contained in the FCG A&R LLCA and the non-selling member may purchase all or a portion of the units that the selling member has proposed to sell by delivering an irrevocable notice to such selling member. In addition, in the event the non-selling member does not elect to exercise its right of first refusal with respect to the transfer, the non-selling member may elect to participate in the sale. Notwithstanding the foregoing, Falcon’s OpCo is not entitled to transfer or encumber its units in FCG LLC to a third party that is not an affiliate until the fifth anniversary of the date of the FCG A&R LLCA. For purposes of the FCG A&R LLCA, “Transfer” means a direct or indirect sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings), whether pursuant to a derivative transaction or through the transfer of any equity securities in any person that directly or indirectly holds the relevant asset (including through one or more other persons, and including any agreement or commitment to do any of the foregoing); provided, that (a) the transfer of direct or indirect equity securities in QIC, or its parent entities or any other reorganization, recapitalization or similar transaction involving QIC or any of its parent entities or (b) the transfer of direct or indirect equity securities in the Company or any other reorganization, recapitalization or similar transaction involving the Company or (c) the issuance of securities of Falcon’s OpCo (i) to the Company or (ii) after QIC has had the right to exercise its preemptive rights under the FCG A&R LLCA or (iii) securities that constitute FCG parent entity excluded securities (as defined below), shall not constitute a “Transfer” under the FCG A&R LLCA.

Preemptive Rights; Anti-Dilution Adjustments; and Information Rights.

The FCG A&R LLCA also provides for preemptive rights for the benefit of Falcon’s OpCo and QIC with respect to any issuance of any unit or other equity interest of, and options, warrants, or other convertible securities exercisable for or convertible into units of, FCG LLC or its subsidiaries, subject to customary exceptions, including, among others, issuances of such securities (1) pursuant to an equity incentive plan, reorganization, recapitalization or similar transaction, or an acquisition approved by the board of managers of FCG LLC, or (2) in connection with any equity split, reverse equity split, dividend or distribution or equivalent action by FCG LLC, or upon the exercise or conversion or exchange of options, warrants or other convertible or exchangeable securities, (together, the “excluded securities”). In addition, QIC also has the right to purchase its pro-rata share of any equity securities issued by Falcon’s OpCo, the Company or any other FCG LLC parent entity, other than securities issued (1) pursuant to an equity incentive plan, reorganization, recapitalization or similar transaction, or an acquisition approved by the board of the Company, (2) in connection with any equity split, reverse equity split, dividend or distribution or equivalent action by Falcon’s OpCo, the Company or any other FCG LLC parent entity, or upon the exercise or conversion or exchange of options, warrants or other convertible or exchangeable securities, (3) pursuant to broadly distributed underwritten public offerings, “at the market” offering or a “block trade”, (4) to banks, equipment lessors, financial institutions, or real property lessors pursuant to a debt financing, equipment leasing or real property leasing agreement approved by the board of managers, or to suppliers or third party service providers in connection with the provision of goods or services, or to strategic partners pursuant to transactions approved by the Board, (5) pursuant to a business combination transaction with a special purpose acquisition company, and (6) securities of Falcon’s OpCo issued by Falcon’s OpCo to the Company (together, the “FCG LLC parent entity excluded securities”).

The FCG A&R LLCA also provides for anti-dilution rights for the benefit of QIC if FCG LLC issues any new securities, other than excluded securities, for a consideration per unit less than the purchase price of the preferred units purchased by QIC, at any time following the effective date of the agreement and prior to an initial public offering of FCG LLC’s equity securities or equity securities of any of its successors, subsidiaries or holding companies in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

In addition, for so long as QIC holds at least 25% of the preferred units it held as of QIC subscription closing date and subject to the confidentiality provisions of the agreement, FCG LLC, Falcon’s OpCo and their respective affiliates, as applicable, shall allow QIC and its representatives reasonable access to inspect (i) FCG LLC’s and its subsidiaries’ books and records and to have reasonable access to their facilities, property and assets, and to discuss with any director, officer, manager, key person, accountant or counsel of FCG LLC or its subsidiaries, as applicable, the operational and financial condition of such entities and (ii) Falcon’s OpCo’s and its affiliates’ books and records to the extent related to FCG LLC and its subsidiaries.

QIC Priority Commitment.    Pursuant to the FCG A&R LLCA, so long as QIC holds at least 25% of the preferred units it held as of the date of the QIC subscription closing date, each of Falcon’s OpCo and FCG LLC shall, and shall cause their respective affiliates to, prioritize any projects, products and purchase orders submitted by QIC to FCG LLC and its subsidiaries relative to (and ahead of) any commitments of Falcon’s OpCo, FCG LLC or their affiliates to other persons (including affiliates of FCG LLC and Falcon’s OpCo), including with respect to the allocation (i) by FCG LLC and its subsidiaries of supplies, labor, management and overall design and manufacturing capacity to QIC versus other persons and (ii) to FCG LLC and its subsidiaries of sufficient supplies, labor, management and other resources.

Pubco Board Right.    For so long as QIC owns at least 25% of the preferred units it owned as of the effective date of the FCG A&R LLC, if Scott Demerau, Cecil D. Magpuri and Infinite Acquisitions, collectively, cease to hold of record or beneficially at least 35% of the equity securities or voting power of the Company, calculated on a fully diluted basis (a “Pubco Board Right Trigger Event”), then Falcon’s OpCo shall provide written notice to QIC of such occurrence no later than 10 business days after such occurrence. No later than 30 days after such occurrence, Falcon’s OpCo shall take all action necessary under the governing documents of the Company and applicable law to provide QIC the right to nominate two directors to the board of directors of the Company (the “Pubco Board Right”); provided, however, that (a) to the extent the Pubco Board Right is not permissible under applicable law or the rules of the principal national securities exchange on which the Company is listed, Falcon’s OpCo shall use reasonable best efforts to obtain all necessary approvals and satisfy other requirements under such laws and rules to provide the Pubco Board Right; and (b) if despite using such reasonable best efforts, such laws or rules prohibit the provision of the Pubco Board Right, then Falcon’s OpCo shall reasonably cooperate with QIC to provide QIC with alternative rights that comply with such law and rules and that are as comparable to the Pubco Board Right as may be reasonably practicable. Following a Pubco Board Right Trigger Event, at QIC’s request, Falcon’s OpCo will cause the Company to enter into a stockholders or similar agreement with QIC on customary terms memorializing QIC’s nomination right. For additional information regarding the composition of the Board, see “Management.”

The FCG A&R LLCA is governed by the laws of the state of Delaware and contains dispute resolution procedures providing for arbitration in London by the London Court of International Arbitration.

License Agreement

Concurrently with the execution of the QIC Subscription Agreement, Falcon’s OpCo and certain of its affiliates (as the licensors), and FCG LLC and certain of its affiliates (as the licensees), entered into an intercompany intellectual property license agreement (the “Intercompany License Agreement”), pursuant to which, subject to certain limitations, each licensor grants to each licensee a non-exclusive, worldwide, irrevocable, non-transferable (except to affiliates of such licensee), sub-licensable, royalty-free and fully paid-up license to certain of its intellectual property, solely to the extent necessary for the conduct of the of such licensee’s business.

Pursuant to the Intercompany License Agreement, each licensor shall remain the exclusive owner of its licensed intellectual property (including all modifications, enhancements, developments, derivative works, advances or improvements created, developed or funded by each licensor) and each licensee shall be the exclusive owner of all right, title, and interest in and to any modifications, enhancements, developments, derivative works, advances or improvements solely created, developed or funded by such licensee during the term of the agreement. To the extent that any licensee or licensor acquires any rights in any modifications, enhancements, developments, derivative works, advances or improvements created, developed or funded by the other party, such licensee or licensor assigns their right, title, and interest in and to such modifications, enhancements, developments, derivative works, advances or improvements to the applicable party.

The Intercompany License Agreement will terminate with respect to any licensee upon such licensee ceasing to be an affiliate of the applicable licensor. Each licensee may also terminate the agreement at any time upon notice to the applicable licensor. In addition, each licensor may terminate any license granted to a licensee upon the failure of such licensee to perform any material obligation under the agreement after a 30 day cure period., or the bankruptcy or insolvency of such licensee.

Intercompany Services Agreement

Concurrently with the execution of the QIC Subscription Agreement, Falcon’s OpCo and FCG LLC entered into an intercompany services agreement (the “Intercompany Services Agreement”), pursuant to which Falcon’s OpCo agreed to provide services related to the operations of FCG LLC. The parties will enter into one or more statements of work that will define the scope of the services to be performed and will set forth the compensation to be received in exchange for such services. As of the date of this prospectus, the parties have not entered into a statement of work, pursuant to the Intercompany Services Agreement.

The Intercompany Services Agreement contains indemnification obligations on behalf of Falcon’s OpCo and certain of its affiliates in connection with the performance of their services. Subject to certain exceptions (including indemnification from third-party claims), each party’s maximum liability under the Intercompany Services Agreement is limited to two times the aggregate amounts paid over the prior 12 months pursuant to the agreement.

The Intercompany Services Agreement will remain in effect until all statements of work are completed unless terminated earlier pursuant to its terms. Either party, upon written notice, may terminate the agreement upon the occurrence of an incurable material breach or the bankruptcy or insolvency of the other party. In addition, FCG LLC can terminate the agreement at any time upon providing 60 days prior written notice to Falcon’s OpCo.

Indemnification Agreement

In connection with the Strategic Investment, FCG LLC entered into indemnification agreements with the members of its board of managers that require FCG LLC, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Market and Industry Overview

Falcon’s has three distinct end-markets: Themed Entertainment Design & Master Planning; Leisure Tourism; and Digital Entertainment Content, Consumer Merchandising and our Story-driven IP Licensing.

•        Themed Entertainment Design & Master Planning.    Development spending on entertainment experiences is projected to accelerate from 2020 and 2021 lows as COVID-19 construction and travel restrictions continue to be lifted. Entertainment design companies are making an effort to improve and personalize the guest experience to increase spending per guest in order to offset the reduction in guests per year suffered during 2020 and 2021. This can be achieved by curating guest experiences and enhancing those experiences by integrating apps or other technological components. These efforts can also be further complemented by the development of narrative, story-driven amusement attractions in highly immersive environments along with integration of popular brands. In addition, advanced technologies such as augmented reality, facial recognition, and near field communications can also play a role.

•        Leisure Tourism.    The Global Leisure Travel market is projected to reach $3.9 trillion by 2028, growing at 22% CAGR from $1.2 trillion in 2022, according to a report by Market Data Forecast dated March 2023. This is being fueled by the growing presence of the “Experience Economy,” wherein consumers desire experiences that create memories and transform their everyday lives. An increase in demand for personalized experiences is aligning the leisure tourism market with experiential and digital content-based entertainment. Furthermore, analysts believe that the global pandemic has increased consumer appreciation and future demand for physical attractions. Recent data has shown a shift in consumer behavior from strong spending on goods to strong spending on travel and services/experiences, resulting in over 35% of the travelers visiting the United States being willing to spend additional disposable income on experiential vacations and opportunities, according to Technavio and Deutsche Bank. The Dominican Republic had record visitors of 8.5 million in 2022, a 37% increase from 2021, according to the country’s Ministry of Tourism. Additionally, hotels in the Punta Cana-Bávaro region had the highest occupancy in the country at 79%. The Dominican Republic tourism growth comes even though the Dominican Republic continues to miss tourist visitors from Russia and the Ukraine. Overall global connectivity, easing of travel restrictions, shifting consumer preferences, and pent-up consumer demand is leading to an increase in leisure-focused travel.

•        Digital Entertainment Content, Consumer Merchandising, and Story-driven IP Licensing.    The Global Entertainment and Media market remains robust, projected to grow at a 9.1% CAGR to $6.1 trillion in 2032 from $2.8 trillion in 2023, according to Market Research Future. This market encompasses 16 media and entertainment categories including feature films and episodic media across television, Subscription Video on Demand (“SVOD”), and Advertising-based Video on Demand (“AVOD”), as well as video games and graphic novels. The COVID-19 pandemic drove a significant uptick in consumer demand for media content through SVOD and AVOD services. For example, global AVOD market revenue is expected to more than double from 2022 to 2028, according to Digital TV Research.

Consumer merchandise was upended by the COVID-19 pandemic due in part to supply chain issues affecting sales channels and consumers’ concerns about the impact of the pandemic on the global economy. While brick-and-mortar store shopping plummeted during periods of lockdown and other restrictions, online shopping and direct-to-consumer sales models partially replaced in-store shopping. Companies in the direct-to-consumer market are finding success through offering rewards and loyalty programs. The market for brand licensing is strong, with the top 88 global licensors reporting aggregate revenue of more than $260 billion in 2021, according to a report by License Global dated July 2022. The market leader is The Walt Disney Company, illustrating the important link between story-driven entertainment and consumer products.

Our Company

Falcon’s is organized into three business divisions: FCG, FBD, and FBB.

•        FCG focuses on master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales for third-party clients as well as company-owned destinations.

•        FBD develops, owns, and operates themed entertainment resorts and theme parks through our joint venture with Meliá, and company-owned RD&E zones called “Falcon’s Central.”

•        FBB develops proprietary Story-driven IPs and monetizes these and Third-party Partnered Brands across multiple market channels, including long-form and short-form media, as well as a variety of consumer products and merchandise.

The FCG Division has recently experienced rapid growth through an increase in demand and expansion of project scope from QIC and K11. This growth has been funded in part by the Strategic Investment from QIC of $30.0 million in the FCG Division through a private placement of preferred units by FCG LLC. In connection with the Strategic Investment, each of Falcon’s OpCo and FCG LLC agreed to, and shall cause their respective affiliates to, prioritize any projects, products and purchase orders submitted by QIC to FCG LLC and its subsidiaries relative to (and ahead of) any commitments of Falcon’s OpCo, FCG LLC or their affiliates to other persons (including affiliates of FCG LLC and Falcon’s OpCo). This increase in demand and expansion of project scope resulted in the need for Falcon’s Beyond to allocate additional resources and talent to its FCG Division to ensure that opportunities are maximized. For a description of the Strategic Investment, see “— Recent Developments” above.

Falcon’s Beyond constantly monitors market trends and economic conditions. Through our FBD Division, rather than making investments to purchase land and construct attractions in joint venture arrangements, we are exploring leveraging flagship locations as proof of concept as we move towards an asset-light model where we partner with existing developers to open world-class, immersive LBE entertainment experiences through licensing or franchise agreements within the partner’s current infrastructure. This asset-light approach will focus on optimizing and repurposing existing infrastructure, which is both capital-efficient and allows for quicker returns.

Falcon’s Creative Group

Our FCG division provides master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales on a work-for-hire and/or licensing model for third-party clients, as well as company-owned destinations. Our in-house combination of design, media, and experiential technology allows us to deliver complete, integrated guest experiences.

We rely on a combination of patents, trademarks, copyrights, and trade secrets to protect our intellectual property rights and our success relies in part on our ability to protect our intellectual property rights. We currently hold patents on various aspects of our attractions and proprietary technologies. As of June 30, 2023, we hold 12 issued utility patents in the following jurisdictions: U.S. (8), Europe (2), China (1), Korea (1). The foregoing patents expire from 2027 to 2038. Additionally, we have several utility patent applications pending in the U.S.

As discussed in more detail below, our patents and patent applications cover our attraction systems and experiential technologies, including our motion simulator theater with suspended seating, circular motion theater, and interactive theater system. Our patents protect our competitive advantage by preventing third parties from infringing our proprietary inventions without our permission. Despite our efforts to protect our intellectual property, we may not be able to prevent third parties from developing similar technology or from infringing on our intellectual property rights. Any infringement could harm our business.

The Falcon’s Business has decades of experience in both ride and attraction technology-based intellectual property (“Attraction-based IP”) and Story-driven IP creation and expansion and in developing award-winning themed experiences and entertainment content. Over the last 23 years, we have provided planning and design services and developed innovative technologies culminating in over $100 billion of location-based entertainment projects realized for some of the most renowned brands in the world. These master plans and attractions have a combined annual theoretical capacity of billions of guests.

Our extensive work-for-hire history has provided a platform for our proactive research and development, leading to our portfolio of award-winning proprietary technology and attraction systems, as well as patents covering some of these technologies and systems. Many of our Attraction-based IPs have been developed and tested in-house at our Falcon’s X-Lab facility.

We currently hold patents for CircuMotion Theater, Suspended Theater, Falcon’s Vision, and ÄEONXP. SpectraVerse and ON!X Theater are currently patent pending. Spheron Theater, and SpectraVerse Game Bay feature some of our proprietary designs and technologies.

In addition, in September 2022, we publicly announced BeyondME, a new fan loyalty and online game platform powered by our proprietary ÄEONXP technology, which is designed to enable players of all ages to connect, personalize, and be rewarded for their engagement across both digital and real-world experiences. BeyondME aims to encourage players to gain experience points as virtual currency, called XP, by participating in a variety of real-world experiences across Falcon’s properties and virtual experiences within the BeyondME web app, and by playing BeyondME-enabled online games. XP can also be earned on purchases at Falcon’s own physical retail locations and on the Falcon’s e-commerce store.

In November 2022, FCG created Falcon’s Creative Philippines, Inc., a new, wholly-owned subsidiary in the Philippines that currently employs 14 full time employees, which is expected to increase to approximately 20 full time employees by the end of the fourth quarter of 2023. These employees provide creative support exclusively to the FCG Orlando-based team, including 2D illustrations, architectural and graphic design and 3D modeling design support.

Life of a Project

We have a strong history of success expanding recognized brands into the themed entertainment space and have achieved excellent customer satisfaction. 58% of our first-time clients have contracted for additional services, and the scope of services contracted by returning clients averages 60x the scope of the initial project. As illustrated below, a typical theme park project may have a development timeline of four to five years from master planning to opening.

As of June 30, 2023, FCG is contracted to provide full concept master planning for five theme parks for third-party clients. Based on this pipeline of master planning, the anticipated scope of services for the five theme park projects and additional work for joint venture locations with Meliá, we anticipate a total of approximately $755 million in potential revenue. Because of the size and complexity of some of these pipeline projects and the potential for expanded services, actual results may differ from these estimates. The table below provides a breakdown of our average fees per theme park, based on the potential scope of the projects currently engaged.

Potential Scope *(Based on projects currently engaged)*	**Average Fees Per Theme Park**	**Aggregate For Five Parks**
Master Planning Services	**$4M**	**$20M**
Project Management Services	**$23M**	**$115M**
Attraction Design Services	**$18M**	**$90M**
Falcon's Product Hardware Sales	**$73M**	**$365M**
Falcon's Product Media Production Services	**$13M**	**$65M**
Sub-Total	**$131M**	**$655M**
Falcon's Beyond Destinations	–	**$100M**
Anticipated Revenue Visibility	**$131M**	**$755M**

Based on historical data, Falcon's anticipates an average gross margin of 30% — 35% for service related scopes of work and 17% — 18% gross margin on hardware sales

In addition, FCG is actively developing the pre-concept master plans for three unique theme parks for third-party clients, each offering the potential for expanded scope for subsequent phases of master planning, attraction design and other services.

Customer Case Studies

The customer examples below illustrate our success in bringing renowned brands to the physical world.

Lionsgate Zone at MOTIONGATE Dubai (2015 to 2019).    MOTIONGATE Dubai tasked Falcon’s with bringing The Hunger Games film franchise to a brick-and-mortar experience, carefully protecting the style and lore of The Hunger Games films, adding depth and dimension while combining an exciting storyline for the overarching experience. Falcon’s provided master planning, attraction design, media and audio production, themed retail design, themed restaurant design, creative guardianship (protection of creative vision), project management, art direction, installation supervision, and ride programming.

Aquaventure Water Park at Atlantis Sanya (2014 to 2017).    Falcon’s was engaged by Fosun International Limited to provide thematic and interior master planning and design services as well as art direction for two of Atlantis Sanya’s themed areas: Lost Chambers Aquarium and Aquaventure Waterpark, which together span 200,000 square meters and offer guests the opportunity to enjoy a multitude of slides, restaurants, and boutique shops. Atlantis Sanya is China’s premiere underwater world-inspired entertainment destination resort, located on Hainan Island at Haitang Bay.

Hulk: Epsilon Base 3D (2012 to 2016).    Falcon’s was selected by the IMG Group to execute “Hulk: Epsilon Base 3D,” a media-based attraction, utilizing our patented CircuMotion Theater, featured in the MARVEL zone at IMG Worlds of Adventure Theme Park in Dubai, UAE. This proprietary, first-of-its-kind attraction system was developed in-house and combines multiple cutting-edge technologies into one seamless experience.

Heroes & Legends, featuring the U.S. Astronaut Hall of Fame (2014 to 2017).    The Delaware North Companies engaged Falcon’s services to create “Heroes and Legends,” an immersive experience featuring the U.S. Astronaut Hall of Fame at Kennedy Space Center Visitor Complex in Merritt Island, FL. The engagement consisted of master planning, attraction design, media, interactive, and audio production, executive production, project management, art direction, installation supervision, and show programming. The immersive storytelling experience includes a 360° mixed format show, a 4D immersive dome theatrical presentation, interactive pods, a hologram show, a mission control show, and a 360° interactive cylindrical projection.

Becoming Jane: The Evolution of Dr. Jane Goodall (2019 to 2021).    Falcon’s provided media production, sound production, interactive experiences, VR/AR content development, show programming, and licensing of Falcon’s Vision AR headsets for the “Becoming Jane: The Evolution of Dr. Jane Goodall” exhibition at National Geographic Society’s National Geographic Museum in Washington, D.C. As part of this engagement, Falcon’s created several multi-media experiences utilizing a variety of storytelling techniques and new technologies, including projection mapping, virtual reality video capture, an immersive theater presentation, voice-activated interactives, and augmented reality headset experiences.

Halo: Outpost Discovery (2018 to 2019).    Falcon’s was engaged by Herschend Live and 343 Industries to provide the narrative, story development, live-action film production, CG animation, visual effects, motion graphics, sound design, and interactive audio for a wide array of experiences featured at this traveling exhibition. “Halo: Outpost Discovery” offered a wide range of thrilling and authentic Halo-themed in-universe encounters for the whole family to enjoy. The highlight of our contributions was “The Ring Experience,” a dome-based, multi-projector theatrical presentation that traveled around and inside an operational Halo Ringworld.

Qiddiya Water Theme Park (2018 to Present).    The Qiddiya Investment Company selected Falcon’s as the lead master planner for a water theme park in Qiddiya, a planned tourism destination in Saudi Arabia. With multiple unprecedented themed and immersive water attractions, Falcon’s master plan for the water park alters the vision for the future of water theme parks. When complete, the year-round water theme park is planned to span across more than 252,000 square meters and feature 23 rides and attractions, including seven that will be world firsts. It is expected to be the only water theme park in the world that offers a unique mix of dry and wet rides as well as state-of-the-art, competition-level facilities for water sports enthusiasts — including surfing and white-water rafting experiences.

Falcon’s Beyond Destinations

Our FBD division develops, owns, and operates hotels, theme parks, and retail, dining, and entertainment venues in premium beach destinations, seamlessly blending luxury, leisure, and entertainment. The entertainment offerings of FBD are designed to complement a beach vacation rather than compete with it through our flexible, freedom-to-play model that allows guests to enjoy attractions at their leisure without the traditional theme park ticket model committing to an all-day experience. Our joint venture relationship with Meliá, one of the largest hoteliers in the world with more than 345 properties across over 40 countries, provides us access to prime beach locations that would otherwise be difficult to enter.

Our resort locations generally are planned to have three key components:

1.      Falcon’s Resort.    A luxury hotel co-owned with Meliá, infused with proprietary entertainment elements, located on premium beach locations in Spain, Mexico and the Caribbean.

2.      Katmandu Park.    A Big-Experience, Small-Footprint theme park co-owned with Meliá and modeled on our successful park in Mallorca, Spain. The Katmandu Park brings our Katmandu story and characters into the physical realm, utilizing proprietary attractions technology developed by FCG.

3.      Falcon’s Central.    A wholly-owned RD&E venue offering guests a multitude of entertainment experiences, amenities, content, and shopping opportunities. Within FC, FBD will offer several brand-centric themed stand-alone location-based entertainment (“LBE”) venues.

Separately, through Karnival, we also have a joint venture relationship with Raging Power Limited, a subsidiary of New World Development Company Limited, a Hong Kong-based developer of prominent luxury and entertainment malls, to build an LBE experience in Hong Kong with the intent to expand into mainland China, further described below under “— Partnership with Raging Power Limited.”

Partnership with Meliá

Our FBD resort destinations are currently developed through two joint venture agreements with Meliá. These joint ventures are currently structured as equal partnerships, with Falcon’s OpCo and Meliá generally each making equivalent contributions of capital and/or assets needed to build out the properties owned by the joint ventures and having equal control. While our asset-light Attraction-based IP and Story-driven IP business remains wholly owned by us, these partnerships allow for shared responsibility in the more asset-intensive aspect of our business (i.e. construction of the theme parks), and the fixed assets provide leveragability and downside protection. However, while control and ownership of our existing joint ventures with Meliá is split equally between Falcon’s OpCo and Meliá, our control or ownership of future joint ventures with Meliá may be in a different proportion.

Our relationship with Meliá began on December 13, 2012, when Infinite Acquisitions and PDP, one of Katmandu Group’s subsidiaries, and Meliá entered into a joint venture and shareholders agreement. The agreement provided the terms and conditions for the establishment of the Sol Katmandu Resort in Mallorca, Spain, as a themed leisure experience hotel in conjunction with PDP’s existing Katmandu Park to create a more holistic guest experience, which is now co-branded as Sol Katmandu Park & Resort. Pursuant to the agreement, Meliá became a 50% holder of interest in PDP through the non-monetary contribution of Sol Magaluf Park Hotel to PDP, which would then be rebranded by PDP as Sol Katmandu Resort. The agreement was subsequently amended to provide for the development of the Sol Tenerife hotel in Tenerife, Canary Islands, Spain. In 2019, Infinite Acquisitions transferred its interest in the PDP joint venture to Fun Stuff, one of our subsidiaries. For more information about the PDP joint venture agreement, see “— Our Joint Venture with Meliá” below.

Prior to the contribution of the Sol Magaluf Park Hotel to PDP and the subsequent rebranding as Sol Katmandu Resort, Sol Magaluf Park Hotel was a second line hotel and one of the lowest rated Sol brand properties in the Meliá portfolio. Following its rebranding, Sol Katmandu Resort has meaningfully outperformed nearby peer Sol properties and has become the family pillar of the Sol brand. In 2016, Trivago, which books rooms at more than 40,000 hotel outlets throughout Spain, rated this property as the number one hotel in the country for families traveling with children.

Our relationship with Meliá expanded in 2019 with the creation of another joint venture related to our contemplated FBD resort in Punta Cana, Dominican Republic. On June 26, 2019, Fun Stuff and Meliá entered into a joint venture and shareholders agreement for the development of Katmandu Park Punta Cana. Pursuant to the agreement, Fun Stuff and Meliá became equal holders of the equity interests in Sierra Parima, S.A.S (“Sierra Parima”), a subsidiary of Meliá and owner of a shopping center in Bavaro, Veron, Higüey, Dominican Republic. Sierra Parima finalized the development of Katmandu Park Punta Cana using a portion of the land which was previously part of the shopping center while also applying theming and entertainment elements to the remaining shopping center areas. Katmandu Park Punta Cana had a soft opening with a limited number of attractions in December 2022 and opened to non-Meliá visitors on March 15, 2023. For more information about the Sierra Parima joint venture agreement, see “— Our Joint Venture with Meliá” below.

Falcon’s Beyond constantly monitors market trends and economic conditions. Through our FBD Division, rather than making investments to purchase land and construct attractions in joint venture arrangements, we are exploring leveraging flagship locations as proof of concept as we move towards an asset-light model where we partner with existing developers to open world-class, immersive LBE entertainment experiences through licensing or franchise agreements within the partner’s current infrastructure. This asset-light approach will focus on optimizing and repurposing existing infrastructure, which is both capital-efficient and allows for quicker returns.

For more information about our joint venture relationships with Meliá, see “— Our Joint Venture with Meliá” below and Note 8, “Investments and advances to unconsolidated joint ventures,” to our audited consolidated financial statements included elsewhere in this prospectus.

Our Joint Ventures with Meliá

PDP Joint Venture and Shareholders Agreement

On December 13, 2012, Infinite Acquisitions (formerly Katmandu Collections) and PDP entered into a joint venture and shareholders agreement with Meliá, which we refer to as the PDP JV Agreement, to form a joint venture to develop the Sol Katmandu Resort in Mallorca, Spain, which was subsequently rebranded as Sol Katmandu Park & Resort. In 2019, Infinite Acquisitions transferred its ownership interest in PDP to Fun Stuff, a wholly-owned subsidiary of Falcon’s Opco.

Prior to entering into the PDP JV Agreement, Infinite Acquisitions was the sole shareholder of PDP. In order to effectuate the joint venture relationship, Meliá, pursuant to the PDP JV agreement, contributed Sol Magaluf Park Hotel to PDP in exchange for a 50% interest in PDP. Currently, Fun Stuff and Meliá are each 50% holders in PDP.

The agreement provides that PDP be managed by a board of directors, consisting of four members, two appointed by Fun Stuff and two by Meliá. In the event that PDP requires additional funds to conduct its business, the shareholders are required to come to an agreement as to the amount of such funds and the means of obtaining such funds, which may be through contributions to PDP, under terms and conditions that are equal for both shareholders.

Certain major decisions regarding PDP, including, but not limited to, any capital increases or decreases, distribution of dividends, investments in excess of €500,000 per year, approval of the annual accounts and any transfer of any or a material part of any PDP undertaking, property or assets, require the approval of Fun Stuff and Meliá, as shareholders of PDP, and are only valid if adopted with the express approval of votes which represent at least 66% of PDP’s total share capital.

The parties’ additional obligations regarding Sol Katmandu Park & Resort are contained in separate agreements that were entered into in connection with the execution of, and pursuant to, the PDP JV Agreement. Specifically, PDP entered into a hotel services agreement (the “HSA”) with Meliá and a leisure and entertainment service agreement (the “LESA”) with Infinite Acquisitions, and all three parties entered into a trademark license agreement (the “License Agreement”). Pursuant to the HSA, Meliá provides PDP hotel related services and pursuant to the LESA, Infinite Acquisitions provides PDP hospitality and related services, as well as services to develop the leisure and entertainment aspects of the Sol Katmandu Park & Resort, in each case, in exchange for 1.5% of the revenue from the Sol Katmandu Park & Resort, plus an additional amount as determined by reference to the gross operating profit of Sol Katmandu Park & Resort. Pursuant to the License Agreement, Meliá and Infinite Acquisitions each licensed to PDP the rights to certain trademarks used in connection with the resort for a royalty fee of 1% of the resort’s total revenues. Each of the agreements provide that it will automatically terminate in the event the PDP JV Agreement is terminated. On July 13, 2022, Infinite Acquisitions assigned and transferred all of its rights and obligations under the LESA to Fun Stuff, an affiliate of Falcon’s OpCo.

The PDP JV Agreement was subsequently amended on June 28, 2013, January 29, 2014, May 10, 2014, November 25, 2015, July 15, 2016 and December 12, 2016 to provide, among other things, for the development of the Sol Tenerife hotel in Tenerife.

The PDP JV Agreement is governed by the laws of Spain and contains dispute resolution procedures in the event of a dispute between the shareholders. The PDP JV Agreement will remain in effect so long as Fun Stuff and Meliá, or any of their respective affiliates, continue to own shares in PDP.

Sierra Parima Joint Venture and Shareholders Agreement

On June 26, 2019, Fun Stuff and Sierra Parima entered into a joint venture and shareholders agreement with Meliá, which we refer to as the Sierra Parima JV Agreement, to form a joint venture to develop Katmandu Park in Punta Cana.

Prior to entering into the Sierra Parima JV Agreement, Meliá owned a 51% interest in Sierra Parima and the remaining 49% was held by other entities. Simultaneously with the execution of the Sierra Parima JV Agreement, Fun Stuff acquired the 49% interest in Sierra Parima held by the non- Meliá entities and a 1% interest in Sierra Parima held by Meliá. Currently, Fun Stuff and Meliá are each 50% holders in Sierra Parima.

The agreement provides that Sierra Parima be managed by a board of directors, consisting of four members, two appointed by Fun Stuff and two by Meliá. The Sierra Parima JV Agreement requires that Sierra Parima seek a certain amount of external financing to fund its business activities; provided, that, to the extent that Sierra Parima requires additional funds to conduct its business, the shareholders are required to come to an agreement as to the amount of such funds and the means of obtaining such funds, which may be through contributions to Sierra Parima, under terms and conditions that are equal for both shareholders.

Certain major decisions regarding Sierra Parima, including, but not limited to, any capital increases or decreases, distribution of dividends, investments in excess of $500,000 per year, approval of the annual accounts and any transfer of any or a material part of any Sierra Parima undertaking, property or assets, require the approval of Fun Stuff and Meliá, as shareholders of Sierra Parima, and are only valid if adopted with the express approval of votes which represent at least 66% of Sierra Parima’s total share capital.

The parties’ additional obligations regarding the development of Katmandu Park in Punta Cana are contained in a leisure and commercial services agreement (the “LECA”) between Sierra Parima and Infinite Acquisitions that was entered into in connection with the execution of, and pursuant to, the Sierra Parima JV Agreement. Pursuant to the LECA, Infinite Acquisitions provides Sierra Parima services related to the development of the RD&E attributes of the Katmandu Entertainment Center, referring to the Katmandu Park, shopping center, and dining elements owned by Sierra Parima, in exchange for annual fees, as well as certain intellectual property, base and incentive fees as determined by reference to a revenue percentage. The LECA automatically terminates in the event that the PDP JV Agreement is terminated and also contains other termination rights in the event of a breach of the agreement by the other party. On April 19, 2023, Infinite Acquisitions assigned and transferred all of its rights and obligations under the LECA to Fun Stuff, an affiliate of Falcon’s OpCo.

The Sierra Parima JV Agreement is governed by the laws of Spain and contains dispute resolution procedures in the event of a dispute between the shareholders. The Sierra Parima JV Agreement will remain in effect until Meliá or Fun Stuff, as applicable, sells 100% of its interest in Sierra Parima. The Sierra Parima JV Agreement also contains termination rights in the event of a breach of the agreement by the other party.

Material Agreements with Our Joint Ventures

Dark Ride Attraction and Suspended Theatre Hardware Sales Agreement

In connection with the development of the Katmandu Park in Punta Cana, National and Sierra Parima entered into an attraction hardware sale agreement (the “Attraction Hardware Sales Agreement”), effective as of September 11, 2019, pursuant to which National designed, engineered and installed the 4D Dark Ride and Suspended Theatre attractions at the Katmandu Park in Punta Cana. The Attraction Hardware Sales Agreement was further amended on October 16, 2019, March 9, 2020, May 15, 2020, August 26, 2020, August 31, 2021, June 20, 2022 and April 27, 2023 to provide for revised specifications, scopes of works and payment amounts related to the attractions.

The Attraction Hardware Sales Agreement provided for certain liquidated damages in the event of delays as well as customary events of default, termination and indemnification provisions. The agreement was governed by the laws of the State of Florida and provides for binding arbitration in the event of a dispute between the parties. The terms of the agreement are materially complete, with the installation of the 4D Dark Ride and the Suspended Theater having been completed by March 15, 2023 and April 27, 2023, respectively. These attractions are undergoing final quality-control adjustments and refinement prior to termination of the agreement pursuant to its terms.

House Quest Attraction Hardware Sales Agreement

Also in connection with the development of the Katmandu Park in Punta Cana, National and Katmandu Group entered into a turnkey services agreement in April 2021, prior to the combination of the Falcon’s Business with the Katmandu Business, which agreement was replaced with a house quest attraction hardware sales agreement by and between Sierra Parima and National (the “House Quest Agreement”) in June 2022 but effective April 2021. Pursuant to the House Quest Agreement, National provided design, engineering and installation services, as well as media content, for the EtherQuest attraction at the Katmandu Park in Punta Cana (the “EtherQuest Attraction”).

Under the House Quest Agreement, National granted Sierra Parima a one-time royalty-free perpetual license to implement and operate the EtherQuest Attraction at the Punta Cana Katmandu Park. All copyright interests of the content made or developed by National pursuant to the agreement were vested in Sierra Parima. The House Quest Agreement provided for certain liquidated damages in the event of delays as well as customary events of default, termination and indemnification provisions and was governed by the laws of the Dominican Republic. The terms of the agreement are materially complete, with the installation of the EtherQuest Attraction having been completed by March 15, 2023. The attraction is undergoing final quality-control adjustments and refinement prior to termination of the agreement pursuant to its terms.

Falcon’s Resort and Katmandu Park

Falcon’s Resort and Katmandu Park are based on our “entertainment with rooms” concept that locates entertainment options in the center of the leisure destination. The concept is designed to expand the addressable market for the entertainment beyond just hotel guests while providing a bookings differentiator to the hotel to drive higher room rates and occupancy levels than nearby peer properties.

Falcon’s Resort hotels are generally 400-650 room all-inclusive properties offering guests multiple dining options, standard hotel amenities, spa services, and a range of on-site activities throughout the day. Our model allows hotel guests to choose from multiple park visit packages as part of their hotel booking, with packages ranging from one visit to each attraction to unlimited attraction entry. Certain anticipated hotel locations are existing Meliá properties that will be rebranded and infused with light theming elements based on our Story-driven IPs.

Katmandu Park is designed to fill a gap for theme park entertainment in beach tourist destinations. The compact size of the park allows it to be in the heart of a tourist center, making it convenient to visit at any time throughout the day and evening rather than requiring a full day of one’s vacation. The park is extensively themed based on our Katmandu Story-driven IPs, immersing guests in the multiverse of Katmandu through interactive experiences, attractions, and custom content. These attractions leverage the proprietary technologies developed by our FCG division, allowing us to deliver truly unique experiences for park guests.

We opened our first Katmandu attraction in 2007 in Mallorca, Spain, and it was combined with the adjacent Meliá hotel in 2012, evolving into the current Sol Katmandu Park and Resort and providing a successful proof-of-concept for our “entertainment with rooms” strategy. Prior to 2020, our Katmandu Park in Mallorca averaged over 240,000 visitors per year despite operating for only seven months of the year. Our hotel outperforms surrounding comparable non-Katmandu Meliá hotels in Mallorca, enjoying higher occupancy and higher average room rates.

Planned attractions to be featured at our future Katmandu Parks include:

•        SpectraVerse Odyssey

•        4D Dark Ride

•        Suspended Theater

•        ON!X Theater

•        Carousel

•        K3 Climbing Structure

•        Expedition Golf

•        Ninja/Obstacle Course

•        High Point Adventure Outdoor Ropes Course

•        EtherQuest

Within the Katmandu Parks, we review the attraction program regularly to understand guest sentiment, quality of experience and technology relevance. We regularly make updates to attractions to help provide the best possible guest experience. The attractions within Katmandu Park include several media-based experiences which lend themselves to less costly updates than traditional ‘physical rides’ such as roller coasters. Additionally, any media update costs may be distributed among multiple locations in order to lessen the burden to a single park.

Along with the physical updates to our attraction systems, landscape and hardscape throughout the park, we also update our digital guest interface platforms to provide a positive guest interaction on our websites or any of our social media pages.

Maintenance and Inspection

Rides at our Katmandu Park in Mallorca and Punta Cana are inspected at various levels and frequencies in accordance with manufacturer specifications. Our rides are inspected daily during the operating season by our maintenance personnel. These inspections include safety checks, as well as regular maintenance, and are made through both visual inspection and test operations of the rides. Our senior management and the individual park personnel evaluate the risk aspects of the park’s operations, potential risks to employees and staff as well as to the public. In addition, contingency response plans for potential emergency situations have been developed. During the off-season, maintenance personnel examine the rides and repair, refurbish and rebuild them when necessary.

Falcon’s Centrals

FC is a retail, dining and entertainment or RD&E zone concept that is designed to connect guests with world-renowned brands through a multitude of entertainment experiences, amenities, content, and merchandise. Through FC, FBD plans to offer guests multiple dining experiences from popular local restaurants, as well as new concepts created in collaboration with acclaimed chefs and prominent food and beverage brands. These RD&E zones are planned to also be designed with a captivating shopping district including multiple local and global retailers showcasing a wide array of brand-centric themed consumer merchandise. Each FC is expected to be anchored by at least two of our four LBE experiences:

•        Curiosity Playground.    An experiential venue focused on engaging guests by combining fun with education through our Story-driven IPs and popular Third-party Partnered Brands, interactive environments, integrated media, and hands-on exploration. Upon entering the venue, guests will encounter four portals each offering immersive experiences and attractions based on Falcon’s Curiosity Spectrum — guests begin a self-guided journey of exploration, interaction and learning with beloved characters and enriching environments.

•        GameHub.    Enter the world of popular video game properties in this immersive experience that includes a high-energy gastropub, an arcade of the future, and multi-platform games inside state-of-the-art gaming bays where visitors can eat, drink, and play together. Guests will have the opportunity to enjoy these gaming properties beyond their visit through availability of consumer products, including apparel, merchandise and electronics.

•        StoryHub.    Popular media properties come to life in this immersive venue that brings best-in-class TV shows, movies, and documentaries to life in memorable, story-driven interactions. Guests will experience this immersion through interactive media, a multi-game platform and exclusive merchandise and apparel from both proprietary and partnered brands.

•        VQUARIUM.    Discovery and conservation come together through this educational, virtual adventure. With the assistance of an intelligent submersible vessel, a team of young scientists is guided through learning about our planet in ways never thought possible. The experience expands across entertainment, education, and consumer products.

FBD Resort, Theme Park and RD&E Development Plans

Our relationship with Meliá provides us with substantial benefits given Meliá’s global presence and deep knowledge of numerous, tourist-rich destinations. Meliá has had a decades-long presence in many of our target markets, resulting in strong relationships with local governments, knowledge of country-specific construction and employment regulations, and relationships with in-country resources (e.g., contractors and banks). We are also able to leverage Meliá’s back-office operations including human resources, accounting, tax, and legal, eliminating the substantial burden of building out these back-office functions as we expand to new markets. Meanwhile, the presence of an adjacent Katmandu Park provides a substantial bookings differentiator, allowing our adjacent hotel to enjoy higher occupancy and room rates than nearby peer properties as demonstrated by our hotel in Mallorca.

In some locations, Meliá is planning to contribute an existing, fully operational hotel to the joint venture. This planned contribution in certain anticipated locations also includes adjacent land, providing sufficient real estate for the construction of the Katmandu Park and/or Falcon’s Central; we believe this factor is particularly attractive given the scarcity of available land in the center of many beach leisure destinations. The planned contributions would also provide immediate cash flow to the joint venture as fully operational hotels, and hotel guests provide a built-in customer base for our theme park and Falcon’s Central offerings.

In August 2022, Falcon’s and Meliá announced that hotels included in their joint ventures going forward would be branded as “Falcon’s Resorts by Meliá.” The first of these is the existing Paradisus Grand Cana, with the rebranding having occurred in December 2022. The hotel has over 400 hotel rooms and is in close proximity to Katmandu Park in Punta Cana.

At present, the Katmandu Park in Punta Cana had a soft opening with a limited number of attractions in December 2022 for Falcon’s Resort by Meliá guests and opened to non-Meliá visitors on March 15, 2023. The Katmandu Park in Punta Cana includes four marquee attractions: Voyage of the Fathom Wanderer, a first-ever Suspended Theater attraction; Legend of the Desirata, a 4D Dark Ride; Challenge of the Mad Mage, an ON!X Theater attraction; and EtherQuest, an interactive walk-through. Additional attractions at the park include: Expedition Golf, a 36-hole mini golf course; High Point Adventure, an outdoor ropes course experience; The Quadagon, featuring four unique indoor climbing courses for both adults and kids; and the Wheel of Infinite Wonder, a Katmandu-themed carousel with custom figures inspired by creatures and characters from The Hidden Realms. This park is anticipated to have an $83 million buildout cost, of which approximately $70 million had been spent as of June 30, 2023. Punta Cana is a highly desirable market featuring 3.5 million annual tourists supported by forecasted global theme park industry higher per capita spending and growth stronger than the global average GDP growth, according to a report by IAAPA/Wilkofsky Gruen Associates, Inc.

The first FC is in the planning phase now and is planned to be located adjacent to the Katmandu Park in Punta Cana. This FC location is expected to cover an area of approximately 41,000 square meters and feature Curiosity Playground, GameHub and VQUARIUM LBE venues. We anticipate owning 100% of each FC we develop.

Partnership with Raging Power Limited

Our relationship with Raging Power Limited, a subsidiary of New World Development Company Limited, a prominent mall developer based in Hong Kong (“Raging Power”), began on November 3, 2021, when Falcon’s, Raging Power and Karnival TP-AQ Holdings Limited, a wholly-owned subsidiary of Raging Power (“Karnival”), entered into a joint venture agreement, pursuant to which Falcon’s became a 50% shareholder in Karnival. The agreement will terminate if either of Falcon’s or Raging Power comes to hold the entire share capital of Karnival or in certain other limited circumstances. Karnival plans to build its first LBE experience at the 11 SKIES project, located at Hong Kong International Airport, which will be operated by Karnival TP-AQ Limited (“K11”), another subsidiary of New World Development Company Limited. 11 SKIES is expected to be Hong Kong’s largest hub for retail, dining, and entertainment. Karnival intends to develop additional LBE experiences in mainland China.

As part of the relationship, Karnival has contracted our FCG division to provide creative design services, media production services, and project management support. This will result in some of our capital investment in the joint venture being returned in the form of payment for services provided by FCG. This LBE experience is currently in the design and media production phase with construction planned to commence before the end of 2023 and an anticipated opening in 2025. Pursuant to the terms of the joint venture agreement, Falcon’s and Raging Power are each required to provide funding to Karnival in the form of non-interest-bearing shareholder loans, which will be repaid based on a percentage of gross revenues from the operation of the LBE at 11 SKIES. Accordingly, the joint venture agreement provides that we receive 16.6% – 20.6% of gross revenue of the LBE at 11 SKIES.

For more information about our joint venture relationships, see Note 8 to our audited consolidated financial statements included elsewhere in this prospectus.

Falcon’s Beyond Brands

Our FBB division is our newest division, created with the mandate to deploy and monetize proprietary Story-driven IPs and Third-party Partnered Brands through digital entertainment content and consumer merchandise. FBB focuses on deployment and monetization of our Story-driven IPs and related brands as well as those of our Third-party Partnered Brands. Our unique brand expander strategy takes story-driven intellectual properties and seeks to compress the timeline for monetization by deploying these properties across multiple vectors simultaneously. Brand development is led by a strong internal team supported by external advisors.

In March 2023, we named Simon Philips as President of Falcon’s OpCo, with a mandate to lead the expansion of the Company’s existing businesses and the growth of our FBB division. We believe his extensive industry expertise and relationships will allow him to successfully develop and implement comprehensive corporate strategies to expand the deployment and monetization of our Story-driven IPs and Third-party Partnered Brands through entertainment content and consumer products.

Traditional brand development timelines can take many years or even decades to deploy across a broad range of vectors (e.g., physical theme parks, media content and consumer merchandise). By contrast, our brand expander strategy is designed to efficiently support brand activation and growth across a broad spectrum of deployment vehicles within a compressed timeline. The goal of this strategy is to accelerate consumer engagement and ROI through simultaneous multi-channel growth.

10+ years

Illustrative Traditional Brand Development Process

YEAR
1
2
3
4
5
6
7
8
9
10
Entertainment Content
Consumer Products
Destinations
Books / Comics
Films / Episodics
Video Games
Toys, Games, Gifts, Collectibles
Theme Parks & Attractions

VS

3 years

Anticipated Falcon's Brand Development Process

YEAR
1
2
3
4
5
6
7
8
9
10
Entertainment Content
Consumer Products
Destinations
Books/ Comics
Films / Episodics
Video Games + Metaverse
Toys, Games, Gifts, Collectibles
Theme Parks & Attractions + Resorts & Hotels
⅓ the time

Our brand expander strategy is broken down into three primary components:

1.      Entertainment Content

2.      Consumer Products

3.      Destinations

Our three divisions feed into each other to accelerate our growth strategy.

Our entertainment content component focuses on transmedia storytelling, weaving storylines from our brands into multiple spectrums of content. Deployment across these various mediums allows for expansive, complex story universes and character lore. We leverage both in-house and external studio production resources and the expertise of our FCG division, with our FBB and FCG divisions working together to ensure holistic story delivery.

Our entertainment content roadmap includes:

•        feature films and episodic series (AVOD/SVOD);

•        books, comics, and graphic novels; and

•        video games, apps, and Web3 activations.

Our first mobile game, Katmandu: EtherMerge, had a public soft launch on Google Play and Apple’s App Store in December 2022; the official game launch occurred in March 2023. Katmandu: EtherMerge is a causal merge-2 puzzle game in which players complete missions to help several iconic Katmandu characters while unlocking mysteries across the Hidden Realms of Katmandu. Players earn coins, gems, and XP to level up and receive rewards. XP gained during gameplay can be automatically added to a player’s BeyondME account, if linked. The game is free-to-play and features optional in-app purchases. Additional game updates, revenue streams, and marketing initiatives for user acquisition and user retention are in development and we expect to deploy updates with regular frequency.

Our all-genre, open-world Roblox game, BEYONDLAND, launched a public beta in December 2022; the official game launch occurred in March 2023. The game is an open-world hub concept filled with attractions, activities, and events based around our Story-driven IPs and Third-party Partnered Brands. The game currently features a Katmandu Park section where players can explore realms, build rides, play mini games, compete in challenges, shop for digital goods, collect coins, and earn XP. XP gained during gameplay can be automatically added to a player’s BeyondME account, if linked. Each player also has a personalized lab where they can build roller coasters and decorate with various furniture, props, and accessories purchased from a virtual mall using the coins they’ve collected. Players can invite each other to visit their respective labs to hang out and ride and rate their coasters. BEYONDLAND also includes several portals into the Hidden Realms of Katmandu, where players can test their skills in challenging obstacle course experiences such as Space Zombie Survival, Treehouse Challenge, and Volcano Deathrun. The game is free-to-play and features optional in-app purchases using Robux, Roblox’s in-game currency. Additional game updates, revenue streams, and marketing initiatives for user acquisition and user retention are in development and we expect to deploy updates with regular frequency. Future updates could integrate additional Story-driven IPs or Third-party Partnered Brands. We are encouraged by initial engagement with BEYONDLAND, including approximately 6.3 million visits and over 63 million impressions since inception.

We announced the development of our first animated series in April 2023. The preschool-targeted series is anticipated to feature Boro the Yeti, one of the breakout characters first introduced at Sol Katmandu Park & Resort and a group of fun-loving, mischievous young yetis. In this mission-oriented show, the young yetis go on adventures across the Katmandu realm. Other characters from our Katmandu proprietary Story-driven IP franchise, including Kilgore Goode and Busby the Robot, help the young yetis on their adventures by providing all the tech they need to complete their missions. Their headquarters is in the iconic upside-down house feature in our Katmandu Parks.

Our consumer products component features a multi-pronged approach including in-house merchandise design as well as activation through relationships with global merchandise manufacturers and distributors. Leveraging relationships with global merchandise manufacturers and distributors allows us to monetize brand-based properties more quickly and reach a broader audience. We plan to reach consumers through multiple channels, including vertically integrated retail locations at our FBD locations, which will include Falcon’s Resorts by Meliá, Katmandu Parks, and Falcon’s Central locations, and online direct-to-consumer E-commerce, as well as non-vertically integrated third-party stores and marketplaces.

Our consumer merchandise roadmap includes:

•        toys;

•        Table-Top and & Trading Card Games;

•        apparel; and

•        collectables.

The Company’s wholly-owned and branded ecommerce website launched in early April 2023 and features a variety of merchandise inspired by our Katmandu proprietary Story-driven IP franchise. Products include adults’ and children’s apparel, plush toys, drinkware, blankets, hats, rainwear, bags, and souvenirs. We plan to update the online shopping destination regularly with new products, including merchandise based on other Story-driven IPs and Third-party Partnered Brands.

The Katmandu: Age of Artifacts, our first collectable trading card game, launched in April 2023. The first starter kit, entitled Boro vs. Eldred, is available for purchase on our ecommerce website and is being distributed for sale at physical retail locations. The starter kit includes two sets of starter decks. In the game, two players duel against each other using powerful characters from the Hidden Realms of Katmandu lore, like Boro the Great Yeti Guardian and Archmage Eldred the Omniscient. Players battle across the game’s three lanes of combat and unleash damage to each other’s characters through lane victories or direct spells cast with the game’s unique gem-based resource system. New starter kits, decks, booster packs, and other expansion sets are expected to be released on a regular cadence. In addition to physical cards, other branded retail merchandise and game-related peripherals are currently in development.

Our destinations component of FBB leverages our FBD division by integrating our Story-driven IPs and Third-party Partnered Brands into brick & mortar locations. Our control of the experience design at our locations provides us complete creative freedom in how we integrate our Story-driven IPs and offers unique opportunities for existing and prospective Third-party Partnered Brands. This category provides a captive audience for these intellectual properties and brands, which could boost consumer engagement, brand loyalty, and revenues in our other business divisions and categories.

Our proprietary Story-driven IPs include:

•        The Hidden Realms of Katmandu.    This foundational story for our Katmandu Park is a steampunk-inspired journey into a collection of fantastical universes collectively known as the Hidden Realms. Each location is as varied and wonder-filled as its heroes and villains, such as The Explorer and Inventor Kilgore Goode, the yeti Guardian Boro, and the villainous wizard Mad Mage Alvis. But anyone who enters will come to understand that the greatest power of all is imagination itself!

•        Cadim and the Monster Wave.    This science-fiction epic full of action, aliens, and surfing features young Cadim, a spiritual Filipino surfer who discovers his incredible superhero powers come from his destiny to be one with what legends refer to as the Monster Wave. He will face super villains, gigantic creatures, and nature itself in a tale about family, cultural diaspora, and what it truly means to be a hero for our time.

•        VQUARIUM.    This edutainment experience is designed as the aquarium of the future, immersing viewers in marine knowledge without a single drop of water or live animal. Guided by a fictional intelligent computer and a shape-shifting undersea vessel, visitors will witness the depths of the ocean in ways not experienced before — such as visiting the distant past or seeing the wonders of microscopic organisms — leaving them entertained, informed, enlightened, and motivated to preserve our precious oceans.

•        ResQ.    This story concept is based on a futuristic galaxy where a small team of fictional kids and a robot dog aid stray extraterrestrial animals and cybernetic creatures in a format similar to an animal rescue.

We seek to enter or have entered into partnerships and alliances with:

•        Epic Story Media.    Since May of 2022, our alliance with Epic Story Media has focused on expanding our proprietary Katmandu Story-driven IP beyond LBEs into a broader array of entertainment mediums, including content, gaming, and consumer products. We previously engaged Epic Story Media to develop Katmandu-based franchise management services and an animated episodic series, and are currently collaborating on Katmandu: EtherMerge and BEYONDLAND. The relationship also includes opportunities to jointly roll out worldwide entertainment-based initiatives related to specific brands that Epic Story Media owns directly or represents. These initiatives are contemplated to potentially include feature films, episodic series, video games, live entertainment, Web3 and metaverse activations, consumer products, and other forms of new media and technology. Epic Story Media or brands it represents may participate in these initiatives as co-financier, co-producer, and/or production studio, as well as provide support through marketing and distribution.

•        Unleashed Brands.    In September 2022, we entered into a memorandum of understanding with Unleashed Brands to, upon the execution of definitive documentation, co-develop and co-produce worldwide entertainment initiatives, including the installation of LBE experiences featuring our interactive gaming systems. The partnership contemplates the initial development of two first article locations to test the LBE experiences, which is planned to be followed by a long-term franchise rollout. Falcon’s will support this process by providing design, technical and IP development, positioning and marketing services for the developed locations.

•        Select brands featured on PBS Kids.    We have partnered with brands featured on PBS Kids to seek to bring Xavier Riddle and the Secret Museum, Dinosaur Train, Odd Squad, and Wild Kratts into the physical realm through fun, interactive environments that seamless integration media with hands-on exploration.

•        Hershey.    In October of 2022, we executed a letter of intent with The Hershey Licensing Company (“Hershey”) pursuant to which we are seeking to expand the Hershey brands by designing and deploying a new Hershey-themed attraction. As part of the development plan, Falcon’s intends to open at least four of the themed attractions, which are expected to include retail and dining components, within the next five years.

Competition

Each of our three business divisions face their own respective competitive landscapes.

FCG offers an extremely wide range of services to its outside clients and also works on internal development projects. Our broad services offerings include master planning, theme park design, digital media, attraction hardware, and experiential technologies. Design studios doing work for outside clients with which we compete include FORREC Ltd., ITEC Entertainment, Jack Rouse Associates (JRA), PGAV Destinations, and Thinkwell Group. Media production studios doing work for outside clients with which we compete include Mack, Pixomundo, Super 78, and Weta Workshop. Design studios working on exclusively internal development include Merlin Magic Making Ltd., Universal Creative, and Walt Disney Imagineering.

FBD competes in the leisure and entertainment industry. Our primary competition includes resorts offering meaningful entertainment options to guests, including theme parks, water parks, and adventure parks. Examples of these include Great Wolf Resorts, Kalahari Resorts, and Center Parcs, all of which offer hotels with on-site entertainment. We believe that the breadth of our entertainment offerings, the integration of our Story-driven IPs and the quality of our hotels sets us apart from these competitors. Our Katmandu Park also competes, and in the future our Falcon’s Central will compete, with other entertainment and excursion activities available to tourists in each of the markets in which we operate currently or will operate in the future; these vary by location. Our Falcon’s Resort by Meliá hotels compete with other luxury beach resorts in each of the markets in which we operate; these include Iberostar Group, Hilton Worldwide Holdings Inc., Hyatt Hotels Corp., Marriott International, Playa Hotels and Resorts, and Sandals Resorts International.

FBB competes in the digital entertainment content and consumer merchandising markets. Both feature a wide range of competitors. Key competitors include Authentic Brands Group, DotDash Meredith Inc., IMG, NBC Universal (Comcast Corp.), The Walt Disney Company, Warner Bros. Discovery, and WildBrain Ltd.

Our Strategy and Market Opportunity

Falcon’s is well positioned to capitalize on what we believe will be a secular shift in consumer demand to leisure and experiential entertainment. Our strategy is to grow profitably by:

•        expanding our Attraction-based IPs and Story-driven IPs through our joint venture relationships and FCG’s master planning and attraction design offerings;

•        reimagining traditional brand deployment and activation strategies through the anticipated deployment of consumer products, entertainment content, and social engagement in a fraction of common timelines;

•        synergizing with multiple Third-party Partnered Brands that can be deployed in numerous lanes concurrently, while leveraging those partners’ already-successful brand business strategies;

•        widening our potential audiences through culturally relevant stories and experiences that are inclusive of differing ethnicities, customs and cultures, appealing to a diverse and multigenerational range of consumers;

•        leveraging our relationship with Meliá, thereby gaining access to prime real estate world-wide and hotel properties that have the potential to become joint venture-owned and run properties that will benefit from our proprietary Story-driven IPs;

•        continuing to develop new proprietary ride system technology and software designed to immerse guests in our Story-driven IPs; and

•        leveraging the strength of our partnerships and alliances with Third-party Partnered Brand to accelerate popularity of our resort destinations as well as our own Story-driven IPs.

What Sets Us Apart

Our competitive strengths include the following:

•        Award Winning Track Record.    Our FCG and FBD divisions and their predecessor entities boast operating histories of 23 and 16 years, respectively. Our executive leadership team and current board of managers collectively has over 360 years of experience across design, implementation, and operations of experiential entertainment venues as well as media content production. Collectively, Falcon’s has been a winner of 30+ prestigious industry awards.

•        History of Customer Satisfaction.    FCG and its predecessor have master planned and executed over $100 billion of themed experiences since inception. Falcon’s 38% design-to-build rate is an illustration of our team’s success in designing experiences that can be feasibly built. 58% of first-time clients have contracted for additional services, and the scope of services contracted by returning clients averages 60x the scope of the initial project.

•        Proprietary Technology.    We have several patented and patent-pending proprietary attraction systems and technologies, developed internally at our Falcon’s X-Lab research and development center. Through our decades of attraction design, we have extensive insight into guest experience development and have been able to identify and act upon market trends in guest and user experiences.

•        Breadth of Services.    Our three divisions contribute to and strengthen one another, promoting continuity throughout projects. FCG offers a wide range of services, including master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales, essentially providing one-stop-shopping for the design and deployment of experiential entertainment venues. This breadth of services provides a key competitive differentiator and highlights the diverse skillset of our team. These services are complemented by our FBB division, which manages the monetization of our Story-driven IPs and Third-party Partnered Brands.

•        Meliá-Falcon’s Joint Ventures.    Our joint ventures with Meliá, one of the largest hoteliers in the world with more than 345 properties across over 40 countries, gives us access to real estate in prime beach communities. This access to real estate gives us the ability to deploy our Story-driven IPs and Attraction-based IPs in the heart of these tourist-rich beach destinations with our hotel guests providing a built-in audience for our Story-driven IPs. We also benefit from the on-the-ground operational support and expertise of Meliá given its long-standing presence in these markets, including human resources, financial and tax structuring, and governmental relationships.

•        Significant Tangible Asset Value.    The majority of the proceeds raised in connection with the Business Combination, after fees and expenses, are expected to be utilized for investment into FBD’s hard assets. Additionally, Meliá will contribute assets of equivalent worth into the joint ventures. Falcon’s expects to use moderate leverage in order to complete the buildout of these sites as well as to fund future expansions.

•        Relationship with Qiddiya.    Qiddiya Investment Company selected Falcon’s Creative Group as a major designer for projects in the tourism destination of Qiddiya, the “capital of Entertainment, Sports, and the Arts.” To date, Qiddiya Investment Company has engaged Falcon’s to lead the design of 26 distinct entertainment assets ranging from hotels to theme parks, including the region’s largest water theme park project. These engagements have led to a continuous collaboration between Qiddiya and Falcon’s over the past four years.

Marketing

Our marketing efforts vary by division and customer type (i.e., business versus consumer).

FCG’s marketing efforts are based largely on a business-to-business (“B2B”) approach. Given our over 20-year history, we are generally well-known in the themed entertainment industry and therefore benefit from word-of-mouth and customer referrals. To ensure that we maintain our industry profile, we have physical presence at industry tradeshows and are an active participant in industry organizations such as the International Association of Amusement Parks and Attractions (IAAPA), the Themed Entertainment Association (TEA) and the Visual Effects Society (VES). We also have an extensive online presence, including a visually rich website featuring imagery and examples of our services, technologies, and ride systems, including numerous case studies, and we have invested substantially in search engine optimization resources to guide prospective clients to our website. FCG has an extensive social media presence on channels including Facebook, Instagram, and YouTube, although our most successful channel given our business-focused audience is our LinkedIn page, which has over 10,000 followers.

FBD’s marketing program is focused on promoting our resort and theme park locations to a consumer audience. We utilize traditional in-country marketing channels, such as billboards, radio advertisements, bus advertising, and pamphlets, as well as more innovative activations including wrapped public transportation vehicles. We also take advantage of social media channels to promote our parks and resorts. We partner with tour operators and travel agencies to include our entertainment offerings as a preferred or recommended excursion for leisure travelers. Finally, our resorts are marketed by the Meliá marketing department as part of its overall promotion of the Meliá brands.

FBB’s marketing program is still being refined and includes both B2B and business-to-consumer (“B2C”) approaches, integrating elements from our FCG and FBD marketing efforts. Brand licensing and distribution are marketed via channels such as trade shows, summits, and publications. This marketing covers the licensing of proprietary Story-driven IPs for the distribution of our original linear content, the licensing of our consumer merchandise, as well as our licensing of Third-party Partnered Brands. We are also developing B2C marketing to drive customer awareness of our media content and consumer merchandise. This strategy will include online as well as print marketing, in addition to third-party partner marketing.

Sales

Our sales strategies vary by division.

FCG’s sales strategy relies on an internal sales and customer relationship management team. This team develops sales leads sourced through our marketing strategies and continues to manage the customer relationship through project completion. Given the importance of repeat business, our team also maintains an ongoing relationship with most of our customers in an effort to generate future business. Illustrating the importance of repeat business, 58% of first-time clients have contracted for additional services, and the scope of services contracted by returning clients averages 60x the scope of the initial project.

FBD’s sales strategy relies on hotel bookings, walk-up ticket sales, excursion bookings through tour operators and sales to local residents and Meliá hotel customers. Hotel bookings are available on the Meliá website and through partner platforms (e.g., Expedia, Trip, and Jet2holidays). Katmandu Park tickets are and Falcon’s Central tickets will be available for purchase by walk-up visitors at our on-site ticket office, our own website, through on-line travel agents, and at Meliá or joint venture-owned hotels, as well as numerous ticket shops in the surrounding areas. Finally, we partner with tour operators and agencies to sell day-trip visits to tourists staying outside of walking distance.

FBB’s consumer merchandise sales will occur via retail locations at our FBD resorts, theme parks and, in the future, at our FC locations, online direct-to-consumer channels, vertically integrated retail, and third-party marketplaces. FBB expects to further pursue in-game micro-transactions as well as the licensing of media content to distributors.

Research and Development

Falcon’s develops proprietary technology and attraction systems through proactive research on the experiential entertainment industry focusing on strategies and technologies to facilitate the connection and interfacing between disparate proprietary, consumer, and commercial hardware and software systems to provide immersive interactive experiences in both the physical and virtual worlds.

We develop most of our products within the Falcon’s X-Lab facility in Orlando, Florida — a versatile research facility and prototype laboratory adjacent to our main studio used as the central test lab to research and experiment with emerging technologies in innovative applications.

We have established a team to develop the full slate of software, hardware and systems that power our products, integrating product management, engineering, analytics, data science, and design. As of September 30, 2023, we had 18 employees that actively participate in our research and development initiatives.

Customers and Concentration of Customer Risk

Our business divisions have significant individual customer relationships. FCG in particular tends to have customers that individually represent a significant amount of its consolidated revenues given that it is limited in the number of customers it can service for large master planning and design projects at any one time. Our FCG customers are often themed entertainment developers and operators, museums, zoos, aquariums, cruise lines, media producers, intellectual property holders, and others based in the United States and around the world in 27 countries. We are proud to have worked with Qiddiya Investment Company, MOTIONGATE Dubai, Fosun International Limited, the IMG Group, Delaware North Companies, and the National Geographic Society, to name a few.

For the year ended December 31, 2022, FCG’s three largest customers generated an aggregate of approximately 93% of FCG’s revenue. The three largest customers per period vary depending on the status of our projects.

We present a discussion of each of the three largest customers for the year ended December 31, 2022 below.

Customer No. 1 — Qiddiya Investment Company, a corporation wholly owned by Saudi Arabia’s Public Investment Fund, has engaged FCG to provide services for Qiddiya, a planned tourism destination and one of a series of large-scale projects to be constructed in Saudi Arabia. Qiddiya is planned to consist of 367 square kilometers of leisure and theme parks, sports arenas, academies for sports and the arts, concert and entertainment venues, racetracks and outdoor and adventure activities alongside nature and environment experiences. Since 2018, FCG has been engaged to lead the design of 26 different entertainment assets located in Qiddiya, including the now-completed master plan for its water theme park. The water theme park will be the country’s first and the region’s largest.

Various services agreements with Qiddiya Investment Company have been entered into between July 2018 and February 2023, providing for the provision of design, consultancy, creative guardianship, media production, and/or ride hardware procurement services related to the development of Qiddiya. Each of the agreements that we have entered into contains the scope of services and completion milestone requirements applicable to each particular entertainment asset or services to which the agreement relates. Because our work for Qiddiya is not subject to a master services agreement, our and Qiddiya Investment Company’s rights and obligations and our time to complete a specific task may vary from agreement to agreement and the terms and conditions of each agreement is generally tailored to the specific project or services covered by the applicable agreement. As of May 12, 2023, we have six active agreements with the Qiddiya Investment Company, each of which may be terminated at will by either FCG, after providing 14 days’ notice to Qiddiya Investment Company, upon a further notice of 42 days or Qiddiya Investment Company upon 14 days’ notice to FCG. Further, there are no cross-termination or cross-default provisions in these agreements, as they relate to discrete services or projects that are not dependent on each other.

Customer No. 2 — Sierra Parima, an affiliated party, focuses on developing and operating highly immersive theme parks and other entertainment, retail and dining establishments. FCG was engaged in September 2018 to provide concept design master planning review for a theme park project. FCG’s services have evolved throughout the years to include full concept master planning, schematic design master planning, attraction design, media production and project management services. FCG is still actively engaged in this project, which is scheduled to open fully by mid-2023.

The services agreements with Sierra Parima were executed in September 2019, May 2020, and May 2021, each for the provision of attraction hardware systems to be implemented within a theme park. Each of these agreements may be terminated by either FCG or the customer upon for breach of contract if such breach has not been remedied beyond 30 days of receipt of notice of default, or up to 120 days if a longer period is reasonably required to cure such breach.

Customer No. 3 — Saudi Entertainment Ventures (SEVEN) is the investment, development and operations arm of the Kingdom’s sovereign wealth fund in the entertainment sector. This customer originally contracted FCG in 2021 to provide theming schematic design consultancy services in connection with their entertainment development project. Additional engagements have included character design for the entertainment development project and a water park which are still currently in production.

The services agreements with SEVEN were executed in February 2021, September 2021, and April 2022, each for the provision of consultancy services for master planning and character design in a themed entertainment experience and water park. Each of the consultancy agreements that we have entered into with SEVEN contains the scope of services and completion milestone requirements applicable to each particular entertainment experience or services to which the agreement relates. Because our work for SEVEN is not subject to a master services agreement, our and SEVEN’s rights and obligations and our time to complete a specific task may vary from agreement to agreement and the terms and conditions of each agreement is generally tailored to the specific project or services covered by the applicable agreement. Each of these agreements may be terminated by the customer at will upon 15 days’ notice to FCG, or immediately in case of breach of contract. FCG may terminate due to customer’s failure to make payment within 60 days after it becomes due or if the agreement has been suspended for more than 180 days.

Seasonality

Our divisions face different seasonality trends. FCG faces minimal seasonality given the months- or years-long timelines of most client engagements. Seasonality in our FBD division is more material and is based on the tourism season in each of our markets, with some markets exhibiting more significant fluctuations between high and low seasons; most notably, the operating season for our Mallorca resort location is only April through October, and our highest occupancy levels, ticket sales and package rates occur during July and August. This seasonality in demand results in predictable fluctuations in revenue, results of operations and liquidity, which in Mallorca are consistently higher during the second and third quarters of each year than in the first and fourth quarters. The other markets in which our FBD division operates or is currently planning for or developing locations (i.e. Punta Cana, Dominican Republic, Playa del Carmen, Mexico and Tenerife, Spain) have year-round operations that experience more moderate seasonality than Mallorca.

FBB does not have sufficient operating history for us to determine seasonality; we expect the division to exhibit seasonality consistent with typical companies that operate in the Digital Entertainment Content and Consumer Merchandising industries. This seasonality is traditionally tied to entertainment content releases (e.g. film premieres, episodic series runs) and associated marketing spending, rather than time of the year. Consumer merchandise seasonality is also tied to holidays, with stronger sales typically occurring during the fourth quarter in the November to December period.

Cyclicality

All of our divisions are exposed to typical business cycle fluctuations given the discretionary nature of leisure and experiential spending. We believe that business cycle downturns impact our FBD division hotels more moderately than peer hotels in each market given the booking differentiator provided by our entertainment offerings. Our FBB division lacks sufficient operating history for us to determine exposure to cyclicality, but we do not have reason to believe that it would differ from other companies with similar levels of exposure to consumer discretionary spending.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic had, and may continue to have, a material negative impact on the tourism, entertainment and attraction industries driven by worldwide restrictions on travel and public gatherings. Our business was impacted by delays in new and planned development spending by our FCG-end customers beginning in March 2020 and continuing into 2022. We took steps in response to the decline in revenues, including taking advantage of government funding including Employee Retention Credits and Payroll Protection Program loans, deferral of discretionary spending and securing additional capital via loans from our members.

The results and operations of our joint ventures, which include our FBD hotels and Mallorca theme park, were also negatively impacted by temporary closures of properties, limited operations, supply chain shortages, and decreased demand due to public health concerns associated with the pandemic and restrictions on international travel and group gatherings.

Our joint venture entities took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2020 and 2021 included, but were not limited to, (i) eliminating or deferring all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening; (ii) reducing or deferring capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of the Punta Cana theme park; (iii) negotiating deferral of loan amortization and interest; and (iv) reducing seasonal labor during the period that the parks were closed or operating under capacity restrictions. Our joint venture entities also availed themselves of various COVID-19 relief programs from the Spanish and local governments, including government-backed loans from the Spanish State Finance Agency (“ICO”), grants from the Balearic government, and a twelve-month moratorium on the payment of mortgage loans relating to Spanish real estate properties subject to a hotel, tourist accommodation and travel agency activity.

Intellectual Property Protection

Our businesses and projects throughout the world are affected by our ability to exploit and protect our intellectual property assets, which include trademarks, copyrights, patents, and trade secrets. We also own registered domain names and have entered into, and will continue to enter into, both in-bound and out-bound licensing agreements of our intellectual property and the intellectual property of third parties.

We rely on the intellectual property laws of the United States and other relevant jurisdictions, as well as licensing agreements, confidentiality and non-disclosure agreements, and other contractual protections, to safeguard our intellectual property assets.

As of September 30, 2023, we are the record owners of: (i) approximately 145 U.S. and non-U.S. trademark registrations and applications, (ii) 15 U.S. and non-U.S. patents and patent applications, and (iii) approximately 81 registered domain names.

Our on-boarding policy requires each of our employees to enter into a confidentiality agreement which provides that all inventions and discoveries that are conceived or made by such employee during their employment which relate in any manner to Falcon’s current business or future business will be the sole property of Falcon’s. Additionally, independent contractors involved in the creation and/or development of intellectual property for Falcon’s execute agreements that include confidentiality, work-for-hire, and intellectual property assignment provisions providing that Falcon’s owns the results and/or deliverables created under such agreements. We also take reasonable steps to control and monitor access to our software, documentation, proprietary technology, and other confidential information.

We continue to evaluate additional intellectual property protections to the extent we believe they would be beneficial and cost-effective. Despite our efforts to protect our intellectual property assets, our intellectual property could be deemed invalid or unenforceable or otherwise challenged and such efforts may be circumvented or otherwise unsuccessful. See the section entitled “Risk Factors,” including “Risk Factors — Risks Related to Our Intellectual Property” for a description of the risks related to our intellectual property.

Government Regulations

Given that we operate in several industries and geographically diverse locations, our operations are subject to a variety of rules and regulations. Several non-U.S. and U.S. federal and state agencies regulate various aspects of our business. We are subject to applicable laws and regulations in the United States and other countries in which we operate, and the rules and regulations of various governing bodies, which may differ among jurisdictions, including, without limitation, with respect to export restrictions, economic sanctions, consumer protection and privacy, data usage, data integrity, cybersecurity, intellectual property, content requirements, trade restrictions, tariffs, taxation and anti-corruption. These regulations are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as foreign, federal, state, and local administrative agencies. We may be required to incur costs to comply with these requirements, and the costs of compliance, investigation, remediation, litigation, and resolution of regulatory matters could be substantial. See the section entitled “Risk Factors,” including “Risk Factors — Risks Related to Regulatory, Legal and Compliance Matters” for a description of the risks related to the potential impact of government regulations.

Falcon’s Beyond Destinations

FBD is anticipated to be, and its joint venture entities and operations are, subject to applicable environmental laws and regulations in in the countries in which they operate hotels, theme parks, FCs or other properties, such as laws and regulations relating to water resources, discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by regulated materials. Under these laws and regulations, should circumstances warrant, we may be required to investigate and clean up hazardous or toxic substances or chemical releases from current or formerly owned or operated facilities or to mitigate potential environmental risks. Environmental laws typically impose cleanup responsibility and liability without regard to whether the relevant entity knew of or caused the presence of the contaminants. The costs of investigation, remediation or removal of regulated materials may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use, transfer or obtain financing with respect to our property.

At our hotels and theme parks, Falcon’s, Meliá, our joint ventures, and third-party service providers collect, use and retain large volumes of guest data, including credit card numbers and other personally identifiable information, for business, marketing and other purposes. We also maintain personally identifiable information about our employees. As such, we are subject to applicable security and data privacy laws and regulations in the countries where we operate regarding protection against the risk of theft, loss or unauthorized or unlawful use of guest, employee or company data. For example, FBD is subject to the General Data Protection Regulation (“GDPR”), which became effective on May 18, 2018. This EU law governing data privacy and protection applies to all of our activities conducted from an establishment in the EU or related to certain of our products and services offered in the EU, and imposes a range of compliance obligations regarding the handling of personal data.

In addition, our joint ventures are subject to other governmental regulations in the countries where they operate including, without limitation, labor, zoning and land use, minimum wage and health and safety regulations applicable to hotel, restaurant and theme park construction and operations.

Falcon’s Creative Group

FCG is subject to applicable federal and state regulation in the United States, including, without limitation, regulations relating to protection of intellectual property, such as copyright, patent, and trade secret and other propriety-rights laws and regulations. See “— Intellectual Property Protection” above for further information. Our products available in international markets are also subject to applicable U.S. and non-U.S. laws and regulations. When FCG is contracted to integrate its products with overseas businesses, we are subject to the laws and regulations relating to, as applicable, temporary work authorizations or work permits and other immigration matters of the countries where those businesses are located. These laws and regulations are continually evolving and are subject to change over time.

Falcon’s Beyond Brands

FBB is subject to applicable laws and regulations of the United States and other jurisdictions where it operates, including, without limitation, those relating to protection of intellectual property and data privacy and security. FBB, in its partnership with other brands and content creators, is also responsible for protecting the intellectual property of others in certain instances. We must design and operate our products and services in compliance with the applicable laws and regulations of the relevant jurisdiction(s).

Human Capital

The Company

Our key human capital management objectives are to attract, retain and develop the highest quality talent throughout our company. To support these objectives, we strive to provide our employees good working conditions and competitive pay, as well as a wide range of benefits programs to eligible employees. We continuously evaluate our benefits programs and policies to meet present and future employee needs and desires. These programs and policies are intended to ensure the well-being of our employees. Programs and policies applicable to our U.S. employees generally include, but are not limited to, access to medical, dental, life, short-term and long-term disability insurance benefits, a 401(k) and profit-sharing plan to assist employees in saving for their future and paid vacation and holidays. Additionally, to support the interests of our employees, we offer a matching gift plan where Falcon’s will match employee donations up to $2,000 to qualified nonprofit organizations and a community service program that allows for up to three days of paid time for community volunteer service.

At Falcon’s, culture is not just an incidental by-product of working together, it’s our way of life. We believe in integrity, inclusion, diversity, and fairness, as shown by the employee initiatives that we encourage and enforce:

•        respectful communication and cooperation between all employees;

•        teamwork and employee participation, encouraging the representation of all groups and employee perspectives;

•        work/life balance through flexible work schedules to accommodate employees’ varying needs; and

•        employer and employee contributions to our communities to promote a greater understanding and respect for diversity.

As of September 30, 2023, we had 119 full-time employees, of which 103 were based at our Orlando headquarters. None of our employees are covered by collective bargaining agreements. This does not include employees of our joint venture entities.

Falcon’s full-time employees include a thirteen-member executive team. FCG’s annual retention rate in each year over its 23-year history has averaged 84%. In June of 2022, Falcon’s was awarded the Orlando 2022 Top Workplaces regional award by Orlando Sentinel. This was based on the employee feedback captured with the Workplace Survey in 2022, where the overall employee engagement rate of respondents was 77%.

Our Joint Ventures

As of September 30, 2023, our two joint ventures with Meliá had approximately 362 year-round, full-time employees, of which 152 are based in Spain and 210 are based in the Dominican Republic. In Spain, there are an additional 288 full-time and 16 partial-time employees that work all or a part of the operating season of the given property.

All of the Spanish joint venture employees are subject to collective bargaining agreements governed by Estatuto de los Trabajadores (the “Workers’ Statute”) of Spain. These agreements are reached after negotiations between unions, industry representatives and public administrators. At the beginning of 2023, there was a pre-agreement announced for a 5.0% wage increase in 2023 and 3.3% in 2024 (applying only to the positions that are being remunerated with the collective bargain agreement). We consider our employees relations to be good.

Insurance

The Company

We maintain insurance, excess coverage, or reinsurance for property and commercial general liability, personal and advertising injury, automobile liability, professional services liability, workers’ compensation, cybersecurity. and other coverage in amounts and on terms that our management believes are commercially reasonable and appropriate, based on our actual claims experience and expectations for future claims.

We also maintain insurance for our non-US activities and operations including commercial general liability, automobile liability, employer’s liability, kidnap and ransom, and other coverage in amounts and on terms that our management believes are commercially reasonable and appropriate, based on our actual claims experience and expectations for future claims.

There can be no assurance that our insurance coverage will be adequate to cover all claims to which we may be exposed.

Meliá-Falcon’s Joint Venture Entities

Our joint venture entities maintain insurance for property, professional services liability, commercial general liability and other appropriate coverage in amounts and on terms that our management believes are commercially reasonable and appropriate for businesses operating in the tourism industry in Spain and the Dominican Republic, based on Falcon’s, Meliá’s and the joint ventures entities’ actual claims experience and expectations for future claims. The joint venture entities also maintain general accident insurance and life insurance. This general liability insurance provides coverage for hotel and theme park employees’ death and incapacity, resulting from our operations. We believe these insurance policies are adequate for foreseeable losses and on terms and conditions that are reasonable and customary with solvent insurance carriers. In addition, the joint ventures maintain what we believe to be appropriate levels of insurance coverage in areas where there is a high probability of severe weather events or earthquakes.

The types and levels of coverage the joint ventures obtain may vary from time to time depending on their view of the likelihood of specific types and levels of loss in relation to the cost of obtaining coverage for such types and levels of loss and they may experience material losses that exceed, or are not covered by, their insurance.

We generally evaluate our insurance policies on an annual basis, which may involve renegotiation of terms as necessary. The majority of our current insurance policies were renewed at the beginning of the second quarter of 2023. We cannot predict the level of the premiums that we may be required to pay for subsequent insurance coverage, the level of any retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks.

Litigation

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our various business divisions, the outcomes of which are subject to uncertainty. For example, FBD could become involved in claims or proceedings involving tort and other general liability claims asserted by customers, clients or service providers, workers’ compensation and other employee claims, or environmental or other regulatory matters. FBB could become involved in proceedings involving claims related to protection of FBB’s intellectual property, copyrights and/or patents or disputes with business partners; and FCG could be subject to material claims, or become involved in proceedings involving material claims related to intellectual property, whether to enforce our intellectual property or to defend against any allegation of infringement of others’ intellectual property. These disputes may be with vendors, service providers or third-party contractors.

The outcomes of such legal proceedings are uncertain and, regardless of the outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. Information regarding legal proceedings is included in Note 15, “Commitments and Contingencies”, to Falcon’s financial statements included in this prospectus for information on certain significant litigation matters.

Properties

Our parks, hotels and other properties of the Company and its joint ventures are described under the section entitled “Information about Falcon’s — Falcon’s Beyond Destinations.” The table below provides a brief description of other properties owned or leased by the Company and its joint ventures.

Location	Approximate Size	Use	Business Division
Higüey, la Altagracia, Dominican Republic	43,123 m2	Owned Property for Katmandu Park*	Falcon’s Beyond Destinations
Arona, Tenerife (Spain)	21,260 m2	Owned Property for Hotel Sol Tenerife*	Falcon’s Beyond Destinations
Calvià, Mallorca (Spain)	15,205 m2	Owned Property Sol Katmandu Park and Resort*	Falcon’s Beyond Destinations
Calvià, Mallorca (Spain)	6,600 m2	Leased Golf Course*	Falcon’s Beyond Destinations
Orlando, Florida (headquarters)	16,000 ft2	Leased Office Space	Falcon’s Creative Group, Falcon’s Beyond Destinations, Falcon’s Beyond Brands
Orlando, Florida	6,537 ft2	Warehouse	Falcon’s Creative Group
Makati City, Manila (Philippines)	6,772 ft2	Leased Office Space	Falcon’s Creative Group

____________

*        Owned through joint ventures

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with Falcon’s OpCo’ audited consolidated financial statements and notes thereto and consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Falcon’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors”, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from the Company’ forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Falcon”, “FBG” or the “Company” refer to the business of Falcon’s Beyond Global, LLC and its subsidiaries.

The following discussion and analysis of financial condition and results of operations of Falcon is provided to supplement the consolidated financial statements and the accompanying notes of Falcon included elsewhere in this registration statement. We intend for this discussion to provide the reader with information to assist in understanding Falcon’s audited consolidated financial statements and the accompanying notes, the changes in those financial statements and the accompanying notes from period to period along with the primary factors that accounted for those changes.

Overview of Business

The Company is an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry; (ii) development, ownership and operation of entertainment destinations, including resort hotels and theme parks through joint venture relationships and Company-owned retail, dining, and entertainment (“RD&E”) zones; and (iii) production, development, and licensing of proprietary narrative, story-driven Intellection Property (“IP”) and third-party partnered brands through multiple media and consumer products channels.

Basis of Presentation

The Company was formed on April 22, 2021, for the purpose of acquiring the outstanding membership units of the Katmandu Business and the Falcon’s Business. On April 30, 2021, The Magpuri Revocable Trust, owners of the Falcon’s Business, and Infinite Acquisitions, owners of the Katmandu Business, entered into a Consolidation Agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in the Falcon’s Business in exchange for 33.33% of the membership interests of the Company, and Infinite Acquisitions contributed 100% of its ownership in the Katmandu Business in exchange for 66.667% of the membership interests of the Company (the “Falcon Transaction”). For more information about the Falcon Transaction, see notes 1 and 3 to our audited consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this prospectus.

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). All amounts are shown in thousands of U.S. dollars unless otherwise stated.

The following reflects our results of operations for the three and six months ended June 30, 2023 and 2022, which were derived from the unaudited condensed consolidated financial statements and notes thereto included elsewhere in this registration statement, and for the year ended December 31, 2022 (“2022 Period”) and the year ended December 31, 2021 (“2021 Period”), which were derived from the audited consolidated financial statements and notes thereto included elsewhere in this registration statement. For the purpose of performing a comparison to the 2022 Period, we have prepared unaudited pro forma combined supplemental financial information for the year ended December 31, 2021 (“2021 Pro Forma Period”), which gives effect to the Falcon Transaction as if it had occurred on January 1, 2021. The unaudited 2021 Pro Forma Period discussed herein has been prepared in accordance with Article 11 of Regulation S-X, does not purport to represent what our actual consolidated results of operations would have been had the Falcon Transaction occurred on January 1, 2021, nor is it necessarily indicative of future consolidated results of operations. The unaudited 2021 Pro Forma Period is being discussed herein for informational purposes only and does not reflect any operating efficiencies or potential cost savings that may result from the consolidation of operations.

In preparing the 2021 Pro Forma Period, we combined the 2021 Period and the historical financial information of Falcon’s for the four-month period ended April 30, 2021 adjusted the historical results to give effect to the Falcon Transaction as if it occurred on January 1, 2021. The pro forma adjustments were determined in accordance with Article 11 of Regulation S-X and reflect acquisition-related adjustments, including the elimination of intercompany activity and the impact of acquisition-related fair value adjustments. The 2021 Pro Forma period does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Falcon Transaction.

We conduct our business through the following five operating and reportable segments, organized based on product lines and by geography for our location-based entertainment: Falcon’s Creative Group, LLC (“FCG”), PDP, Sierra Parima S.A.S. (“Sierra Parima”), Destinations Operations, and Falcon’s Beyond Brands (“FBB”). We collectively refer to the Destination Operations, PDP and Sierra Parima segments as our “Falcon’s Beyond Destinations division” (“FBD division”).

During the 2022 fiscal year, we created a fifth reportable segment, our FBB division, which deploys story-driven IPs and third-party partnered brands through digital entertainment content and consumer merchandise and to broaden our monetization channels. Our unique brand expander strategy takes story-driven IPs and seeks to compress the timeline for monetization by deploying these IPs across multiple vectors simultaneously. Accordingly, FBB’s revenue, financial results, and future financial performance will depend on its ability to compress the timeline for monetization and its ability to deploy these properties through multiple channels. There are no costs related to these activities in 2021 or prior periods. As of the date of this prospectus, our FBB division has entered into partnerships or alliances with Epic Story Media, PBS Kids, Unleashed Brands and Hershey. See “Business — Falcon’s Beyond Brands” for more information about our partnerships and alliances.

•        FCG focuses on master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales for third-party clients as well as company-owned destinations.

•        PDP, our unconsolidated joint venture with Meliá Hotels International, focuses on the development, ownership and operation of hotel resorts, theme parks and RD&E zones in Spain.

•        Sierra Parima, our unconsolidated joint venture with Meliá Hotels International, focuses on the development, ownership and operation of hotels resorts, theme parks and RD&E zones in Punta Cana.

•        Destinations Operations provides development and management services for themed entertainment to PDP, Sierra Parima and new development opportunities.

•        FBB is utilized for the development and commercialization of Company owned and third-party intellectual property through consumer products and media.

Our Chief Operating Decision Makers are the Executive Chairman and the Chief Executive Officer who are both responsible for allocating resources and evaluating the financial performance of our segments. Segment financial performance is evaluated based on segment revenue and earnings before interest, taxes, foreign exchange gains (losses) and depreciation and amortization.

Recent Developments

Business Combination

Falcon’s Beyond Global, Inc., a Delaware corporation (the “Company”), entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among the Company, FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), Falcon’s Beyond Global, LLC, a Florida limited liability company that has since redomesticated as a Delaware limited liability company (“Falcon’s OpCo”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”).

On October 4, 2023, Infinite Acquisitions (i) entered into a conversion agreement with Falcon’s OpCo (the “Subsequent Conversion Agreement”), pursuant to which an aggregate of $7.275 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions was converted into 727,500 Falcon’s OpCo Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its Subsequent Subscription Agreement and (ii) irrevocably committed to fund an additional approximately $12.75 million to Falcon’s OpCo by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million. Further, holders of an aggregate of $4.75 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s OpCo entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and the Company agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to the Company a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest.

On October 6, 2023, we consummated the previously announced Business Combination and other related transactions. As contemplated by the Merger Agreement, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023 (the “SPAC Merger Effective Time”), FAST II merged with and into the Company (the “SPAC Merger”), with the Company surviving as the sole owner of Merger Sub, followed by a contribution by the Company of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 (the “Acquisition Merger Effective Time”), Merger Sub merged with and into Falcon’s OpCo (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with Falcon’s OpCo as the surviving entity of such merger. Following the consummation of the transactions (the “Transactions”) contemplated by the Merger Agreement (the “Closing”), the direct interests in Falcon’s OpCo were held by the Company and certain holders of the Falcon’s OpCo Units outstanding as of immediately prior to the Business Combination. In addition, on October 6, 2023, we entered into a contribution agreement with Falcon’s OpCo pursuant to which we contributed the Transferred Debt in exchange for the issuance of preferred units of Falcon’s OpCo and the payment of accrued and unpaid interest on the Transferred Debt.

We received net cash proceeds from the Business Combination totaling $0.9 million net of FAST II transaction cost of $2.9 million paid at Closing. FAST II and Falcon’s OpCo transaction costs related to the Business Combination of $7.6 million and $11.3 million, respectively, are not yet settled and the Company expects to settle them over the next 24 months. Costs incurred in excess of the gross proceeds are recorded in profit or loss.

The SPAC Merger was accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. The Acquisition Merger was accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in the Company through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, the results of operations presented for the period prior to the Acquisition Merger will be those of the Company.

Public Company Costs

As a consequence of the Business Combination, the Company became an SEC-registered and listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, we expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•        continue to invest in our technology,

•        deploy our Company’s FBB division’s products,

•        sign up new properties for our Company’s FBD division,

•        hire additional personnel,

•        obtain, maintain, expand and protect our intellectual property, and

•        operate as a public company.

Strategic Investment

On July 27, 2023, Falcon’s OpCo completed the Strategic Investment. Pursuant to the Strategic Investment, QIC invested $30.0 million, inclusive of the Reimbursement Amount, in the Company’s Falcon’s Creative division through a private placement of preferred units by FCG LLC. Pursuant to the QIC Subscription Agreement, upon the closing of the Strategic Investment, FCG LLC received a closing payment of $17.5 million (net of $500,000 in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released to FCG LLC upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG LLC and its subsidiaries involved in satisfying the QIC Priority Commitment to satisfy such QIC Priority Commitment. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG LLC’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG LLC and QIC. After giving effect to the transactions contemplated by the QIC Subscription Agreement, FCG LLC has two members: QIC holding 25% of the equity interest of FCG LLC in the form of preferred units and Falcon’s OpCo holding the remaining 75% of the equity interest of FCG LLC in the form of common units. In connection with the Strategic Investment, FCG LLC amended and restated its limited liability company agreement to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights, and Falcon’s OpCo and FCG LLC entered into an intercompany service agreement and a license agreement. In addition, FCG LLC agreed to indemnify the members of its board of managers for liabilities arising from their service in their respective roles. For a more detailed description of the QIC Subscription Agreement, the third amended and restated FCG LLC limited liability company agreement, the license agreement, the intercompany service agreement and the indemnification agreement entered into in connection with the Strategic Investment, see “Business — Recent Developments”.

Sales under this Registration Statement

Sales of a substantial number of shares of our Class A Common Stock, Series A Preferred Stock and/or Warrants in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of shares of our Common Stock, Series A Preferred Stock and Warrants. We are unable to predict the effect that such sales may have on the prevailing market price of shares of our Common Stock and Warrants. The total shares of Class A Common Stock available for resale represent a substantial percentage of our total outstanding shares of Common Stock as of the date of this prospectus. The selling securityholders can sell, under this prospectus, up to (a) 131,009,117 shares of our Class A Common Stock, constituting approximately 97% of our outstanding shares of Common Stock as of October 31, 2023, (b) 2,882,245 Private Placement Warrants constituting approximately 34% of our outstanding Warrants as of October 31, 2023, and (c) 1,441,123 Series A Preferred Stock representing approximately 220% of our outstanding Series A Preferred Stock.

Each Private Placement Warrant entitles the holder thereof to purchase 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock at an exercise price of $11.50 per Warrant. We believe the likelihood that holders of Private Warrants will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock and Series A Preferred Stock. If the trading price of our Class A Common Stock and Series A Preferred Stock is less than $11.50, we believe holders of our Warrants are unlikely to exercise their Warrants. Conversely, the Warrant holders are more likely to exercise their Warrants the higher the price of our Common Stock is above $11.50, resulting in up to $96.1 million in cash proceeds to us. The closing price of our Class A Common Stock and Series A Preferred Stock on the Nasdaq on October 31, 2023 was $15.84 and $13.57, respectively, which is above the $11.50 exercise price of the Warrants. The Warrants are exercisable on a cashless basis under certain circumstances specified in the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the aggregate amount of cash we would receive from the exercise of the Warrants will decrease.

Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting the results of operations are summarized below.

The COVID-19 Pandemic

Our business and operations were negatively impacted by the COVID-19 pandemic for a number of underling factors as follows:

Falcon’s Creative Group (“FCG”):

•        the execution of work for the ongoing projects was halted;

•        approval of new contracts and modification of ongoing projects was delayed due to financial and operational uncertainty of the leisure and theme park industry; and

•        the Company did not reduce headcount as a result of project delays and continued to incur labor costs.

Producciones de Parques, S.L. (“PDP”):

•        Closures of properties and limited operations, specifically

(1)    The Sol Katmandu Park & Resort

•        Complete closure from January 1, 2020, to July 19, 2020 (200 days)

•        Partial operations with limited capacity from July 20, 2020, to September 6, 2020 (48 days)

•        Partial operations from July 1, 2021, to October 31, 2021 (122 days)

(2)    The Sol Tenerife Hotel

•        Complete closure from March 22, 2020, to July 16, 2020 (117 days)

•        Partial operations with limited capacity from July 17, 2020, to December 31, 2020 (168 days)

•        Complete closure from January 13, 2021, to June 30, 2021 (168 days),

•        Partial operations with limited capacity from on July 1, 2021, to December 31, 2021,

•        supply chain shortages; and

•        decreased demand due to public health concerns and international travel restrictions.

Sierra Parima:

•        delays on construction in Punta Cana properties given international travel restrictions that lead to delay in opening the park by more than a year.

We took steps in response to the decline in our results of operations, including taking advantage of government funding such as the Employee Retention Credits and Payroll Protection Program (the “PPP”) loans, deferral of discretionary spending and securing additional capital via loans from our members.

Our joint venture entities took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2021 and 2022 included, but were not limited to, (i) eliminating or deferring all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening; (ii) reducing or deferring capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of the Punta Cana theme park; (iii) negotiating deferral of loan repayment; and (iv) reducing seasonal labor during the period that the parks were closed or operating under capacity restrictions. Our joint venture entities also availed themselves of various COVID-19 relief programs from the Spanish and local governments, including government-backed loans from the Spanish State Finance Agency (“ICO”), grants from the Balearic Islands government, and a twelve-month moratorium on the payment of mortgage loans relating to Spanish real estate properties used as hotels, tourist accommodations or for travel agency activities.

For additional discussion of the adverse impact of COVID-19 on our business see “Risk Factors — Risks Related to the Company — Business and Business Development Risks.”

Strategic Investment

Our financial results are impacted by the Strategic Investment in FCG LLC. As of July 27, 2023, the date Falcon’s OpCo ceased to have a controlling financial interest, FCG LLC was deconsolidated and accounted for as an equity method investment. Until the five-year anniversary of the Strategic Investment, (i) FCG LLC may not make any distributions (except for tax distributions) to any of its member and (ii) FCG LLC will reinvest all of its available cash to support the growth and capacity of FCG LLC and its subsidiaries for any projects, products and purchase orders submitted by QIC to FCG LLC and its subsidiaries. These limitations in the use of available cash restrict FCG LLC’s ability to distribute cash to Falcon’s OpCo and, in turn, Falcon OpCo’s ability to distribute cash to the Company, which could have an adverse impact on the Company’s ability to pay dividends to its shareholders.

Equity Method Investments

Our financial results are impacted by our 50% ownership of the equity interests in our three unconsolidated joint ventures, PDP, Sierra Parima and Karnival TP-AQ Holdings Limited (“Karnival”), as described further below, which are recognized as equity method investments. We have recognized Share of gain (loss) from equity method investments of approximately $(0.9) million and $(0.1) million for the three months ended June 30, 2023, and 2022, respectively, $(2.1) million and less than $0.1 million for the six months ended June 30, 2023 and 2022, respectively, and $1.5 million and $(2.4) million for the years ended December 31, 2022 and 2021, respectively.

On November 2, 2021, the Company entered into a Joint Venture Agreement to acquire a 50% interest in Karnival, a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first facility is under development with an expected opening in late 2024. The results of operations are immaterial for the periods presented.

The carrying value of our investments and advances as of June 30, 2023, was comprised of approximately $24.4 million for PDP, $40.1 million for Sierra Parima and $6.6 million for Karnival. The carrying value as of December 31, 2022, was comprised of approximately $23.7 million for PDP, $41.7 million for Sierra Parima and $6.6 million for Karnival.

The tables below summarize the results of operations of PDP and Sierra Parima for the three and six months ended June 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021. For more information, see the audited consolidated financial statements of PDP and the audited financial statements of Sierra Parima included elsewhere in this prospectus. The results of operations for Karnival were not material for 2022 and 2021 and, as such, not included in the tables below for these periods.

	(Unaudited) Three months ended June 30,
	2023		2022
	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$10,428	$991	$8,379	$99
Income (loss) from operations	833	(2,487)	(409)	(393)
Net Income (loss)	$568	$(2,529)	$157	$(361)

____________

(1)      The PDP summarized statement of operations for the three months ended June 30, 2023 and 2022 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of approximately €1 to 1.0846 USD and €1 to 1.0574 USD, respectively.

	(Unaudited) Six months ended June 30,
	2023		2022
	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$16,770	$1,225	$12,953	$150
Income (loss) from operations	1,338	(5,223)	(802)	(626)
Net Income (loss)	$750	$(5,273)	$702	$(626)

____________

(1)      The PDP summarized statement of operations for the six months ended June 30, 2023 and 2022 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1 to 1.0810 USD and €1 to 1.0869 USD, respectively.

	Year ended December 31,
	2022		2021
	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$33,962	$226	$14,072	$155
Income (loss) from operations	2,540	(3,403)	(3,384)	(996)
Net Income (loss)	$6,457	$(3,438)	$(3,786)	$(1,051)

____________

(1)      The PDP summarized statement of operations for the years ended December 31, 2022 and 2021 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1.00 to $1.0520 and €1.00 to $1.1797, respectively.

We expect the operating results of our unconsolidated joint venture Sierra Parima to be positively impacted in future periods by the opening of Katmandu Park in Punta Cana in March 2023. We expect this property to start generating positive EBITDA and cash flow in late 2024.

Timing of Current Projects and Future Geographic and Product Expansion

Our financial results and liquidity needs vary from quarter-to-quarter or year-to-year depending on the timing of:

•        our signing of agreements with and related disbursement from our FBG clients;

•        the timing of significant FCG projects;

•        completion of our current FBD projects;

•        opening of new themed entertainment resorts and themed parks such as the Tenerife and Playa del Carmen themed parks which are expected to open in 2024 and 2025, respectively;

•        our contributions to our existing and new joint ventures; and

•        the launch of new products and services such as our planned Falcon’s Central RD&E zones in our FBD theme parks.

Industry Growth

Our financial profile is associated with several secular trends in the industries we serve and our three distinct end-markets: themed entertainment design and master planning, leisure tourism and digital entertainment content. Demand for our services is, in part, driven by the growth of our underlying end markets and consumer tastes and preferences, which are subject to change. We are also impacted by how much consumers spend to access content and immersive experiences and to travel to our themed resorts. The level of consumer spending depends, in turn, on economic conditions and consumer content consumption trends, as well as preferences related to specific formats of consumption and travel destinations. See “Business — Market and Industry Overview” for a more detailed description of market trends in our three end markets.

Our ability to generate revenue is sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of our brands and the assets, including our themed entertainment resorts and theme parks, that we own through our unconsolidated joint ventures. We believe that we offer an experience-driven platform, and that we are well-positioned at the intersection of key long-term macro trends. However, changes in short term macro-level consumer spending or industry trends could result in significant fluctuations in our results of operations.

Market and Economic Conditions.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income, unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals and inflation, can impact our operating results. While consumer and corporate spending may decline at any time for reasons beyond our control, the impacts on our results of operations become more acute in periods of a slowing economy or recession, which may be accompanied by changes in corporate spending in new projects and decreases in visits to our themed entertainment resorts and theme parks. During periods of reduced economic activity, consumers have historically reduced their discretionary spending and corporate entities have reduced or cut their spending on new projects, which could result in reductions in our FCG revenue from third-party projects and in our FBD revenues from guests at our resorts. A prolonged period of reduced consumer or corporate spending could have an adverse effect on our business, financial condition, and results of operations.

Seasonality

Our divisions face different seasonal trends. Our FCG division faces minimal seasonality given the longer timelines of most client engagements. Our FBD division faces seasonal trends as its revenues and share of residual income are primarily generated from the operations of our unconsolidated joint venture entities, PDP and Sierra Parima. Accordingly, seasonality in our FBD division is more material and is based on the tourism season in each of our markets, with some markets exhibiting more significant fluctuations between high and low seasons; most notably, the operating season for our Mallorca resort location is April through October, and our highest occupancy levels, ticket sales and package rates occur during July and August. This seasonality in demand results in predictable fluctuations in revenue, results of operations and liquidity, which in Mallorca are consistently higher during the second and third quarters of each year as compared to Tenerife where revenue is consistently higher during the first and fourth quarters of each year.

The effect of seasonality will vary as our market mix and product mix continues to evolve. We expect that seasonal variation in revenues and our share of residual income for our FBD division will decrease as we continue to expand in new and existing markets, thereby reducing geographic concentration. The other markets in which our FBD division operates or is currently planning for or developing locations (i.e., Punta Cana, Dominican Republic, Playa del Carmen, Mexico and Tenerife, Spain) have year-round operations that experience more moderate seasonality than Mallorca. The seasonality of the leisure tourism industry and the location of our planned resorts in the Dominican Republic and Mexico are expected to result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period.

Impact of Inflation

The COVID-19 pandemic and regional travel restrictions and the war in Ukraine have led to problems in global supply chains and caused supply bottlenecks in many sectors of the economy. During the second half of 2021 and throughout 2022 these events slowed down the economic recovery and led to a significant increase in inflation in many regions, including Spain where our FBD resorts and parks are located and the United Kingdom, where many of our resorts’ guests are based. Operators of lodging properties, in general, possess the ability to adjust room rates to reflect the effects of inflation. However, competitive pressures may limit our ability to raise room rates at our themed resorts to fully offset inflationary cost increases.

The principal factors contributing to the inflationary pressures that have been experienced or will be experienced by our FBD division include, but are not limited to, increases in the prices of transportation and fuel affecting our guests, increases in labor costs at our Mallorca and Tenerife resorts, and increases in the costs of materials that will be used to develop our future resorts. We have not been impacted by increases in the costs of materials at our Punta Cana resort because we had entered into all material agreements for the development of the resort prior to the COVID-19 pandemic.

The principal factors contributing to the inflationary pressures that have been experienced by our FCG division include, but are not limited to, increases in labor-related costs.

Risks Associated with Future Results of Operations

For additional information on the risks associated with future results of operations, please see “Risk Factors — Risks Related to the Company” including, but not limited to “— Business and Business Development Risks,” “— Risks Related to our Joint Ventures,” “— Operational Risks and Risks Related to Our Industries,” “— Risks Related to Changing Economic Conditions.”

Components of Our Results of Operations

Revenue

In our FCG segment, we generate revenues from master planning, attraction design, project management, digital content, experiential technology services and sales of theme park ride hardware using our patented technology. In our Destinations Operations segment, we generate revenues through the management of resorts and theme parks and incentive fees.

Project design and build expense

Our Project design and build expenses primarily include project related direct wages, freelance labor, hardware, and software costs.

Selling, general and administrative expense

Our Selling, general and administrative expenses include payroll, payroll taxes and benefits for non-project related employee salaries, taxes, and benefits as well as technology infrastructure, marketing, occupancy, finance and accounting, legal, human resources, and corporate overhead expenses. Our Selling, general and administrative expenses include third-party accounting and legal costs related to the preparation of the Company’s public offering, as well as costs incurred related to the Falcon Transaction.

Research and development expense

Research and development expenses primarily consist of third-party vendor costs and internal labor involved in research and development activities primarily related to the development of new FBB products which include new card games, mobile games and a new animated series as well as development of the new FBD resort concept. Research and development expenses are expensed in the period incurred. We expect expenses to increase in future periods as we continue to invest in research and development activities to achieve our operational and commercial goals.

Depreciation and amortization expense

Our Depreciation and amortization expense is primarily attributed to the amortization of finite-lived intangible assets, comprising of trade names, customer relationships, developed technology and right-of-use assets for our finance lease. We also incurred depreciation expenses for property and equipment utilized in the operation of our businesses.

Share of gain or loss from equity method investments

Our Share of gain or loss from equity method investments represents our proportional share of net earnings or losses of our unconsolidated joint ventures.

Our parks and resorts, which are operated within our unconsolidated joint ventures, generate revenues through the sales of hotel rooms, park admissions, food and beverage, merchandise, and ancillary services. Our resorts benefit from a booking advantage from the inclusion and proximity of our entertainment offerings and premium shopping and dining experiences.

The principal costs of parks and resorts are employee wages and benefits, advertising, maintenance, utilities, and insurance. Factors that affect costs include fixed operating costs, competitive wage pressures, food, beverage and merchandise costs, costs for construction, repairs and maintenance and inflationary pressures. As a result of the impact of the COVID-19 pandemic on our unconsolidated joint ventures, the fixed operating costs, and other costs unrelated to hotel occupancy and park attendance resulted in operating losses for PDP and Sierra Parima for the periods presented.

Interest expense

Our Interest expense consists primarily of the interest on our debt instruments and finance lease liabilities. Interest expense related to debt instruments is generated by related party and third-party loans and lines of credit used primarily to fund the development, acquisition and construction of Katmandu Park in Punta Cana through our investment in the Sierra Parima joint venture and to fund working capital required in preparation for becoming a public company. See note 6 to our audited consolidated financial statements included elsewhere in this prospectus for a description of our indebtedness and “— Liquidity, Capital Commitments and Resources” below. On October 6, 2022, $20.0 million of the outstanding related party debt as of that date was converted to equity.

Interest income

Our Interest income consists primarily of interest income recognized in connection with licensing the right to use digital ride media content to Sierra Parima. The agreement requires ten equal annual payments of $0.3 million to the Company beginning on the date the park was opened, March 2023. As the payments are deferred over a ten-year period, a significant financing component exists. Therefore, the Company recognized a financing receivable discounted based on the contracted annual payments and recognized interest income beginning in the three months ended June 30, 2023.

Foreign exchange transaction gain (loss)

Our Foreign exchange transaction gain (loss) include our transactional gains and losses on the settlement or re-measurement of our non-functional currency denominated assets and liabilities. Since we conduct business in jurisdictions outside of the United States, we generate realized and unrealized transactional foreign exchange gains and losses from the remeasurement of U.S. dollar denominated cash and debt balances held by Fun Stuff, our Euro functional currency subsidiary, and the settlement of vendor balances denominated in non-functional currencies. As the U.S. dollar strengthens against the Euro, we record realized and unrealized foreign exchange losses; as the U.S. dollar weakens against the Euro, we record realized and unrealized foreign exchange gains.

Income tax

We are organized as a limited liability company taxed as a partnership. Our financial statements do not include a provision for federal or state income tax expense or benefit as our taxable income or loss is included in the tax returns of our members. Our foreign subsidiaries and unconsolidated joint ventures are subject to tax in their local jurisdiction and we record a provision for income tax expense or benefit where applicable.

Results of Operations

The following comparisons are historical results and are not indicative of future results, which could differ materially from the historical financial information presented.

Three Months Ended June 30, 2023 compared to Three Months Ended June 30, 2022

	(Unaudited) Three months ended June 30,
	2023	2022
Revenue	$5,322	$4,847
Expenses:
Project design and build expense	3,141	3,027
Selling, general and administrative expense	9,151	4,232
Research and development	439	886
Depreciation and amortization expense	174	183
Loss from operations	(7,583)	(3,481)
Share of gain or (loss) from equity method investments	(856)	(101)
Interest expense	(295)	(295)
Interest income	45	—
Foreign exchange transaction loss	(129)	(940)
Net loss before taxes	(8,818)	(4,817)
Income tax benefit	16	—
Net loss	$(8,802)	$(4,817)

Revenue

	(Unaudited) Three months ended June 30,
	2023	2022
Design and project management services	$3,568	$3,385
Media production services	1,505	87
Attraction hardware and turnkey sales	139	1,310
Other	110	65
Total revenue	$5,322	$4,847

Revenue increased $0.5 million to $5.3 million for the three months ended June 30, 2023, compared with $4.8 million for the three months ended June 30, 2022. The increase was attributable to a $0.1 million increase associated with fluctuations on activity relating to long-term contracts for design and project management services, media services and attraction hardware and turnkey sales services, including a $1.6 million increase for contracts with Qiddiya Investment Company, primarily related to new contracts at higher average contract values, and a $1.5 million decrease related to contracts with Sierra Parima and Katmandu, as projects near completion. In addition, there was a $0.4 million increase in revenue related to all other contracts.

Project design and build expense

Project design and build expense increased $0.1 million to $3.1 million for the three months ended June 30, 2023, compared with $3.0 million for the three months ended June 30, 2022, which represents a 3.5% decrease as a percent of Revenue driven primarily by an increase in sales with higher margin projects within FCG during the three months ended June 30, 2023 compared with the three months ended June 30, 2022. During the three months ended June 30, 2023, we entered into new long-term higher margin contracts for design and project management services, most of which are higher dollar value projects due to their increased length, scale, and complexity, partially offset by lower margin attraction hardware and turnkey services sales.

Selling, general and administrative expense

Selling, general and administrative expense increased $5.0 million to $9.2 million for the three months ended June 30, 2023, compared with $4.2 million for three months ended June 30, 2022. The increase was primarily due to an increase of $3.7 million in audit and professional fees expense related to audit and consulting fees incurred in connection with the preparation of financial statements to be included in this prospectus. The remaining increase was driven by increases in third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Research and Development

Research and development expense decreased $0.5 million to $0.4 million for the three months ended June 30, 2023, compared with $0.9 million for the three months ended June 30, 2022. The decrease was primarily due a reduction in third party expenses incurred for development of certain FBB products, including Roblox and mobile games, that were launched in early 2023, partially offset by increases in expenses incurred for the development of other new FBB products, the BeyondME application and animated series.

Depreciation and amortization expense

Depreciation and amortization expense of $0.2 million remained consistent for three months ended June 30, 2023 and 2022.

Share of gain or loss from equity method investments

Share of loss from equity method investments increased $0.8 million to $(0.9) million for the three months ended June 30, 2023, compared with $(0.1) million for the three months ended June 30, 2022. The increase in loss was driven by a $1.1 million higher share of net loss in the three months ended June 30, 2023 for Katmandu Park in Punta Cana which completed construction in March 2023. This was partially offset by $0.2 million increase in the share of income from PDP for the three months ended June 30, 2023 primarily driven by an increase in income from hotel operations. Additionally, the share of net income from Karnival increased by $0.1 for the three months ended June 30, 2023 primarily driven by interest income.

Interest expense

Interest expense remained consistent at $0.3 million for the three months ended June 30, 2023 and 2022.

Interest Income

Interest income of less than $0.1 million was recognized during the three months ended June 30, 2023, the first period of interest income related to the long term financing receivable due from Sierra Parima.

Foreign exchange transaction gain (loss)

Foreign exchange transaction loss decreased $0.8 million to $(0.1) million for three months ended June 30, 2023, compared with $(0.9) million for the three months ended June 30, 2022. The decrease in loss was primarily attributable to the foreign exchange on U.S. denominated related party debt with a Spanish subsidiary as the U.S. dollar weakened more significantly against the Euro during the three months ended June 30, 2022 compared to the weakening against the Euro during the three months ended June 30, 2023.

Segment Reporting

The following table presents selected information about our segment’s results for the three months ended June 30, 2023 and 2022:

	(Unaudited) Three months ended June 30,
	2023	2022
Revenue:
FCG	$5,245	$5,528
Destinations Operations	106	65
Falcon Beyond Brands	4	—
Intersegment eliminations	(33)	(746)
Total Revenue	5,322	4,847

Segment income (loss) from operations:
FCG	(315)	939
Destinations Operations	(251)	(216)
PDP	284	79
Sierra Parima	(1,264)	(181)
FBB	(1,223)	(1,312)
Intersegment eliminations	(16)	(378)
Total segment loss from operations	(2,785)	(1,069)
Unallocated corporate overhead	(5,480)	(2,330)
Depreciation and amortization expense	(174)	(183)
Interest expense	(295)	(295)
Interest income	45	—
Foreign exchange transaction gain (loss)	(129)	(940)
Net loss before income taxes	$(8,818)	$(4,817)
Income tax benefit	16	—
Net loss	$(8,802)	$(4,817)

Total revenue for the three months ended June 30, 2023 increased $0.5 million compared to the three months ended June 30, 2022 primarily driven by a an increase in revenues from the FCG segment from design and project management service contracts with QIC and a decline in revenues generated from contracts within Sierra Parima, which resulted in higher intersegment eliminations during the three months ended June 30, 2022.

Total segment loss from operations for the three months ended June 30, 2023 increased $1.7 million compared to the three months ended June 30, 2022 due to the following:

•        FCG segment income (loss) from operations for the three months ended June 30, 2023 changed $1.2 million to a loss compared to income in the three months ended June 30, 2022 primarily as a result of a higher proportion of corporate overhead costs being allocated to the segment beginning in 2023 to support expansion of the business at the segment level including opening of the Philippines office that will support the execution of design services for FCG customers. This cost increase is partially offset by an increase in revenues and improved margins on new long-term contracts.

•        Destination Operations segment loss from operations for the three months ended June 30, 2023 increased $0.1 million compared to the three months ended June 30, 2022 primarily due to more corporate overhead costs allocated to the segment beginning in 2023 to support the growth of the business and the opening of Katmandu Park in Punta Cana.

•        PDP segment results for the three months ended June 30, 2023 increased $0.2 million compared to the three months ended June 30, 2022, driven by a $0.6 million year over year increase in income from operations along with a $0.1 million increase in income tax benefit, partially offset by a $0.5 million decrease in gain on derivatives held by PDP.

•        Sierra Parima segment loss for the three months ended June 30, 2023 increased $1.1 million compared to the three months ended June 30, 2022 driven by increased costs related to the construction of Katmandu Park in Punta Cana, which completed construction in March 2023.

•        FBB segment loss from operations for the three months ended June 30, 2023 decreased $0.1 million compared to 2022, driven by $0.3 million lower research and development expenses partially offset by $0.2 million higher selling, general and administrative expenses.

•        Intersegment eliminations for the three months ended June 30, 2023 decreased $0.4 million compared to the three months ended June 30, 2022, primarily driven by changes in contracts between FCG and the other segments.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses. Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 16 to our audited consolidated financial statements included elsewhere in this prospectus.

Six Months Ended June 30, 2023 compared to Six Months Ended June 30, 2022

	(Unaudited) Six months ended June 30,
	2023	2022
Revenue	$14,516	$7,798
Expenses:
Project design and build expense	9,429	5,075
Selling, general and administrative expense	19,154	7,410
Research and development	902	974
Depreciation and amortization expense	1,516	406
Loss from operations	(16,485)	(6,067)
Share of gain or (loss) from equity method investments	(2,135)	38
Interest expense	(566)	(590)
Interest income	45	—
Foreign exchange transaction loss	470	(1,247)
Net loss before taxes	(18,671)	(7,866)
Income tax benefit	19	—
Net loss	$(18,652)	$(7,866)

Revenue

	(Unaudited) Six months ended June 30,
	2023	2022
Design and project management services	$9,484	$5,394
Media production services	1,578	287
Attraction hardware and turnkey sales	2,013	2,052
Digital media licenses	1,331	—
Other	110	65
Total revenue	$14,516	$7,798

Revenue increased $6.7 million to $14.5 million for the six months ended June 30, 2023, compared with $7.8 million for the six months ended June 30, 2022. The increase was attributable to a $5.4 million increase associated with new long-term contracts for design and project management services and media services, primarily relating to a $5.5 million increase from contracts with Qiddiya Investment Company, offset by $0.1 million decrease related to all other contracts. Additionally, digital ride media revenue related to a contract with Sierra Parima resulted in a $1.3 million increase.

Project design and build expense

Project design and build expense increased $4.3 million to $9.4 million for the six months ended June 30, 2023, compared with $5.1 million for the six months ended June 30, 2022, which represents 0.1% decrease as a percent of Revenue driven primarily by an increase in sales with higher margin projects within FCG compared to the six months ended June 30, 2022. During the six months ended June 30, 2023, we entered into new long-term higher margin contracts for design and project management services, most of which are higher dollar value jobs due to their increased length, scale, and complexity, offset by lower margin attraction hardware and turnkey sales services. Additionally, $1.3 million in revenue was recognized for the six months ended June 30, 2023 related to licensing digital media content to Sierra Parima. The amortization expense of the related intangible asset recognized in depreciation and amortization is not included in project design and build expense.

Selling, general and administrative expense

Selling, general and administrative expense increased $11.8 million to $19.2 million for the six months ended June 30, 2023, compared with $7.4 million for six months ended June 30, 2022. The increase was primarily due to an increase of $8.8 million in audit and professional fees expense related to audit and consulting fees incurred in connection with the preparation of financial statements to be included in this prospectus. The remaining increase is related to third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Research and Development

Research and development expense decreased $0.1 million to $0.9 million for the six months ended June 30, 2023, compared with $1.0 million for the six months ended June 30, 2022. The expense in both periods relates to the development of new FBB products.

Depreciation and amortization expense

Depreciation and amortization expense increased $1.1 million to $1.5 million for six months ended June 30, 2023, compared with $0.4 million for six months ended June 30, 2022 relating primarily to the amortization of the digital ride media asset of $1.1 million recognized in the first quarter of 2023 when the asset was licensed for use by Sierra Parima.

Share of gain or loss from equity method investments

Share of gain or loss from equity method investments changed $2.1 million to $(2.1) million loss for the six months ended June 30, 2023, compared with less than $0.1 million gain for the six months ended June 30, 2022. The change was driven by a $2.3 million higher share of net loss in the six months ended June 30, 2023 for Katmandu Park in Punta Cana which completed construction in March 2023. This was offset by $0.2 million higher share of net income in the six months ended June 30, 2023 from a combination of Karnival, primarily generated by interest income, and PDP, resulting from increased income from hotel operations partially offset by higher finance costs and loss on derivatives.

Interest expense

Interest expense remained consistent at $0.6 million for the six months ended June 30, 2023 and 2022.

Interest Income

Interest income of less than $0.1 million was recognized during the three months ended June 30, 2023, the first period of interest income related to the long term financing receivable due from Sierra Parima.

Foreign exchange transaction gain (loss)

Foreign exchange transaction gain (loss) changed $1.7 million to $0.5 million gain for six months ended June 30, 2023, compared with ($1.2) million loss for the six months ended June 30, 2022. The change from transaction loss to gain was primarily attributable to the unrealized foreign exchange gain (loss) on U.S. denominated related party debt with a Spanish subsidiary as the U.S. dollar weakened against the Euro during the six months ended June 30, 2022 and strengthened against the Euro during the six months ended June 30, 2023.

Segment Reporting

The following table presents selected information about our segment’s results for the six months ended June 30, 2023 and 2022:

	(Unaudited) Six months ended June 30,
	2023	2022
Revenue:
FCG	$13,247	$9,082
Destinations Operations	106	65
Falcon Beyond Brands	1,481	—
Intersegment eliminations	(318)	(1,349)
Total Revenue	$14,516	$7,798

Segment income (loss) from operations:
FCG	(728)	1,358
Destinations Operations	(798)	(605)
PDP	375	351
Sierra Parima	(2,636)	(313)
FBB	(1,094)	(1,483)
Intersegment eliminations	(242)	(627)
Total segment loss from operations	(5,123)	(1,319)
Unallocated corporate overhead	(11,981)	(4,304)
Depreciation and amortization expense	(1,516)	(406)
Interest expense	(566)	(590)
Interest income	45	—
Foreign exchange transaction gain (loss)	470	(1,247)
Net loss before income taxes	$(18,671)	$(7,866)
Income tax benefit	19	—
Net loss	$(18,652)	$(7,866)

Total revenue for the six months ended June 30, 2023 increased $6.7 million compared to the six months ended June 30, 2022, primarily driven by an increase in revenue generated within the FCG and FBB segments, which was primarily due to new long-term contracts for design and project management services at higher contract values, continuation of design and project management projects with comparably higher margins, and FBB’s digital media contract with Sierra Parima as discussed above.

Total segment loss from operations for the six months ended June 30, 2023 increased $3.8 million compared to the six months ended June 30, 2022 due to the following:

•        FCG segment income (loss) from operations changed $2.1 million from $1.4 million segment income in the six months ended June 30, 2022 to $0.7 million segment loss in the six months ended June 30, 2023, primarily as a result of a higher proportion of corporate overhead costs being allocated to the segment beginning in 2023 to support expansion of the business at the segment level including opening of the Philippines office that will support the execution of design services for FCG customers. This cost increase is partially offset by an increase in revenues and improved margins on new long-term contracts.

•        Destination Operations segment loss from operations for the six months ended June 30, 2023 increased $0.2 million compared to the six months ended June 30, 2022, primarily due to more corporate overhead costs allocated to the segment beginning in 2023 to support the growth of the business and the opening of Katmandu Park in Punta Cana.

•        PDP segment results for the six months ended June 30, 2023 increased less than $0.1 million compared to 2022 driven by a $1.1 million year over year increase in income from operations and a $0.4 million increase in income tax benefit which was entirely offset by a $0.4 million decrease in gain on derivatives held by PDP.

•        Sierra Parima segment loss for the six months ended June 30, 2023 increased $2.3 million compared to the six months ended June 30, 2022 driven by increased costs related to the construction of Katmandu Park in Punta Cana which completed construction in March 2023.

•        FBB segment loss from operations for the six months ended June 30, 2023 decreased $0.4 million compared to the six months ended June 30, 2022. For the six months ended June 30, 2023 revenue increased $1.5 million related to the digital media licensing contract with Sierra Parima. This was partially offset by a $1.0 million increase in selling, general and administrative expense and $0.1 million increase in research and development expense as the segment invests in growth and new products.

•        Intersegment eliminations for the six months ended June 30, 2023 decreased $0.4 million compared to the six months ended June 30, 2022, primarily driven by changes in contracts between FCG and the other segments.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses. Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 16 to our audited consolidated financial statements included elsewhere in this prospectus.

Non-GAAP Financial Measures

We prepare our consolidated financial statements in accordance with US GAAP. In addition to disclosing financial results prepared in accordance with US GAAP, we disclose information regarding EBITDA which is a non-GAAP measure. We define EBITDA as net income (loss), determined in accordance with US GAAP, for the period presented, before interest expense, net, income tax expense, and depreciation and amortization.

We believe that EBITDA is useful to investors as it eliminates the non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in any business combination and improves comparability by eliminating the interest expense associated with our debt facilities, which may not be comparable with other companies based on our structure.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are (i) it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) it does not reflect changes in, or cash requirements for, our working capital needs, (iii) it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, (v) it does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, (vi) it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, and (vii) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

The following table sets forth reconciliations of net loss under US GAAP to EBITDA for the following periods:

	(Unaudited) Three months ended June 30,
	2023	2022
Net loss	$(8,802)	$(4,817)
Interest expense	295	295
Interest income	(45)	—
Income tax benefit	(16)	—
Depreciation and amortization expense	174	183
EBITDA	$(8,394)	$(4,339)
	(Unaudited) Six months ended June 30,
	2023	2022
Net loss	$(18,652)	$(7,866)
Interest expense	566	590
Interest income	(45)	—
Income tax benefit	(19)	—
Depreciation and amortization expense	1,516	406
EBITDA	$(16,634)	$(6,870)

EBITDA results declined $(4.1) million to $(8.4) million for the three months ended June 30, 2023, compared to $(4.3) million for the three months ended June 30, 2022, primarily as a result of the increase in Net loss of $4.0 million. EBITDA results declined $(9.7) million to $(16.6) million for six months ended June 30, 2023, compared to $(6.9) million for the six months ended June 30, 2022, primarily as a result of the increase in Net loss of $10.8 million.

2022 Period, 2021 Period, and 2021 Pro Forma Period

	FBG 2021 Period	(Unaudited) FCG Combined Pre-acquisition January 1, 2021 – April 22, 2021	(Unaudited) Acquisition Accounting Adjustments		(Unaudited) 2021 Pro Forma Period
Revenue	$6,071	$2,948	$(582	)(i)	$8,437
Expenses:
Project design and build expense	4,051	2,093	(278	)(i)	5,866
Selling, general and administrative expense	8,227	1,460			9,687
Employee retention credits	(660)	(249)			(909)
Payroll protection loan forgiveness	(188)	(1,026)			(1,214)
Depreciation and amortization expense	584	121	168	(ii)	873
Loss from operations	(5,943)	549	(472)		(5,866)
Share of gain or (loss) from equity method investments	(2,418)	—			(2,418)
Interest expense	(687)	(16)	(6	)(iii)	(709)
Foreign exchange transaction loss	(418)	—			(418)
Net loss	$(9,466)	$533	$(478)		$(9,411)

____________

(i)      Represents the elimination of intercompany revenue and project design and build expense recognized by National and Treehouse related to the sale of digital media content to Katmandu.

(ii)    Represents adjustment to include pre-acquisition amortization on the fair value of the acquired intangible assets.

(iii)   Represents adjustment to include pre-acquisition lease adjustment.

The following table summarizes our consolidated results of operations for the following periods:

	Year ended December 31, 2022	Year ended December 31, 2021	(Unaudited) 2021 Pro Forma Period
Revenue	$15,950	$6,071	$8,437
Expenses:
Project design and build expense	11,344	4,051	5,866
Selling, general and administrative expense	18,439	8,227	9,687
Research and development	2,771	—	—
Employee retention credits	—	(660)	(909)
Payroll protection loan forgiveness	—	(188)	(1,214)
Depreciation and amortization expense	737	584	873
Loss from operations	(17,341)	(5,943)	(5,866)
Share of gain or (loss) from equity method investments	1,513	(2,418)	(2,418)
Interest expense	(1,113)	(687)	(709)
Loss on disposal of assets	(9)	—	—
Foreign exchange transaction loss	(478)	(418)	(418)
Net loss	$(17,428)	$(9,466)	$(9,411)
	FBG 2021 Period	(Unaudited) FCG Combined Pre-acquisition January 1, 2021 – April 22, 2021	(Unaudited) Acquisition Accounting Adjustments			(Unaudited) 2021 Pro Forma Period
Design and project management services	$2,822	$801	$			$3,623
Media production services	1,228	1,060		(1,063	)(i)	1,225
Attraction hardware and turnkey sales	1,848	1,087		481	(i)	3,416
Other	173	—		—		173
Total revenue	$6,071	2,948		(582)		8,437

____________

(i)      Represents the elimination of intercompany revenue recognized by National and Treehouse related to the sale of digital media content to Katmandu.

	Year ended December 31, 2022	FBG 2021 Period	(Unaudited) 2021 Pro Forma Period
Design and project management services	$10,963	$2,822	$3,623
Media production services	392	1,228	1,225
Attraction hardware and turnkey sales	4,302	1,848	3,416
Other	293	173	173
Total revenue	$15,950	$6,071	$8,437

Revenue increased $9.9 million to $16.0 million for the year ended December 31, 2022, compared with $6.1 million for the year ended December 31, 2021. The increase was attributable to a $10.6 million increase associated with new long-term contracts for design and project management services and attraction hardware and turnkey sales services, including $8.9 million increase for one key external customer and $2.8 million increase related to contracts with Sierra Parima. These increases were offset by a $1.8 million decrease in revenue related to all other contracts.

Revenue increased $7.6 million to $16.0 million for the year ended December 31, 2022, compared with $8.4 million for the 2021 Pro Forma Period. The increase was primarily attributable to an $8.3 million increase associated with new long-term contracts for design and project management services and attraction hardware and turnkey sales services as described above, offset by a $0.7 million decrease in revenue related to all other contracts.

Project design and build expense

Project design and build expense increased $7.2 million to $11.3 million for the year ended December 31, 2022, compared with $4.1 million for the year ended December 31, 2021, and increased $5.4 million compared with $5.9 million for the 2021 Pro Forma Period. The increase from both periods was driven primarily by an increase of sales with higher margin projects within FCG compared to the year ended December 31, 2021. During the 2022 Period, we entered into new long-term contracts for design and project management services and attraction hardware and turnkey sales services, which are larger and more complex projects, resulting in higher margins.

Selling, general and administrative expense

Selling, general and administrative expense increased $10.2 million to $18.4 million for the year ended December 31, 2022, compared with $8.2 million for year ended December 31, 2021, and increased $8.7 million compared with $9.7 million for the 2021 Pro Forma Period. The increase for both periods was primarily due to an increase of $6.5 million in audit and professional fees expense related to audit and consulting fees incurred in connection with the public company offering. The remaining increase in both periods results from third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Research and Development

Research and development expense increased $2.8 million to $2.8 million for the year ended December 31, 2022, compared with $0 for the year ended December 31, 2021, and the 2021 Pro Forma Period. The increase was primarily due to $2.4 million of expense for the development of new FBB products and $0.4 million of expense for the development of the FBD Falcon’s resort concept.

Payroll protection loan forgiveness and Employee retention credits

In February 2021, the Katmandu Business received a loan of $0.2 million under the PPP of the CARES Act. This loan was used for eligible purposes and was fully forgiven in 2021. The Falcon’s Business received a PPP loan of $1.0 million for the 2021 Pro Forma Period. This loan was used for eligible purposes and was fully forgiven in the period. The Company was not subject to this loan forgiveness for the 2022 Period as this is non-recurring COVID-19 related assistance.

We also received $0.7 million of Employee retention credits under the provisions of the CARES Act credits for the 2021 Period and $0.9 million for the 2021 Pro Forma Period.

Depreciation and amortization expense

Depreciation and amortization expense increased $0.1 million to $0.7 million for year ended December 31, 2022, compared with $0.6 million for year ended December 31, 2021, as a result of capitalization of additions to property and equipment, and decreased $0.2 million compared with $0.9 million for the 2021 Pro Forma Period as a result of assets reaching the end of their useful life during 2021. Depreciation and amortization expense represents depreciation and amortization of finite-lived intangible assets, property, and equipment and right-of-use leases adjusted for fair value accounting for Falcon’s business in the Falcon Transaction.

Share of gain or loss from equity method investments

Share of gain or loss from equity method investments increased $4.0 million to $1.5 million gain for the year ended December 31, 2022, compared with ($2.4) million loss for the year ended December 31, 2021, and 2021 Pro Forma Period. The increase was driven by income from PDP for 2022 primarily as a result of the return of normal hotel operations in 2022 after COVID-19 travel restrictions were lifted. This was partially offset by loss from operations and pre-opening expenses for Katmandu Park in Punta Cana which was under construction throughout 2022.

Interest expense

Interest expense increased $0.4 million to $1.1 million for the year ended December 31, 2022 compared with $0.7 million for the year ended December 31, 2021 and 2021 Pro Forma Period, which was generated from our related party and third-party loans and lines of credit used primarily to fund the development, acquisition and construction of Katmandu Park in Punta Cana through our investment in the Sierra Parima joint venture and to fund working capital required in preparation for becoming a public company. The increase of interest expense is related to the $12.785 million term loan and $10.0 million revolving credit facility, which were both entered into in December 2021.

Foreign exchange transaction loss

Foreign exchange transaction loss increased $0.1 million to $0.5 million loss for year ended December 31, 2022, compared with $0.4 million loss for the year ended December 31, 2021, and the 2021 Pro Forma Period. The increase of loss from December 31, 2021, to December 31, 2022, was primarily attributable to the unrealized foreign exchange on U.S. denominated related party debt with a Spanish subsidiary as the U.S. dollar strengthened against the Euro in 2022.

Segment Reporting

The following table presents selected information about our segment’s results for the years ended December 31, 2022, and 2021:

	Year ended December 31, 2022	Year ended December 31, 2021
Revenue:
FCG	$17,460	$6,934
Destinations Operations	293	85
Intersegment eliminations	(1,803)	(948)
Total revenue	15,950	6,071
Segment income (loss) from operations:
FCG	698	(279)
Destinations Operations	(1,195)	(1,765)
PDP	3,229	(1,892)
Sierra Parima	(1,719)	(526)
FBB	(3,699)	—
Intersegment eliminations	(553)	(376)
Total segment loss from operations	(3,239)	(4,838)
Unallocated corporate overhead	(11,852)	(2,939)
Depreciation and amortization expense	(737)	(584)
Interest expense	(1,113)	(687)
Other expense	(9)
Foreign exchange transaction gain (loss)	(478)	(418)
Net loss	$(17,428)	$(9,466)

Total revenue increased $9.9 million primarily driven by an increase in revenue generated within the FCG segment, which was primarily due to new long-term contracts for design and project management services and continuation of attraction hardware and turnkey sales services with comparably higher margins as discussed above.

Total segment loss from operations decreased $1.6 million primarily as a result of higher segment income from operations from the FCG, Destination Operations and PDP segments, offset by an increase in FBB and Sierra Parima segment loss from operations. FCG segment income from operations increased $1.0 million primarily as a result of the increase in revenues as described above and improved margins on new long-term contracts. Destination Operations segment loss from operations decreased $0.6 million and PDP segment results increased $5.1 million, both improving from reopening our park and resorts and recovering from the impact of COVID-19 on our 2021 results. As FBB is our newest division, we had an increase in segment loss from operations of $3.7 million due to the higher expenses, primarily comprised of $2.4 million of research and development expenses, $0.8 million of sales and marketing expenses and $0.5 million of payroll expenses.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related to accounting, finance, marketing, human resources, legal and information technology support services, audit, tax and corporate legal expenses. Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 16 to our audited consolidated financial statements included elsewhere in this prospectus.

Non-GAAP Financial Measures

The following table sets forth reconciliations of net loss under US GAAP to EBITDA for the 2022 Period, 2021 Period, and 2021 Pro Forma Period, which includes a reconciliation from 2021 Period to 2021 Pro Forma Period:

	FBG 2021 Period	(Unaudited) FCG Combined Pre-acquisition January 1, 2021 – April 22, 2021	(Unaudited) Acquisition Accounting Adjustments		(Unaudited) 2021 Pro Forma Period
Net loss	$(9,466)	$533	$(478	)(i)	$(9,411)
Interest expense	687	16	6	(ii)	709
Depreciation and amortization expense	584	121	168	(iii)	873
EBITDA	$(8,195)	$670	$(304)		$(7,829)

____________

(i)      Adjustment to eliminate pre-acquisition intercompany sales between Falcon and Katmandu

(ii)     Adjustment to include pre-acquisition amortization on the fair value of the acquired intangible assets

(iii)    Adjustment to include pre-acquisition lease adjustment

	Year ended December 31, 2022	Year ended December 31, 2021	(Unaudited) 2021 Pro Forma Period
Net loss	$(17,428)	$(9,466)	$(9,411)
Interest expense	1,113	687	709
Depreciation and amortization expense	737	584	873
EBITDA	$(15,578)	$(8,195)	$(7,829)

EBITDA results declined $7.4 million to $(15.6) million for year ended December 31, 2022, compared to $(8.2) million for the year ended December 31, 2021, and declined $7.6 million from the 2021 Pro Forma Period, primarily as a result of the increase in Net loss as described above.

Liquidity, Capital Commitments and Resources

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations. Our primary short-term cash requirements are to fund working capital, short-term debt, acquisitions, contractual obligations and other commitments. Our medium-term to long-term cash requirements are to service and repay debt and to invest in facilities, equipment, technologies, and research and development for growth initiatives. Our principal sources of liquidity are cash generated from operations, funds from borrowings, equity contributions from our existing investors and cash on hand.

As of June 30, 2023, our total indebtedness was approximately $38.7 million. We had approximately $1.2 million of unrestricted cash and $3.5 million available for borrowing under our lines of credit. In October 2022, we converted $20.0 million of our outstanding related party debt to equity pursuant to a conversion agreement between Falcon’s OpCo and Infinite Acquisitions (the “Conversion Agreement”).

On October 4, 2023, we entered into the Subsequent Conversion Agreement with Infinite Acquisitions, pursuant to which an aggregate of $7.275 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain financing agreements was converted into 727,500 Falcon’s OpCo Financing Units. Subsequent to this conversion, an aggregate of $15,569, including accrued interest, was outstanding under the Falcon’s OpCo $10 million revolving credit facility.

For the three and six months ended June 30, 2023, we have losses and negative cash flows from operating activities that raise substantial doubt about our ability to continue as a going concern. As of June 30, 2023, we have received $60.0 million under the Subscription Agreement. On July 31, 2023, FCG LLC received a closing payment from QIC of $17.5 million (net of $500,000 in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released upon the establishment of an employee retention and attraction incentive program. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG LLC’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG LLC and QIC. These funds are to be used exclusively by the FCG segment to fund its operations and growth and cannot be used to satisfy the commitments of other segments. Until we can generate sufficient revenue from our five reportable segments to cover operating expenses, working capital and capital expenditures, we expect funds raised in the Business Combination and from the Falcon’s OpCo Financing to fund our cash needs. We anticipate managing our operations to ensure that these funds, together with our existing cash on hand and unused capacity on our existing lines of credit, provide us with liquidity to fund our operations for the next twelve months. We may, however, need additional cash if there are material changes to our business conditions or other developments, including the development of our FBB and FBD divisions, competitive pressures, and regulatory developments.

Our ability to generate cash in the future, depends on our financial results which are subject to general economic, financial, competitive, legislative and regulatory factors that may be outside of our control. Our future access to, and the availability of credit on acceptable terms and conditions, is impacted by many factors, including capital market liquidity and overall economic conditions. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Our capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support our research and development efforts, investments in technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. In addition, we expect to incur additional costs as a result of operating as a public company. We expect our capital expenditures and working capital requirements to increase materially in the near future. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

On March 10, 2023, in connection with stockholder votes to approve the extension of the date by which FAST II was required to complete an initial business combination, public stockholders of FAST II elected to redeem an aggregate of 15,098,178 shares of FAST II Class A Common Stock for cash, at a redemption price of approximately $10.1498 per share for an aggregate redemption amount of approximately $153.24 million. In addition, in connection with the Business Combination, 6,772,844 holders of FAST II Class A Common Stock exercised their right to redeem those shares for a pro rata portion of the cash in the FAST II trust account, which equaled approximately $10.63 per share, for an aggregate of approximately $72 million. As a result, an aggregate of approximately $225.24 million was paid to such redeeming stockholders at or prior to the closing of the Business Combination out of the trust account established by FAST II upon the closing of the FAST II IPO.

We received net cash proceeds from the Business Combination totaling $0.9 million net of FAST II transaction cost of $2.9 million paid at Closing. FAST II and Falcon’s OpCo transaction costs related to the Business Combination of $7.6 million and $11.3 million, respectively, are not yet settled and the Company expects to settle them over the next 24 months. Costs incurred in excess of the gross proceeds are recorded in profit or loss.

Sales of a substantial number of shares of our Class A Common Stock, Series A Preferred Stock and/or Warrants in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock, Series A Preferred Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock, Series A Preferred Stock and Warrants. The selling securityholders can sell, under this prospectus, up to (a) 131,009,117 shares of Class A Common Stock constituting approximately 97% of our issued and outstanding shares of Common Stock as of October 31, 2023, (b) 2,882,245 Private Placement Warrants constituting approximately 34% of our issued and outstanding Warrants as of October 31, 2023, and (c) 1,441,123 Series A Preferred Stock representing approximately 220% of our issued and outstanding Series A Preferred Stock. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock, Warrants or Series A

Preferred Stock. See “Risk Factors — Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.”

We would receive up to $96.1 million from the exercise of the Warrants for cash, but would not receive any proceeds from the sale of the shares of Class A Common Stock and Series A Preferred Stock issuable upon such exercise. To the extent any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. We intend to use the proceeds received from the exercise of the Warrants, if any, for general corporate and working capital purposes. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants. Each Warrant entitles the holder thereof to purchase 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock. at an exercise price of $11.50 per Warrant. We believe the likelihood that holders of our Warrants will exercise their Warrants and, therefore, the amount of cash proceeds we would receive, is dependent upon the trading price of our Class A Common Stock and Series A Preferred Stock, the last reported sales price for which was $15.84 per share and $13.57 per share, respectively, on October 31, 2023. If the trading price of our Class A Common Stock and Series A Preferred Stock is above the exercise price of $11.50 per Warrant, we expect that holders of our Warrants will exercise their Warrants. Conversely, if the trading price of our Class A Common Stock and Series A Preferred Stock is below the exercise price of $11.50 per Warrant, we expect that holders of our Warrants will not exercise their Warrants. We will continue to evaluate the probability of Warrant exercises and the merit of including potential cash proceeds from the exercise of the Warrants in our future liquidity projections, but we do not currently expect to rely on the cash exercise of Warrants to fund our operations.

Contractual and Other Obligations

Tax Receivable Agreement

In connection with the Closing of the Business Combination, Falcon’s OpCo entered into the Tax Receivable Agreement with the Company and the TRA Holders. Pursuant to the Tax Receivable Agreement, among other things, the Company is required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of New Falcon’s OpCo Units for Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the Tax Receivable Agreement. In certain cases, the Company’s obligations under the Tax Receivable Agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined in the Tax Receivable Agreement.

Commitments

Sierra Parima Joint Venture

Falcon’s OpCo and Meliá have committed to fund construction, pre-opening and working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of June 30, 2023, we have unfunded commitments to Sierra Parima of $4.4 million.

Partnership with Raging Power Limited

Pursuant to the terms of our joint venture agreement with Raging Power, Falcon’s and Raging Power are each required to provide funding to Karnival in the form of non-interest-bearing advances, which will be repaid based on a percentage of gross revenues from the operation of the LBE at 11 SKIES. Accordingly, the joint venture agreement provides that we receive 16.6% to 20.6% of gross revenue of the LBE at 11 SKIES. As of June 30, 2023, we have unfunded commitments to Karnival of $2.4 million (HKD 18.7 million).

Related Party Loans

We have various long-term debt instruments with Infinite Acquisitions, our majority owner. During the year ended December 31, 2022, we converted a portion of debt with Infinite Acquisitions to equity.

We entered into financing agreements with Infinite Acquisitions. As of June 30, 2023, we have aggregate outstanding balances of $27.3 million under these financing agreements.

On October 4, 2023, we entered into the Subsequent Conversion Agreement with Infinite Acquisitions, pursuant to which an aggregate of $7.275 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain financing agreements was converted into 727,500 Falcon’s OpCo Financing Units.

On June 23, 2023, the Falcon’s OpCo entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions (as so amended, the “Credit Agreement”), pursuant to which (i) the Company joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, $4.8 million, a portion of the amounts due to Infinite Acquisitions under the $10 million revolving credit facility to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) the Company, Falcon’s OpCo and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause the Company to exchange such Debt Transferee’s Transferred Debt for shares of Series A Preferred Stock at the acquisition merger closing. On October 6, 2023 the Transferred Debt was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and the Company agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to the Company a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest.

For more information regarding our related party transactions, see the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Company Related Party Transactions,” and see Note 10 — Long-term debt and borrowing arrangements and Note 12 — Related party transactions included in the notes to the audited financial statements, included elsewhere in this prospectus.

Leases

We have finance and operating leases for our corporate headquarters and warehouse space located in Orlando, Florida. Total lease liabilities as of June 30, 2023, are $2.4 million, of which $1.7 million is for balances owed to related parties.

For more information regarding our related party transactions, see the section of this prospectus entitled “Certain Relationships and Related Party Transactions — Company Related Party Transactions,” and see Note 6 — Leases and Note 12 — Related party transactions included in the notes to the audited financial statements, included elsewhere in this prospectus.

Cash Flows

The following tables summarize our cash flows for the periods presented:

	(Unaudited) Six months ended June 30,		Year ended December 31,
	2023	2022	2022	2021
Cash used in operating activities	$(12,610)	$(6,465)	$(19,290)	$(7,560)
Cash used in investing activities	(1,662)	(8,607)	(26,261)	(8,307)
Cash provided by financing activities	7,100	13,013	50,881	17,856

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by the activities associated with our FCG segment, FBB segment beginning in 2022 and corporate overhead activities. Project cyclicality and seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

Cash used in operating activities increased $6.1 million to $12.6 million for the six months ended June 30, 2023, compared with $6.5 million for the six months ended June 30, 2022. Cash used in operating activities increased primarily due to operating results generating an increase in Net loss of $10.8 million for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. This increase in net loss was partially offset by changes in in working capital assets and liabilities, including a $1.9 million increase in cash provided by contract assets and a $2.7 million increase in cash provided by accounts payable.

Cash used in operating activities totaled $19.3 million in the year ended December 31, 2022, an increase of $11.7 million compared to the year ended December 31, 2021. Cash used in operating activities increased primarily due to operating results generating an increase in Net loss of $8.0 million compared to the year ended December 31, 2021, coupled with increases in working capital needs to fund new long-term contracts.

Cash Flows from Investing Activities

Our primary investing activities have consisted of investments in and advances to our unconsolidated joint ventures for the development of our Katmandu Park located in Punta Cana, Dominican Republic, purchases of property, equipment, and capitalization of ride media content.

Net cash used in investing activities decreased $6.9 million from $8.6 million for the six months ended June 30, 2022 to $1.7 million for the six months ended June 30, 2023 due to (i) $6.5 million decrease in investments and advances to our unconsolidated joint ventures related to contributions to fund our share of the construction of Katmandu Park, Punta Cana during the first quarter of 2022, (ii) $0.5 million decrease in advances to related parties during the first quarter of 2022 and (iii) offset by a $0.1 million increase in purchases of property and equipment.

Net cash used in investing activities increased $18.0 million from $8.3 million in the year ended December 31, 2021, to $26.3 million in the year ended December 31, 2022. The cash used in investing activities in the year ended December 31, 2022 consisted primarily of (i) $25.8 million in investments and advances to our unconsolidated joint ventures, $19.6 million of which related to contributions to continue to fund our share of the construction in the Katmandu Park, Punta Cana and $6.2 million related to advances to Karnival, (ii) $0.5 million advance to Meliá Group to be used by Meliá as an earnest money deposit for a potential land acquisition in Playa del Carmen intended for the site of a future hotel and entertainment development, and (iii) $0.3 million purchase of property and equipment. This was partially offset by $0.3 million in principal payments on notes receivable.

The $8.3 million of cash used in investing activities in the year ended December 31, 2021, consisted primarily of (i) $12.6 million in investments and advances to our unconsolidated joint ventures, related to contributions to fund our share of the construction of Katmandu Park, Punta Cana and (ii) $0.1 million purchase of property and equipment. This was partially offset by cash provided by investment activities consisting of (i) $2.3 million proceeds from the cancellation of our subscription agreement with Katmandu Ventures, LLC and (ii) $2.1 million of cash contributed to the Company in the 2021 acquisition of Treehouse and National.

Cash Flows from Financing Activities

Net cash provided by financing activities decreased $5.9 million from $13.0 million for the six months ended June 30, 2022 to $7.1 million for the six months ended June 30, 2023. The cash used by financing activities in the six months ended June 30, 2023 consisted primarily of $9.0 million proceeds from related party credit facilities and $1.8 million equity contributions. This was partially offset by $2.7 million repayment of related party debt and credit facilities and $0.9 million repayments of third-party debt and finance lease obligations.

Net cash provided by financing activities in the six months ended June 30, 2022 consisted primarily of $13.7 million proceeds from related party debt and credit facilities. This was partially offset by $0.7 million in repayments of third-party debt and finance lease obligations.

Net cash provided by financing activities increased $33.0 million from $17.9 million in the year ended December 31, 2021 to $50.9 million in the year ended December 31, 2022. The cash provided by financing activities in the year ended December 31, 2022 consisted primarily of $38.2 million equity contributions from Company’s members and $14.5 million proceeds from related party debt and credit facilities. This was partially offset by $1.5 million repayment of third-party debt and $0.1 million principal payment on finance lease obligations.

Net cash provided by financing activities in the year ended December 31, 2021 consisted primarily of $18.7 million proceeds from related party debt and credit facilities and $0.6 million in deemed equity contributions. This was partially offset by $1.2 million in repayments on related party debt and credit facilities, $0.1 million repayment of third-party debt and $0.1 million principal payment on finance lease obligations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Indemnification Agreements

In the ordinary course of business, we enter into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by us, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. It is not possible to determine the maximum potential loss under these indemnification provisions due to the absence of prior indemnification claims and the unique facts and circumstances involved in each particular provision. As of June 30, 2023, there were no known events or circumstances that have resulted in material indemnification liability.

In addition, we have entered into indemnification agreements with certain of our directors, executive officers, and other employees that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risks in the ordinary course of our business. These risks include credit risk, as well as foreign currency exchange risk.

Credit Risk

We are exposed to credit risk on our accounts receivable as we have a small number of customers that represent significant portions of our consolidated accounts receivable and revenue. We evaluate the solvency of our customers on an ongoing basis to determine if allowances for doubtful accounts need to be recorded.

Revenue earned from customers contributing in excess of 10% of total revenues are presented in the tables below for the following periods:

	(Unaudited) For the three months ended June 30,
	2023		2022
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company	$4,528	85%	$2,999	62%
Customer B – Sierra Parima(1)(2)	246	5%	1,408	29%
All others	548	10%	440	9%
Total revenues	$5,322	100%	$4,847	100%

____________

(1)      Customer represents related party of the Company.

(2)      Customers that contributed in excess of 10% of total revenues in any period presented have been included in all periods presented for comparability.

	(Unaudited) For the six months ended June 30,
	2023		2022
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company	$9,962	69%	$4,466	57%
Customer B – Sierra Parima(1)	3,603	24%	2,233	29%
All others	951	7%	1,099	14%
Total revenues	$14,516	100%	$7,798	100%

____________

(1)      Customer represents related party of the Company.

As of June 30, 2023, total Accounts receivable balances for the two customers with Revenue greater than 10% of total Revenue for the six months ended June 30, 2023 was $6.4 million or 81% of total Accounts receivable.

	For the year ended December 31,
	2022		2021
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company(1)	$8,918	56%	$—	—
Customer B – Sierra Parima(1)(2)	4,807	30%	2,025	34%
Customer C(1)	—	—	864	14%
Customer D(1)	—	—	987	16%
All others	2,225	14%	2,195	36%
Total revenues	$15,950	100%	$6,071	100%

____________

(1)      Customers that contributed in excess of 10% of total revenues in any period presented have been included in all periods presented for comparability.

(2)      Customer represents related party of the Company.

As of December 31, 2022, total Accounts receivable balances for the two customers with Revenue greater than 10% of total Revenue for the year ended December 31, 2022 was $2.6 million or 77% of total Accounts receivable.

Foreign Currency Exchange Risk

We have operations in several countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the Euro. In 2023, the value of the Euro fluctuates relative to the U.S. dollar. Accordingly, changes in the value of the Euro could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition, and results of operations in a given period or in specific territories.

To date, foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Policies and Estimates

The discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses as well as the disclosure of contingent assets and liabilities. We regularly review our estimates and assumptions. These estimates and assumptions, which are based upon historical experience and on various other factors believed to be reasonable under the circumstances, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported amounts and disclosures may have been different had management used different estimates and assumptions or if different conditions had occurred in the periods presented. Below is a discussion of the policies that we believe may involve a high degree of judgment and complexity.

We believe that the accounting policies disclosed below include estimates and assumptions critical to our business and their application could have a material impact on our consolidated financial statements. In addition to these critical policies, our significant accounting policies are included within Note 2 in our audited consolidated financial statements included elsewhere in this prospectus.

Revenue

We recognize revenue in accordance with the provisions of FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (Topic 606), which requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services.

Falcon’s Creative Group

We account for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements, these changes are not accounted for until they meet the requirements noted above.

A significant portion of the Company’s revenue is derived from master planning and design contracts, media production contracts and turnkey attraction contracts. The Company accounts for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements. These changes are not accounted for until they meet the requirements noted above. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities which are significantly customized and not distinct within the context of the contract.

Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the planning, design, and development of attractions. Revenue is recognized over time (versus point in time recognition), as the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These are primarily fixed-price contracts.

For long-term contracts, the Company typically recognizes revenue using the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer. Contract estimates are based on various assumptions to project the outcome of future events that may span several years. These assumptions include, but are not limited to, the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed; the cost and availability of materials; the availability of subcontractor services and materials; and the availability and timing of funding from the customer. The Company bears the risk of changes in estimates to complete on a fixed-price contract, which may cause profit levels to vary from period to period. For over time contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable.

Accounting for long-term contracts requires significant judgment relative to estimating total costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all their obligations under the contract.

Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of Contract assets and liabilities. Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not subject to the passage of time. Contract liabilities are presented on the Company’s Consolidated Balance Sheet and consist of billings in excess of revenues. Billings in excess of revenues represent milestone billing contracts where the billings of the contract exceed recognized revenues.

Destinations Operations

The principal sources of revenues for the Destinations Operations segment are resort and theme park management and incentive fees. Resort and theme park management and incentive fees are based on a percentage of revenues and profits, respectively earned by the theme parks during the corresponding period.

Investments in unconsolidated joint ventures

We use the equity method to account for investments in corporate joint ventures when we have the ability to exercise significant influence over the operating decisions of the joint venture. Such investments are initially recorded at cost and subsequently adjusted for our proportionate share of the net earnings or loss of the investee, which is reported in Equity in losses of unconsolidated joint ventures in the Consolidated Statements of Operations. The dividends received, if any, from these joint ventures reduce the carrying amount of our investment.

Goodwill and Intangible assets

Goodwill is not amortized, but instead reviewed for impairment at least annually during the fourth quarter, or more frequently if circumstances indicate that the value of goodwill may be impaired. The impairment analysis of goodwill is performed at the reporting unit level. A qualitative assessment is first conducted to determine whether it is more likely than not that the fair value of the applicable reporting unit exceeds the carrying value taking into consideration significant events, and changes in the overall business environment or macroeconomic conditions. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We only recognize an impairment of goodwill if the estimated fair value of a reporting unit is less than its carrying value, in an amount not to exceed the carrying value of the reporting unit’s goodwill.

The Company reviews definite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The recoverability of these amortizing intangible assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then the assets are written down to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Estimating the fair value of reporting units is a subjective process that involves the use of significant estimates by management. The FCG reporting unit has significant revenue concentration associated with a few customers. Although we believe that we have strong relationships with each customer, if any of these customers were to move their business elsewhere it would have an adverse effect on our profitability, particularly the profitability of FCG. In addition, unanticipated changes in business performance market declines or other events impacting the fair value of these businesses, including changes in market multiples, discount rates, interest rates and growth rates assumptions, could result in goodwill impairment charges in future periods. The Company did not identify any goodwill impairment for the three and six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021.

Ride Media Content

Ride Media Content (“RMC”) consists of themed audio and visual content following a storyline that is displayed to guests while in the queue and during the ride. The same RMC can be deployed on rides of a similar nature. The Company earns a fixed annual fee for licensing the right to use the RMC to customers.

In accordance with ASC 926-20, the Company capitalizes costs to produce the RMC, including direct production costs and production overhead. The RMC is expected to be predominantly monetized individually, as the RMC is not expected to be monetized with other films or license agreements. The predominant monetization strategy is determined when capitalization of production costs commences and is reassessed if there is a significant change to the expected future monetization strategy.

For RMC that is predominantly monetized on an individual basis, the Company uses a computation method to amortize capitalized production costs on the ratio of the RMC’s current period revenues to its estimated remaining ultimate revenue (i.e., the total revenue to be earned in the RMC’s remaining life cycle.) The RMC is typically licensed for a 10-year period with a fixed annual fee. Amortization begins when the RMC is first deployed and starts generating revenue.

Unamortized RMC costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of the RMC may be less than its unamortized costs. If the carrying value of an individual RMC exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference. For content that is predominately monetized individually, the Company utilizes estimates including ultimate revenues and additional costs to be incurred (including marketing and distribution costs), in order to determine whether the carrying value of the RMC is impaired.

Owned RMC is presented as a noncurrent asset within Intangible assets, net. Amortization of RMC assets is primarily included in Depreciation and amortization expense in Income (Loss) from operations.

Recoverability of Other long-lived assets

Our long-lived assets consist primarily of property and equipment and right-of-use (“ROU”) assets. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. For facility lease ROU assets and related long-lived assets, we compare the estimated undiscounted cash flows generated by the corresponding asset group to the current carrying value of the ROU and related long-lived assets. If the undiscounted cash flows are less than the carrying value of the ROU and related long-lived asset, then the assets are written down to fair value. There were no impairment losses recognized for other long-lived assets for the three and six months ended June 30, 2023, and 2022 and the years ended December 31, 2022 and 2021.

Business combinations

We account for our acquisitions in accordance with ASC 805, Business Combinations. We initially allocate the purchase price of an acquisition to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of consideration recorded as goodwill. The results of operations of acquisitions are included in the consolidated financial statements from the date of acquisition. Costs incurred to complete the business combination, such as legal and other professional fees, are not considered part of the transaction consideration and are expensed as incurred.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. The Company has elected to use the extended transition period available under the JOBS Act, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of our registration statement on Form S-4 in connection with the Business Combination, (b) in which we have total annual revenue of at least $1,235,000,000 or (c) in which we are deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeds $100 million during such completed fiscal year or the market value of the shares of Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, we may also make comparison of our financial statements with other public companies difficult or impossible.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the fiscal year 2022 executive compensation programs for our executive officers who were “named executive officers” for 2022. For information regarding the compensation programs of the Company following the completion of the Business Combination, see “— Director and Officer Compensation of the Company”

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for our principal executive officer and two other most highly compensated executive officers, referred to in this section as our named executive officers (the “NEOs”).

The primary objective of the Company’s executive compensation program is to attract and retain talented executives to effectively manage and lead the company.

Our named executive officers for 2022 were:

•        Scott Demerau, Executive Chairman;

•        Cecil D. Magpuri, Chief Executive Officer; and

•        Joanne Merrill, Chief Financial Officer.

Summary Compensation Table

The following table provides summary information concerning compensation of our named executive officers for services rendered to us during 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Scott Demerau, Executive Chairman	2022	511,538	—	—	511,538
Cecil D. Magpuri, Chief Executive Officer	2022	511,538	—	15,234	526,772
Joanne Merrill, Chief Financial Officer	2022	304,153	60,000	9,125	373,278

____________

(1)      All other compensation amounts include 401(k) plan contributions by the Company.

Narrative Disclosures to Summary Compensation Table

Base Salaries

Each of the NEOs is paid a base salary commensurate with his or her skill set, experience, performance, role and responsibilities as determined by the owners of the Company.

Bonuses

Annual cash bonuses have historically been paid to employees, including named executive officers other than those who also are owners of the Company, such as Messrs. Demerau and Magpuri, to reward actions and behaviors that further the goals of the Company and incentivize future behaviors. The bonuses are at the discretion of the owners of the Company.

Employee Benefits and Perquisites

We provide health, dental, vision, life and disability insurance benefits to our named executive officers on the same terms and conditions as provided to all other employees. We generally do not provide perquisites to our NEOs.

Retirement Benefits

The Company sponsors a defined contribution 401(k) retirement savings and profit sharing plan (the “401(k) Plan”) for its employees, including the named executive officers. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to the plan and income earned on those contributions are not taxable to participants until withdrawn or distributed. Eligible employees are able to defer compensation up to certain limits set by the Code, which are updated annually. Under the plan, the Company may make matching contributions to participants’ elective deferrals each pay period, of up to 3% of eligible compensation per pay period. In addition, the Company may make a discretionary profit sharing contribution each year based on its profit performance. Contributions are allocated to each participant’s individual account and are then invested in available investment alternatives according to the participants’ directions. Participants are immediately and fully vested in their own contributions and employer contributions vest 20% each year over the five years beginning on the first anniversary of the employee’s hire date. All contributions are held and invested by the plan’s trustee.

Termination and Change in Control Arrangements

None of the named executive officers has any rights in connection with a termination of employment or a change in control.

Outstanding Equity Awards at December 31, 2022

Prior to the closing of the Business Combination, the Company did not maintain any equity compensation plans and there were no outstanding equity awards granted to and held by any named executive officers as of December 31, 2022.

Director Compensation

The Company does not have any formal arrangements under which individuals receive compensation for their service on the Company’s board of managers, and no individuals serving as members of the board of managers have received any compensation for serving as such.

Director and Officer Compensation of the Company

Employment Agreements

The Company intends to enter into employment agreements with certain of its executive officers to govern the terms and conditions of such executive officers’ employment as executive officers of the Company.

Overview of Executive Compensation Program

Decisions with respect to the compensation of our executive officers, including our named executive officers, are made by the compensation committee of the Board. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time, including as described above.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, and severance protections. Base salaries, employee benefits, and severance protections will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our stockholders and enhances executive retention.

Pursuant to the FCG A&R LLCA entered into in connection with the Strategic Investment, QIC has consent rights with respect to the granting of equity or equity-based compensation with a vesting period of less than three years to any C-Suite level executive of Falcon’s OpCo or the Company or any other parent entity of FCG LLC that provides services to FCG LLC or its subsidiaries. See “Business — Recent Developments — Related Agreements — FCG A&R LLC Agreement” for additional information regarding QIC’s consent rights.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to each of the named executive officers.

Equity-Based Awards

We expect to use equity-based awards to promote our interest by providing our executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning their interests with those of its equity holders. In connection with the Business Combination, we adopted the Falcon’s Beyond Global, Inc. 2023 Equity Incentive Plan (as amended from time to time), which is referred to in this prospectus as the “2023 Incentive Plan”. The 2023 Incentive Plan allows the Company to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants of the Company and its affiliates. The Board anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company and its affiliates.

Administration.    The compensation committee of the Board (the “Committee”) will administer the 2023 Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the 2023 Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the 2023 Incentive Plan. The Committee will have full discretion to administer and interpret the 2023 Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the 2023 Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of the Company or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the 2023 Incentive Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Eligibility.    Certain employees, directors, officers, advisors or consultants of the Company or its affiliates are eligible to participate in the 2023 Incentive Plan. It is expected that approximately 85 employees, consultants, advisors and service providers and all of our non-executive officer directors will be eligible to participate in the 2023 Incentive Plan.

Number of Shares Authorized.    The Company will initially reserve 7,294,756 shares of its Class A Common Stock for the issuance of awards under the 2023 Incentive Plan. The number of shares reserved for issuance under the 2023 Incentive Plan will increase automatically on January 1 of each of 2024 through 2033 by the number of shares equal to the lesser of (i) 2.0% of the total number of outstanding shares (rounded down to the nearest whole share) of Class A Common Stock as of the immediately preceding December 31, or (ii) a number as may be determined by the Board. Notwithstanding anything to the contrary in the 2023 Incentive Plan, no more than the number of shares of Class A Common Stock initially reserved under the 2023 Incentive Plan may be issued pursuant to the exercise of incentive stock options (“ISOs”) under the 2023 Incentive Plan.

Shares of Class A Common Stock underlying awards under the 2023 Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the 2023 Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of Class A Common Stock reserved for issuance under the 2023 Incentive Plan, the number of shares of Class A Common Stock covered by awards then outstanding under the 2023 Incentive Plan, the limitations on awards under the 2023 Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The 2023 Incentive Plan will have a term of not more than 10 years from the date it is approved by the Company’s stockholder, and no further awards may be granted under the 2023 Incentive Plan after that date.

Awards Available for Grant.    The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.

Stock Options and Stock Appreciation Rights.    Stock options provide for the purchase of shares of Class A Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount in cash or shares equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than 10 years from grant (or five years in the case of ISOs granted to certain significant stockholders).

Restricted Stock.    Restricted stock is an award of nontransferable shares of Class A Common Stock that are subject to certain vesting conditions and other restrictions.

RSUs.    RSUs are contractual promises to deliver shares of Class A Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The Committee may provide that the delivery of the shares underlying RSUs will be deferred if such delivery would result in a violation of applicable law. The terms and conditions applicable to RSUs will be determined by the Committee, subject to the conditions and limitations contained in the 2023 Incentive Plan.

Other Stock or Cash-Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Class A Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards or as standalone payments.

Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Class A Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the underlying award becomes payable and will be subject to forfeiture to the same extent as the underlying award.

Performance Awards.    Performance awards granted pursuant to the 2023 Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of Class A Common Stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company or its affiliates. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination; Repricing.    In general, the Board may amend, alter, suspend, discontinue or terminate the 2023 Incentive Plan at any time. However, stockholder approval to amend the 2023 Incentive Plan may be necessary if applicable law or the 2023 Incentive Plan so requires. No amendment, alteration, suspension, discontinuance or termination will materially and adversely impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Stockholder approval will not be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of Class A Common Stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Adjustments; Corporate Transactions.    In the event of certain capitalization events or corporate transactions (as set forth in the 2023 Incentive Plan), including the consummation of a merger or consolidation of the Company with another corporation, the Committee may adjust the number of shares of Class A Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of the Company in connection with such transaction.

Pursuant to the FCG A&R LLCA entered into in connection with the Strategic Investment, QIC has consent rights with respect to the granting of equity or equity-based compensation with a vesting period of less than three years to any C-Suite executive of Falcon’s OpCo or the Company or any other parent entity of FCG LLC that provides services to FCG LLC or its subsidiaries. In addition, pursuant to the QIC Subscription Agreement, Falcon’s OpCo agreed to indemnify QIC from and against any losses arising out of certain matters related to employee benefit plans. See “Business — Recent Developments — Related Agreements — FCG A&R LLC Agreement” and “Business — Recent Developments — Related Agreements — Subscription Agreement” for additional information regarding QIC’s consent rights and Falcon’s OpCo’s indemnification obligations, respectively.

Other Compensation and Benefits

The Company expects to continue to offer various employee benefit plans to employees, including its named executive officers, which may be the same or similar to those currently offered by the Company, including health, dental, vision, life and disability insurance benefits, as well as the 401(k) profit sharing plan. For more information, see “Executive and Director Compensation — Narrative Disclosure to Summary Compensation Table.” We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

The Company intends to adopt a non-employee director compensation program that is designed to align director compensation with its business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Company. The Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors.

MANAGEMENT

Executive Officers and Directors

The following table lists the names, ages and positions of the individuals who currently serve as our executive officers and directors.

Name	Age	Position
Scott Demerau	62	Executive Chairman of the Board
Cecil D. Magpuri	58	Chief Executive Officer and Director
Simon Philips	54	President and Director
Joanne Merrill	54	Chief Financial Officer
Yvette Whittaker	51	Chief Corporate Officer
David Schaefer	41	Chief Development Officer
Bruce A. Brown	54	Executive Vice President of Legal, General Counsel and Corporate Secretary

Non-Employee Directors
Sandy Beall	73	Director
Jarrett T. Bostwick	50	Director
Doug Jacob	41	Director
Ramin Arani	53	Director

Scott Demerau has served as our Executive Chairman of the Board of Directors since the closing of the Business Combination. Mr. Demerau is co-founder of Falcon’s Beyond Global, LLC and served as its Executive Chairman and a member of the board of managers since its inception in April 2021. Mr. Demerau is also the co-founder and has been President of Producciones de Parques, S.L. since 2005, developing and launching House of Katmandu, the first Katmandu location in Mallorca, Spain, later rebranded as Katmandu Park. In 2012, Mr. Demerau was instrumental in establishing a joint venture relationship with Meliá Hotels International, where Producciones de Parques transitioned to become the joint venture entity as it still remains today. Mr. Demerau also co-founded Katmandu Group, where he served as the Chairman and Chief Executive Officer since inception in 2013. In that role, Mr. Demerau oversaw the growth and expansion of the Katmandu Business and the development of the joint venture relationship with Meliá. Mr. Demerau’s career in the family entertainment industry began in 1985 when he and Julia Demerau co-founded Fantasy Golf Development Company to develop, build and operate the Mountasia Family Fun Centers, a multi-attraction chain that spanned 24 locations and went public in 1993 as Mountasia Entertainment International, later acquiring the Malibu Grand Prix company with over 20 locations, where Mr. Demerau served in the roles of Chairman, Chief Executive Officer and a member of the board of managers. Mr. Demerau holds a Bachelor of Science in Business from Ferris State University. Mr. Demerau is the spouse of Julia Demerau, a member of the Company’s board of managers. We believe that Mr. Demerau is qualified to serve as a member of the Board due, among other things, to his extensive background and experience in the entertainment development and operations industry, his role as co-founder of the Katmandu Business and his role in the creation of the Company, including his visionary leadership of the Company from inception to date.

Cecil D. Magpuri has served as our Chief Executive Officer since the closing of the Business Combination. Mr. Magpuri is co-founder of Falcon’s Beyond Global, LLC and served as its Chief Executive Officer and a member of the Company’s board of managers since its inception in April 2021. Mr. Magpuri previously served as President and Chief Creative Officer of Treehouse, which he co-founded with Marty Magpuri in 2000, and which was later rebranded as Falcon’s Creative Group and expanded to include Falcon’s Digital Media and Falcon’s Licensing. Mr. Magpuri was named to the Blooloop 50 Theme Park Influencers list from 2018-2020, and, in 2010, received the Asian Heritage Award for Innovation and Technology. Mr. Magpuri earned his Bachelor of Arts in Applied Arts and Sciences with an emphasis in Environmental Design and a distinction in Art from San Diego State University. Mr. Magpuri is the spouse of Marty Magpuri, a director of the Company. We believe that Mr. Magpuri is qualified to serve as a member of the Board because of his extensive experience and background in the entertainment development and operations industry, his role as co-founder of the Falcon’s Business and his role in the creation of the Company, including his visionary leadership of the Company from inception to date.

Simon Philips has served as our President and a member of our Board since the closing of the Business Combination. Prior to that, Mr. Philips served as President of Falcon’s Beyond Global, LLC since March 2023. Previously, Mr. Philips served as the Managing Director of Global Consumer Products at Moonbug Entertainment, the company behind properties, including CoComelon, Blippi, and Little Angel, from May 2021 until March 2023. Mr. Phillips was the Executive Vice-President & General Manager of The Walt Disney Company EMEA from 2012 to 2018 and served as President of Marvel Entertainment International from 2006 to 2012, where he was responsible for targeting new businesses as well as growing and increasing the depth of Marvel’s existing businesses. Mr. Philips also served as the Executive Producer for several of Marvel’s hit animated series, including The Super Hero Squad, The Avengers — Earth’s Mightiest Heroes, and the Marvel Japanese anime series. He was also responsible for propelling both Pixar’s and Star Wars’ brands through the licensing business across hard-lines, soft-lines, FMCG, and publishing. Before Marvel, from 2003 to 2006, Mr. Philips managed multiple multi-billion-dollar franchises for 4Kids Entertainment, including the Pokémon, Teenage Mutant Ninja Turtles, and Yu-Gi-Oh franchises. Mr. Philips started his licensing career in London in 1991, working on behalf of the British Olympic Association, where he licensed the world’s first Olympic-branded video game, Olympic Gold.

Joanne Merrill has served as our Chief Financial Officer since the closing of the Business Combination. Prior to that, Ms. Merrill served as Chief Financial Officer of Falcon’s Beyond Global, LLC since August 2021. Prior to joining the Company, Ms. Merrill served as the Chief Financial Officer of Entertainment Technology Partners, an event technology services company in Orlando, Florida, from May 2017 to July 2021. Prior to that, she was the Vice President of Finance and Corporate Controller of Hard Rock International, a hospitality and entertainment company, from April 2007 to May 2017. Ms. Merrill began her career as a mechanical engineer before becoming a Chartered Accountant in England and Wales and a Certified Public Account in the US serving as a senior manager at PricewaterhouseCoopers. Ms. Merrill holds a Bachelor of Engineering degree in Mechanical Engineering from the University of Bath.

Yvette Whittaker has served as our Chief Corporate Officer since the closing of the Business Combination. Prior to that, Ms. Whittaker was Chief Corporate Officer of Falcon’s Beyond Global, LLC since July 2021. Ms. Whittaker previously served as Executive Vice President of Operations of Falcon’s Creative Group, a role she held since July 2011. Ms. Whittaker joined Treehouse at the company’s inception in February of 2000 and has served in roles of increasing management responsibility in the areas of business operations, scheduling, budgeting, client relations and marketing.

David Schaefer has served as our Chief Development Officer since the closing of the Business Combination. Prior to that, Mr. Schaefer served as Chief Development Officer of Falcon’s Beyond Global, LLC since July 2021. Mr. Schaefer previously served as Vice President of Falcon’s Creative Group, a role he held since November 2013. Mr. Schaefer has been with Falcon’s Creative Group since 2007 in roles of increasing responsibility in the areas of technical integration and project management. Mr. Schaefer holds a Bachelor of Science in Mechanical Engineering from The University of Wisconsin.

Bruce A. Brown has served as our Executive Vice President of Legal, General Counsel & Corporate Secretary since October 2023. Mr. Brown has over 20 years of legal experience and, prior to joining the company, Mr. Brown served as Senior Vice President, Deputy General Counsel of Hilton Grand Vacations from April 2022 to May 2023. Prior to that, Mr. Brown severed as Vice President and General Counsel of Tupperware Brands from June 2020 to April 2022. From June 2008 to June 2020, Mr. Brown held various positions at Darden Restaurants, Inc., where he most recently served as Vice President, Associate General Counsel and Assistant Secretary. Prior to his time at Darden Restaurants, Mr. Brown held legal positions at Word Fuel Services, NICE Systems, Inc. and American Express Company. Mr. Brown has held additional roles with American Express Company, General Electric Company and Xerox Corporation. Mr. Brown currently serves on the Board of Directors of Community Legal Services located in Orlando, Florida, a not-for-profit organization that promotes equal access to justice. Mr. Brown holds a Bachelor’s degree from Howard University and a J.D. from Howard University School of Law.

Non-Employee Directors

Sandy Beall has been a member of our Board since the closing of the Business Combination. Previously, Mr. Beall served as Chief Executive Officer of FAST II and a member of the FAST II Board, positions he held since 2020. Mr. Beall is a restauranteur and hospitality founder, investor, operator and executive with a dynamic background that spans nearly five decades, dozens of highly successful concepts, and serving as the Chief Executive Officer of a public company for over 25 years. Mr. Beall founded Ruby Tuesday while in college in 1971, growing the concept to 15 units and ultimately selling it to Morrison Inc. in 1982. Post-acquisition, he remained the President and Chief Operating Officer of Ruby Tuesday, ultimately working his way up the organization to becoming Chairman and Chief Executive Officer of Morrison Inc. by 1995. In 1994, he was named Operator of the Year, won the Golden Chain Award from MUFSO, and was named Executive of the Year by Restaurants & Institutions. Under Mr. Beall’s recommendation and guidance, he oversaw the split of Morrison into three public companies, including Ruby Tuesday, Morrison’s Cafeteria, and Morrison Health Care. Mr. Beall remained as Chairman and Chief Executive Officer of Ruby Tuesday, overseeing an operation that had grown to more than 800 locations in 46 states, 14 foreign countries and approximately 30,000 employees when he retired from the company in 2012. Mr. Beall also co-founded Blackberry Farm in 1975, steadily growing it with his family over the following five decades into one of the premier luxury resorts in the world. It has been recognized by Relais & Chateaux since 1994, as well as named to the Conde Nast Traveler Gold List, Wine Spectator Grand Award, the James Beard Foundation, as well as a number of other highly regarded awards and by industry groups. Mr. Beall is an investor and member of the board of directors of a number of high-growth restaurant and consumer brands, including & pizza, The Meatball Shop, Mexicue, Beyond Sushi and Chow Daddy’s. He is also the Principal of Beall Investments LLC, an investment company. Mr. Beall also served as Chief Executive Officer and as a director of FAST Acquisition Corp. We believe that Mr. Beall is qualified to serve as a director of the Company because of his extensive experience in the hospitality industry as well as his prior service as an executive of a publicly traded company.

Jarrett T. Bostwick has been a member of our Board since the closing of the Business Combination. Mr. Bostwick is a managing director and private advisor with the Bostwick Walters Wealth Partners at Rockefeller Capital Management (“Rockefeller”), a position he has held since Rockefeller acquired Spearhead Capital Advisors, a full-service financial services platform, in June 2022. Mr. Bostwick founded Spearhead Capital in 2011 and served as partner and general counsel since its founding. At Rockefeller (and previously Spearhead Capital), Mr. Bostwick has implemented diverse private and public investment strategies on behalf of clients and has assisted in helping clients secure structured capital and financings from the capital markets. Mr. Bostwick also serves as managing principal of National Financial Companies, a multi-family office venture capital investment firm, a position he has held since 2008. At National Financial Companies he works with his partners to acquire, grow, and divest of companies in a variety of market sectors. Prior to joining National Financial Companies he was a partner in the law firm of Handler Thayer, LLP in Chicago, which provides professional services to affluent families, family offices and privately held companies, from 2005 to 2011. He remains of counsel to the firm. Prior to joining Handler Thayer he was a partner in the Wealth Planning & Philanthropy Group of Gardner, Carton & Douglas, LLP. He joined as an associate in 2003 and served until 2005. Prior to Gardner, Carton & Douglas LLP, Mr. Bostwick served as a senior manager in the tax practice of Ernst & Young, where he managed and coordinated global tax engagements for corporate clients of EY, in addition to serving as a national tax specialist in several areas of specific tax provisions of the Internal Revenue Code. He also worked closely with the audit practice insofar as he was responsible for overseeing the final tax provisions included in corporate financial statements and audits for several of EY’s corporate clients which were publicly listed. Mr. Bostwick has been recognized widely during his legal career, including being named by Worth Magazine in 2005 as one of the “Top 100 Attorneys in the United States” for affluent clients. He earned his Bachelor of Arts in International Affairs Degree at the George Washington University in Washington, D.C., his Juris Doctorate Degree from Gonzaga University School of Law in Spokane, Washington, and his Masters of Law in Taxation from the University of Washington School of Law in Seattle, Washington. He currently serves on the Board of the Foundation for Animal Care and Education, a San Diego based not-for-profit focusing on saving companion animals and other animals from economic euthanasia by providing financial support for life saving health care services for such animals and families in need. He also serves on the regional board of the Casey Cares Foundation, a not-for-profit that provides families with children facing critical health care issues with economic, emotional, and experiences to enhance the positive outcome for the families they serve. Casey Cares operates in 22 states around the United States. We believe that Mr. Bostwick is qualified to serve as a member of the Board because of his significant experience in the finance industry.

Doug Jacob has been a member of our Board since the closing of the Business Combination. Mr. Jacob is the founder of FAST II. Mr. Jacob leveraged his business savvy into hospitality success as the lead investor and operator at EMM Group’s Tenjune nightclub. Recognizing the emergence of food and celebrity chefs, he partnered with James Beard award winners Ken Oringer and Jamie Bissonette, as well as restaurateur, Will Malnatti, to expand the Toro brand from Boston to New York City, Bangkok and Dubai. Mr. Jacob sold his position in the group in 2016. During this time, Mr. Jacob mastered the art of creating immersive experiences and began looking for new opportunities to merge design and business in fresh and rewarding ways. In 2010, Mr. Jacob partnered with Michael Lastoria and Charlie Walk to found JWALK, a full-service creative agency built on design anchored in strong business acumen. As the agency evolved, Mr. Jacob stayed dedicated to preserving its small-by-design, nimble-by-nature ethos that earned its identity as a creative disrupter serving as the company’s Chief Creative Officer and Chief Executive Officer. Together, Mr. Jacob and Mr. Lastoria shaped JWALK into an industry leader that flew in the face of tradition, specializing in building cult-favorite brands with a bold digital presence. Creatively led and anchored to the bottom line, JWALK grew into a multi-million dollar-a-year business with lifestyle-driven clients. Shiseido Corporation acquired JWALK in March 2017 to bolster the group’s creative excellence and enhance its digital agility. In 2019, Mr. Jacob founded &vest, a hybrid investment fund and brand consulting agency focused on opportunities in the consumer lifestyle and hospitality space. Since inception, &vest as raised over $700 million for private and public transactions. &vest acquired the second largest position in &pizza, which he co-founded with Mr. Michael Lastoria in 2012, where Mr. Jacob serves on the board. Mr. Jacob received a Bachelor of Science from Gettysburg College. Mr. Jacob previously served as Co-Chief Executive Officer and as a director of FAST Acquisition Corp until November 2020. We believe that Mr. Jacob is qualified to serve as a member of the Board because of his significant experience in the hospitality and consumer industry.

Ramin Arani has served on the Board as an independent director since the closing of the Business Combination. Mr. Arani has decades of experience in fund management and financial operations. Currently, Mr. Arani serves as a senior adviser at merchant bank LionTree. He has also acted as an Operating Partner at &Vest Capital since February of 2022. Previously, Mr. Arani served as the Chief Financial Officer of Vice Media from November 2019 to December 2021. Prior to that, from 1992 to 2018, Mr. Arani worked at Fidelity Management& Research Company, where he was a Portfolio Manager (from May 2000 to September 2018) and managed the Fidelity Trend Fund from 2000 to 2007 and the Fidelity Puritan Fund from 2008 to 2018, and an Analyst& Sector Fund Manager (from July 1992 to May 2000). His financial experience spans a variety of sectors, including consumer, technology, healthcare, financials, industrials, energy, and utilities. Mr. Arani currently serves on the board of directors of Brunello Cucinelli S.p.A. (OTC: BCUCY), LiveOne, Inc. (Nasdaq: LVO) and Courtside Group, Inc. (Nasdaq: PODC), and has previously served on the board of directors of several companies, including Legendary Pictures, Rent the Runway, Goop, Rumble Boxing and Sakara Life, Velocity Acquisition Corp., FAST Acquisition Corp and FAST Acquisition Corp. II. Mr. Arani holds a Bachelor of Arts from Tufts University.

Board Composition

Our business and affairs are organized under the direction of the board of directors of the Company. The Board is chaired by Mr. Demerau and consists of seven directors. The authorized number of directors may be changed by resolution of the Board and vacancies may be filled by resolution of the Board.

The Board is divided into three classes with only one class of directors being elected in each year, and with each class serving a three-year term from the date of their election at annual meetings following the Business Combination:

•        Scott Demerau, Jarett T. Bostwick, and Simon Philips are Class I directors serving until the first annual meeting of the Company’s stockholders after the Closing;

•        Sandy Beall and Doug Jacob are Class II directors serving until the second annual meeting of the Company’s stockholders after the Closing; and

•        Cecil D. Magpuri and Ramin Arani are Class III directors serving until the third annual meeting of the Company’s stockholders after the Closing.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. The members of each class will hold office until the annual meeting stated above when their term expires and until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Pursuant to the FCG A&R LLCA entered into in connection with the Strategic Investment, QIC has board designation rights at the Board level in certain limited circumstances. See “Business — Recent Developments — Related Agreements — FCG A&R LLC Agreement — Pubco Board Right” for additional information regarding QIC’s board designation rights.

Independence of Our Board of Directors

Rules 5605(b)(1) and 5615(b)(1) of the Nasdaq Listing Rules require that independent directors comprise a majority of a listed company’s board of directors within one year of listing. In addition, the rules of Nasdaq require that, subject to specified applicable phase-in periods, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee:

•        accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or

•        be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•        the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

•        whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Sandy Beall, Doug Jacob, Jarrett T. Bostwick and Ramin Arani do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock.

Board Committees

Our Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees reports to the Board as such committee deems appropriate and as the Board may request. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The audit committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving and overseeing the services performed by our independent registered public accounting firm and reviewing our financial statements and reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audits of our independent registered public accounting firm and take those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management.

Our audit committee consists of Sandy Beall, Jarrett T. Bostwick and Ramin Arani. Our Board determined that each of Mr. Beall, Mr. Bostwick and Mr. Arani are independent and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, Mr. Beall and Mr. Bostwick qualify as our “audit committee financial experts,” as such term is defined in Item 407 of Regulation S-K.

Compensation Committee

The compensation committee will determine general compensation policies and the compensation provided to our executive officers. The compensation committee will also make recommendations to the board of directors regarding director compensation. In addition, the compensation committee will review and determine equity-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans.

Our compensation committee consists of Sandy Beall and Jarrett T. Bostwick. Our Board determined that each of Mr. Beall and Mr. Bostwick are independent directors in accordance with Nasdaq listing standards for purposes of compensation committee service.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters.

Our nominating and corporate governance committee consists of Sandy Beall and Jarrett T. Bostwick. Our Board determined that each of Mr. Beall and Mr. Bostwick are independent directors.

Role of Our Board of Directors in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. Our Board administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee is responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our policies and procedures designed to address such risks. Our compensation committee assesses and monitors whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Upon the Closing of the Business Combination, our Board adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct is available on our website. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on the Company’s website to the extent required by applicable rules and exchange requirements.

Corporate Governance Guidelines

Upon the Closing of the Business Combination, we adopted a set of corporate governance guidelines to provide the framework for the governance of our Board and to assist our Board in the exercise of its responsibilities. These guidelines reflect our Board’s commitment to monitoring the effectiveness of policy and decision-making both at the board and management levels, with a view to enhancing stockholder value over the long term. The corporate governance guidelines will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of our compensation committee members has ever been an executive officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Limitations of Liability and Indemnification of Officers and Directors

The Charter eliminates the Company’s officers’ and directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that officer and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except in limited circumstances. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of the Company’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Company also maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company entered into separate indemnification agreements with each of the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth the beneficial ownership of Class A Common Stock, Class B Common Stock and Series A Preferred Stock by:

•        each person who is known to be a beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, Class B Common Stock or Series A Preferred Stock;

•        each person who will become an executive officer or director of the Company; and

•        all executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The information below is based on an aggregate of 7,985,976 shares of Class A Common Stock, 127,596,617 shares of Class B Common Stock and 656,333 shares of Series A Preferred Stock issued and outstanding as of the consummation of the Transactions. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days. In the table below, shares issuable upon the exercise of Warrants that are currently exercisable or exercisable within 60 days of the Acquisition Merger Effective Time are considered outstanding and beneficially owned by the person holding such Warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, percentages presented in the table may not sum to 100%.

Voting power represents the combined voting power of shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock owned beneficially by such person. On all matters to be voted upon, holders of Class A Common Stock and Class B Common Stock will be entitled to cast one vote per share of on all matters to be voted on by stockholders. Generally, holders of all classes of common stock vote together as a single class. Holders of Series A Preferred Stock have the same voting rights as holders of common stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	% Ownership of Class A Common Stock	Number of Shares of Class B Common Stock	% of Ownership of Class B Common Stock	Number of Shares of Series A Preferred Stock	% of Ownership of Series A Preferred Stock	% of Total Voting Power
5% Holders
FAST Sponsor II LLC(2)	5,395,622	49.7%	—	0.0%	1,441,123	68.7%	3.9%
Infinite Acquisitions Partners LLC(3)	1,000,000	12.5%	60,809,787	47.7%	—	0.0%	45.4%
Katmandu Ventures, LLC(4)	—	0.0%	33,393,415	26.2%	—	0.0%	24.5%
CilMar Ventures, LLC, Series A(5)	—	0.0%	33,393,415	26.2%	—	0.0%	24.5%
Directors and Executive Officers of the Company
Scott Demerau(4)	—	0.0%	33,393,415	26.2%	—	0.0%	24.5%
Cecil D. Magpuri(5)	—	0.0%	33,393,415	26.2%	—	0.0%	24.5%
Simon Philips	—	0.0%	—	0.0%	—	0.0%	0.0%
Joanne Merrill	—	0.0%	—	0.0%	—	0.0%	0.0%
Bruce A. Brown	—	0.0%	—	0.0%	—	0.0%	0.0%
Yvette Whittaker	—	0.0%	—	0.0%	—	0.0%	0.0%
David Schaefer	—	0.0%	—	0.0%	—	0.0%	0.0%
Ramin Arani	—	0.0%	—	0.0%	—	0.0%	0.0%
Sandy Beall	—	0.0%	—	0.0%	—	0.0%	0.0%
Jarrett T. Bostwick	—	0.0%	—	0.0%	—	0.0%	0.0%
Doug Jacob	—	0.0%	—	0.0%	—	0.0%	0.0%
All directors and executive officers as a group (11 individuals)	—	0.0%	66,786,830	52.3%	—	0.0%	49.0%

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each person is c/o Falcon’s Beyond Global, Inc., 6996 Piazza Grande Avenue, Suite 30, Orlando, Florida 32835.

(2)      Includes (i) 1,250,000 shares of Class A Common Stock converted from FAST II Class A Common Stock held at the SPAC Merger Effective Time, (ii) 1,162,500 Earnout Shares which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger and (iii) 1,673,011 shares of Class A Common Stock and 1,441,123 shares of Series A Preferred Stock issuable upon the exercise of Warrants. FAST Sponsor II LLC, the Sponsor of FAST II, is the record holder of such shares. FAST Sponsor II Manager LLC, a Delaware limited liability company, is the manager of the Sponsor and Garrett Schreiber is the sole member of FAST Sponsor II Manager LLC and has sole voting and investment discretion with respect to the securities held by the Sponsor. Shares of Class A Common Stock also include shares of Class A Common Stock issuable upon the conversion of the 1,441,123 shares of Series A Preferred Stock issuable upon the exercise of Warrants. The Sponsor holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which the Sponsor agreed to vote or cause to be voted all such Earnout Shares held for the Sponsor’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The Sponsor’s business address is 109 Old Branchville Road, Ridgefield, CT 06877.

(3)      Includes 775,000 Earnout Shares (in the form of Class A Common Stock) assigned to Infinite Acquisitions Partners LLC by Jefferies LLC, 33,266,608 Earnout Shares (in the form of Class B Common Stock) and 33,266,608 Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Infinite Acquisitions Partners LLC holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Infinite Acquisitions Partners LLC agreed to vote or cause to be voted all such Earnout Shares held for Infinite Acquisitions Partners LLC’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The shares are held of record by Infinite Acquisitions Partners

LLC. Infinite Acquisitions Partners LLC is controlled by its general partner, Erudite Cria, Inc. (“Infinite GP”). Investment and voting decisions at Infinite GP with respect to the securities held by Infinite Acquisitions Partners LLC are made by the board of directors of Infinite GP. The directors of Infinite GP are: Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite GP, except that the Chairman of the board of directors, Lucas Demerau, has two votes on all matters presented to the board of Infinite GP. Lucas Demerau, Nathan Markey, and Cory Demerau are the adult children of Scott Demerau and Julia Demerau. Their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among any of the parties with respect to the Common Stock. Therefore, no individual director of Infinite GP is the beneficial owner, for purposes of the federal securities laws, of the securities held by Infinite Acquisitions Partners LLC. Each of Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau and Infinite GP disclaim beneficial ownership over such securities except to the extent of their individual pecuniary interest therein.

(4)      Includes 21,147,946 Earnout Shares and an equal number of Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Katmandu Ventures, LLC holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Katmandu Ventures, LLC agreed to vote or cause to be voted all such Earnout Shares held for Katmandu Ventures, LLC’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The shares are held of record by Katmandu Ventures, LLC. The sole member of Katmandu Ventures, LLC is Legacy Five, LLLP, which is owned by more than six members of the Demerau family (namely, Julia Demerau with approximately 9.8%; Scott Demerau with approximately 9.8%; an irrevocable trust with 40% and controlled by its trustees, Lucas Demerau and Judith Demerau; an irrevocable trust with 40% and controlled by its trustees, Nathan Markey and Christine Church; and the remainder owned by certain of the foregoing and other members of the Demerau family), none of whom individually controls Katmandu Ventures, LLC and thus none of whom is deemed a beneficial owner of the shares of the Company held by Katmandu Ventures, LLC.

(5)      Includes 21,147,946 Earnout Shares and an equal number of Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. CilMar Ventures, LLC, Series A holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which CilMar Ventures, LLC, Series A agreed to vote or cause to be voted all such Earnout Shares held for CilMar Ventures, LLC, Series A’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The Cecil De Los Reyes Magpuri Declaration of Trust u/a/d November 1, 2002, as restated most recently on December 12, 2022, (Cecil De Los Reyes Magpuri, Grantor) (“Cecil Magpuri Revocable Trust”) and the Cecil De Los Reyes Magpuri Irrevocable Gift Trust Agreement u/a/d April 18, 2022 (Cecil De Los Reyes Magpuri, Grantor)(“Cecil Magpuri Irrevocable Trust”) own a combined 50% interest in CilMar Ventures, LLC Series A. The Marty Mathers Magpuri Declaration of Trust u/a/d November 1, 2002, as restated most recently on December 12, 2022, (Marty Mathers Magpuri, Grantor) (“Marty Magpuri Revocable Trust”) and the Marty Mathers Magpuri Irrevocable Gift Trust Agreement u/a/d April 21, 2022 (Marty Mathers Magpuri, Grantor) (“Marty Magpuri Irrevocable Trust”) own a combined 50% interest in CilMar Ventures, LLC Series A. Cecil De Los Reyes Magpuri and Marty Mathers Magpuri are the managing members of CilMar Ventures, LLC Series A. Marty Mathers Magpuri is the trustee of the Marty Magpuri Revocable Trust and Cecil De Los Reyes Magpuri is the trustee of the Cecil Magpuri Revocable Trust. Christopher Tipay Magpuri is the trustee of the Cecil Magpuri Irrevocable Trust and the Marty Magpuri Irrevocable Trust. Consequently, for purposes of SEC rules, Mr. and Mrs. Magpuri may be deemed to have controlling voting and dispositive power over the shares held directly by CilMar Ventures, LLC Series A. Mr. and Mrs. Magpuri disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sponsor and FAST II Related Party Transactions

Founder Shares

On January 6, 2021, the Sponsor purchased 5,750,000 shares of FAST II Class B Common Stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of FAST II’s issued and outstanding shares after the FAST II IPO. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional Units, for a total of 22,233,687 Units, and the Sponsor forfeited 191,578 shares of FAST II Class B Common Stock. As of December, 2022 and December 31, 2021, there were 5,558,422 shares of FAST II Class B Common Stock outstanding, none subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial business combination and (ii) the date following the completion of the initial business combination on which FAST II completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of FAST II’s stockholders having the right to exchange their Common Stock for cash, securities or other property. Notwithstanding the foregoing, if (1) the last reported sales price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if FAST II consummates a transaction after the initial business combination which results in FAST II’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the FAST II IPO, FAST II consummated the private placement of 4,000,000 FAST II Private Placement Warrants at a price of $1.50 per FAST II Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. On March 26, 2021, the Sponsor purchased an additional 297,825 FAST II Private Placement Warrants at a price of $1.50 per FAST II Private Placement Warrant in a second closing, generating proceeds of approximately $0.4 million.

Each whole FAST II Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50. A portion of the proceeds from the sale of the FAST II Private Placement Warrants to the Sponsor was added to the proceeds from the FAST II IPO held in the Trust Fund. If FAST II does not complete a business combination within the Combination Period, the FAST II Private Placement Warrants will expire worthless. The FAST II Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and FAST II’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their FAST II Private Placement Warrants until 180 days after the completion of the initial business combination.

Related Party Loans

On January 6, 2021, the Sponsor agreed to loan FAST II an aggregate of up to $300,000 to cover expenses related to the FAST II IPO pursuant to a convertible promissory note between the Sponsor and FAST II. This loan was non-interest bearing and payable upon the completion of the FAST II IPO. FAST II borrowed $100,000 under the promissory note and repaid the promissory note in full upon closing of the FAST II IPO. As of December 31, 2021, the loan was no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of FAST II’s officers and directors may, but are not obligated to, loan FAST II funds as may be required (“Working Capital Loans”). If FAST II completes a business combination, FAST II may repay the Working Capital Loans out of the proceeds of the Trust Fund released to FAST II. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Fund. In the event that a business combination does not close, FAST II may use a portion of proceeds held outside the Trust Fund to repay the Working Capital Loans but no proceeds held in the Trust Fund would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the FAST II Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On May 4, 2022, the Sponsor provided a $600,000 Working Capital Loan to FAST II in the form of a convertible promissory note that is due upon the completion of a business combination. On July 22, 2022, the Sponsor amended and restated such convertible promissory note (as amended and restated, the “Convertible Note”) to increase the principal amount thereunder from $600,000 to $1,100,000. At any time on or prior to the consummation of a business combination, at the option of the lender, any outstanding amount of the Convertible Note may be converted into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the FAST II Private Placement Warrants.

Administrative Service Agreement

Commencing on the date that FAST II’s securities were first listed on the NYSE and continuing until the earlier of FAST II’s consummation of a business combination and FAST II’s liquidation, to FAST II agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of FAST II’s management team. FAST II incurred approximately $150,000 in administrative expenses under the agreement, which is recognized in the accompanying statement of operations for the year ended December 31, 2021, within general and administrative expense-related party, respectively. As of December 31, 2022 and December 31, 2021, $15,000 and $15,000 in accounts payable with related party was outstanding in the accompanying balance sheet, respectively.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FAST II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FAST II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Registration Rights Agreement

On March 15, 2021, FAST II entered into the Registration Rights Agreement with respect to the Founder Shares, the FAST II Private Placement Warrants, FAST II Warrants issuable upon conversion of Working Capital Loans (if any) and the shares of FAST II Class A Common Stock issuable upon exercise of the foregoing. The existing Registration Rights Agreement will be terminated by the New Registration Rights Agreement that will be entered into no later than the Acquisition Merger Closing. See “— the Company’s Related Party Transactions — New Registration Rights Agreement.”

Other Agreements Related to Business Combination

In connection with the Business Combination, certain affiliate agreements were entered into or are expected to be entered into pursuant to the Merger Agreement. These agreements include:

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor, Falcon’s OpCo, the Company and FAST II entered into an agreement (the “Original Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to waive its conversion and anti-dilution rights with respect to its shares of FAST II Common Stock in connection with the transactions contemplated by the Merger Agreement, vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its FAST II Common Stock (i) in favor of the Business Combination and each other proposal related to the Business Combination and the other transactions contemplated by the Merger Agreement, (ii) against any merger agreement or merger (other than the Merger Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by FAST II, (iii) against any change in the business, management or the FAST II Board (other than in connection with the Business Combination and the other transactions contemplated by the Merger Agreement), and (iv) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify the Merger Agreement, the SPAC Merger or the Acquisition Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of FAST II or the Merger Sub under the Merger Agreement, (y) result in any of the conditions set forth in the Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, FAST II.

The Sponsor further agreed to, immediately prior to the closing of the Acquisition Merger, deliver to FAST II for cancellation and for no consideration the Additional Incentive Forfeited Shares and an additional up to 40% of Sponsor’s FAST II Class B Common Stock, based on the number of redemptions. The Sponsor also agreed to place a certain number of its retained shares in escrow.

On January 31, 2023, in connection with the Merger Agreement, the Sponsor, Falcon’s OpCo, the Company and FAST II amended and restated the Original Sponsor Support Agreement by entering into an Amended and Restated Sponsor Support Agreement (the “Sponsor Support Agreement”) which, among other things, modified the original Sponsor Support Agreement to (i) change the number of shares of the Sponsor’s FAST II Class B Common Stock that it agreed to forfeit to be the Sponsor Redemption Forfeited Shares and the Additional Incentive Forfeited Shares, (ii) eliminate the escrow of any of the retained shares of the Sponsor’s FAST II Class B Common Stock (iii) provide that the Sponsor agreed to forfeit the Sponsor Redemption Forfeited Warrants if SPAC Capital Received is less than $50 million and (iv) to support the Warrant Agreement Amendment.

The foregoing description of the Sponsor Support Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Sponsor Lock-Up Agreement

In connection with the execution of the Merger Agreement, the Sponsor, Falcon’s OpCo, the Company and FAST II entered into an agreement (the “Original Sponsor Lock-Up Agreement”), pursuant to which the Sponsor has agreed to a lock-up of (a) the shares of Class A Common Stock (the “Sponsor Lock-Up Shares”) issued to the Sponsor in the Class B Exchange and (b) the FAST II Private Placement Warrants issued in connection with the FAST II IPO (or any shares of Class A Common Stock issuable upon exercise thereof) (the “Lock-Up Warrants” and, together with the Sponsor Lock-Up Shares, the “Sponsor Lock-Up Securities”) following the Business Combination. The Sponsor Lock-Up Agreement provides that the Sponsor will not transfer, except in limited circumstances, any Sponsor Lock-Up Securities until the earlier of (i) (A) in respect of the Sponsor Lock-Up Shares, one year after the completion of the Acquisition Merger, and (B) in respect of the Sponsor Lock-Up Warrants, 180 days after the Acquisition Merger, and (ii) subsequent to the Business Combination, commencing at least 150 days following the Acquisition Merger Closing Date, the date on which the Common Share Price equals or exceeds $12.00.

On January 31, 2023, in connection with the Merger Agreement, the Sponsor, Falcon’s OpCo, the Company and FAST II amended and restated the Original Sponsor Lock-Up Agreement by entering into an Amended and Restated Sponsor Lock-Up Agreement (the “Sponsor Lock-Up Agreement”) whereby, among other things, the Sponsor agreed to increase the lockup term for up to 1,250,000 of its retained shares to be two years from the Closing.

The foregoing description of the Sponsor Lock-Up Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Company Related Party Transactions

Company and Infinite Acquisitions Credit Agreement

Falcon’s OpCo and Infinite Acquisitions, a more than 5% equityholder of the Company, entered into a credit agreement dated December 30, 2021 (the “Credit Agreement”), that provides for a revolving line of credit to Falcon’s OpCo in the amount of $10,000,000 and matures on December 31, 2026. Borrowings accrue interest at a rate of 2.75% per annum. In October 2022, $7,627,797 of the principal amount outstanding was repaid pursuant to the Conversion Agreement, described below.

On June 23, 2023, Falcon’s OpCo entered into an amendment to the credit agreement (as amended, the “Credit Agreement”), pursuant to which (i) the Company joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed, in its sole discretion, to transfer all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisitions’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”), and (iii) the Company, Falcon’s OpCo and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause the Company to exchange such Debt Transferee’s Transferred Debt for shares of Series A Preferred Stock at the Acquisition Merger Closing. The exchange shall be effectuated by the Debt Transferee entering into an exchange agreement with the Company (the “Exchange Agreement”) within 20 days after the registration statement for the Business Combination has been declared effective under the Securities Act.

The parties also agreed that to the extent that Debt Transferees representing a majority of the outstanding amount of the Transferred Debt, in the aggregate, agree to exchange their Transferred Debt, the remaining amount of Transferred Debt not exchanged shall be automatically exchanged for shares of Series A Preferred Stock concurrently with the Acquisition Merger Closing, without any further action required by the remaining Debt Transferees, and such remaining Debt Transferees shall be deemed to have entered into the Exchange Agreement. Upon consummation of the exchange, the Company shall enter into a contribution agreement with Falcon’s OpCo, pursuant to which it will contribute the Transferred Debt to Falcon’s OpCo in exchange of Falcon’s OpCo(i) issuing to the Company a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest.

Prior to the Closing of the Business Combination, holders of an aggregate of $4.75 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s OpCo entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and the Company agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to the Company a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest (the “Debt Exchange”).

On October 4, 2023, $3,392,798 million of the amount outstanding under the Credit Agreement was paid to Infinite Acquisition pursuant to the Subsequent Conversion Agreement described below. As of October 30, 2023, an aggregate of $15,569, including accrued interest, was outstanding under the Credit Agreement.

Financing Agreements between Infinite Acquisitions and Fun Stuff

Infinite Acquisitions and Fun Stuff, an indirect wholly-owned subsidiary of the Company, have entered into certain financing agreements pursuant to which Infinite Acquisitions has loaned money or extended credit to Fun Stuff for general corporate purposes and to finance Fun Stuff’s equity interest in Sierra Parima, Falcon’s OpCo’s joint venture with Meliá for the development of Katmandu Park Punta Cana in the Dominican Republic, as described below:

•        Credit Facility, dated January 1, 2019, providing for a line of credit up to €2,500,000 to finance the entering into the Sierra Parima joint venture. Borrowings accrue interest at a rate of 3.0% per annum and the facility matures January 1, 2024. On October 4, 2023, €2,500,000, the entire amount outstanding, was paid in full pursuant to the Subsequent Conversion Agreement, described below. As of October 30, 2023, an aggregate of €0, including accrued interest, was outstanding under this facility.

•        Loan Agreement, dated June 26, 2019, for an aggregate of $1,975,293.19 to finance the entering into the Sierra Parima joint venture, accruing interest at a rate of 3.0% per annum and maturing on June 26, 2029. On October 4, 2023, $1,975,293.19, the entire amount outstanding, was paid in full pursuant to the Subsequent Conversion Agreement, described below.

Financing Agreements between Infinite Acquisitions and Katmandu Group

Infinite Acquisitions and Katmandu Group have entered into certain financing agreements pursuant to which Infinite Acquisitions has loaned money or extended credit to Katmandu Group for general company purposes, as described below:

•        Line of Credit, dated January 1, 2021, in the amount of $5,000,000, and maturing December 31, 2025. Borrowings accrue interest at a rate of 3.5% per annum. In October 2022, $3,914,229, the entire amount outstanding, was paid in full pursuant to the Conversion Agreement, described below.

•        Loan Agreement, dated December 31, 2020, in the amount of $8,668,887. Interest accrues at a rate of 3.0% per annum, amortized over a 30-year period. The loan matures on December 31, 2030. In October 2022, $8,457,974, the entire amount outstanding, was paid in full pursuant to the Conversion Agreement, described below.

•        Loan Agreement, dated December 29, 2021 (the “December 2021 Loan Agreement”), by and between Infinite Acquisitions and Fun Stuff, for an aggregate of $12,785,000, accruing interest at a rate of 2.75% per annum and maturing December 29, 2026. On September 22, 2023, Fun Stuff assigned the December 2021 Loan Agreement to Katmandu Group. As of October 30, 2023, there was an aggregate of $12,979,675, including accrued interest, outstanding under this facility.

•        Loan Agreement, dated December 30, 2022 (the “December 2022 Loan Agreement”), by and between Infinite Acquisitions and Fun Stuff, for an aggregate of $7,250,000, accruing interest at a rate of 3.75% per annum and maturing on December 30, 2027. On September 22, 2023, Fun Stuff assigned the December 2022 Loan Agreement to Katmandu Group. As of October 30, 2023, there was an aggregate of $7,372,592, including accrued interest, outstanding under this facility.

Debt-to-Equity Conversion Agreement

On October 6, 2022, Infinite Acquisitions entered into the Conversion Agreement with Falcon’s OpCo, pursuant to which an aggregate of $20.0 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain of the agreements described above was converted into 2,000,000 Falcon’s OpCo Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its Subscription Agreement.

On October 4, 2023, Infinite Acquisitions entered into the Subsequent Conversion Agreement with Falcon’s OpCo, pursuant to which an aggregate of $7.275 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain of the agreements described above was converted into 727,500 Falcon’s OpCo Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its Subsequent Subscription Agreement

Penut Productions Lease Agreements and Promissory Notes

In 2007, 2015 and 2020, Treehouse entered into lease agreements with Penut Productions, LLC, a Florida limited liability company owned 25% by a revocable trust of which Marty Magpuri, a former member of Falcon’s OpCo Board, is trustee and 75% by a revocable trust of which Cecil D. Magpuri, Falcon’s OpCo’s CEO and a former member of the Falcon’s OpCo Board, is trustee (“Penut”). The three lease agreements are for office spaces at the Company’s Orlando headquarters and expire in 2027, 2036 and 2040, respectively. The leases provide that Treehouse is responsible for taxes, insurance and maintenance of the leased spaces. The aggregate payments under the leases are approximately $237,336 per annum and an aggregate of $569,931 has been paid by Treehouse since January 1, 2021.

Treehouse made certain improvements to the leased spaces and, in connection therewith, the parties entered into five separate promissory notes between 2010 and 2020 to evidence Penut’s reimbursement obligations for the costs of such improvements (collectively, the “Promissory Notes”). The Promissory Notes provided for monthly payments of principal and interest at a rate of 4% per annum and matured at various dates between 2024 and 2028. The Promissory Notes were repaid in full in August 2022.

Company Related Party Transactions

New Registration Rights Agreement

Immediately prior to the SPAC Merger Closing Date, the Company, FAST II, the Sponsor and the Holders (as defined in the New Registration Rights Agreement) entered into the New Registration Rights Agreement, effective upon the Acquisition Merger Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, (i) the Sponsor and the other Holders were granted certain customary registration rights and piggyback rights with respect to their respective shares of Class A Common Stock and any other equity securities of the Company and (ii) the Registration Rights Agreement, dated as of March 15, 2021, among FAST II, the Sponsor and the other Holders named in the Registration Rights Agreement will be terminated.

Other Falcon’s OpCo and Company Agreements Related to the Business Combination

In connection with the Business Combination, certain affiliate agreements were entered into or are expected to be entered into pursuant to the Merger Agreement. These agreements include:

Subscription Agreement

Concurrently with the execution of the Merger Agreement, Falcon’s OpCo and Infinite Acquisitions entered into a Subscription Agreement (the “Subscription Agreement”), pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and Falcon’s OpCo agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, $60,000,000 of Falcon’s OpCo Financing Units at a price of $10.00 per Falcon’s OpCo Financing Unit. As of the date of the Subscription Agreement $20,000,000 of the Private Placement

Investment Amount had been pre-funded through a series of debt financings and deployed to Falcon’s OpCo’s investment in its Punta Cana resort. On October 6, 2022, Infinite Acquisitions entered into a Conversion Agreement with Falcon’s OpCo pursuant to which $20.0 million of the debt owed to Infinite Acquisition was converted to 2,000,000 Falcon’s OpCo Financing Units. Prior to the Closing of the Business Combination, the private placement had been fully funded. Infinite Acquisitions has been issued 6,000,000 Falcon’s OpCo Financing Units under the Subscription Agreement for an aggregate consideration of $60.0 million, including the debt to equity conversion.

Falcon’s OpCo and Infinite Acquisitions entered into a Subsequent Subscription Agreement (the “Subsequent Subscription Agreement”), pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and Falcon’s OpCo agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, the Additional Private Placement Investment Amount of Falcon’s OpCo Financing Units at a price of $10.00 per Falcon’s OpCo Financing Unit. On October 4, 2023, Infinite Acquisitions entered into the Subsequent Conversion Agreement with Falcon’s OpCo, pursuant to which an aggregate of $7.275 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain of the agreements described above was converted into 727,500 Falcon’s OpCo Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its Subsequent Subscription Agreement.

The foregoing descriptions of the Subscription Agreement and the Subsequent Subscription Agreement, as applicable, are not a complete description thereof and are qualified in its entirety by the full text thereof.

Company Member Support Agreement

Concurrently with the execution of the Merger Agreement, certain holders of Falcon’s OpCo Units (the “Company Supporting Members”), Falcon’s OpCo, the Company and FAST II entered into an amended and restated support agreement (the “Company Members Support Agreement”) pursuant to which each Company Supporting Member agreed to execute and deliver a written consent to adopt the Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination). In addition, the Company Supporting Members agreed, in the event of any meeting of members prior to the termination of the Company Members Support Agreement, to cause their shares to be voted (including via proxy) (i) in favor of the Business Combination and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the members at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to constitute a quorum or to adopt the Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination), and (iii) against any proposal, offer, or submission that would reasonably be expected to adversely affect the Acquisition Merger or any of the other transactions contemplated by the Merger Agreement.

The foregoing description of the Company Members Support Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Company Member Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, certain holders of Falcon’s OpCo Units (the “Stockholder Parties”), Falcon’s OpCo, the Company and FAST II entered into a lock-up agreement (the “Company Member Lock-Up Agreement”) pursuant to which the Stockholder Parties have agreed to lock-up their shares and units received as Per Unit Consideration in connection with the transactions contemplated by the Merger Agreement and any shares of Class A Common Stock received after the Acquisition Merger pursuant to a redemption of the New Falcon’s OpCo Units received as Per Unit Consideration (other than any Per Unit Consideration or Additional Falcon’s OpCo Financing Unit Consideration issued in respect of any Falcon’s OpCo Financing Units or shares of Class A Common Stock received after the Acquisition Merger closing by any Stockholder Party pursuant to a redemption of the New Falcon’s OpCo Units received as Per Unit Consideration issued in respect of any Falcon’s OpCo Financing Units (the “Company Member Lock-Up Shares”). The Company Member Lock-Up Agreement provides that the Stockholder Parties will not transfer, except in limited circumstances, any Company Member Lock-Up Shares until the earlier of (i) 180 days after the Acquisition Merger closing and (ii) subsequent to the Business Combination, the date on which volume weighted average closing sale price of the Class A Common Stock on Nasdaq (or the exchange on which the shares of Class A Common Stock are then listed) equals or exceeds $12.00 per share for any 20 trading days within any 30-consecutive trading day period (commencing at least 150 days after the Acquisition Merger Closing Date) (such period, as applicable, the “Company Member Lock-Up Period”).

The foregoing description of the Company Member Lock-Up Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Indemnification; Indemnification Agreements

Our Charter requires that we indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain exceptions contained in our proposed certificate of incorporation and bylaws.

We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Delaware law, subject to certain exceptions contained in those agreements.

Procedures with Respect to Review and Approval of Related Person Transactions

Our related persons transaction policy developed processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If it is determined that a transaction or relationship is a related person transaction requiring compliance with the policy, our audit committee is required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics, and either approve or disapprove the related person transaction. In particular, the policy requires our audit committee to consider, among other factors it deems appropriate:

•        the related person’s relationship to the Company and interest in the transaction;

•        the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•        the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•        the benefits to the Company of the proposed transaction;

•        if applicable, the availability of other sources of comparable products or services; and

•        an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. the Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related person.

In addition, under our code of business conduct and ethics, our employees, directors and director nominees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described in this prospectus were entered into prior to the adoption of our written related party transactions policy, but all were approved by board of Falcon’s OpCo (or the applicable predecessor governing body) or the Board, as applicable, considering similar factors to those described above.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of up to (A) 131,009,117 shares of Class A Common Stock, which includes (i) 225,000 shares of Class A Common Stock issued to Infinite Acquisitions upon conversion of the principal amount of $2.25 million outstanding under the Infinite Promissory Note at an equity consideration value of $10.00 per share, (ii) up to 46,763,877 shares of Class A Common Stock issuable upon the redemption of 46,763,887 units of Falcon’s OpCo, issued to the members of Falcon’s OpCo at an average price of $0.35 per common unit of Falcon’s OpCo prior to the Business Combination, and the simultaneous cancellation of 46,763,887 shares of Class B common Stock of the Company, (iii) up to 5,270,240 shares of Class A Common Stock issuable upon the redemption of 5,270,240 Falcon’s OpCo Financing Units issued to Infinite Acquisitions prior to the Business Combination in connection with the Falcon’s OpCo Financing at a subscription price of $10.00 per Falcon’s OpCo Financing Unit, and the simultaneous cancellation of 5,270,240 shares of Class B Common Stock of the Company, (iv) 75,562,500 shares of Class A Common Stock issuable upon the redemption of 75,562,500 common units of Falcon’s OpCo and the simultaneous cancellation of 75,562,500 shares of Class B Common Stock of the Company issued to Infinite Acquisitions, Katmandu Ventures and CilMar in connection with the Transactions as Earnout Units and Earnout Shares, if such Earnout Units and Earnout Shares vest and are released from escrow in accordance with the terms of the Escrow Agreement at an equity consideration value of $10.00 per share, (v) 1,937,500 shares of Class A Common Stock issued to the Sponsor and Infinite Acquisitions in connection with the Transactions as Earnout Shares, if such Earnout Shares vest and are released from escrow in accordance with the terms of the Escrow Agreement at an equity consideration value of $10.00 per share by the holders thereof, and (vi) 1,250,000 shares of Class A Common Stock issued to the Sponsor in connection with the Transactions in exchange for shares of FAST II Class A Common Stock, originally issued to the Sponsor in the form of founder shares prior to the initial public offering of FAST II at a price of approximately $0.0045 per share; (B) 1,441,123 shares of Series A Preferred Stock issuable upon the exercise of 2,882,245 Private Placement Warrants; (C) 1,673,011 shares of Class A Common Stock issuable upon the exercise of 2,882,245 Private Placement Warrants, and (D) 2,882,245 Private Placement Warrants that were originally issued in a private placement at a price of $1.50 per warrant in connection with the initial public offering of FAST II and were assumed by the Company in connection with the Transactions. Depending on the price, the public securityholders may have paid significantly more than the selling security holders for any shares or Warrants they may have purchased in the open market based on variable market price.

The selling securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock, Series A Preferred Stock and Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling securityholders’ interest in the Class A Common Stock, Series A Preferred Stock or Private Placement Warrants other than through a public sale. Such selling securityholders may currently hold shares of our Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part, or may receive shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part upon cancellation of shares of Class B Common Stock

The following table sets forth, as of the date of this prospectus, (i) the names of the selling securityholders and (ii) the number of shares of Class A Common Stock, shares of Class B Common Stock, shares of Series A Preferred Stock and Warrants held by such selling securityholders held by them prior this offering. The voting power percentage is based on 135,582,636 shares of Common Stock and 656,415 shares of Series A Preferred Stock issued and outstanding as October 31, 2023 on a fully diluted basis.

	Securities Beneficially Owned prior to this Offering						Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering(2)
Name and Address(1)	Shares of Class A Common Stock	Shares of Class B Common Stock	Shares of Series A Preferred Stock	Warrants	Voting Power Percentage	Shares of Class A Common Stock(2)	Shares of Series A Preferred Stock	Warrants	Shares of Class A Common Stock	Shares of Class B Common Stock	Shares of Series A Preferred Stock	Warrants	Voting Power Percentage
CilMar Ventures, LLC Series A(3)	—	33,393,415	—	—	24.7%	33,393,415		—	—	—		—
FAST II Sponsor, LLC(4)	5,395,622	—	1,441,123	2,882,245	3.9%	5,395,622	1,441,123	2,882,245	—	—		—
Infinite Acquisitions Partners LLC(5)	1,000,000	61,034,787	—	—	45.1%	62,034,787		—	—	—		—
Katmandu Ventures, LLC(6)	—	33,393,415	—	—	24.7%	33,393,415		—	—	—		—

____________

(1)      Unless otherwise noted, the business address of each person is c/o Falcon’s Beyond Global, Inc., 6996 Piazza Grande Avenue, Suite 30, Orlando, Florida 32835.

(2)      Assumes that the selling securityholders sell all of their shares of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants, as applicable, offered pursuant to this prospectus.

(3)      Includes 21,147,946 shares of Class A Common Stock issuable upon cancellation of 21,147,946 shares of Class B Common Stock issuable as Earnout Shares, which are outstanding and held in escrow and will vest or be forfeited based on certain milestones set forth in the Escrow Agreement.

(4)      Includes (i) 1,250,000 shares of Class A Common Stock converted from FAST II Class A Common Stock held at the SPAC Merger Effective Time, (ii) 1,162,500 shares of Class A Common Stock issuable as Earnout Shares, which are outstanding and held in escrow and will vest or be forfeited based on certain milestones set forth in the Escrow Agreement, (iii) 1,673,011 shares of Class A Common Stock and 1,441,123 shares of Series A Preferred Stock issuable upon the exercise of Private Placement Warrants and (iv) 2,882,245 Private Placement Warrants. The Sponsor’s business address is 109 Old Branchville Road, Ridgefield, CT 06877.

(5)      Includes (i) 775,000 Shares of Class A Common Stock issuable as Earnout Shares assigned to Infinite Acquisitions Partners LLC by Jefferies LLC and (ii) 33,266,608 shares of Class A Common Stock issuable upon cancellation of 33,266,608 shares of Class B Common Stock issuable as Earnout Shares, in each case, which are outstanding and held in escrow and will vest or be forfeited based on certain milestones set forth in the Escrow Agreement.

(6)      Includes 21,147,946 shares of Class A Common Stock issuable upon cancellation of 21,147,946 shares of Class B Common Stock issuable as Earnout Shares, which are outstanding and held in escrow and will vest or be forfeited based on certain milestones set forth in the Escrow Agreement.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of Class A Common Stock, Private Placement Warrants or Public Warrants.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of securities registered on its behalf. A selling securityholder may sell or otherwise transfer all, some, or none of such securities in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the selling securityholders, see “Certain Relationships and Related Person Transactions.”

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our capital stock, including the provisions included in our Charter, Bylaws, Certificate of Designation and the Warrant Agreement. This description is not complete and is qualified by reference to the full text of our Charter, Bylaws, Certificate of Designation and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the DGCL.

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 680,000,000 shares of capital stock consisting of (i) 650,000,000 shares of Common Stock, divided into (a) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share and (b) 150,000,000 shares of Class B Common Stock, par value $0.0001 per share; and (ii) 30,000,000 shares of preferred stock, par value $0.0001 per share, of which 12,000,000 shares will be classified and designated as a 8% Series A Cumulative Convertible Preferred Stock pursuant to the Certificate of Designation.

Common Stock

Voting Rights

Holders of Common Stock will be entitled to cast one vote per share of Common Stock on all matters to be voted on by stockholders. Generally, holders of all classes of Common Stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Common Stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Subject to preferences that may apply to any shares of Series A Preferred Stock, holders of Class A Common Stock will be entitled to the payment of dividends at the times and in the amounts as the Board in its discretion may determine.

No dividend or distributions will be declared or paid on the Class B Common Stock.

Cancellation of Class B Common Stock

In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a New Company Unit, such share shall automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company and cancelled for no consideration. The Company shall not issue additional shares of Class B Common Stock after the Closing Date other than in connection with the valid issuance of New Falcon’s OpCo Units.

Transfer of Class B Common Stock

A holder of Class B Common Stock may transfer or assign shares of Class B Common only if such holder also simultaneously transfers an equal number of such holder’s New Falcon’s OpCo Units in compliance with and as permitted by the A&R Operating Agreement.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Class A Common Stock will be entitled to receive pari passu, an amount per share equal to the par value thereof, and thereafter will be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of Class A Common Stock, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of Series A Preferred Stock, including the Series A Preferred Stock, are entitled.

The holders of Class B Common Stock will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Other Matters

The holders of Common Stock will not have preemptive or other subscription rights and there will be no sinking fund provisions applicable to Common Stock. Upon completion of the Business Combination, all of the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable.

Pursuant to the Strategic Investment, QIC has certain pre-emptive rights with respect to any equity securities issued by the Company, other than the FCG parent entity excluded securities as defined in the FCG A&R LLCA. For a description of QIC’s preemptive rights with respect to the Company’s securities, see “Business — Recent Developments — Other Related Agreements — FCG A&R LLCA”.

Preferred Stock

General

The Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the Common Stock.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the Company outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the dividend or liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.

Series A Preferred Stock

Voting Rights

Holders of Series A Preferred Stock have the same voting rights as the Common Stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. The Company will not, without the affirmative vote of a majority of the then outstanding Series A Preferred Stock, (i) amend, alter or repeal any provision of the Certificate of Designation, the Charter or the Bylaws so as to adversely affect the rights or preferences of the Series A Preferred Stock, or (ii) during any period when the Series A Quarterly Dividends has not been paid past the date such payment was required to be made, (A) pay any dividend on account of any capital stock of the Company, other than on account of any capital stock ranking senior to the Series A Preferred Stock as to dividend, distribution or liquidation rights (“Senior Securities”), or (B) redeem any shares of capital stock of the Company, other than Senior Securities.

Dividend Rights

Dividends on shares of Series A Preferred Stock will be cumulative and will accrue at the rate of 8.0% per annum from the Closing Date until such time as the shares of Series A Preferred Stock are converted into Class A Common Stock in accordance with the Certificate of Designation, whether or not any such dividends are declared by the Board. The Series A Quarterly Dividends will be paid quarterly in arrears on or before the fifteenth day after the end of each fiscal quarter, unless prohibited by applicable law.

Prior to the first quarter end after the second anniversary of Closing, the Series A Quarterly Dividends will be paid in additional shares of Series A Preferred Stock, provided that holders will receive cash in lieu of fractional shares and provided further that the Company has the right to elect to pay such dividends in cash. After the first quarter end after the second anniversary of Closing, all Series A Quarterly Dividends shall be paid in cash, unless prohibited by applicable law, in which case such dividends shall be paid in additional shares of Series A Preferred Stock.

In addition to the Series A Quarterly Dividends, if any dividends are declared on the Class A Common Stock, the holders of the Series A Preferred Stock will first (or simultaneously) receive a dividend on each share of Series A Preferred Stock in an amount equal to the dividend that would be payable on a share of Class A Common Stock issuable upon conversion of a share of Series A Preferred Stock as of the record date for such dividend payment.

Liquidation Preference

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Series A Preferred Stock will be entitled to receive a liquidation preference equal to the greater of (i) $10.00 per share, plus any unpaid Series A Quarterly Dividends and (ii) the amount per share that such holder would have received had the Series A Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation (the “Liquidation Preference”). If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the amounts payable with respect to the Liquidation Preference is not paid in full, the holders of the Series A Preferred Stock and any other parity stock will share equally and ratably in any distribution of assets in proportion to their liquidation preference. After payment of the full amount of the Liquidation Preference, the holders of the Series A Preferred Stock will have no right or claim to any of the Company’s remaining assets.

Conversion

Holders of Series A Preferred Stock may at any time elect to convert their shares of Series A Preferred Stock into shares of Class A Common Stock. The number of shares of Class A Common Stock to be issued upon conversion will be equal to the quotient of $10.00 divided by $11.00, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like (the “Conversion Rate”).

If at any time volume weighted average closing price of the Class A Common Stock exceeds $14.30 for at least 20 trading days during a period of 30 consecutive trading days, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the shares of Series A Preferred Stock will be automatically converted, without any action on the part of the holders thereof, into shares of Class A Common Stock at the then applicable Conversion Rate.

Warrants

Warrants

Each whole Warrant entitles the registered holder to purchase 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock, at an initial exercise price of $11.50, subject to adjustment as described below, at any time commencing 30 days after the Closing, provided that we have an effective registration statement under the Securities Act covering the securities issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). A warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock and Series A Preferred Stock. The Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any securities pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the securities underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue securities upon exercise of a Warrant unless the securities issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the securities issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the securities issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Common Stock and Series A Preferred Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock and Series A Preferred Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock and Series A Preferred Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00

Once the Warrants become exercisable, we may call the Warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30-days’ prior written notice to each warrant holder; and

•        if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the securities issuable upon exercise of the Warrants is then effective and a current prospectus relating to such securities is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•        in whole and not in part;

•        at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Class A Common Stock except as otherwise described below;

•        if, and only if, the closing price of Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•        if the closing price of Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-Dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants.

Beginning on the date the notice of redemption is given until the Warrants are redeemed, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock and Series A Preferred Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” on the corresponding redemption date (assuming holders elect to exercise their Warrants and such warrants are not redeemed for $0.10 per Warrant), determined based on the blended volume-weighted average price of the Class A Common Stock and Series A Preferred Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide the Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00, and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of the Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from typical warrant redemption features originally entered into by blank check companies, which typically only provide for a redemption of warrants for cash when the trading price for the applicable common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the warrants. This redemption feature was established to provide flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding as they would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock or Series A Preferred Stock is increased by a share capitalization or share dividend payable in shares of Class A Common Stock or Series A Preferred Stock, as applicable, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock or Series A Preferred Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock or Series A Preferred Stock. A rights offering made to all or substantially all holders of Common Stock or Series A Preferred Stock entitling holders to purchase Class A Common Stock or Series A Preferred Stock, respectively, at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization or a share dividend of a number of shares of Class A Common Stock or Series A Preferred Stock equal to the product of (i) the number of shares of Class A Common Stock or Series A Preferred Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock or Series A Preferred Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock or Series A Preferred Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock or Series A Preferred Stock, in determining the price payable for Class A Common Stock or Series A Preferred Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Class A Common Stock or Series A Preferred Stock as reported during the 10 trading day period ending on the trading day prior to the last date on which the Class A Common Stock or Series A Preferred Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A Common Stock or Series A Preferred Stock on account of such Class A Common Stock or Series A Preferred Stock, as applicable (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock or Series A Preferred Stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock or Series A Preferred Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock or Series A Preferred Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock or Series A Preferred Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or Series A Preferred Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock or Series A Preferred Stock, as applicable, issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock or Series A Preferred Stock.

Whenever the number of shares of Class A Common Stock or Series A Preferred Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock or Series A Preferred Stock, as applicable, purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock or Series A Preferred Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the Closing, at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account the Founders Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of the Class A Common Stock during the 10 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “— Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by such warrants, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and FAST II. The warrant agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder (i) to cure any ambiguity or cure, correct, or supplement any defective provision or add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, and (ii) to provide for the delivery of an alternative issuance pursuant to the warrant agreement. All other modifications or amendments require the vote or written consent of the registered holders of at least 50% of the number of the then outstanding Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or warrants issued upon conversion of working capital loans of FAST II or any provision of the warrant agreement with respect to the Private Placement Warrants or warrants issued upon conversion of working capital loans of FAST II, at least 50% of the number of then outstanding Private Placement Warrants and warrants issued upon conversion of working capital loans of FAST II.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock and Series A Preferred Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A Common Stock and approximately 0.909 votes for each share of Series A Preferred Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares Class A Common Stock and Series A Preferred Stock to be issued to the warrant holder.

The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Risks Related to Ownership of Our Securities — The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will have terms and provisions that are identical to those of the Warrants and will be exercisable by the holders on the same basis as the Warrants.

For so long as the Private Placement Warrants are held by the Sponsor or its permitted transferees, the Private Placement Warrants (including the Class A Common Stock and Series A Preferred Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 180 days after the Closing (except, among other limited exceptions, to officers and directors and other persons or entities affiliated with the Sponsor). The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants for cash or on a cashless basis. Except as described under “Description of Securities — Warrants — Warrants — Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $10.00,” if the Sponsor or its permitted transferees elect to exercise their Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering such warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) of the Class A Common Stock and Series A Preferred Stock over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” for this purpose will mean the blended average last reported sales price of the Class A Common Stock and Series A Preferred Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Registration Rights

Immediately prior to the SPAC Merger Closing Date, the Company, FAST II, the Sponsor and certain equityholders of the Company (the “Holders”) entered into the New Registration Rights Agreement (the “New Registration Agreement”), effective upon the Acquisition Merger Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, (i) the Sponsor and the Holders will be granted certain customary registration rights and piggyback rights with respect to their respective shares of Class A Common Stock and any other equity securities of the Company and (ii) the Registration Rights Agreement, dated as of March 15, 2021, among FAST II, the Sponsor and the other “Holders” named in the Registration Rights Agreement will be terminated.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on the Company’s behalf; (ii) any action, suit or proceeding asserting a breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Company to the Company or its stockholders; (iii) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL, the Charter or the Bylaws or (iv) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers, employees, (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to agents or stockholder governed by the internal affairs doctrine, and, if such action is filed in a court other than the Chancery Court by any stockholder have consented to (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. Additionally, because Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, the exclusive forum provision described above shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.

Certain Anti-Takeover Effects of Provisions of the Charter, the Bylaws and Applicable Law

We have opted out of Section 203 of the DGCL under the Charter, but the Charter has protections similar to those afforded by Section 203 of the DGCL, which prohibit us from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

•        our board of directors approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the business combination is approved by our board of directors, and by a two-thirds vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale, or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, these anti-takeover provisions will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition that results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Authorized but Unissued Shares

The Charter provides that certain shares of authorized but unissued Common Stock and Series A Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board

The Charter provides that the Board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Board is classified, directors may be removed only with cause by a majority of our outstanding shares. In addition, the Charter does not provide for cumulative voting in the election of directors.

Special Meetings of Stockholders

The Charter provides that special meetings of the stockholders of the Company may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the Chairperson of the board of directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, that for so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Company collectively holding shares of capital stock representing a majority of the total voting power of stock entitled to vote generally in election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Limitation on Stockholder Action by Written Consent

The Charter provides that, subject to the terms of any series of Series A Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided that that for so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by stockholder of the Company may be effected by consent in lieu of a meeting. The holders of shares of Class B Common Stock will beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors.

Dissenter’s Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Bylaws provide that the Company must indemnify and hold harmless the directors and officers of the Company to the fullest extent authorized by the DGCL. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the DGCL.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuits against directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for the Company’s capital stock will be Continental Stock Transfer & Trust Company. The Company agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Shares of our Class A Common Stock, Series A Preferred Stock and Warrants are traded on Nasdaq under the symbols “FBYD,” “FBYDP” and “FBYDW,” respectively. Class B Common Stock will not be listed on any exchange.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock, Series A Preferred Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock, Series A Preferred Stock or Warrants for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock or warrants then outstanding, as applicable; or

•        the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Lock-Up Restrictions

Company Member Lock-Up

Concurrently with the execution of the Merger Agreement, certain holders of Falcon’s OpCo Units (the “Stockholder Parties”), Falcon’s OpCo, the Company and FAST II entered into a lock-up agreement (the “Company Member Lock-Up Agreement”) pursuant to which the Stockholder Parties have agreed to lock-up their shares and units received as Per Unit Consideration in connection with the transactions contemplated by the Merger Agreement and any shares of Class A Common Stock received after the Acquisition Merger pursuant to a redemption of the New Falcon’s OpCo Units received as Per Unit Consideration (other than any Per Unit Consideration or Additional Falcon’s OpCo Financing Unit Consideration issued in respect of any Falcon’s OpCo Financing Units or shares of Class A Common Stock received after the Acquisition Merger closing by any Stockholder Party pursuant to a redemption of the New Falcon’s OpCo Units received as Per Unit Consideration issued in respect of any Falcon’s OpCo Financing Units (the “Company Member Lock-Up Shares”). The Company Member Lock-Up Agreement provides that the Stockholder Parties will not transfer, except in limited circumstances, any Company Member Lock-Up Shares until the earlier of (i) 180 days after the Acquisition Merger closing and (ii) subsequent to the Business Combination, the date on which volume weighted average closing sale price of the Class A Common Stock on Nasdaq (or the exchange on which the shares of Class A Common Stock are then listed) equals or exceeds $12.00 per share for any 20 trading days within any 30-consecutive trading day period (commencing at least 150 days after the Acquisition Merger Closing Date) (such period, as applicable, the “Company Member Lock-Up Period”).

The foregoing description of the Company Member Lock-Up Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Sponsor Lock-Up Agreement

In connection with the execution of the Merger Agreement, the Sponsor, Falcon’s OpCo, the Company and FAST II entered into the Original Sponsor Lock-Up Agreement, pursuant to which the Sponsor has agreed to a lock-up of (a) the Sponsor Lock-Up Shares issued to the Sponsor in the Class B Exchange and (b) the Lock-Up Warrants issued in connection with the FAST II IPO (or any shares of Class A Common Stock issuable upon exercise thereof) following the Business Combination. The Sponsor Lock-Up Agreement provides that the Sponsor will not transfer, except in limited circumstances, any Sponsor Lock-Up Securities until the earlier of (i) (A) in respect of the Sponsor Lock-Up Shares, one year after the completion of the Acquisition Merger, and (B) in respect of the Sponsor Lock-Up Warrants, 180 days after the Acquisition Merger, and (ii) subsequent to the Business Combination, commencing at least 150 days following the Acquisition Merger Closing Date, the date on which the Common Share Price equals or exceeds $12.00.

On January 31, 2023, in connection with the Merger Agreement, the Sponsor, Falcon’s OpCo, the Company and FAST II entered into the Sponsor Lock-Up Agreement, whereby, among other things, the Sponsor agreed to increase the lockup term for up to 1,250,000 of its retained shares to be two years from the Closing.

The foregoing description of the Sponsor Lock-Up Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants or interests in our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants received after the date of this prospectus from the selling securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their shares of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants or interests in our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants on any stock exchange, market, or trading facility on which shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their members, partners, or stockholders;

•        short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        through agents;

•        broker-dealers who may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share or warrant; or

•        a combination of any such methods of sale.

The selling securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee, or other successors-in-interest as the selling securityholders under this prospectus. The selling securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Class A Common Stock, Series A

Preferred Stock or Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants offered by this prospectus, which shares or Private Placement Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants offered by them will be the purchase price of such securities, less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.

The selling securityholders also may in the future resell a portion of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any selling securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the selling securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants by bidding for or purchasing shares of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

A holder of Private Placement Warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the New Registration Rights Agreement, we have agreed to indemnify the selling securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling securityholders may be required to make with respect thereto. In addition, we and the selling securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the New Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The selling securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.

The selling securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants. This prospectus and any accompanying prospectus supplement will identify the selling securityholders, the terms of our Class A Common Stock, Series A Preferred Stock and Private Placement Warrants, and any material relationships between us and the selling securityholders. The selling securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock, Series A Preferred Stock or Private Placement Warrants.

A selling securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock, Series A Preferred Stock or Private Placement Warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of Class A Common Stock, Series A Preferred Stock or Warrants pursuant to the distribution through a registration statement.

Except as set forth above, we are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock, Series A Preferred Stock and Private Placement Warrants to be offered and sold pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of the ownership and disposition of (x) Class A Common Stock, (y) Series A Preferred Stock, and (z) Warrants, collectively referred to herein as the Company’s securities. This discussion only applies to investors that will hold their Class A Common Stock, Series A Preferred Stock, and/or Warrants, as the case may be, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or status including:

•        Infinite Acquisitions;

•        banks, financial institutions, or financial services entities;

•        broker-dealers;

•        S corporations;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        tax-qualified retirement plans;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that will actually or constructively own five percent or more of the Company’s voting stock or five percent or more of the total value of all classes of the Company’s stock (except as specifically addressed below);

•        persons that acquire the Company’s securities pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

•        persons that hold the Company’s securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        persons subject to the alternative minimum tax;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        controlled foreign corporations and passive foreign investment companies; and

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code.

This discussion is based on U.S. federal income tax law as in effect on the date hereof. Such law is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described in this prospectus. There can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion. The Company has not sought, and does not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described in this prospectus. The IRS may disagree with the discussion in this prospectus, and its determination may be upheld by a court. Furthermore, this discussion does not address any U.S. federal non-income tax laws, such as gift, estate, or Medicare contribution tax laws, or U.S. state or local or non-U.S. tax laws.

This discussion does not consider the U.S. federal income tax treatment of entities and arrangements treated as partnerships for U.S. federal income tax purposes that hold Series A Preferred Stock, Class A Common Stock and/or Warrants. If a partnership is a beneficial owner of Class A Common Stock, Series A Preferred Stock, or Warrants, the

U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of such partner and such partnership. If you are a partnership or a partner in a partnership that holding Class A Common Stock, Series A Preferred Stock and/or Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of the Company’s securities.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH PROSPECTIVE INVESTOR IN the Company’S SECURITIES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK, SERIES A PREFERRED STOCK, AND WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used in this prospectus, a “U.S. Holder” is a beneficial owner of Class A Common Stock, Series A Preferred Stock, or Warrants, as applicable, and is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

The following describes U.S. federal income tax considerations to a U.S. Holder relating to the ownership and disposition of shares of Class A Common Stock, Series A Preferred Stock, and Warrants.

Distributions on the Class A Common Stock or the Series A Preferred Stock

In general, distributions with respect to the Class A Common Stock or the Series A Preferred Stock, as applicable (other than distributions on the Series A Preferred Stock in the form of additional Series A Preferred Stock, described below in “— Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock”), will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Class A Common Stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be subject to tax as capital gain recognized on a sale or exchange as described below under “U.S. Holders — Sale, Exchange or Other Dispositions of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its basis in the shares of stock in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares of stock in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Distributions of Additional Shares of Series A Preferred Stock on the Series A Preferred Stock

If the Company makes a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, the tax treatment to a U.S. Holder that receives such distribution will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations and (b) the Company has outstanding indebtedness that is convertible into common stock, other equity-linked securities, or any class of stock in which the holders of the Series A Preferred Stock do not participate in dividends, and cash payments are made or accrued on such instruments (any such circumstance, the “Other Equity Situation”). The Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent and, unless otherwise noted, this summary assumes that such treatment applies. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations. In general, a U.S. Holder is bound by the Company’s determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the Series A Preferred Stock.

Assuming that the Company does not have any Other Equity Situation, a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock is, while not free from doubt, expected to be tax-free to the U.S. Holder receiving such distribution. A U.S. Holder’s existing tax basis in the Series A Preferred Stock in such case will be allocated between its existing Series A Preferred Stock and the additional Series A Preferred Stock based on their relative fair market values on the date of the distribution. Such U.S. Holder’s holding period for such additional Series A Preferred Stock will generally include the period during which its existing Series A Preferred Stock was held prior to the distribution. If the IRS were to disagree with the above position, however, the fair market value of the additional Series A Preferred Stock would be treated as a taxable distribution to the U.S. Holder receiving such distribution, as described above in “— Distributions on the Class A Common Stock or the Series A Preferred Stock.”

If any Other Equity Situation occurs, the tax treatment of a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder receiving such distribution, as described above in “— Distributions on the Class A Common Stock or the Series A Preferred Stock.” Alternatively, such a distribution may be a tax-free distribution, as described in the previous paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if any Other Equity Situation occurs.

If the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not any Other Equity Situation exists, the fair market value of the additional Series A Preferred Stock will be treated as a taxable distribution to the U.S. Holder receiving such distribution, as described above in “— Distributions on the Class A Common Stock or the Series A Preferred Stock.” A U.S. Holder’s tax basis in such additional Series A Preferred Stock will equal the fair market value of the additional Series A Preferred Stock on the distribution date, and such U.S. Holder’s holding period for such additional Series A Preferred Stock will begin on the day following the distribution date.

Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Series A Preferred Stock

The terms of the Series A Preferred Stock provide for an adjustment to the conversion rate in certain circumstances. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Series A Preferred Stock would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through a decrease to the conversion rate) as a result of a distribution of cash or other property to the U.S. Holders of shares of Class A Common Stock which is taxable to them as described under “— Distributions on the Class A Common Stock or the Series A Preferred Stock” above. Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holder of the Series A Preferred Stock received a cash distribution from the Company equal to the fair market value of such increased interest. In addition, in certain circumstances, a failure to adjust the conversion rate could also result in the U.S. Holders of the Series A Preferred Stock being treated as receiving a constructive distribution from the Company. The rules governing constructive distributions as a result of certain adjustments with respect to Series A Preferred Stock are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to Series A Preferred Stock.

Conversion of Series A Preferred Stock into Class A Common Stock

A U.S. Holder will generally not recognize gain or loss upon the conversion of the Series A Preferred Stock into shares of Class A Common Stock, except that a U.S. Holder’s receipt of cash in lieu of a fractional share of Class A Common Stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Class A Common Stock and the U.S. Holder’s tax basis in the fractional share of Class A Common Stock) that is taxable as described below under “— Sale, Exchange or Other Disposition of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants.”

A U.S. Holder’s basis in shares of Class A Common Stock received upon conversion of the Series A Preferred Stock (and any fractional shares of Class A Common Stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of Class A Common Stock will include the holding period of the converted shares of Series A Preferred Stock.

Sale, Exchange or Other Disposition of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants

Upon a sale, exchange or other taxable disposition of Series A Preferred Stock, the tax treatment to a U.S. Holder will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations and (b) any Other Equity Situation applies. The Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent and, unless otherwise noted, this summary assumes that such treatment applies. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations. In general, a U.S. Holder is bound by the Company’s determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the Series A Preferred Stock.

Upon a sale, exchange or other taxable disposition of shares of Class A Common Stock, Series A Preferred Stock, or Warrants, which, in general, would include a redemption of Warrants that is treated as a sale of such securities as described below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Class A Common Stock, Series A Preferred Stock, or Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock, Series A Preferred Stock, or Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its the Company securities generally will equal the U.S. Holder’s acquisition cost, subject to certain adjustments. See “— Exercise, Lapse or Redemption of Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Class A Common Stock acquired pursuant to the exercise of a Warrant.

Exercise, Lapse or Redemption of Warrants

The tax consequences to a U.S. Holder of the acquisition of Class A Common Stock upon the exercise of a Warrant are complex and uncertain, and may depend upon whether the Warrant is exercised for cash or on a cashless basis. A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Class A Common Stock upon exercise of a Warrant for cash. The U.S. Holder’s tax basis in the share of Class A Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Class A Common Stock received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Warrants equal to the number of shares of Class A Common Stock having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock received in respect of the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants deemed exercised and the exercise price of such Warrants. In addition, if the Company redeems Warrants for cash and a U.S. Holder exercises its Warrant on a cashless basis and receives the amount of Class A Common Stock as determined by reference to the table set forth in the Warrant Agreement, it is also possible that such cashless exercise could be characterized as a redemption of Warrants for Class A Common Stock for tax purposes in a taxable exchange in which gain or loss would be recognized with respect to all of the Warrants so exercised. In either case, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If the Company redeems Warrants for cash or if it purchases Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants.”

Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Warrants

The terms of each Warrant provide for an adjustment to the exercise price of the Warrant or an increase in the shares of Class A Common Stock issuable on exercise in certain circumstances discussed in “Description of Securities — Warrants — Anti-Dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of Class A Common Stock which is taxable to them as described under “— Distributions on the Class A Common Stock or the Series A Preferred Stock” above. For example, U.S. Holders of Warrants would generally be treated as receiving a constructive distribution from the Company where the exercise price of the Warrants is reduced in connection with the payment of certain dividends as described in “Description of Securities — Warrants — Anti-Dilution Adjustments.” In addition, in certain circumstances, a failure to adjust the conversion rate could also result in the U.S. Holders of the Warrants being treated as receiving a constructive distribution from the Company. Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holder of the Warrant received a cash distribution from the Company equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Warrant.

Non-U.S. Holders

As used in this prospectus, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) Class A Common Stock, Series A Preferred Stock, or Warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations to a non-U.S. Holder relating to the ownership and disposition of shares of Class A Common Stock, Series A Preferred Stock, and Warrants.

Distributions on the Class A Common Stock or the Series A Preferred Stock

In general, distributions with respect to the Class A Common Stock or the Series A Preferred Stock, as applicable (other than distributions on the Series A Preferred Stock in the form of additional Series A Preferred Stock, described below in “Non-U.S. Holders — Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock”), will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a non-U.S. Holder as ordinary income on the day actually or constructively received by such holder. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a non-U.S. Holder’s Class A Common Stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “— Sale, Exchange or Other Disposition of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants.”

Taxable dividends paid to a non-U.S. Holder of the Class A Common Stock or the Series A Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of the Class A Common Stock or the Series A Preferred Stock who wishes to claim the benefits of an applicable income tax treaty will be required to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals or that hold their interests through certain intermediaries.

A non-U.S. Holder of Class A Common Stock or Series A Preferred Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock

If the Company makes a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, the tax treatment to a non-U.S. Holder receiving such distribution will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations and (b) any Other Equity Situation occurs, in each case, as discussed above in “U.S. Holders — Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock.” The Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent.

This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a non-U.S. Holder is bound by the Company’s determination, unless the non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the Series A Preferred Stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, while not free from doubt, is expected to be tax-free to a non-U.S. Holder receiving such distribution unless any Other Equity Situation occurs. However, if the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not the Other Equity Situation occurs, or if the IRS were to disagree with the Company’s position regarding any Other Equity Situation, the fair market value of the additional Series A Preferred Stock will be treated as a taxable distribution to the non-U.S. Holder, as described above in “— Distributions on the Class A Common Stock or the Series A Preferred Stock.” Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if any Other Equity Situation occurs, it is unclear whether the distribution will be tax-free to a non-U.S. Holder or will be treated as a taxable distribution to the non-U.S. Holder, as described above in “— Distributions on the Class A Common Stock or the Series A Preferred Stock.” Any withholding obligation imposed on a taxable distribution of Series A Preferred Stock will reduce the amount of Series A Preferred Stock distributed to such holder by 30% unless the applicable withholding rate is reduced or eliminated by an applicable tax treaty.

Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Series A Preferred Stock

The terms of the Series A Preferred Stock provide for an adjustment to the conversion rate in certain circumstances. An adjustment which has the effect of preventing dilution generally is not taxable. The non-U.S. Holders of the Series A Preferred Stock would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the non-U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through a decrease to the conversion rate) as a result of a distribution of cash or other property to the non-U.S. Holders of shares of Class A Common Stock which is taxable to them as described under “— Distributions on the Class A Common Stock or the Series A Preferred Stock” above. Such constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax in the same manner as if the non-U.S. Holder of the Series A Preferred Stock received a cash distribution from the Company equal to the fair market value of such increased interest. In addition, in certain circumstances, a failure to adjust the conversion rate could also result in the non-U.S. Holders of the Series A Preferred Stock being treated as receiving a constructive distribution from the Company. The rules governing constructive distributions as a result of certain adjustments with respect to Series A Preferred Stock are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to Series A Preferred Stock.

Conversion of Series A Preferred Stock into Class A Common Stock

A non-U.S. Holder will generally not recognize gain or loss in respect of the receipt of Class A Common Stock upon the conversion of the Series A Preferred Stock. A non-U.S. Holder’s receipt of cash in lieu of a fractional share of Class A Common Stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Class A Common Stock and the non-U.S. Holder’s tax basis in the fractional share of Class A Common Stock), which will be treated as described below under “— Sale, Exchange or Other Disposition of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants.”

Sale, Exchange or Other Disposition of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of shares of Class A Common Stock, Series A Preferred Stock or Warrants unless:

(i)     such non-U.S. Holder is an individual that is considered to have been present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)    the gain is effectively connected with the conduct of a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” (imposed at a rate of 30% or, if applicable, a lower treaty rate) may also apply; or

(iii)   the Company is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, and, in the case where a class of stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of such class of stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of such class of stock. If any class of stock is considered to be regularly traded, special rules apply in the case of a disposition of shares of another class of stock that is not considered to be regularly traded and in the case of a disposition of Warrants. There can be no assurance that any class of stock will be treated as regularly traded on an established securities market for this purpose.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange, or other disposition of shares of Class A Common Stock, Series A Preferred Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of Class A Common Stock, Series A Preferred Stock or Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Company will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Company does not expect it to be classified as a “U.S. real property holding corporation” in the foreseeable future. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether the Company will be a U.S. real property holding corporation with respect to a non-U.S. Holder at any future time.

Exercise, Lapse or Redemption of Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant held by a U.S. Holder, as described above under “U.S. Holders — Exercise, Lapse or Redemption of Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants.” If the Company redeems Warrants for cash or if it purchases Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition by the non-U.S. Holder of its Warrants, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of Class A Common Stock, Series A Preferred Stock, and Warrants.”

Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Warrants

The terms of each Warrant provides for an adjustment to the exercise price of the Warrant or an increase in the shares of Class A Common Stock issuable on exercise in certain circumstances discussed in “Description of Securities after — Warrants — Anti-Dilution Adjustments.” As described above under “U.S. Holders — Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Warrants,” certain adjustments with respect to the Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. Holder received a cash distribution from the Company equal to the fair market value of such increased interest. In addition, in certain circumstances, a failure to adjust the conversion rate could also result in the non-U.S. Holders of the Warrants being treated as receiving a constructive distribution from the Company. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. The rules governing constructive distributions as a result of certain adjustments with respect to a Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of Class A Common Stock, Series A Preferred Stock and Warrants, and U.S. backup withholding on such payments may be possible. Backup withholding generally will not apply, however, to a U.S. Holder if the U.S. Holder is a corporation or other exempt recipient or the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Class A Common Stock, Series A Preferred Stock, and Warrants) that are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class A Common Stock, Series A Preferred Stock, or Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Class A Common Stock, Series A Preferred Stock, or Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

All investors should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A Common Stock, Series A Preferred Stock, or Warrants.

EXPERTS

The financial statements of FAST Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 included in this prospectus of Falcon’s Beyond Global, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of FAST Acquisition Corp. II to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of Falcon’s Beyond Global, Inc. as of December 31, 2022 and March 31, 2023 included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such balance sheets are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Falcon’s Beyond Global, LLC as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Producciones de Parques, S.L. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this Prospectus, have been audited by Deloitte, S.L., an independent auditor as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The office of Deloitte, S.L. is located in Madrid, Spain.

The financial statements of Sierra Parima S.A.S. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this Prospectus, have been audited by Deloitte RD, S.R.L., an independent auditor, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The office of Deloitte RD, S.R.L. is located in Santo Domingo, Dominican Republic.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by White & Case LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at https://falconsbeyondglobal.com/. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

FAST ACQUISITION CORP. II

Audited Financial Statements of FAST Acquisition Corp. II

Unaudited Financial Statements of FAST Acquisition Corp. II

FALCON’S BEYOND GLOBAL, INC.

Audited Financial Statements of Falcon’s Beyond Global, Inc.

Audited Consolidated Financial Statements of Falcon’s Beyond Global, LLC

Audited Consolidated Financial Statements of Producciones de Parques Group

Audited Financial Statements of Sierra Parima, S.A.S.

Unaudited Financial Statements of Falcon’s Beyond Global, Inc.

Page
Balance Sheets as of June 30, 2023 and December 31, 2022	F-146
Notes to Balance Sheets	F-147

Unaudited Condensed Consolidated Financial Statements of Falcon’s Beyond Global, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
FAST Acquisition Corp. II:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of FAST Acquisition Corp. II (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 18, 2023 (as may be extended, without another stockholder vote, by resolution of the Company’s board until October 18, 2023), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

/s/ WithumSmith+Brown, PC
New York, New York
March 29, 2023

PCAOB ID Number 100

FAST ACQUISITION CORP. II
BALANCE SHEETS
DECEMBER 31, 2022 AND 2021

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$552,048	$584,216
Prepaid expenses	67,326	378,247
Total current assets	619,374	962,463
Investments held in Trust Account	224,655,926	222,380,591
Total Assets	$225,275,300	$223,343,054

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$2,594,048	$165,909
Accrued expenses	125,000	141,216
Franchise tax payable	40,000	200,000
Income tax payable	53,582	—
Due to related party	15,000	15,000
Working capital loan – related party, at fair value	1,094,749	—
Total current liabilities	3,922,379	522,125
Derivative warrant liabilities	6,603,680	8,660,890
Deferred underwriting commissions in connection with the initial public offering	7,781,790	7,781,790
Total Liabilities	18,307,849	16,964,805

Commitments and Contingencies

Class A common stock. $0.0001 par value; 22,233,687 shares subject to possible redemption at redemption value of $10.10 and $10.00 per share as of December 31, 2022 and December 31, 2021, respectively	224,462,794	222,336,870

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no non-redeemable shares issued or outstanding at December 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,558,422 shares issued and outstanding at December 31, 2022 and December 31, 2021	556	556
Additional paid-in capital	—	—
Accumulated deficit	(17,495,899)	(15,959,177)
Total stockholders’ deficit	(17,495,343)	(15,958,621)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$225,275,300	$223,343,054

The accompanying notes are an integral part of the financial statements.

FAST ACQUISITION CORP. II
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
General and administrative costs	$3,675,462	$675,284
Administrative expenses – related party	180,000	150,000
Franchise tax expense	200,000	200,450
Loss from operations	(4,055,462)	(1,025,734)

Other income (expense):
Change in fair value of derivative warrant liabilities	2,057,210	4,940,730
Change in fair value of working capital loan	5,251	—
Offering cost – derivative warrant liabilities	—	(455,643)
Income earned from investments held in Trust Account	3,173,785	43,721
Income before income tax expense	1,180,784	3,503,074

Income tax expense	591,582	—
Net income	$589,202	$3,503,074

Weighted average shares outstanding of Class A common stock, basic and diluted	22,233,687	17,603,478
Basic and diluted net income per share, Class A common stock	$0.02	$0.15

Weighted average shares outstanding of Class B common stock, basic	5,558,422	5,345,604
Weighted average shares outstanding of Class B common stock, diluted	5,558,422	5,558,422
Basic and diluted net income per share, Class B common stock	$0.02	$0.15

The accompanying notes are an integral part of the financial statements.

FAST ACQUISITION CORP. II
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2020	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	5,750,000	575	24,425	—	25,000
Excess cash received over the fair value of the private warrants	—	—	515,738	—	515,738
Forfeiture of Class B common stock	(191,578)	(19)	19	—	—
Accretion of Class A common stock subject to possible redemption amount	—	—	(540,182)	(19,462,251)	(20,002,433)
Net income	—	—	—	3,503,074	3,503,074
Balance – December 31, 2021	5,558,422	556	—	(15,959,177)	(15,958,621)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	(2,125,924)	(2,125,924)
Net income	—	—	—	589,202	589,202
Balance – December 31, 2022	5,558,422	$556	$—	$(17,495,899)	$(17,495,343)

The accompanying notes are an integral part of the financial statements.

FAST ACQUISITION CORP. II
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income	$589,202	$3,503,074
Adjustments to reconcile net income to net cash used in operating activities:
Income earned from investments held in Trust Account	(3,173,785)	(43,721)
Change in fair value of derivative warrant liabilities	(2,057,210)	(4,940,730)
Change in fair value of working capital loan	(5,251)	—
Offering cost – derivative warrant liabilities	—	455,643
Changes in operating assets and liabilities:
Prepaid expenses	310,921	(378,247)
Accounts payable	2,428,139	165,909
Accrued expenses	(16,216)	41,216
Franchise tax payable	(160,000)	200,000
Income tax payable	53,582	—
Due to related party	—	15,000
Net cash used in operating activities	(2,030,618)	(981,856)

Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(222,336,870)
Withdrawal from Trust Account	898,450	—
Net cash provided by (used in) investing activities	898,450	(222,336,870)

Cash Flows from Financing Activities:
Proceeds from issuance of working capital loan to related party	1,100,000	100,000
Repayment of note payable to related party	—	(100,000)
Proceeds received from initial public offering, gross	—	222,336,870
Proceeds received from private placement	—	6,446,738
Offering costs paid	—	(4,880,666)
Net cash provided by financing activities	1,100,000	223,902,942

Net (decrease) increase in cash	(32,168)	584,216

Cash – beginning of the period	584,216	—
Cash – end of the period	$552,048	$584,216

Supplemental disclosure of cash activities:
Income taxes paid	$538,000	$—

Supplemental disclosure of noncash flow activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$—	$25,000
Offering costs included in accrued expenses	$—	$100,000
Deferred underwriting commissions in connection with the initial public offering	$—	$7,781,790

The accompanying notes are an integral part of the financial statements.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

FAST Acquisition Corp. II (the “Company”) is a blank check company incorporated in Delaware on December 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from December 30, 2020 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and since the Initial Public Offering, the search for an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 15, 2021. On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions (see Note 5). The Company granted the underwriter in the Initial Public Offering (the “underwriter”) a 45-day option to purchase up to 3,000,000 additional units at the Initial Public Offering price to cover over-allotments, if any. The underwriter exercised the over-allotment option in part and, on March 26, 2021, the Company consummated the sale of an additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million (the “Over-Allotment”), and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. The Company consummated a second closing (the “Second Closing”) of the Private Placement simultaneously with the closing of the Over-Allotment on March 26, 2021, for an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating proceeds of approximately $0.4 million (see Note 4).

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $222.3 million ($10.00 per Unit) of the net proceeds were placed in a trust account (“Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the initial Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by June 18, 2023 (taking into account the extension described in Note 11, and, as such period may be extended by the Company’s stockholders or without another stockholder vote, by resolution of the Company’s board, in accordance with the amended Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any),

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 or potentially less. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of December 31, 2022, the Company had approximately $552,000 in its operating bank account and a working capital deficit of approximately $2.1 million (not taking into account approximately $93,000 of tax liabilities that may be withdrawn from the Trust Account and excluding the working capital loan-related party.)

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of $100,000 under a promissory note (the “Note” as discussed in Note 4). The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity through December 31, 2022 has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and the proceeds from the Working Capital Loan (as defined in Note 4). As of December 31, 2022, a total of $1.1 million of principal was outstanding under the Working Capital Loan. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that mandatory liquidation, liquidity condition and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to complete the proposed Business Combination with Falcon prior to the liquidation date, June 18, 2023, or such further date as determined by the Company’s board (see Note 11). The Sponsor continues to have cash on hand that could be available for loans to the Company. The Sponsor has no obligation to provide further funding to the Company. Management believes it could obtain additional funding from the Sponsor.

No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 18, 2023, or such further date as determined by the Company’s board (see Note 11). The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Proposed Business Combination

On July 11, 2022, the Company (or “SPAC” or “Acquiror”) entered into an agreement and plan of merger (as it may be amended and/or restated from time to time, the “Original Merger Agreement”) with Falcon’s Beyond Global, LLC, a Florida limited liability company (“Falcon”), Palm Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Falcon (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). On January 31, 2023, SPAC, Falcon, Pubco and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which amended and restated the Original Merger Agreement in its entirety. See Note 11.

Pursuant to the Original Merger Agreement, and subject to the terms and conditions contained therein, the business combination will be effected in two steps: (a) Acquiror will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub (sometimes referred to as the “Surviving Corporation”), followed by a contribution by Pubco of all of its cash to Merger Sub to effectuate the “UP-C” structure; and (b) on the date immediately following the SPAC Merger, Merger Sub will merge with and into Falcon (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Mergers”), with Falcon as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Original Merger Agreement (the “Closing,” and the date on which the Closing occurs, the “Closing Date”), the direct interests in Falcon will be held by Pubco and the holders of common units of Falcon (the “Falcon Units”) outstanding as of immediately prior to the Mergers.

The Original Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     At the effective time of the SPAC Merger, (a) each SPAC Unit outstanding immediately prior to the effective time of the SPAC Merger will be automatically detached and the holder thereof will be deemed to hold one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant; (b) each current share of SPAC Class A Common Stock will be automatically exchanged for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of the Series A Preferred Stock of Pubco (“Pubco Preferred Stock”) and (y) 50% of the Additional SPAC Share Consideration; (c) each share of SPAC Class A Common Stock converted from the SPAC Class B Common Stock of FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), pursuant to the Class B Exchange (described below) will automatically be exchanged for one newly issued share of Pubco Class A Common Stock; and (d) each SPAC Warrant outstanding immediately prior to the SPAC Merger effective time will be assumed by Pubco.

(ii)    Immediately prior to the effective time of the Acquisition Merger, following the SPAC Merger, the Surviving Corporation will contribute to Merger Sub all of the Closing Surviving Corporation Cash.

(iii)   At the effective time of the Acquisition Merger, (a) each issued and outstanding Falcon Unit (other than the Cancelled Units and Falcon Financing Units) will be converted into the right to receive (x) a number of shares of Pubco Class B Common Stock and a number of New Falcon Units, in each case equal to the

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Acquisition Merger Exchange Number (the “Per Unit Consideration”) and (y) the applicable portion of any Seller Earnout Shares (defined below); (b) each Falcon Unit issued in connection with the Falcon Financing (the “Falcon Financing Units”) will be converted into the right to receive (x) the Per Unit Consideration and (y) a number of shares of Pubco Class B Common Stock and a number of New Falcon Units, in each case equal to the Additional Consideration Number (the “Additional Falcon Financing Unit Consideration”); (c) each Falcon Unit held in treasury of the Falcon as of immediately prior to the effective time of the Acquisition Merger (collectively, the “Cancelled Units”) will be cancelled without any conversion and no payment or distribution will be made with respect thereto; (d) the units of Merger Sub that are issued and outstanding will be converted into and become (x) a number of New Falcon Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer, the Class B Exchange and the Conversion.

Holders of Falcon Units immediately before the Closing also will be entitled to receive a pro rata portion of a total of up to (i) 40,000,000 New Falcon Units and 40,000,000 shares of Class B Common Stock of Pubco (together, the “Seller Earnout Shares”), in each case that will be deposited into escrow at the Closing and be earned, released and delivered upon satisfaction of certain milestones related to the volume weighted average closing sale price of shares of Pubco Common Stock (“Pubco Common Share Price”) during the five-year period beginning on the one-year anniversary of the Acquisition Merger Closing and ending on the six-year anniversary of the Closing Date (the “Earnout Period”). 15,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $20 for 20 trading days during any 30-consecutive trading day period; another 15,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $25 for 20 trading days during any 30-consecutive trading day period; and the final 10,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $30 for 20 trading days during any 30-consecutive trading day period, in each case during the Earnout Period.

The obligations of the parties to consummate the transactions contemplated by the Original Merger Agreement (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Merger”) are subject to the satisfaction or waiver of certain customary closing conditions. Either party may terminate the Merger under certain circumstances. Upon termination of the Original Merger Agreement, in certain circumstances, Falcon will pay to the Company a termination fee equal to (i) $12,500,000 if the Company’s redeemed public share percentage is less than 90% or is unknown or (ii) $6,250,000 if the Company’s redeemed public share percentage is known and is equal to or greater than 90%.

On September 13, 2022, the Company, Pubco and Merger Sub entered into that certain Amendment No. 1 to the Original Merger Agreement (“Amendment No. 1”), pursuant to which the parties thereto extended the date by which the Company is required to deliver to SPAC PCAOB Audited Financial Statements from August 15, 2022 to September 28, 2022, and the date on which SPAC could terminate the Original Merger Agreement if the PCAOB Audited Financial Statements have not been delivered from September 14, 2022 to September 28, 2022.

In connection with the execution of the Original Merger Agreement, the Sponsor, Falcon, Pubco and Acquiror entered into an agreement (the “Original Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to waive its conversion and anti-dilution rights with respect to its shares of SPAC Common Stock in connection with the transactions contemplated by the Original Merger Agreement, vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Common Stock (i) in favor of the Mergers and each other proposal related to the Mergers and the other transactions contemplated thereby, (ii) against any merger agreement or merger (other than the Original Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

winding up of or by Acquiror, (iii) against any change in the business, management or the board of directors of Acquiror (other than in connection with the Mergers and the other transactions contemplated by the Original Merger Agreement), and (iv) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify the Original Merger Agreement or any Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Original Merger Agreement, (y) result in any of the conditions set forth in the Original Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

The Sponsor further agreed to, immediately prior to the closing of the Acquisition Merger, deliver to Acquiror for cancellation and for no consideration the Sponsor Redemption Forfeited Shares, which is calculated as 40% of Sponsor’s SPAC Class B Common Stock multiplied by the SPAC Redeemed Share Percentage, and the Additional Incentive Forfeited Shares. Thereafter, the Sponsor Earnout Shares, which is 50% of the difference between (i) 40% of Sponsor’s SPAC Class B Common Stock and (ii) the Sponsor Redemption Forfeited Shares, are to be deposited into one or more escrow accounts, and will vest and be released from escrow to the Sponsor upon satisfaction of certain milestones related to the Pubco Common Share Price during the Earnout Period. Any Sponsor Earnout Shares that do not so vest prior to the Earnout Period End Date will be delivered to Pubco and cancelled for no consideration.

See the Company’s Current Reports on Form 8-K filed with the SEC on July 12, 2022 and September 16, 2022 including the Original Merger Agreement, Amendment No. 1, and related supporting agreements.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income earned from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

The carrying value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the fair values for such assets and liabilities either because the short-term nature of the instruments or because the instrument is recognized at fair value (See Note 8).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Working Capital Loan — Related Party

The Company has elected the fair value option to account for its working capital loan-related party with its Sponsor as defined and more fully described in Note 4. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of working capital loan-related party on the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for the warrants issued in connection with its Initial Public Offering and the Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Black-Scholes Merton model. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the accompanying statement of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering and Over-Allotment. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A Common Stock Subject to Possible Redemption

Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, Accordingly, at December 31, 2022 and 2021, 22,233,687 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, the Company recognized changes in the redemption value as an increase in redemption value of Class A common stock subject to possible redemption as reflected on the accompanying statements of changes in stockholders’ deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, the Company had deferred tax assets with a full valuation allowance against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Share-Based Compensation

Share-based payment awards issued to employees and nonemployees are measured at grant-date fair value of the awards and recognized as expense on a straight-line basis over the requisite service period of the award. For awards that have a performance condition, compensation cost is measured based on the grant date fair value and recognized when the performance condition becomes probable. The Company assesses the probability of the performance conditions being met on a continuous basis. Forfeitures are recognized when they occur. No compensation expense for share-based payment awards has been recognized to-date.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per share of common stock is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 9,856,247 shares of common stock in the calculation of diluted income per share, because their exercise is contingent upon future events. For the year ended December 31, 2021 the Company has considered the effect of Class B shares of common stock that were excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over-allotment option by the underwriters. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income per share of common stock:

	For the Year Ended December 31,		For the Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income – basic	$471,362	$117,840	$2,687,092	$815,982
Allocation of net income – diluted	$471,362	$117,840	$2,662,402	$840,672
Denominator:
Basic weighted average common shares outstanding	22,233,687	5,558,422	17,603,478	5,345,604
Effect of dilutive securities	—	—	—	212,818
Diluted weighted average common shares outstanding	22,233,687	5,558,422	17,603,478	5,558,422
Basic and diluted net income per common share	$0.02	$0.02	$0.15	$0.15

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Note 3 — Initial Public Offering

On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 Units at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-quarter of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. The underwriter exercised the over-allotment option in part, and on March 26, 2021, purchased additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million, and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Note 4 — Related Party Transactions

Founder Shares

On January 6, 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional units, for a total of 22,233,687 Units; thus, the initial stockholders forfeited 191,578 shares of Class B common stock accordingly. As of December 31, 2022 and 2021, there were 5,558,422 shares of Class B common stock outstanding, none subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if (1) the last reported sales price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. On March 26, 2021, the Sponsor purchased an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a Second Closing, generating proceeds of approximately $0.4 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Related Party Loans

On January 6, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $100,000 under the Note and repaid the Note in full upon closing of the Initial Public Offering. Upon closing of the Initial Public Offering, the loan was no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

On May 4, 2022, the Sponsor provided a $600,000 Working Capital Loan to the Company in the form of a convertible promissory note that is due upon the completion of a Business Combination. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. On July 20, 2022, the Company borrowed an additional $500,000 from the Sponsor and amended the convertible promissory note to increase the principal balance to $1.1 million. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

Administrative Service Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, to the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. The Company incurred approximately $180,000 and $150,000 in administrative expenses under the agreement, which is recognized in the accompanying statements of operations for years ended December 31, 2022 and 2021, within general and administrative expense — related party, respectively. As of December 31, 2022 and 2021, $15,000 was outstanding under such agreement and included as due to related party on the accompanying balance sheets.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates. As of December 31, 2022 and 2021, there was no such outstanding balance presented in the accompanying balance sheets, respectively.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. $0.35 per unit, or $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the Over-Allotment on March 26, 2021, the underwriter was entitled to an additional fee of approximately $447,000 paid upon closing, and an approximately $782,000 in deferred underwriting commissions.

Consulting Agreement

On June 13, 2022, the Company engaged a contractor (the “Contractor”) to perform technical diligence in exchange for a cash consideration of $125,000, with $50,000 paid upon execution and $75,000 payable upon the consummation of the Business Combination, and the Sponsor’s agreement to issue membership interest in the Sponsor that, in aggregate, represent an indirect economic interest in 25,000 Founder Shares, upon completion of the services. The grant date fair value of the Sponsor membership interests issued to the Contractor is compensation expense for the Company, and a contribution from the Sponsor to the Company for the same amount and is recognized upon completion of the services by the Contractor. Management estimated that the grant date fair value of the indirect economic interest in 25,000 Founder Shares was de minimis.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and concludes that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target business, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments & Contingencies (cont.)

of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. On December 27, 2022, the Treasury Department and Internal Revenue Service (“IRS”) issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excluded the distributions complete liquidation of a corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

Note 6 — Common Stock Subject to Possible Redemption

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 22,233,687 shares of Class A common stock issued and outstanding, which were all subject to redemption and are classified outside of permanent equity in the balance sheet.

Class A common stock subject to possible redemption reflected on the accompanying balance sheets is reconciled on the following table:

Gross proceeds	$222,336,870

Less:
Fair value of Public Warrants at issuance	(7,670,620)
Offering costs allocated to Class A common stock subject to possible redemption	(12,331,812)
Plus:
Accretion of carrying value to redemption value	20,002,432
Class A common stock subject to possible redemption as of December 31, 2021	222,336,870
Increase in redemption value of Class A common stock subject to possible redemption	2,125,924
Class A common stock subject to possible redemption as of December 31, 2022	$224,462,794

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 22,233,687 shares of Class A common stock issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying balance sheets (See Note 6).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional units, for a total of 22,233,687 Units; thus, the initial stockholders forfeited 191,578 shares of Class B common stock accordingly. At December 31, 2022 and 2021, 5,558,422 shares of Class B common stock were issued and outstanding, none subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 8 — Warrants

As of December 31, 2022 and 2021, there were 5,558,422 Public Warrants and 4,297,825 Private Warrants outstanding. Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” per share of Class A common stock for the above purpose shall mean the volume-weighted average price per share of Class A common stock during the ten trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” per share of Class A common stock;

•        if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities(1)	$224,655,926	$—	$—	$224,655,926
Liabilities:
Derivative warrant liabilities – Public Warrants	3,724,140	—	—	3,724,140
Derivative warrant liabilities – Private Warrants	—	—	2,879,540	2,879,540
Working capital loan – related party	—	—	1,094,749	1,094,749
Total fair value	$228,380,066	$—	$3,974,289	$232,354,355

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities(1)	$222,380,591	$—	$—	$222,380,591
Liabilities:
Derivative warrant liabilities – Public warrants	4,835,830	—	—	4,835,830
Derivative warrant liabilities – Private warrants	—	—	3,825,060	3,825,060
Total fair value	$227,216,421	$—	$3,825,060	$231,041,481

____________

(1)      Includes $25 and $1,099 in cash as of December 31, 2022 and 2021, respectively.

Transfers to/from Level 3 measurements are recognized at the beginning of the reporting period. The fair value measurement of the derivative warrant liabilities — Public warrants transferred from a Level 3 measurement to a Level 1 measurement as they became separately listed and traded in May 2021.

As of December 31, 2022 Level 1 assets included investments in U.S. Treasury funds and as of December 31, 2021, investments mainly in U.S. Treasury Bills. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Derivative Warrant Liabilities

For periods where no observable traded price was available, the fair value of the Public Warrants and Private Placement Warrants were estimated using a Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. As of December 31, 2022, the fair value of the Public Warrants was determined by their listed trading price and the fair value of Private Placement Warrants was estimated by employing a Black-Scholes Merton formula and a Monte Carlo simulation analysis.

For the years ended December 31, 2022 and 2021, the Company recognized income of approximately $2.1 million and $4.9 million, respectively, from a decrease in the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

Inherent in the Monte Carlo simulations and Black-Scholes Merton model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. If factors or assumptions change, the estimated fair values could be materially different. The Company estimated the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. As of December 31, 2022, the Company estimated the volatility of its Private Warrants based on the implied volatility of the Company’s Public Warrants determined running simulations of the Public Warrant price. A significant increase or decrease in volatility alone could have a significant impact on the valuation. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding the Level 3 fair value measurements inputs at their measurement dates:

	As of December 31, 2022	As of December 31, 2021

Exercise price	$11.50	$11.50
Stock price	$10.01	$9.72
Option term (in years)	5.08	5.75
Volatility	3.3%	16%
Risk-free interest rate	3.99%	1.33%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the years ended December 31, 2022 and 2021, is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	13,601,620
Transfer of Public Warrants to Level 1 measurement	(7,503,870)
Change in fair value of derivative warrant liabilities	(2,272,690)
Derivative warrant liabilities at December 31, 2021 – Level 3	$3,825,060
Change in fair value of derivative warrant liabilities	(945,520)
Derivative warrant liabilities at December 31, 2022 – Level 3	$2,879,540

Working Capital Loan

There were no Working Capital Loan outstanding as of December 31, 2021. The change in the fair value of the working capital loan-related party measured with Level 3 inputs for the year ended December 31, 2022 is summarized as follows:

Fair value of working capital loans – related party, December 31, 2021	$—
Issuance of working capital loan – related party	1,100,000
Change in fair value of working capital loans – related party	(5,251)
Fair value of working capital loans – related party, December 31, 2022	$1,094,749

The estimated fair value of the Working Capital Loan was estimated utilizing a simulation model similar to the one employed in the Public and Private Placement Warrant valuation with Level 3 inputs.

For the year ended December 31, 2022, the Company recognized a gain of approximately $5,300 from a decrease in the fair value of working capital loan, presented as change in fair value of working capital loan on the accompanying statements of operations.

The following table provides the quantitative information regarding the inputs utilized for the fair value measurement of the Working Capital Loan as of their measurement dates:

As of December 31, 2022
Conversion price	$1.50
Stock price	$10.01
Maturity	0.08
Volatility	3.3%
Risk-free interest rate	3.99%
Straight debt yield	5.80%

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 10 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible.

The income tax provision consists of the following for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Current
Federal	$591,582	$—
State	—	—
Deferred
Federal	(777,128)	(208,978)
State	—	—
Valuation allowance	777,128	208,978
Income tax provision	$591,582	$—

The Company’s net deferred tax assets are as follows as of December 31, 2022 and 2021:

	As of December 31, 2022	As of December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$986,107	$176,460
Net operating loss carryforwards	—	32,519
Total deferred tax assets	986,107	208,979
Valuation allowance	(986,107)	(208,979)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties at December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate (benefit) is as follows for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of derivative warrant liabilities	(36.6)%	(29.6)%
Offering cost – derivative warrant liabilities	0.0%	2.7%
Change in fair value of working capital loan	(0.1)%	0.0%
Change in valuation allowance	65.8%	6.0%
Effective tax rate	50.1%	0.0%

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than described below, that would require adjustment or disclosures in the financial statements.

Amended Merger Agreement

On January 31, 2023, the Company, Falcon, Pubco and Merger Sub entered into that certain Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which amended and restated the Original Merger Agreement in its entirety to, among other things, provide for the following:

•        Changes to Acquisition Merger Consideration:    The number of shares of Pubco Class B Common Stock and New Falcon’s Units to be issued in exchange for current Falcon Units (assuming no Falcon Financing) in the Acquisition Merger has been reduced from 88,653,263 to 48,587,077.

•        EBITDA and Revenue Earnouts:    In addition to the 40 million Seller Earnout Shares earned based on the Pubco Common Share Price provided for in the Original Merger Agreement, the holders of Falcon Units immediately before the Closing (other than the holders of Falcon Financing Units in their capacity as holders of Falcon Financing Units) will now be entitled to receive a pro rata portion of a total of up to 40 million additional Seller Earnout Shares based on Pubco’s achievement of specified EBITDA and revenue targets in 2023 and 2024. Up to 2% of the 80 million Seller Earnout Shares will be allocated to each the Sponsor and Jefferies LLC if they are earned.

•        Changes to Sponsor Consideration:

•        80% of the Founder Shares held by the Sponsor are now subject to forfeiture pro rata based on the amount of funds available at the Acquisition Merger Closing that are primarily sourced by SPAC and the Sponsor (including funds in the Trust Account after redemptions) (the “SPAC Capital Received”), measured against a target amount of $222,336,870; provided the Sponsor will retain a minimum of 1,250,000 Founder Shares. The Sponsor will continue to forfeit the remaining 20% of its Founder Shares, but will now have the opportunity to earn them back (as well as any shares forfeited based on SPAC Capital Received) based on achievement of the Pubco Common Share Price, Pubco revenue and Pubco EBITDA earnout targets.

•        The Sponsor further agreed to forfeit 50% of its Private Placement Warrants if SPAC Capital Received is less than $50 million and to amend the Warrant Agreement to provide that its Private Placement Warrants are redeemable (subject to the concurrent redemption of other warrants) at a redemption price of $0.01 per warrant if the Reference Value (as defined below) is at least $18 per share (the “Warrant Agreement Amendment”). “Reference Value” means the last reported sales price of the shares of SPAC Class A Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

•        Extension:    SPAC agreed to take certain actions to extend the date by which it has to complete a Business Combination to October 18, 2023 (the “Extension”). Infinite Acquisitions LLLP, a majority equity holder of Falcon (“Infinite”), agreed to fund up to $2,000,000 of expenses related to the Extension pursuant to a promissory note, described in more detail below.

•        Termination:    The Termination Date was extended from April 11, 2023 to September 30, 2023. SPAC’s termination right if fails to deliver its audited financial statements by a specified date was eliminated. Termination rights in favor of SPAC were added in the case where Infinite defaults under the Promissory Note or if Falcon enters into certain specified interim financing arrangements (the “Interim Financing Termination”). Mutual termination rights were added in the case where, following a cure period, SPAC is not listed on an approved exchange or is in default of the listing requirements of the exchange it is listed on (the “Delisting Termination”) or if the closing condition related to the listing of Pubco shares on an approved exchange is not satisfied following the satisfaction of all other closing conditions (the “Pubco Listing Termination”).

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events (cont.)

•        Termination Fee:    SPAC will be entitled to a termination fee of $12,500,000 (minus 50% of any amounts funded by Infinite under the Promissory Note) at the time of termination if the A&R Merger Agreement is terminated for any reason specified in the A&R Merger Agreement other than: (i) mutual agreement of Falcon and SPAC; (ii) SPAC’s breach of the A&R Merger Agreement in a manner that causes the failure of a condition to Closing under the A&R Merger Agreement (when Falcon is not also in breach); (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law if the final, non-appealable governmental order or other law is generally applicable to all special purpose acquisition companies or primarily caused by any action or inaction of SPAC; (iv) stockholders fail to approve the Business Combination at the special meeting of stockholders called for such purpose; (v) if the SPAC board changes its recommendation to stockholders or fails to recommend the Merger in the proxy statement; (vi) pursuant to the Delisting Termination; or (vii) failure to close by the Termination Date or two days after the Special Meeting (when the Falcon is not in breach). In addition, no termination fee will be payable at any time Falcon could terminate the A&R Merger Agreement pursuant to the Delisting Termination or because of SPAC’s breach of the A&R Merger Agreement in a manner that causes the failure of a condition to Closing under the Merger Agreement. The termination fee will be reduced by 50% and payable at any time within 12 months of termination instead of at the time of termination if the A&R Merger Agreement is terminated pursuant to the Interim Financing Termination or the Pubco Listing Termination, or is terminated at a time when SPAC or Falcon could terminate the A&R Merger Agreement pursuant to the Pubco Listing Termination.

•        Alternative Financing:    SPAC may enter into one or more agreements with any investor to effect certain Pre-Approved Financing Arrangements (as defined in the A&R Merger Agreement) without any consent or approval required from Falcon.

The A&R Merger Agreement also makes certain technical and other changes to the Original Merger Agreement. The foregoing description of the A&R Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the A&R Merger Agreement, a copy of which is attached as Exhibit 2.1 to SPAC’s Annual Report on Form 10-K for the year ended December 31, 2022 and is incorporated herein by reference. The A&R Merger Agreement contains representations, warranties, and covenants that the parties to the A&R Merger Agreement made to each other as of the date of the A&R Merger Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the A&R Merger Agreement. The A&R Merger Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about FAST Acquisition Corp. II, Falcon, Pubco or any other party to the A&R Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the A&R Merger Agreement, which were made only for purposes of the A&R Merger Agreement and as of specific dates, were solely for the benefit of the parties to the A&R Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the A&R Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants, and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the A&R Merger Agreement. In addition, the representations, warranties, covenants, and agreements and other terms of the A&R Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the A&R Merger Agreement, which subsequent information may or may not be fully reflected in SPAC’s public disclosures.

On January 31, 2023, in connection with the A&R Merger Agreement, the Company’s Sponsor, SPAC, Falcon and Pubco entered into an Amended and Restated Sponsor Support Agreement whereby, among other things, the Sponsor agreed (i) to exchange its shares of SPAC Class B Common Stock for shares of SPAC Class A Common Stock in accordance with SPAC’s amended and restated certificate of incorporation such that, prior to the SPAC Merger

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events (cont.)

Effective Time, there shall cease to be outstanding any shares of SPAC Class B Common Stock, (ii) to forfeit a portion of its founder shares and private placement warrants to the extent and as described above and (iii) to support the Warrant Agreement Amendment.

In addition, SPAC and Infinite entered into a promissory note (the “Promissory Note”) pursuant to which Infinite agreed to advance up to $2,000,000 to the Company, with any advances under the Promissory Note to be used by SPAC to pay certain expenses of the Extension. The Promissory Note is non-interest bearing and repayable, in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Acquisition Merger and will be forgiven without payment if the A&R Merger Agreement is terminated.

See the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2023 including the A&R Merger Agreement and related amended supporting agreements. In addition, on February 14, 2023, Pubco, filed with the SEC a registration statement on Form S-4 (File No. 333-269778) (the “Registration Statement”) that includes a proxy statement/prospectus relating to the proposed Business Combination as more fully described in the Registration Statement.

Stockholder Meeting, Amendments, Redemptions and Trust Deposits

On March 3, 2023, the Company held a special meeting of stockholders (the “Stockholder Meeting”), in which the Company’s stockholders voted on the following proposals at the Stockholder Meeting, each of which were approved.

•        Proposal 1.    To approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Extension Amendment”) to (i) change the date by which the Company must consummate a business combination from March 18, 2023 (the “Current Outside Date”) to June 18, 2023 (the “Extended Date”), and (ii) to allow the Company, without another stockholder vote, by resolution of the Company’s board, to elect to further extend this date in one-month increments (the “Additional Extended Date”), up to four additional times (the “Extension Amendment Proposal”).

•        Proposal 2.    To approve and adopt an amendment to the Company’s Certificate of Incorporation to provide for the right of a holder of SPAC Class B Common Stock of to convert into SPAC Class A Common Stock on a one-for-one basis prior to the closing of a Business Combination at the election of the holder (the “Founder Share Amendment Proposal”).

•        Proposal 3.    To approve and adopt an amendment to the Company’s Certificate of Incorporation to delete: (i) the limitation that the Company shall not consummate a Business Combination if it would cause the Company’s net tangible assets to be less than $5,000,001; and (ii) the limitation that the Company shall not redeem public shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation Amendment Proposal”).

On March 10, 2023, the Company filed amendments to its Certificate of Incorporation to reflect the proposals. The amendments to the Company’s Certificate of Incorporation were filed with a Current Report on Form 8-K filed on March 10, 2023.

In connection with the Extension Amendment, 15,098,178 shares of the Company’s issued and outstanding Class A common stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of the Company’s Class A common stock remain outstanding and approximately $72.42 million remain in the Company’s Trust Account before the deposit of funds by the Company as described in the following paragraph.

Also, in connection with approval of the Extension Amendment and the extension of the date by which the Company must consummate a Business Combination to June 18, 2023, the Company caused $750,000, or approximately $0.1051 per share of the Company’s Class A common stock outstanding after giving effect to the redemptions

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events (cont.)

disclosed above, to be deposited in the Company’s Trust Account. Such funds were provided by Infinite Acquisitions LLLP pursuant to the Promissory Note described in the proxy statement for the special meeting of stockholders of the Company that was filed with the Securities and Exchange Commission on February 10, 2023.

Without approval of the Public Stockholders, the Company may, by resolution of the Board, if requested by the Sponsor, and upon 2 business days’ advance notice prior to the Extended Date or Additional Extended Date, as applicable, extend the Extended Date up to four additional times until October 18, 2023, or a total of up to seven months after the Current Outside Date, provided that we deposit into the Trust Account, for each such additional month, an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $250,000, which the Company shall deposit into the Trust Account at the beginning of each month (the “Monthly Deposit”), for an aggregate deposit of up to $1.75 million (if all additional extensions are exercised). For so long as the Merger Agreement has not been terminated in accordance with its terms and the Business Combination has not been consummated, our Board will extend the Extended Date for the next calendar month.

We have entered into an unsecured promissory note (the “Note”) with Infinite Acquisitions LLLP, a Nevada limited liability limited partnership and currently the holder of the majority of the equity in Falcon’s (“Infinite”), whereby Infinite agreed to lend the Company up to $2 million for the sole purpose of paying the fees and expenses of the Company or the Sponsor incurred or committed to be incurred in furtherance of the Extension, which amount would be sufficient to fund up to approximately $1.5 million of the Company’s potential additional deposits into the trust account. The Note is non-interest bearing and repayable in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Business Combination and will be forgiven without payment if the Merger Agreement is terminated. Any additional deposits into the trust account beyond the amount covered under the Note are expected to be funded from the Company’s working capital account, which may be funded by working capital loans from the Sponsor, that would either be repaid upon consummation of a business combination or, at the Sponsor’s discretion, be converted into warrants of the post business combination entity at a price of $1.50 per warrant.

With respect to the regulation of special purpose acquisition companies like the Company (“SPACs”), on March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. There is currently uncertainty concerning the applicability of the Investment Company Act to SPACs. It is possible that a claim could be made that we have been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. While the funds in the Trust Account have, since the Company’s IPO, been held only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act, to mitigate the risk of being viewed as operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), on March 13, 2023, we instructed Continental Stock Transfer & Trust Company, the trustee, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of consummation of our initial business combination or the Company’s liquidation. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 3.5% per annum. Following a liquidation of the Trust Account assets, if we are unable to achieve more than minimal interest, on the funds held in the Trust Account, the dollar amount Public Stockholders would otherwise receive upon any redemption or liquidation of the Company would be less than if the assets in the Trust Account remained in U.S. government securities or money market funds.

FAST ACQUISITION CORP. II
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$330,316	$552,048
Prepaid expenses	151,063	67,326
Total current assets	481,379	619,374
Cash and investments held in Trust Account	74,676,121	224,655,926
Total Assets	$75,157,500	$225,275,300

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$3,873,309	$2,594,048
Accrued expenses	125,000	125,000
Franchise tax payable	20,000	40,000
Income tax payable	156,599	53,582
Due to related party	30,000	15,000
Excise tax payable	1,532,435	—
Convertible promissory note, at fair value	1,166,445	—
Working capital loan – related party, at fair value	1,090,512	1,094,749
Total current liabilities	7,994,300	3,922,379
Derivative warrant liabilities	6,899,380	6,603,680
Deferred underwriting commissions in connection with the initial public offering	7,781,790	7,781,790
Total Liabilities	22,675,470	18,307,849

Commitments and Contingencies

Class A common stock. $0.0001 par value; 7,135,509 and 22,233,687 shares subject to possible redemption at redemption value of approximately $10.43 and $10.10 per share as of June 30, 2023 and December 31, 2022, respectively	74,439,485	224,462,794

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding, as of June 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no non-redeemable shares issued or outstanding at June 30, 2023 and December 31, 2022	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,558,422 shares issued and outstanding at June 30, 2023 and December 31, 2022	556	556
Additional paid-in capital	—	—
Accumulated deficit	(21,958,011)	(17,495,899)
Total stockholders’ deficit	(21,957,455)	(17,495,343)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$75,157,500	$225,275,300

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAST ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
General and administrative costs	$721,714	$1,570,737	$1,842,005	$1,807,735
Administrative expenses – related party	45,000	45,000	90,000	90,000
Franchise tax expense	50,000	50,735	100,250	100,050
Loss from operations	(816,714)	(1,666,472)	(2,032,255)	(1,997,785)

Other income (loss):
Change in fair value of derivative warrant liabilities	(2,365,510)	2,069,810	(295,700)	7,478,140
Change in fair value of working capital loan	(7,915)	(10,648)	4,237	(10,648)
Change in fair value of convertible promissory note	96,850	—	333,555	—
Gain from investments held in Trust Account	841,015	337,020	2,859,548	276,941
Total other income, net	(1,435,560)	2,396,182	2,901,640	7,744,433

(Loss) income before provision for income taxes	(2,252,274)	729,710	869,385	5,746,648
Provision for income taxes	(166,114)	(13,077)	(579,453)	(13,077)
Net (loss) income	$(2,418,388)	$716,633	$289,932	$5,733,571

Weighted average shares outstanding of Class A common stock, basic and diluted	7,135,509	22,233,687	12,807,753	22,233,687
Basic and diluted net (loss) income per share, Class A common stock	$(0.19)	$0.03	$0.02	$0.21
Weighted average shares outstanding of Class B common stock, basic and diluted	5,558,422	5,558,422	5,558,422	5,558,422
Basic and diluted net (loss) income per share, Class B common stock	$(0.19)	$0.03	$0.02	$0.21

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAST ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2022	5,558,422	$556	$—	$(17,495,899)	$(17,495,343)
Accretion of Class A common stock subject to possible redemption	—	—	—	(2,305,194)	(2,305,194)
Excise tax payable attributable to redemption of common stock	—	—	—	(1,532,435)	(1,532,435)
Net income	—	—	—	2,708,320	2,708,320
Balance – March 31, 2023 (Unaudited)	5,558,422	556	—	(18,625,208)	(18,624,652)
Accretion of Class A common stock subject to possible redemption	—	—	—	(914,415)	(914,415)
Net loss	—	—	—	(2,418,388)	(2,418,388)
Balance – June 30, 2023 (Unaudited)	5,558,422	$556	$—	$(21,958,011)	$(21,957,455)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2021	5,558,422	$556	$—	$(15,959,177)	$(15,958,621)
Net income	—	—	—	5,016,938	5,016,938
Balance – March 31, 2022 (Unaudited)	5,558,422	556	—	(10,942,239)	(10,941,683)
Net income	—	—	—	716,633	716,633
Balance – June 30, 2022 (Unaudited)	5,558,422	$556	$—	$(10,225,606)	$(10,225,050)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAST ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$289,932	$5,733,571
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(2,859,548)	(276,941)
Change in fair value of derivative warrant liabilities	295,700	(7,478,140)
Change in fair value of working capital loans	(4,237)	10,648
Change in fair value of convertible promissory note	(333,555)	—
Changes in operating assets and liabilities:
Prepaid expenses	(83,737)	107,666
Accounts payable	1,279,261	1,165,239
Accrued expenses	—	(16,891)
Franchise tax payable	(20,000)	(179,950)
Income tax payable	103,017	13,077
Due to related party	15,000	(15,000)
Net cash used in operating activities	(1,318,167)	(936,721)

Cash Flows from Investing Activities:
Cash withdrawn for redemptions	153,242,918	—
Interest withdrawn for tax purposes	596,435	150,000
Contribution to Trust Account to fund Extension	(1,000,000)	—
Net cash provided by investing activities	152,839,353	150,000

Cash Flows from Financing Activities:
Proceeds from issuance of working capital loan to related party	—	600,000
Proceeds from issuance of promissory note for Extension	1,500,000	—
Redemption of common stock	(153,242,918)	—
Net cash (used in) provided by financing activities	(151,742,918)	600,000

Net decrease in cash	(221,732)	(186,721)
Cash – beginning of the period	552,048	584,216
Cash – end of the period	$330,316	$397,495

Supplemental disclosure of noncash flow activities:
Excise tax payable	$1,532,435	$—

Supplemental disclosure of cash activities:
Income taxes paid	$566,435	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity

Organization and General

FAST Acquisition Corp. II (the “Company”) is a blank check company incorporated in Delaware on December 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from December 30, 2020 (inception) through June 30, 2023 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and since the Initial Public Offering, the search for an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 15, 2021. On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions (see Note 5). The Company granted the underwriter in the Initial Public Offering (the “underwriter”) a 45-day option to purchase up to 3,000,000 additional units at the Initial Public Offering price to cover over-allotments, if any. The underwriter exercised the over-allotment option in part and, on March 26, 2021, the Company consummated the sale of an additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million (the “Over-Allotment”), and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. The Company consummated a second closing (the “Second Closing”) of the Private Placement simultaneously with the closing of the Over-Allotment on March 26, 2021, for an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating proceeds of approximately $0.4 million (see Note 4).

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $222.3 million ($10.00 per Unit) of the net proceeds were placed in a trust account (the “Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and were invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

In March 2023, the Company liquidated the U.S. “government securities” held in the Trust Account. The funds in the trust account are maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial business combination and liquidation.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the initial Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On March 3, 2023, the Company held a special meeting of stockholders (the “Stockholder Meeting”), in which the Company’s stockholders voted to approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Extension Amendment”) to (i) change the date by which the Company must consummate a business combination from March 18, 2023 (the “Current Outside Date”) to June 18, 2023 (the “Extended Date”), and (ii) to allow the

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

Company, without another stockholder vote, by resolution of the Company’s board, to elect to further extend this date in one-month increments (the “Additional Extended Date”), up to four additional times (the “Extension Amendment Proposal”).

In connection with the Extension Amendment, 15,098,178 shares of the Company’s issued and outstanding Class A common stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of the Company’s Class A common stock remained outstanding and approximately $72.42 million remained in the Company’s Trust Account as of such date before the deposit of funds by the Company as described in the following paragraph.

Also, in connection with the Extension Amendment and the extension of the date by which the Company must consummate a business combination to June 18, 2023, the Company caused $750,000, or approximately $0.1051 per share of the Company’s Class A common stock outstanding after giving effect to the redemptions disclosed above, to be deposited in the Company’s Trust Account. Such funds were provided by Infinite Acquisitions LLLP pursuant to the Promissory Note as described in Note 5.

On June 9, 2023 and July 7, 2023, the board of directors, upon request of FAST Sponsor II LLC, elected to extend the date by which the Company must consummate an initial Business Combination (the “Termination Date”) from June 18, 2023 to July 18, 2023 and from July 18, 2023 to August 18, 2023, respectively. In connection with such one-month extensions of the Termination Date, as required by the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Charter”), on June 12, 2023 and July 17, 2023 the Company deposited $500,000 ($250,000 per each one-month extension) into the Trust Account.

Pursuant to the Charter, the Company may, by resolution of the board of directors, if requested by the Sponsor, and upon two business days’ advance notice, extend the Termination Date in one-month increments up to two additional times, or a total of up to seven months after March 18, 2023, provided that the Company will deposit from its working capital account into the Trust Account, for each extension, an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $250,000, which the Company shall deposit into the Trust Account at the beginning of each month, for an aggregate deposit of up to $1.75 million (if all extensions are exercised).

If the Company is unable to complete a Business Combination by August 18, 2023 (taking into account the extension and, as such period may be extended by the Company’s stockholders or without another stockholder vote, by resolution of the Company’s board, in accordance with the amended Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 or potentially less. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of June 30, 2023, the Company had approximately $0.3 million in its operating bank account and a working capital deficit of approximately $6.2 million (not taking into account approximately $0.2 million of tax liabilities that may be withdrawn from the Trust Account and excluding the working capital loan-related party).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (as defined in Note 4) and loan proceeds from the Sponsor of $100,000 under a promissory note (the “Note” as discussed in Note 4). The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity through June 30, 2023 has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and the proceeds from the Working Capital Loan (as defined in Note 4). As of June 30, 2023, a total of $1.1 million of principal was outstanding under the Working Capital Loan. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that liquidity condition, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to complete the proposed Business Combination with Falcon prior to the liquidation date, August 18, 2023, or such further date as determined by the Company’s board. The Sponsor continues to have cash on hand that could be available for loans to the Company. The Sponsor has no obligation to provide further funding to the Company. Management believes it could obtain additional funding from the Sponsor.

No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 18, 2023, or such further date as determined by the Company’s board. The condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

Proposed Business Combination

On July 11, 2022, the Company (“SPAC” or “Acquiror”) entered into an agreement and plan of merger (as it may be amended and/or restated from time to time, the “Original Merger Agreement”) with Falcon’s Beyond Global, LLC, a Florida limited liability company (“Falcon”), Palm Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Falcon (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). On January 31, 2023, SPAC, Falcon, Pubco and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which amended and restated the Original Merger Agreement in its entirety.

Pursuant to the Original Merger Agreement, and subject to the terms and conditions contained therein, the business combination will be effected in two steps: (a) Acquiror will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub (sometimes referred to as the “Surviving Corporation”), followed by a contribution by Pubco of all of its cash to Merger Sub to effectuate the “UP-C” structure; and (b) on the date immediately following the SPAC Merger, Merger Sub will merge with and into Falcon (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Mergers”), with Falcon as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Original Merger Agreement (the “Closing,” and the date on which the Closing occurs, the “Closing Date”), the direct interests in Falcon will be held by Pubco and the holders of common units of Falcon (the “Falcon Units”) outstanding as of immediately prior to the Mergers.

The Original Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     At the effective time of the SPAC Merger, (a) each SPAC Unit outstanding immediately prior to the effective time of the SPAC Merger will be automatically detached and the holder thereof will be deemed to hold one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant; (b) each current share of SPAC Class A Common Stock will be automatically exchanged for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of the Series A Preferred Stock of Pubco (“Pubco Preferred Stock”) and (y) 50% of the Additional SPAC Share Consideration; (c) each share of SPAC Class A Common Stock converted from the SPAC Class B Common Stock of the Sponsor pursuant to the Class B Exchange (described below) will automatically be exchanged for one newly issued share of Pubco Class A Common Stock; and (d) each SPAC Warrant outstanding immediately prior to the SPAC Merger effective time will be assumed by Pubco.

(ii)    Immediately prior to the effective time of the Acquisition Merger, following the SPAC Merger, the Surviving Corporation will contribute to Merger Sub all of the Closing Surviving Corporation Cash.

(iii)   At the effective time of the Acquisition Merger, (a) each issued and outstanding Falcon Unit (other than the Cancelled Units and Falcon Financing Units) will be converted into the right to receive (x) a number of shares of Pubco Class B Common Stock and a number of limited liability company interests of Falcon (“New Falcon Units”), in each case equal to the Acquisition Merger Exchange Number (the “Per Unit Consideration”) and (y) the applicable portion of any Seller Earnout Shares (defined below); (b) each Falcon Unit issued in connection with the Falcon Financing (the “Falcon Financing Units”) will be converted into the right to receive (x) the Per Unit Consideration and (y) a number of shares of Pubco Class B Common Stock and a number of New Falcon Units, in each case equal to the Additional Consideration Number (the “Additional Falcon Financing Unit Consideration”); (c) each Falcon Unit held in treasury of the Falcon as of immediately prior to the effective time of the Acquisition Merger (collectively, the “Cancelled Units”) will be cancelled without any conversion and no payment or distribution will be made with respect thereto; (d) the units of Merger Sub that are issued and outstanding will be converted into and become (x) a number of New Falcon Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of warrant units

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer, the Class B Exchange and the Conversion.

Holders of Falcon Units immediately before the Closing also will be entitled to receive a pro rata portion of a total of up to (i) 40,000,000 New Company Units and 40,000,000 shares of Class B Common Stock of Pubco (together, the “Seller Earnout Shares”), in each case that will be deposited into escrow at the Closing and be earned, released and delivered upon satisfaction of certain milestones related to the volume weighted average closing sale price of shares of Pubco Common Stock (“Pubco Common Share Price”) during the five-year period beginning on the one-year anniversary of the Acquisition Merger Closing and ending on the six-year anniversary of the Closing Date (the “Earnout Period”). 15,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $20 for 20 trading days during any 30-consecutive trading day period; another 15,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $25 for 20 trading days during any 30-consecutive trading day period; and the final 10,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $30 for 20 trading days during any 30-consecutive trading day period, in each case during the Earnout Period.

The obligations of the parties to consummate the transactions contemplated by the Merger Agreement (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Merger”) are subject to the satisfaction or waiver of certain customary closing conditions. Either party may terminate the Merger under certain circumstances. Upon termination of the Merger Agreement, in certain circumstances, Falcon will pay to the Company a termination fee equal to (i) $12,500,000 if the Company’s redeemed public share percentage is less than 90% or is unknown or (ii) $6,250,000 if the Company’s redeemed public share percentage is known and is equal to or greater than 90%.

On September 13, 2022, the Company, Falcon, Pubco and Merger Sub entered into that certain Amendment No. 1 to the Original Merger Agreement (“Amendment No. 1”), pursuant to which the parties thereto extended the date by which Falcon is required to deliver to the Company PCAOB Audited Financial Statements from August 15, 2022 to September 28, 2022, and the date on which the Company could terminate the Merger Agreement if the PCAOB Audited Financial Statements have not been delivered from September 14, 2022 to September 28, 2022.

In connection with the execution of the Original Merger Agreement, the Sponsor, Falcon, Pubco and Acquiror entered into an agreement (the “Original Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to waive its conversion and anti-dilution rights with respect to its shares of SPAC Common Stock in connection with the transactions contemplated by the Original Merger Agreement, vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Common Stock (i) in favor of the Mergers and each other proposal related to the Mergers and the other transactions contemplated thereby, (ii) against any merger agreement or merger (other than the Original Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror, (iii) against any change in the business, management or the board of directors of Acquiror (other than in connection with the Mergers and the other transactions contemplated by the Original Merger Agreement), and (iv) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify the Original Merger Agreement or any Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Original Merger Agreement, (y) result in any of the conditions set forth in the Original Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

The Sponsor further agreed to, immediately prior to the closing of the Acquisition Merger, deliver to Acquiror for cancellation and for no consideration the Sponsor Redemption Forfeited Shares, which is calculated as 40% of Sponsor’s SPAC Class B Common Stock multiplied by the SPAC Redeemed Share Percentage, and the Additional Incentive Forfeited Shares. Thereafter, the Sponsor Earnout Shares, which is 50% of the difference between (i) 40% of Sponsor’s SPAC Class B Common Stock and (ii) the Sponsor Redemption Forfeited Shares, are to be deposited into

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

one or more escrow accounts, and will vest and be released from escrow to the Sponsor upon satisfaction of certain milestones related to the Pubco Common Share Price during the Earnout Period. Any Sponsor Earnout Shares that do not so vest prior to the Earnout Period End Date will be delivered to Pubco and cancelled for no consideration.

See the Company’s Current Reports on Form 8-K filed with the SEC on July 12, 2022 and September 16, 2022 including the Original Merger Agreement, Amendment No. 1, and related supporting agreements.

Amended Merger Agreement

On January 31, 2023, the Company, Falcon, Pubco and Merger Sub entered into the A&R Merger Agreement, which amended and restated the Original Merger Agreement in its entirety to, among other things, provide for the following:

•        Changes to Acquisition Merger Consideration:    The number of shares of Pubco Class B Common Stock and New Falcon’s Units to be issued in exchange for current Falcon Units (excluding Falcon Financing Units) in the Acquisition Merger has been reduced from 88,653,263 to 48,587,077.

•        EBITDA and Revenue Earnouts:    In addition to the 40 million Seller Earnout Shares earned based on the Pubco Common Share Price provided for in the Original Merger Agreement, the holders of Falcon Units immediately before the Closing (other than the holders of Falcon Financing Units in their capacity as holders of Falcon Financing Units) will now be entitled to receive a pro rata portion of a total of up to 40 million additional Seller Earnout Shares based on Pubco’s achievement of specified EBITDA and revenue targets in 2023 and 2024. Up to 2% of the 80 million Seller Earnout Shares will be allocated to each the Sponsor and Jefferies LLC if they are earned.

•        Changes to Sponsor Consideration:

•        80% of the Founder Shares held by the Sponsor are now subject to forfeiture pro rata based on the amount of funds available at the Acquisition Merger Closing that are primarily sourced by the Company and the Sponsor (including funds in the Trust Account after redemptions) (the “SPAC Capital Received”), measured against a target amount of $222,336,870; provided the Sponsor will retain a minimum of 1,250,000 Founder Shares. The Sponsor will continue to forfeit the remaining 20% of its Founder Shares but will now have the opportunity to earn them back (as well as any shares forfeited based on SPAC Capital Received) based on achievement of the Pubco Common Share Price, Pubco revenue and Pubco EBITDA earnout targets.

•        The Sponsor further agreed to forfeit 50% of its Private Placement Warrants if SPAC Capital Received is less than $50 million and to amend the warrant agreement to provide that its Private Placement Warrants are redeemable (subject to the concurrent redemption of other warrants) at a redemption price of $0.01 per warrant if the Reference Value (as defined below) is at least $18 per share (the “Warrant Agreement Amendment”). “Reference Value” means the last reported sales price of the shares of the Company’s Class A Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

•        Extension:    The Company agreed to take certain actions to extend the date by which it has to complete a Business Combination to October 18, 2023 (the “Extension”). Infinite Acquisitions LLLP, a majority equity holder of Falcon (“Infinite”), agreed to fund up to $2,000,000 of expenses related to the Extension pursuant to the Promissory Note, described in more detail below.

•        Termination:    The termination date (the “Termination Date”) was extended from April 11, 2023 to September 30, 2023. The Company’s termination right if fails to deliver its audited financial statements by a specified date was eliminated. Termination rights in favor of the Company were added in the case where Infinite defaults under the Promissory Note or if Falcon enters into certain specified interim financing arrangements (the “Interim Financing Termination”). Mutual termination rights were added in the case

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

where, following a cure period, the Company is not listed on an approved exchange or is in default of the listing requirements of the exchange it is listed on (the “Delisting Termination”) or if the closing condition related to the listing of Pubco shares on an approved exchange is not satisfied following the satisfaction of all other closing conditions (the “Pubco Listing Termination”).

•        Termination Fee:    The Company will be entitled to a termination fee of $12,500,000 (minus 50% of any amounts funded by Infinite under the Promissory Note) at the time of termination if the A&R Merger Agreement is terminated for any reason specified in the A&R Merger Agreement other than: (i) mutual agreement of Falcon and the Company; (ii) the Company’s breach of the A&R Merger Agreement in a manner that causes the failure of a condition to Closing under the A&R Merger Agreement (when Falcon is not also in breach); (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law if the final, non-appealable governmental order or other law is generally applicable to all special purpose acquisition companies or primarily caused by any action or inaction of the Company; (iv) stockholders fail to approve the Business Combination at the special meeting of stockholders called for such purpose; (v) if the Company’s board changes its recommendation to stockholders or fails to recommend the Merger in the proxy statement; (vi) pursuant to the Delisting Termination; or (vii) failure to close by the Termination Date or two days after the Special Meeting (when the Falcon is not in breach). In addition, no termination fee will be payable at any time Falcon could terminate the A&R Merger Agreement pursuant to the Delisting Termination or because of the Company’s breach of the A&R Merger Agreement in a manner that causes the failure of a condition to Closing under the Merger Agreement. The termination fee will be reduced by 50% and payable at any time within 12 months of termination instead of at the time of termination if the A&R Merger Agreement is terminated pursuant to the Interim Financing Termination or the Pubco Listing Termination or is terminated at a time when the Company or Falcon could terminate the A&R Merger Agreement pursuant to the Pubco Listing Termination.

•        Alternative Financing:    The Company may enter into one or more agreements with any investor to effect certain Pre-Approved Financing Arrangements (as defined in the A&R Merger Agreement) without any consent or approval required from Falcon.

The A&R Merger Agreement also makes certain technical and other changes to the Original Merger Agreement. The foregoing description of the A&R Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the A&R Merger Agreement. The A&R Merger Agreement contains representations, warranties, and covenants that the parties to the A&R Merger Agreement made to each other as of the date of the A&R Merger Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the A&R Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the A&R Merger Agreement, which were made only for purposes of the A&R Merger Agreement and as of specific dates, were solely for the benefit of the parties to the A&R Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the A&R Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. In addition, the representations, warranties, covenants, and agreements and other terms of the A&R Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the A&R Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

On January 31, 2023, in connection with the A&R Merger Agreement, the Company, Sponsor, Falcon and Pubco entered into an Amended and Restated Sponsor Support Agreement whereby, among other things, the Sponsor agreed (i) to exchange its shares of the Company’s Class B Common Stock for shares of Class A Common Stock in accordance

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

with the Company’s amended and restated certificate of incorporation such that, prior to the Merger Effective Time, there shall cease to be outstanding any shares of the Company’s Class B Common Stock, (ii) to forfeit a portion of its founder shares and private placement warrants to the extent and as described above and (iii) to support the Warrant Agreement Amendment.

On June 25, 2023, Falcon, Pubco, Merger Sub, and SPAC, executed the first amendment to the A&R Merger Agreement, which (i) gave Falcon the right to, at least three (3) business days prior to the Acquisition Merger, elect to reclassify a number of Falcon Units issued and outstanding immediately prior to the effective time of the Acquisition Merger that is necessary to meet initial listing requirements into the right to receive the consideration for each such Falcon Unit in one share of Pubco’s Class A common stock, par value $0.0001 per share, in lieu of and not in addition to the same number of shares of Pubco’s non-economic Class B common stock, par value $0.0001 per share and limited liability company interests of Falcon, (ii) amended the Pubco EBITDA (as defined in the A&R Merger Agreement) earnout milestone for the fourth quarter of 2024 from $28,030,530 to an amount equal to $44,848,848 (which is Falcon’s projected annual Pubco EBITDA for 2024) minus the sum of the actual Pubco EBITDA generated in the first, second and third quarters of 2024, (iii) amended the Pubco Revenue (as defined in the A&R Merger Agreement) milestone for the fourth quarter of 2024 from $87,577,270 to an amount equal to $140,123,632 (which is Falcon’s projected annual Pubco Revenue for 2024) minus the sum of the actual Pubco Revenue generated in the first, second and third quarters of 2024, (iv) reduced the amount of Earnout Shares (as defined in the A&R Merger Agreement) corresponding to each of the Pubco Revenue for the fourth quarter of 2024 and Pubco EBITDA for the fourth quarter of 2024 earnouts from 2,500,000 to 1,250,000 and (v) revised the allocation of the Seller Earnout Shares (as defined in the A&R Merger Agreement) and Earnout Units (as defined in the A&R Merger Agreement) among the holders of the Falcon Units.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and six months ended June 30, 2023, are not necessarily indicative of the results that may be expected through December 31, 2023, or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 29, 2023.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of June 30, 2023 and December 31, 2022.

Investments Held in Trust Account

In March 2023, the Company liquidated the U.S. “government securities” held in the Trust Account. The funds in the Trust Account are maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial business combination and liquidation. Prior to liquidating the U.S. “government securities”, the Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account were comprised of U.S. government securities, the investments were classified as trading securities. When the Company’s investments held in the Trust Account were comprised of money market funds, the investments were recognized at fair value. Trading securities and investments in money market funds were presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities were included in gain from investments held in Trust Account in the accompanying condensed statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The carrying value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the fair values for such assets and liabilities either because the short-term nature of the instruments or because the instrument is recognized at fair value (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Working Capital Loan — Related Party and Convertible Promissory Note

The Company has elected the fair value option to account for its working capital loan-related party with its Sponsor as defined and more fully described in Note 4, in addition to its Promissory Note with Infinite as described in Note 5. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of working capital loan-related party and convertible promissory note on the unaudited condensed statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company accounts for the warrants issued in connection with its Initial Public Offering and the Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Black-Scholes Merton model. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available, and accordingly, the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the accompanying condensed statements of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering and Over-Allotment. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, and accordingly, at June 30, 2023 and December 31, 2022, 7,135,509 and 22,233,687 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets, respectively.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, the Company recognized changes in the redemption value as an increase in redemption value of Class A common stock subject to possible redemption as reflected on the accompanying unaudited condensed statements of changes in stockholders’ deficit.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2023 and December 31, 2022, the Company had deferred tax assets with a full valuation allowance against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

Share-Based Compensation

Share-based payment awards issued to employees and nonemployees are measured at grant-date fair value of the awards and recognized as expense on a straight-line basis over the requisite service period of the award. For awards that have a performance condition, compensation cost is measured based on the grant date fair value and recognized when the performance condition becomes probable. The Company assesses the probability of the performance conditions being met on a continuous basis. Forfeitures are recognized when they occur. No compensation expense for share-based payment awards has been recognized to-date.

Net (Loss) Income per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per share of common stock is calculated by dividing the net (loss) income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net (loss) income per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 9,856,247 shares of common stock in the calculation of diluted (loss) income per share, because their exercise is contingent upon future events. The Company has considered the effect of Class B shares of common stock that were excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over-allotment option by the underwriter. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table reflects the calculation of basic and diluted net (loss) income per share of common stock:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per common share:
Numerator:
Allocation of net (loss) income	$(1,359,424)	$(1,058,964)	$573,306	$143,327	$202,186	$87,746	$4,586,857	$1,146,714

Denominator:
Basic and diluted weighted average common shares outstanding	7,135,509	5,558,422	22,233,687	5,558,422	12,807,753	5,558,422	22,233,687	5,558,422
Basic and diluted net (loss) income per common share	$(0.19)	$(0.19)	$0.03	$0.03	$0.02	$0.02	$0.21	$0.21

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Note 3 — Initial Public Offering

On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 Units at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-quarter of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. The underwriter exercised the over-allotment option in part, and on March 26, 2021, purchased additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million, and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Note 4 — Related Party Transactions

Founder Shares

On January 6, 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional units, for a total of 22,233,687 Units; thus, the initial stockholders forfeited 191,578 shares of Class B common stock accordingly. As of June 30, 2023 and December 31, 2022, there were 5,558,422 shares of Class B common stock outstanding, none subject to forfeiture.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 4 — Related Party Transactions (cont.)

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if (1) the last reported sales price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. On March 26, 2021, the Sponsor purchased an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a Second Closing, generating proceeds of approximately $0.4 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 6, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $100,000 under the Note and repaid the Note in full upon closing of the Initial Public Offering. Upon closing of the Initial Public Offering, the loan was no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

On May 4, 2022, the Sponsor provided a $600,000 Working Capital Loan to the Company in the form of a convertible promissory note that is due upon the completion of a Business Combination. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 4 — Related Party Transactions (cont.)

converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. On July 20, 2022, the Company borrowed an additional $500,000 from the Sponsor and amended the convertible promissory note to increase the principal balance to $1.1 million. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses. Due to the conversion feature within the Working Capital Loan, the estimated fair value of the Working Capital Loan was $1,090,512 and $1,094,749, as of June 30, 2023 and December 31, 2022, respectively (Note 9).

Administrative Service Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. The Company incurred approximately $45,000 and $90,000 in administrative expenses under the agreement, respectively, which are recognized in the accompanying unaudited condensed statements of operations for each of the three and six months ended June 30, 2023, within administrative expenses — related party. The Company incurred approximately $45,000 and $90,000 in administrative expenses under the agreement, respectively, which are recognized in the accompanying unaudited condensed statements of operations for each of the three and six months ended June 30, 2022, within administrative expenses — related party. As of June 30, 2023 and December 31, 2022, $30,000 and $15,000, respectively, reported in due to related party were outstanding in the accompanying condensed balance sheets.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates. As of June 30, 2023 and December 31, 2022, there was no such outstanding balance presented in the accompanying condensed balance sheets, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. $0.35 per unit, or $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the Over-Allotment on March 26, 2021, the underwriter was entitled to an additional fee of approximately $447,000 paid upon closing, and an approximately $782,000 in deferred underwriting commissions.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 5 — Commitments and Contingencies (cont.)

On January 31, 2023, the engagement letter between the Company and the underwriter was amended to provide that in lieu of the fees under the original engagement letter and underwriting agreement, at the closing of the business combination with Falcon described in Note 1, the underwriter will be entitled to a fee $7,775,000 (inclusive of amounts owed as deferred underwriting commission from the Initial Public Offering and for acting as financial and capital markets advisor to the Company), an additional one-time discretionary fee of $1,000,000 under certain circumstances, and the right to receive a portion of the Seller Earnout Shares. A portion of the fees may be deferred until up to two years after the closing of the business combination with Falcon.

Consulting Agreement

On June 13, 2022, the Company engaged a contractor (the “Contractor”) to perform technical diligence in exchange for a cash consideration of $125,000, with $50,000 paid upon execution and $75,000 payable upon the consummation of the Business Combination, and the Sponsor’s agreement to issue membership interest in the Sponsor that, in aggregate, represent an indirect economic interest in 25,000 Founder Shares, upon completion of the services. The grant date fair value of the Sponsor membership interests issued to the Contractor is compensation expense for the Company, and a contribution from the Sponsor to the Company for the same amount and is recognized upon completion of the services by the Contractor. Management estimated that the grant date fair value of the indirect economic interest in 25,000 Founder Shares was de minimis.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. On December 27, 2022, the Treasury Department and Internal Revenue Service issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excluded the distributions for a complete liquidation of a

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 5 — Commitments and Contingencies (cont.)

corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

On March 1, 2023, the Company’s stockholders redeemed 15,098,178 shares of Class A shares of common stock for a total of $153,242,918. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of June 30, 2023 and concluded that it is probable that a contingent liability should be recorded. The Company recorded $1,532,435 of excise tax liability calculated as 1% of shares redeemed on March 1, 2023.

Stockholder Meeting, Amendments, Redemptions and Trust Deposits

On March 3, 2023, the Company held a special meeting of stockholders (the “Stockholder Meeting”), in which the Company’s stockholders voted on the following proposals at the Stockholder Meeting, each of which were approved.

•        Proposal 1.    To approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Extension Amendment”) to (i) change the date by which the Company must consummate a business combination from the Current Outside Date to the Extended Date, and (ii) to allow the Company, without another stockholder vote, by resolution of the Company’s board, to elect to further extend this date in one-month increments, up to four additional times (the “Extension Amendment Proposal”).

•        Proposal 2.    To approve and adopt an amendment to the Company’s Certificate of Incorporation to provide for the right of a holder of SPAC Class B Common Stock of to convert into SPAC Class A Common Stock on a one-for-one basis prior to the closing of a Business Combination at the election of the holder (the “Founder Share Amendment Proposal”).

•        Proposal 3.    To approve and adopt an amendment to the Company’s Certificate of Incorporation to delete (i) the limitation that the Company shall not consummate a Business Combination if it would cause the Company’s net tangible assets to be less than $5,000,001; and (ii) the limitation that the Company shall not redeem public shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation Amendment Proposal”).

On March 10, 2023, the Company filed amendments to its Certificate of Incorporation to reflect the proposals.

In connection with the Extension Amendment, 15,098,178 shares of the Company’s issued and outstanding Class A common stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of the Company’s Class A common stock remain outstanding.

Also, in connection with approval of the Extension Amendment and the extension of the date by which the Company must consummate a Business Combination to June 18, 2023, the Company caused $750,000, or approximately $0.1051 per share of the Company’s Class A common stock outstanding after giving effect to the redemptions disclosed above, to be deposited in the Company’s Trust Account. Such funds were provided by Infinite Acquisitions LLLP pursuant to the Promissory Note as described below.

On June 9, 2023 and July 7, 2023, the board of directors, upon request of FAST Sponsor II LLC, elected to extend the Termination Date from June 18, 2023 to July 18, 2023 and from July 18, 2023 to August 18, 2023, respectively. In connection with such one-month extensions of the Termination Date, as required by the Charter, on June 12, 2023 and July 17, 2023 the Company deposited $500,000 ($250,000 per each one-month extension) into the Trust Account.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 5 — Commitments and Contingencies (cont.)

Without approval of the Public Stockholders, the Company may, by resolution of the board of directors, if requested by the Sponsor, and upon 2 business days’ advance notice prior to the Extended Date or Additional Extended Date, as applicable, extend the Extended Date up to two additional times until October 18, 2023, or a total of up to seven months after the Current Outside Date, provided that we deposit into the Trust Account, for each such additional month, an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $250,000, which the Company shall deposit into the Trust Account at the beginning of each month (the “Monthly Deposit”), for an aggregate deposit of up to $1.75 million (if all additional extensions are exercised). For so long as the A&R Merger Agreement has not been terminated in accordance with its terms and the Business Combination has not been consummated, our Board will extend the Extended Date for the next calendar month.

To fund the extension payment and other expenses, the Company and Infinite entered into an unsecured convertible promissory note (the “Promissory Note”) pursuant to which Infinite agreed to advance up to $2,000,000 to the Company, with any advances under the Promissory Note to be used by the Company to pay certain expenses of the Extension. The Promissory Note is non-interest bearing and repayable, in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Acquisition Merger and will be forgiven without payment if the A&R Merger Agreement is terminated. In connection with the Extension Amendment, Infinite deposited an aggregate of $1,250,000 into the Company’s operating account. As of June 30, 2023 and December 31, 2022, the Promissory Note was outstanding in the amount of $1,500,000 and $0, respectively.

Note 6 — Common Stock Subject to Possible Redemption

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 7,135,509 and 22,233,687 shares of Class A common stock issued and outstanding, which were all subject to redemption and are classified outside of permanent equity in the condensed balance sheets.

Class A common stock subject to possible redemption reflected on the accompanying condensed balance sheets is reconciled on the following table:

Gross proceeds	$222,336,870
Less:
Fair value of Public Warrants at issuance	(7,670,620)
Offering costs allocated to Class A common stock subject to possible redemption	(12,331,812)
Plus:
Accretion of carrying value to redemption value	22,128,356
Class A common stock subject to possible redemption as of December 31, 2022	224,462,794
Less:
Redemptions	(153,242,918)
Plus:
Increase in redemption value of Class A common stock subject to possible redemption	3,219,609
Class A common stock subject to possible redemption as of June 30, 2023	$74,439,485

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 7 — Stockholders’ Deficit (cont.)

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 7,135,509 and 22,233,687 shares of Class A common stock issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying condensed balance sheets, respectively (see Note 6).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At June 30, 2023 and December 31, 2022, 5,558,422 shares of Class B common stock were issued and outstanding, none subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 8 — Warrants

As of June 30, 2023 and December 31, 2022, there were 5,558,422 Public Warrants and 4,297,825 Private Warrants outstanding. Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 8 — Warrants (cont.)

file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” per share of Class A common stock for the above purpose shall mean the volume-weighted average price per share of Class A common stock during the ten trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 8 — Warrants (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Fair Value Measured as of June 30, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative warrant liabilities – Public warrants	$3,890,900	$—	$—	$3,890,900
Derivative warrant liabilities – Private warrants	—	—	3,008,480	3,008,480
Working capital loan – related party	—	—	1,090,512	1,090,512
Convertible promissory note	—	—	1,166,445	1,166,445
Total fair value	$3,890,900	$—	$5,265,437	$9,156,337

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 9 — Fair Value Measurements (cont.)

	Fair Value Measured as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities(1)	$224,655,926	$—	$—	$224,655,926
Liabilities:
Derivative warrant liabilities – Public warrants	3,724,140	—	—	3,724,140
Derivative warrant liabilities – Private warrants	—	—	2,879,540	2,879,540
Working capital loan – related party	—	—	1,094,749	1,094,749
Total fair value	$228,380,066	$—	$3,974,289	$232,354,355

____________

(1)      Includes $25 in cash as of December 31, 2022.

Transfers to/from Level 3 measurements are recognized at the beginning of the reporting period. The fair value measurement of the derivative warrant liabilities — Public warrants transferred from a Level 3 measurement to a Level 1 measurement as they became separately listed and traded in May 2021.

As of June 30, 2023, there were no Level 1 assets. As of December 31, 2022, Level 1 assets included investments in U.S. Treasury Securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Derivative Warrant Liabilities

For periods where no observable traded price was available, the fair value of the Public Warrants and Private Placement Warrants were estimated using a Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the unaudited condensed statements of operations. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. As of June 30, 2023, the fair value of the Public Warrants was determined by their listed trading price and the fair value of Private Placement Warrants was estimated by employing a Black-Scholes Merton formula and a Monte Carlo simulation analysis.

For the six months ended June 30, 2023 and 2022, the Company recognized loss of approximately $0.3 million and income of approximately $7.5 million, respectively, from a change in fair value in the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations.

Inherent in the Monte Carlo simulations and Black-Scholes Merton model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. If factors or assumptions change, the estimated fair values could be materially different. The Company estimated the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. As of June 30, 2023, the Company estimated the volatility of its Private Warrants based on the implied volatility of the Company’s Public Warrants determined running simulations of the Public Warrant price. A significant increase or decrease in volatility alone could have a significant impact on the valuation. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 9 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding the Level 3 fair value measurements inputs at their measurement dates:

	As of June 30, 2023	As of December 31, 2022
Exercise price	$11.50	$11.50
Stock price	$10.41	$10.01
Option term (in years)	5.17	5.08
Volatility	26.4%	3.3%
Risk-free interest rate	4.13%	3.99%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the three and six months ended June 30, 2023 and 2022, is summarized as follows:

Derivative warrant liabilities at January 1, 2023 – Level 3	$2,879,540
Change in fair value of derivative warrant liabilities	(902,540)
Derivative warrant liabilities at March 31, 2023 – Level 3	$1,977,000
Change in fair value of derivative warrant liabilities	1,031,480
Derivative warrant liabilities at June 30, 2023 – Level 3	$3,008,480
Derivative warrant liabilities at January 1, 2022 – Level 3	$3,825,060
Change in fair value of derivative warrant liabilities	(2,406,780)
Derivative warrant liabilities at March 31, 2022 – Level 3	1,418,280
Change in fair value of derivative warrant liabilities	(902,540)
Derivative warrant liabilities at June 30, 2022 – Level 3	$515,740

Working Capital Loan

The change in the fair value of the working capital loan-related party measured with Level 3 inputs for the three and six months ended June 30, 2023 is summarized as follows:

Fair value of working capital loans – related party, December 31, 2022	$1,094,749
Change in fair value of working capital loans – related party	(12,152)
Fair value of working capital loans – related party, March 31, 2023	1,082,597
Change in fair value of working capital loans – related party	7,915
Fair value of working capital loans – related party, June 30, 2023	$1,090,512

The estimated fair value of the Working Capital Loan was estimated utilizing a simulation model similar to the one employed in the Public and Private Placement Warrant valuation with Level 3 inputs.

For the six months ended June 30, 2023, the Company recognized a gain of approximately $4,000 from a decrease in the fair value of working capital loans, presented as change in fair value of working capital loan on the accompanying unaudited condensed statements of operations.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 9 — Fair Value Measurements (cont.)

The following table provides the quantitative information regarding the inputs utilized for the fair value measurement of the Working Capital Loan as of their measurement dates:

	As of June 30, 2023	As of December 31, 2022
Exercise price	$11.50	$11.50
Stock price	$10.41	$10.01
Maturity	0.17	0.08
Volatility	6.5%	3.30%
Risk-free interest rate	4.13%	3.99%
Straight debt yield	6.90%	5.80%

Promissory Note

The change in the fair value of the Promissory Note measured with Level 3 inputs for the three and six months ended June 30, 2023 is summarized as follows:

Fair value of convertible promissory note, December 31, 2022	$—
Issuance of Promissory Note	1,250,000
Change in fair value of convertible promissory note	(236,705)
Fair value of convertible promissory note, March 31, 2023	$1,013,295
Issuance of Promissory note	250,000
Change in fair value of convertible promissory note	(96,850)
Fair value of convertible promissory note, June 30, 2023	$1,166,445

For the three months ended June 30, 2023, the Company recognized a gain of approximately $0.1 million from a decrease in the fair value of the Promissory Note, presented as change in fair value of convertible promissory note on the accompanying unaudited condensed statements of operations.

The following table provides the quantitative information regarding the inputs utilized for the fair value measurement of the Promissory Note as of its measuring date:

As of June 30, 2023
Conversion price	$10.00
Stock price	$10.41
Maturity	0.17
Volatility	6.5%
Risk-free interest rate	5.34%
Probability of DeSPAC	75.0%
Straight debt yield	8.4%

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that have occurred that would require adjustment or disclosures in the unaudited condensed financial statements.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 10 — Subsequent Events (cont.)

Amendment to Merger Agreement

On July 7, 2023, Falcon, Pubco, Merger Sub and SPAC executed the second amendment to the A&R Merger Agreement, which:

•        eliminated Falcon’s termination right if the closing has not occurred on or before two days after the special meeting of SPAC’s shareholders to vote on the merger;

•        eliminated SPAC’s termination right if Falcon enters into certain specified interim financing arrangements unless (a) Falcon enters into such specified interim financing arrangements, (b) all other closing conditions have been satisfied and (c) the pro forma condensed combined financial information (which combines the historical financial information of SPAC and Falcon) that is included in the Form S-4 at the time of its effectiveness, taking into account such specified interim financing arrangements, does not reflect the consolidation of Falcon’s Creative Group, LLC, a Florida limited liability company and a subsidiary of Falcon, with Falcon (the “Revised Interim Financing Termination”);

•        clarified that SPAC will be entitled to a termination fee of $6,250,000 (minus 25% of any amounts funded by Infinite under the Promissory Note (as defined below)) (the “Reduced Termination Fee”), which amount is half of the regular termination fee of $12,500,000 (minus 50% of any amounts funded by Infinite under the Promissory Note) (the “Full Termination Fee”), if Falcon exercises its right to terminate if the closing condition related to the listing of Pubco shares on an approved exchange is not satisfied following the satisfaction of all other closing conditions (the “Pubco Listing Termination”) (in addition to if SPAC exercises the Pubco Listing Termination);

•        provides that the Full Termination Fee, rather than the Reduced Termination Fee, will be payable if the A&R Merger Agreement is terminated pursuant to the Revised Interim Financing Termination (unless it is terminated at a time when SPAC or Falcon could terminate the Merger Agreement pursuant to the Pubco Listing Termination); and

•        reflects the Promissory Note Amendment (described below) and revised the permitted uses by SPAC of amounts received pursuant to the Promissory Note to be $1,750,000 of additional deposits to the Trust Account and $500,000 for other expenses related to the Extension.

Amendment to Promissory Note

On July 7, 2023, SPAC and Infinite Acquisitions LLLP (“Infinite”) entered into an amendment (the “Promissory Note Amendment”) to that certain promissory note dated as of January 31, 2023 (as amended, the “Promissory Note”), which increased the amount Infinite agreed to advance to SPAC to be up to $2,250,000. As of the date of the Promissory Note Amendment, Infinite had already advanced $1,500,000 (out of $2,250,000) to SPAC under the Promissory Note. The Promissory Note is non-interest bearing and repayable, in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Acquisition Merger and will be forgiven without payment if the A&R Merger Agreement is terminated.

Extension to Termination Date

On July 7, 2023, the board of directors of SPAC, upon request of FAST Sponsor II LLC (the “Sponsor”), elected to extend the Termination Date from July 18, 2023 to August 18, 2023. In connection with such one month extension of the Termination Date, as required by the Charter, on July 17, 2023, SPAC deposited $250,000 into the Trust Account. Such funds were provided by Infinite pursuant to the Promissory Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of
Falcon’s Beyond Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Falcon’s Beyond Global, Inc. (the “Company”) as of March 31, 2023 and December 31, 2022 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, substantial doubt about Falcon’s Beyond Global, LLC’s (the Company’s parent) ability to continue as a going concern exists and because the Company is a direct and wholly owned subsidiary of Falcon’s Beyond Global, LLC, there is substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plan regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Tampa, Florida

June 28, 2023

We have served as the Company’s auditor since 2023.

FALCON’S BEYOND GLOBAL, INC.
(a wholly owned subsidiary of Falcon’s Beyond Global, LLC)
BALANCE SHEETS

	As of March 31, 2023	As of December 31, 2022
Assets
Total assets	$—	$—

Liabilities and stockholder’s equity
Total liabilities	—	—
Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 10 shares issued and outstanding	0.1	0.1
Due from stockholder	(0.1)	(0.1)
Total stockholder’s equity	—	—
Total liabilities and stockholder’s equity	$—	$—

FALCON’S BEYOND GLOBAL, INC.
NOTES TO THE MARCH 31, 2023 AND
DECEMBER 31, 2022 BALANCE SHEETS

1.      Description of business

Falcon’s Beyond Global, Inc., (the “Company” or “Pubco”), formerly Palm Holdco, Inc., is a wholly owned subsidiary of Falcon’s Beyond Global, LLC (“Falcon”) and was incorporated in Delaware on July 8, 2022. The Company was formed solely for the purpose of completing the transactions contemplated by the Amended and Restated Agreement and Plan of Merger dated January 31, 2023 (the “Merger Agreement”), by and among the Company, Falcon, FAST Acquisition Corp. II (“FAST II”), and Palm Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”). Following the consummation of the transaction contemplated by the Merger Agreement, the Company will be the surviving publicly traded corporation, and will own all of the equity interests in Falcon. However, the consummation of the transactions contemplated by the Merger Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

Going Concern

Pursuant to the Financial Accounting Standards Board (the “FASB”) codification Accounting Standards Codification (“ASC”) 205, Presentation of Financial Statements, the Company is required to assess its ability to continue as a going concern for a period of one year from the date of the issuance of the financial statements.

The Company is a wholly owned subsidiary of Falcon which has been engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel and as a result has generated losses and negative cash flows from operations. As such, additional capital investments are required in order to execute the strategic plan of Falcon. While Falcon intends to raise additional capital through a combination of sources, there can be no assurances that such efforts will be successful. Accordingly, substantial doubt about Falcon’s ability to continue as a going concern is raised and as the Company is a wholly owned subsidiary of Falcon, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date these financial statements are issued. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty should Falcon be unable to continue as a going concern.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The balance sheets are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of income and comprehensive income, changes in stockholder’s equity and cash flows have not been presented because there have been no activities in this entity as of December 31, 2022 and March 31, 2023.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

Organization costs

Costs related to incorporation of the Company have been paid by Falcon and recorded as an expense of Falcon.

FALCON’S BEYOND GLOBAL, INC.
NOTES TO THE MARCH 31, 2023 AND
DECEMBER 31, 2022 BALANCE SHEETS

3.      Stockholder’s Equity

The Company’s authorized capital stock consists of 100 shares of common stock, with a par value of $0.01 per share. On July 8, 2022, the Company issued 10 shares of common stock to Falcon for aggregate consideration of $0.1.

4.      Subsequent Events

The Company has evaluated all subsequent events through June 28, 2023, which is the date on which the balance sheets and notes to the balance sheets were available to be issued.

On June 25, 2023, the Company entered into an amendment to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) to provide for the reclassification of a number of membership units of Falcon necessary to meet initial listing requirements and clarify earnout targets. FAST Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon, the Company and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, entered into the Merger Agreement on January 31, 2023, which amended and restated that certain Agreement and Plan of Merger, dated July 11, 2022 (as amended by that certain Amendment No. 1, dated September 13, 2022).

On June 23, 2023, Falcon entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions, LLLP (“Infinite Acquisitions”) (as so amended, the “Credit Agreement”), pursuant to which (i) the Company joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) the Company, Falcon and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause the Company to exchange such Debt Transferee’s Transferred Debt for shares of the Company’s Series A Preferred Stock at the Acquisition Merger Closing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of
Falcon’s Beyond Global, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Falcon’s Beyond Global, LLC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, cash flows, and members’ equity for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has material commitments to fund its share of additional investments in its unconsolidated joint ventures and is reliant upon its members to provide future financing, through debt or equity, to fund its working capital needs, contractual commitments and expansion plans. The Company incurred operating losses and had negative operating cash flows for the year ended December 31, 2022. These factors give rise to substantial doubt about its ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Tampa, Florida

May 15, 2023 (June 28, 2023, as to the effects of the membership unit recapitalization described in Note 18)

We have served as the Company’s auditor since 2021.

FALCON’S BEYOND GLOBAL, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars)

	As of December 31, 2022	As of December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$8,366	$3,091
Accounts receivable, net ($489 and $97 related party as of December 31, 2022 and 2021, respectively)	3,309	2,329
Contract assets ($1,680 and $133 related party as of December 31, 2022 and 2021, respectively)	2,692	432
Inventories	407	610
Deferred transaction costs	1,842	—
Other current assets	842	543
Total current assets	17,458	7,005
Investments and advances to unconsolidated joint ventures	71,979	46,037
Related party notes, less current portion	—	309
Operating lease right-of-use assets ($709 and $742 related party as of December 31, 2022 and 2021, respectively)	1,003	768
Finance lease right-of-use assets ($570 and $636 related party as of December 31, 2022 and 2021, respectively)	582	676
Property and equipment, net	802	791
Intangible assets, net	8,304	7,399
Goodwill	11,471	11,471
Other non-current assets	671	45
Total assets	$112,270	$74,501

Liabilities and members’ equity
Current liabilities:
Accounts payable	$4,626	$465
Accrued expenses and other current liabilities ($737 and $130 related party as of December 31, 2022 and 2021, respectively)	3,990	1,827
Contract liabilities ($600 and $2,315 related party as of December 31, 2022 and 2021, respectively)	1,296	2,550
Current portion of long-term debt ($5,607 and $537 related party as of December 31, 2022 and 2021, respectively)	7,408	2,110
Total current liabilities	17,320	6,952
Operating lease liability, net of current portion ($675 and $709 related party as of December 31, 2022 and 2021, respectively)	849	709
Other long-term payables	—	70
Long term debt, net of current portion ($20,124 and $30,995 related party as of December 31, 2022 and 2021, respectively)	25,737	38,758
Total liabilities	$43,906	$46,489

Commitments and contingencies – note 15

Members’ equity
Members’ capital	$94,201	$35,992
Accumulated deficit	(24,147)	(6,719)
Accumulated other comprehensive loss	(1,690)	(1,261)
Total members’ equity	$68,364	$28,012
Total liabilities and members’ equity	$112,270	$74,501

See accompanying notes to consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands of U.S. dollars, except unit and per unit data)

	Year ended December 31, 2022	Year ended December 31, 2021
Revenue ($5,848 and $2,249 related party as of December 31, 2022 and 2021, respectively)	$15,950	$6,071
Expenses:
Project design and build expense	11,344	4,051
Selling, general and administrative expense	18,439	8,227
Research and development expense	2,771	—
Employee retention credits	—	(660)
Payroll protection loan forgiveness	—	(188)
Depreciation and amortization expense	737	584
Loss from operations	(17,341)	(5,943)
Share of gain (loss) from unconsolidated joint ventures	1,513	(2,418)
Interest expense	(1,113)	(687)
Loss on disposal of assets	(9)	—
Foreign exchange transaction loss	(478)	(418)
Net loss	$(17,428)	$(9,466)

Net loss per unit, basic and diluted	(0.34)	(0.21)
Weighted average units outstanding, basic and diluted	51,962,184	45,571,148

Comprehensive loss:
Net loss	$(17,428)	$(9,466)
Foreign currency translation gain (loss)	(429)	(1,658)
Total other comprehensive gain (loss)	(429)	(1,658)
Total comprehensive loss	$(17,857)	$(11,124)

See accompanying notes to consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands U.S. dollars)

	Year ended December 31, 2022	Year ended December 31, 2021
Cash flows from operating activities
Net loss	$(17,428)	$(9,466)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	737	584
Deferred loss on sales to unconsolidated joint ventures	(174)	(32)
Foreign exchange transaction loss	484	418
Share of (gain)/loss from unconsolidated joint ventures	(1,513)	2,418
Loss on disposal of fixed assets	9	—
Changes in assets and liabilities:
Accounts receivable, net ($(392) and $(78) related party as of December 31, 2022 and 2021, respectively)	(986)	(1,534)
Other current assets	(453)	(216)
Inventories	203	—
Contract assets ($(1,547) and $(133) related party as of December 31, 2022 and 2021, respectively)	(2,228)	(189)
Capitalization of ride media content	(1,250)	(573)
Deferred transaction costs	(1,842)	—
Other non-current assets	(126)	—
Accounts payable	4,305	(70)
Accrued expenses and other current liabilities ($604 and $130 related party as of December 31, 2022 and 2021 respectively)	2,296	619
Other long-term payables	(70)	(30)
Contract liabilities ($(1,715) and $(577) related party as of December 31, 2022 and 2021, respectively)	(1,254)	511
Net cash used in operating activities	(19,290)	(7,560)
Cash flows from investing activities
Purchase of property and equipment	(320)	(115)
Investments and advances to unconsolidated joint venture	(25,790)	(12,562)
Principal payments on notes receivable	349	—
Advances to related party	(500)	—
Proceeds from cancellation of subscription agreement with unconsolidated joint venture	—	2,263
Acquisition of Treehouse and National, cash acquired	—	2,107
Net cash used in investing activities	(26,261)	(8,307)
Cash flows from financing activities
Principal payment on finance lease obligation	(185)	(77)
Proceeds from debt – related party	7,250	12,785
Repayment of debt – related party	(138)	(135)
Proceeds from related party credit facilities	7,200	5,893
Repayment of related party credit facilities	—	(1,034)
Repayment of debt – third party	(1,455)	(150)
Deemed equity contribution	—	574
Equity contributions	38,209	—
Net cash provided by financing activities	50,881	17,856
Net increase in cash and cash equivalents	5,330	1,989
Foreign exchange impact on cash	(55)	(64)
Cash and cash equivalents – beginning of period	3,091	1,166
Cash and cash equivalents at end of year	$8,366	$3,091
Supplemental disclosures:
Cash paid for interest	$606	$701
Non-cash activities:
Debt to equity conversion – principal (See note 10)	19,846	—
Debt to equity conversion – accrued interest (See note 10)	154
Acquisition of business through issuance of shares (See note 3)	—	18,284

See accompanying notes to consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(in thousands of U.S. dollars)

	Units	Net parent investment	Members’ capital	Accumulated deficit	Accumulated other comprehensive Loss	Members’ equity
December 31, 2020	34,086,267	$19,177	$—	$—	$—	$19,177
Net loss attributable to parent prior to reorganization	—	(2,747)	—	—	—	(2,747)
Foreign currency translation loss prior to reorganization	—	(397)	—	—	—	(397)
Reclassification to member’s capital	—	(16,033)	16,033	—	—	—
Contributed equity	17,040,576	—	19,385	—	—	19,385
Deemed equity contribution	—	—	574	—	—	574
Net loss	—	—	—	(6,719)	—	(6,719)
Foreign currency translation loss	—	—	—	—	(1,261)	(1,261)
December 31, 2021	51,126,843	$—	$35,992	$(6,719)	$(1,261)	$28,012
Units issued	2,203,535	—	38,209	—	—	38,209
Units issued, debt to equity conversion (See Note 10)	1,153,411	—	20,000	—	—	20,000
Net loss	—	—	—	(17,428)	—	(17,428)
Foreign currency translation gain (loss)	—	—	—	—	(429)	(429)
December 31, 2022	54,483,789	$—	$94,201	$(24,147)	$(1,690)	$68,364

See accompanying notes to consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

1.      Description of business and basis of presentation

Falcon’s Beyond Global, LLC (“Falcons” or the “Company”) was formed on April 22, 2021, in the state of Florida, for the purpose of acquiring the outstanding membership units of Katmandu Group, LLC and its subsidiaries (“Katmandu”), Falcon’s Treehouse, LLC and its subsidiaries (“Treehouse”) and Falcon’s Treehouse National, LLC (“National”). On April 30, 2021, The Magpuri Revocable Trust, owners of Treehouse and National, and Katmandu Collections, LLLP, (“Collections”) owners of Katmandu, entered into a Consolidation Agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in Treehouse and National in exchange for 33.33% of the membership interests of Falcons, and Collections contributed 100% of its ownership in Katmandu in exchange for 66.67% of the membership interests of Falcons. In June 2022, Katmandu Collections, LLLP was renamed Infinite Acquisitions, LLLP (“Infinite Acquisitions”).

Katmandu has been deemed the accounting acquiror of Treehouse and National using the acquisition method of accounting in accordance with Accounting Standards Codifications (“ASC”) 805, Business Combinations (“ASC 805”). Accordingly, the accompanying consolidated financial statements of the Company reflect the historical financial position, results of operations and cash flows of Katmandu from January 1, 2021 and the acquisition of Treehouse and National on April 30, 2021. Refer to Note 3 — Business combination for further information.

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). All intercompany balances and transactions have been eliminated in the consolidation.

The Company has been engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel. As a result, the Company has incurred a loss from operations of $17.3 million for the year ended December 31, 2022, accumulated deficit of $24.1 million as of December 31, 2022, and negative cash flows from operating activities of $19.3 million for the year ended December 31, 2022. Accordingly, the Company performed an evaluation of its ability to continue as a going concern through at least twelve months from the date of the issuance of these consolidated financial statements under ASC 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.

The Company has committed to fund its share of additional investment in its unconsolidated joint venture, Sierra Parima S.A.S. (“Sierra Parima”), for the purpose of completion of construction of the Katmandu Park and Entertainment Center located in Punta Cana, Dominican Republic and unconsolidated joint venture, Karnival TP- AQ Holdings Limited (“Karnival”), for the purpose of constructing the VAquarium Entertainment Centers in the People’s Republic of China. See Note 15 — Commitments and contingencies. The Company’s development plans, and investments have been funded by a combination of debt and committed equity contributions from its members, and the Company is reliant upon its members for obtaining additional financing through debt or equity raises to fund its working capital needs, contractual commitments, and expansion plans. Subsequent to December 31, 2022, the Company has incurred and is expected to incur material amounts of expenses in relation to its external advisors, accountants, legal costs, in relation to its S-4 filing. The Company received additional private placement funds and a subscription subsequent to the date of these consolidated financial statements, see Note 18. There can be no assurance that the additional capital or financing raises, if completed, will provide the necessary funding for the next twelve months from the date these consolidated financial statements will be issued. If adequate funds are not available to the Company on a timely basis the Company may be required to delay, limit, reduce or terminate certain commercial efforts or expansion strategies. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

1.      Description of business and basis of presentation (cont.)

The Company provides a full range of theme park design, master planning and experiential technologies for customers in the entertainment and attraction industry through its Falcon’s Creative Group reportable segment and develops and co-owns resort and theme park attractions through its Destinations Operations, Producciones de Parques, S.L. (“PDP”) and Sierra Parima reportable segments. See Note 16 — Segment information and Note 8 — Investments and advances to unconsolidated joint ventures.

Impact of global Covid-19 pandemic

The Covid-19 pandemic had a material negative impact on the tourism, entertainment and attraction industry driven by worldwide restrictions on travel and public gatherings. The Company’s business was impacted by delays in new and planned development spend by end customers beginning in March 2020 and continuing into 2022. The Company has taken steps in response to the decline in revenues including taking advantage of government funding through the Employee Retention Credits and Payroll Protection Program loans, deferral of discretionary spending and securing additional capital via loans from its members. The results of the Company’s unconsolidated joint ventures, which include our hotel and theme park operations, were also negatively impacted by temporary closures of properties, limited operations, decreased demand due to public health concerns associated with the pandemic and restrictions on international travel and group gatherings. The resorts and theme park operated within the unconsolidated joint ventures took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2021 and 2022 include, but were not limited to i) elimination or deferral of all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening, ii) reduce or defer capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of a new theme park located in Punta Cana, Dominican Republic, and iii) negotiating deferral of loan repayment.

2.      Summary of significant accounting policies

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. The Company has prepared the estimates using the most current and best available information that are considered reasonable under the circumstances. However, actual results may differ materially from those estimates. Accounting policies subject to estimates include, but are not limited to, inputs used to recognize revenue over time, inventory valuation, fair value of assets and liabilities acquired in relation to a business combination, deferred tax valuation allowances, and the valuation and impairment testing of goodwill and investments in unconsolidated joint ventures.

Cash and cash equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less as cash equivalents.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of Cash and cash equivalents and Accounts receivable. The Company places its Cash and cash equivalents with financial institutions of high credit quality. At times, such amounts exceed federally insured limits. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers in the normal course of business from customers located both inside and outside the United States. The carrying amount of current Accounts receivable is stated at cost. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary as well as requires deposits for most contracts. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of Accounts receivable that will not be fully collected. The allowance is based on the assessment of the following factors: customer creditworthiness, historical payment experience, age of outstanding accounts receivable and any applicable collateral. The Company had $29 thousand and $0 allowance for doubtful accounts as of December 31, 2022 and 2021, respectively.

The Company has two customers in FCG (“Falcon’s Creative Group”) segment with revenues greater than 10% of total revenue, approximately $8.9 million for one customer and $4.8 million for the second customer, for the year ended December 31, 2022. Accounts receivable balance for the two customers totaled $2.6 million (77% of total Accounts receivable) as of December 31, 2022. The Company has three customers with revenues greater than 10% of total revenue, approximately $2.0 million for one customer and $1.0 million for each of the other two customers, for the year ended December 31, 2021. Accounts receivable balances with these three customers totaled $1.5 million (63% of total Accounts receivable) as of December 31, 2021.

Inventories

Inventories consist of theme park ride vehicles that are valued at the lower of cost or net realizable value. Cost is calculated on a first-in, first-out (“FIFO”) basis. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale. The Company reviews its inventories for obsolescence and any such inventories are written down to net realizable value. There were no adjustments to net realizable value of inventories as of both December 31, 2022 and 2021.

Property and equipment, net

Property and equipment is stated at historical cost, net of accumulated depreciation and impairment losses. Expenditures that materially increase the life of the assets are capitalized. Routine repairs and maintenance are expensed as incurred. When an item is retired or sold, the cost and applicable accumulated depreciation are removed, and any resulting gain or loss is recognized in the consolidated Statements of Operations and Comprehensive Loss.

Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms:

Equipment	3 – 5 years
Furniture	7 years
Leasehold improvements	Lesser of lease term or asset life

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Leases

The Company evaluates leases at the commencement of the lease to determine the classification as an operating or finance lease. A right-of-use (“ROU”) asset and corresponding lease liability are recorded at lease commencement. Operating and finance lease liabilities are recognized based on the present value of minimum lease payments over the remaining expected lease term. Lease expenses related to operating leases are recognized on a straight-line basis as a component of Selling, general and administrative expense in the consolidated Statements of Operations and Comprehensive Loss. Amortization expense and interest expense related to finance leases are included in Depreciation and amortization expense and Interest expense, respectively, in the consolidated Statements of Operations and Comprehensive Loss.

Deferred transaction costs

Costs incurred in connection with preparation for the public offering will be reclassified to additional paid-in capital as a reduction to the gross proceeds received upon completion of the public offering or charged to operations if the public offering is not completed.

Goodwill and Intangible assets

Goodwill represents the excess of purchase consideration over the fair value of identifiable assets acquired and liabilities assumed when a business is acquired. The Company initially records its intangible assets at fair value. Definite lived intangible assets consist of customer relationships, trademarks, licenses, and media content which are amortized over their estimated useful lives. See Note 3 — Business combinations and Note 7 — Intangible assets, net.

Goodwill is not amortized, but instead reviewed for impairment at least annually during the fourth quarter, or more frequently if circumstances indicate that the value of goodwill may be impaired. The impairment analysis of goodwill is performed at the reporting unit level. A qualitative assessment is first conducted to determine whether it is more likely than not that the fair value of the applicable reporting unit exceeds the carrying value taking into consideration significant events, and changes in the overall business environment or macroeconomic conditions. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We recognize an impairment on goodwill if the estimated fair value of a reporting unit is less than its carrying value, in an amount not to exceed the carrying value of the reporting unit’s goodwill. There were no changes to goodwill and no goodwill impairment charges recognized during the years ended December 31, 2022 and 2021.

The Company reviews definite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these amortizing intangible assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then the assets are written down to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. There were no impairment losses recognized for definite lived intangible assets for the years ended December 31, 2022 and 2021.

Ride Media Content

Ride Media Content (“RMC”) consists of themed audio and visual content following a storyline that is displayed to guests while in the queue and during the ride. The same RMC can be deployed on rides of a similar nature. The Company earns a fixed annual fee for licensing the right to use the RMC to customers.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

In accordance with ASC 926-20, the Company capitalizes costs to produce the RMC, including direct production costs and production overhead. The RMC is expected to be predominantly monetized individually, as the RMC is not expected to be monetized with other films or license agreements. The predominant monetization strategy is determined when capitalization of production costs commences and is reassessed if there is a significant change to the expected future monetization strategy.

For RMC that is predominantly monetized on an individual basis, the Company uses a computation method to amortize capitalized production costs on the ratio of the RMC’s current period revenues to its estimated remaining ultimate revenue (i.e., the total revenue to be earned in the RMC’s remaining life cycle.) The RMC is typically licensed for a 10-year period with a fixed annual fee. Amortization begins when the RMC is first deployed and starts generating revenue.

Unamortized RMC costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of the RMC may be less than its unamortized costs. If the carrying value of an individual RMC exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference. For content that is predominately monetized individually, the Company utilizes estimates including ultimate revenues and additional costs to be incurred (including marketing and distribution costs), in order to determine whether the carrying value of the RMC is impaired.

Owned RMC is presented as a noncurrent asset within Intangible assets, net. Amortization of RMC assets is primarily included in Depreciation and amortization expense in the consolidated Statements of Operations and Comprehensive Loss.

Subsequent to the filing of the 2021 consolidated financial statements, the Company identified a misclassification resulting in an understatement of cash flows used in operations and an overstatement of cash flows used in investing activities of $0.6 million, which has been corrected in the accompanying 2021 consolidated Statements of Cash Flows.

Recoverability of Other long-lived assets

The Company’s other long-lived assets consist primarily of property and equipment and lease ROU assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. For property and equipment and lease ROU assets, the Company compares the estimated undiscounted cash flows generated by the asset or asset group to the current carrying value of the asset. If the undiscounted cash flows are less than the carrying value of the asset, then the asset is written down to fair value. There were no impairment losses recognized for other long-lived assets as of both December 31, 2022 and 2021.

Investments and advances to unconsolidated joint ventures

The Company uses the equity method to account for investments in corporate joint ventures when we have the ability to exercise significant influence over the operating decisions of the joint venture. Such investments are initially recorded at cost and subsequently adjusted for our proportionate share of the net earnings or loss of the investee, which is reported in Share of (gain) loss from equity method investments in the consolidated Statements of Operations and Comprehensive Loss. Dividends received, if any, from these joint ventures reduce the carrying amount of our investment.

The Company monitors the equity method investments for impairment and records reductions in their carrying value if the carrying amount of an investment exceeds its fair value. An impairment charge is recorded when such impairment is deemed to be other-than-temporary. To determine whether an impairment is other-than-temporary, we consider our ability and intent to hold the investment until the carrying amount is fully recovered. There were no impairment losses recognized for investments in unconsolidated joint ventures during the years ended December 31, 2022 and 2021.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Revenue recognition

Falcon’s Creative Group

Based on the specific analysis of its contracts, the Company has determined that its contracts are subject to revenue recognition in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Recognition under the ASC 606 five-step model involves (i) identification of the contract, (ii) identification of performance obligations in the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the previously identified performance obligations, and (v) revenue recognition as the performance obligations are satisfied.

During step one of the five step model, the Company considers whether contracts should be combined or separated, and based on this assessment, the Company combines closely related contracts when all the applicable criteria are met. The combination of two or more contracts requires judgment in determining whether the intent of entering into the contracts was effectively to enter into a single contract, which should be combined to reflect an overall profit rate. Similarly, the Company may separate an arrangement, which may consist of a single contract or group of contracts, with varying rates of profitability, only if the applicable criteria are met. Judgment is involved in determining whether a group of contracts may be combined or separated based on how the arrangement and the related performance criteria were negotiated. The conclusion to combine a group of contracts or separate a contract could change the amount of revenue and gross profit recorded in a given period.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The Company’s contracts with customers do not include a right of return relative to delivered products. In certain cases, contracts are modified to account for changes in the contract specifications or requirements. In most instances, contract modifications are accounted for as part of the existing contract. Certain contracts with customers have options for the customer to acquire additional goods or services. In most cases, the pricing of these options are reflective of the standalone selling price of the good or service. These options do not provide the customer with a material right and are accounted for only when the customer exercises the option to purchase the additional goods or services. If the option on the customer contract was not indicative of the standalone selling price of the good or service, the material right would be accounted for as a separate performance obligation.

A significant portion of the Company’s revenue is derived from master planning and design contracts, media production contracts and turnkey attraction contracts. The Company accounts for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements, these changes are not accounted for until they meet the requirements noted above. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities which are significantly customized and not distinct within the context of the contract.

Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not generally contingent on performance or any other criteria.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the planning, design, and development of attractions. Revenue is recognized over time (versus point in time recognition), as the Company’s performance

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These are primarily fixed-price contracts.

For long-term contracts, the Company typically recognizes revenue using the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer. Contract estimates are based on various assumptions to project the outcome of future events that may span several years. These assumptions include, but are not limited to, the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed; the cost and availability of materials; the availability of subcontractor services and materials; and the availability and timing of funding from the customer. The Company bears the risk of changes in estimates to complete on a fixed-price contract, which may cause profit levels to vary from period to period. For over time contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable.

Accounting for long-term contracts requires significant judgment relative to estimating total costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of Contract assets and liabilities. Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not subject to the passage of time. Contract liabilities are presented on the Company’s consolidated Balance Sheets and consist of billings in excess of revenues. Billings in excess of revenues represent milestone billing contracts where the billings of the contract exceed recognized revenues.

Destinations Operations

The principal sources of revenues for the Destinations Operations segment are resort and theme park management and incentive fees. Resort and theme park management and incentive fees are based on a percentage of revenues and profits, respectively earned by the theme parks during the corresponding period. See Note 4 — Revenue.

Selling, general and administrative expenses

Our Selling, general and administrative expenses include payroll, payroll taxes and benefits for non-project related employee salaries, taxes, and benefits as well as technology infrastructure, marketing, occupancy, finance and accounting, legal, human resources, and corporate overhead expenses. Our Selling, general and

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

administrative expenses include $8.3 million and $1.2 million for the years ended December 31, 2022 and 2021, respectively, of third-party accounting and legal costs related to the preparation of the Company’s public offering, as well as costs incurred related to the acquisition of Treehouse and National.

Research and development expenses

Research and development expenses primarily consist of third-party vendor costs involved in research and development activities related to the development of new products. Research and development expenses are expensed in the period incurred.

Income taxes

The Company is considered a partnership for US income tax purposes, and therefore, its members are subject to tax on the Company’s income. The consolidated financial statements do not include a provision for federal or state income tax expense or benefit arising from net income or loss reported in the Statements of Operations and Comprehensive Loss for these entities as the taxable income or loss is included in the tax returns of the Company’s members. The Company’s foreign subsidiaries are subject to income taxes in their local jurisdiction. For these taxable entities, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted income tax rates and laws that are expected to be in effect when the temporary differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. The calculation of the tax liabilities involves dealing with uncertainties in the application of complex tax regulations. If it is more likely than not that the tax position will not be sustained on audit, an uncertain tax position is recorded. The Company re-evaluates these uncertain tax positions on a quarterly basis.

Business combinations

The Company accounts for its acquisitions in accordance with ASC 805. The Company initially allocates the purchase price of an acquisition to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of consideration recorded as goodwill. The results of operations of acquisitions are included in the consolidated financial statements from the date of acquisition. Costs incurred to complete the business combination, such as legal and other professional fees are not considered part of the transaction consideration and are expensed as incurred to Selling, general and administrative expense in the consolidated Statements of Operations and Comprehensive Loss.

Fair value measurement

The Company accounts for certain of its financial assets and liabilities at fair value. The Company uses the following three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

Level 1	—	Quoted prices for identical instruments in active markets.
Level 2	—

Quoted prices for similar instruments in active markets, quoted prices for similar instruments in markets that are not active; and model-derived valuations in which significant inputs and value drivers are observable in active markets.

Level 3	—

Valuations derived from valuation techniques in which one or more significant inputs or value drivers are unobservable and include situations where there is little, if any, market activity for the asset or liability.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risk inherent in valuation techniques, transfer restrictions and credit risks. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with investing in those financial instruments.

The carrying amounts of Cash and cash equivalents, Accounts receivables, Accounts payable and Accrued expenses and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts of finance leases are discounted to approximate fair value.

Translation of foreign currencies

The functional currency for the Company’s foreign operations is the applicable local currency. The Company translates assets and liabilities of subsidiaries with a functional currency other than the U.S. dollar using the applicable exchange rate as of the consolidated Balance Sheets dates and the results of operations and cash flows at the average exchange rates during the corresponding reporting period. Gains and losses resulting from the translation of these foreign currencies into US dollars are recorded in foreign currency translation adjustments in the consolidated Statements of Operations and Comprehensive Loss. Transactional gains and losses and the re-measurement of foreign currency denominated assets and liabilities held in non-functional currency of the underlying entity are included in foreign currency transaction gain (loss) and in Foreign currency translation gain (loss) in the consolidated Statements of Operations and Comprehensive Loss respectively.

Related party transactions

Related parties are comprised of i) parties which have the ability, directly or indirectly, to control or exercise significant influence over the other party in making financial and operating decisions, and ii) parties under common control. Transactions where there is a transfer of resources or obligations between related parties are disclosed or referenced in Note 12 — Related party transactions.

Net income (loss) per unit

Basic and diluted net loss per unit is computed by dividing net loss applicable to unit holders by the weighted average number of units outstanding for the period.

Reclassifications

The Company reclassified certain amounts in the prior year to conform with the current year’s presentation.

Recently issued accounting standards

In October 2021, the FASB issued Accounting Standards Update (“ASU”) No 2021-08, Business Combinations (Topic 805) — Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this update address diversity in practice and inconsistency related to recognition of an acquired contract liability and the effect of payment terms on subsequent revenue recognition for the acquirer. This update was adopted by the Company effective January 1, 2021 and applied to the acquisition of Treehouse and National.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. This amendment serves to simplify the accounting for income taxes by removing certain exceptions to the general principles in ASC Topic 740, Income Taxes. The amendment also improves the consistent application of ASC Topic 740 by clarifying and amending existing guidance. This amendment is effective for years beginning after December 15, 2020, with early adoption permitted. The Company’s adoption of this ASU, effective January 1, 2021, had no impact to the consolidated financial statements.

Effective January 1, 2020, the Company adopted ASU 2016-02 Leases (Topic 842) which replaced existing guidance with comprehensive lease measurement and recognition guidance and expanded disclosure requirements. This guidance required lessees to recognize on the balance sheets a liability based on the present value of minimum lease payments and a corresponding right-of-use asset. All of the Company’s leases were acquired in the business combination with Falcon’s Treehouse and Falcon’s Treehouse National on April 30, 2021, and were recognized in accordance with the provisions of ASC 842. Therefore, no other impact to the Company upon adoption of this standard.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard amends several aspects of the measurement of credit losses on consolidated financial statements, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard will become effective for the Company for financial statements periods beginning after December 15, 2022. The Company is currently evaluating the impact this guidance will have on its financial statements and disclosures.

3.      Business combination

On April 30, 2021, the Company acquired 100% of the equity interests of Treehouse and National for the total purchase consideration of $20.4 million, which includes extinguishment of a preexisting asset and issuance of 33.33% of the membership interests in Falcons valued at $19.4 million. The fair value of the purchase price was determined through a valuation of Katmandu, Treehouse and National, the entities contributed to Falcons. Treehouse and National bring a fully integrated entertainment development and operations enterprise specializing in intellectual property expansion across global markets through entertainment content, consumer products, themed destinations and beyond complementing the Company’s theme park, resort and experience business.

Purchase price allocation

In accordance with ASC 805, Business Combinations, Katmandu was determined to be the accounting acquirer primarily based on Katmandu Collections, LLLP’s controlling financial interest in the Company subsequent to the business combination. As such, the Company applied the acquisition method of accounting to the identifiable assets and liabilities of Treehouse and National, which have been measured at estimated fair values as of the acquisition date, with the excess of the deemed purchase consideration over the fair value of net assets acquired recorded as goodwill.

Treehouse and National’s assets and liabilities were measured at estimated fair values at April 30, 2021, primarily using Level 3 inputs. Estimates of fair value represent management’s best estimate of assumptions about future events and uncertainties, including significant judgments related to future cash flows, discount rates, competitive trends, margin and revenue growth assumptions. Inputs used were generally obtained from historical data supplemented by current and anticipated market conditions and growth rates.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

3.      Business combination (cont.)

The following table summarizes the allocation of consideration to the identifiable assets acquired and liabilities assumed by the Company, with the excess of purchase price over the fair value of Treehouse and National’s net assets recorded as goodwill.

Fair value of consideration	$20,391

Fair value of net assets acquired
Cash	$2,107
Accounts receivable	771
Accounts receivable – related party	2,269
Inventories	610
Other current assets	130
Notes receivable	573
Property and equipment	952
Finance lease – right of use asset	721
Operating lease – right of use asset	818
Other non-current assets	43
Intangible assets:
Customer relationships	1,100
Tradenames and trademarks	2,800
Developed technology	1,500
Goodwill	11,471
Accounts payable and accrued expenses	(1,589)
Contract liabilities, net	(1,796)
Lease liabilities – operating	(818)
Lease liabilities – finance	(1,271)
Total fair value of net assets acquired	$20,391

Accounts receivable, Accounts receivable — related party, Other current assets, Other non-current assets and Accounts payable and accrued expenses were valued at the existing carrying values as they approximated the estimated fair value of those items at the acquisition date.

In September 2019, National entered into a subscription agreement to acquire units of Katmandu Ventures, LLC a party related to Collections. As of April 30, 2021, Falcon’s had acquired 94.12 units at a cost of $25 thousand per unit. Concurrent with the business combination with Falcon, Katmandu Ventures, LLC canceled the subscription agreement with National and refunded the investment of $2.3 million at cost subsequent to the acquisition date. No gain or loss was recorded upon cancelation of the subscription agreement. The balance refunded during the year ended December 31, 2022, was included in Accounts receivable in the fair value of the assets acquired, and liabilities assumed for the combined Treehouse and National businesses as of the acquisition.

Inventories were valued at the estimated selling price of the inventory, adjusted for costs to complete the product, costs of disposal and a reasonable profit allowance using the Company’s projected profit margins for the corresponding product.

Property and equipment was valued using replacement cost approach adjusted for the age and condition of the asset.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

3.      Business combination (cont.)

Tradenames and trademarks and Developed technology fair values were determined using the relief from royalty method, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used was determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets. Tradenames and trademarks and Developed technology are expected to have an estimated useful life of 20 years and 15 years, respectively.

Customer relationships represent the existing relationships with Treehouse and National customers. The fair value was determined using a multi-period excess earnings method which involves isolating the net earnings attributable to the asset being measured based on the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. The economic useful life of 10 years was determined based on historical customer attrition rates.

Lease liabilities relate to corporate facilities and warehouses which were remeasured at the estimated present value of the future minimum lease payments over the remaining lease term and the incremental borrowing rate of the Company as if the acquired leases were new leases as of the acquisition date. ROU assets are equal to the amount of the lease liability at the acquisition date adjusted for any off-market terms of the lease. The remaining lease term is based on the remaining term at the acquisition plus any renewal or extension options that the Company is reasonably certain will be exercised.

Goodwill represents the excess of the consideration for the acquisition over the fair value of net assets acquired. The estimated goodwill recognized is attributable primarily to the combined value of the organizational talent and expertise of the acquired businesses and the expected synergies the Company expects to generate from the acquisition, including the expansion of intellectual property and corporate efficiencies. Goodwill arising from the acquisition is included in the Falcon’s Creative Group reportable segment.

For the year ended December 31, 2021, revenue of $6.9 million, project design and build expenses of $4.6 million, and segment losses of $0.3 million were included in the consolidated Statements of Operations and Comprehensive Loss pertaining to the businesses acquired before elimination of intercompany transactions. Acquisition related costs (less than $0.1 million) associated with the businesses acquired were expensed as incurred within Selling, general and administrative expense in the consolidated Statements of Operations and Comprehensive Loss.

Proforma information (unaudited)

The following pro forma information assumes the April 30, 2021 acquisition occurred as of January 1, 2021. The pro forma information contains the actual operating results of the acquired business combined with the results for the period from January 1, 2021 to the acquisition date. In addition, the proforma information includes incremental depreciation and amortization expense related to intangible assets acquired as if the business combination occurred as of the beginning of the year immediately preceding the acquisition. The unaudited proforma financial information is not necessarily indicative of the financial results that would have occurred had the business combination been consummated as of the date indicated, nor is it indicative of any future results.

Year ended December 31, 2021
Revenue	$8,437
Net loss	9,411

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

4.      Revenue

Disaggregated components of revenue for the Company for the years ended December 31, 2022 and 2021 are as follows:

	Year ended December 31,
	2022	2021
Media production services	$392	$1,228
Design and project management services	10,963	2,822
Attraction hardware and turnkey sales	4,302	1,848
Other	293	173
Total revenue	$15,950	$6,071

Total related party revenues from services provided to our unconsolidated joint ventures were $5.8 million and $2.2 million for the years ended December 31, 2022 and 2021, respectively.

The following tables present the components of our Accounts receivable and contract balances:

	As of December 31, 2022
	Related party	Other	Total
Accounts receivable, net	$489	$2,820	$3,309
Contract assets	1,680	1,012	2,692
Contract liabilities	(600)	(696)	(1,296)
	As of December 31, 2021
	Related party	Other	Total
Accounts receivable, net	$97	$2,232	$2,329
Contract assets	133	299	432
Contract liabilities	(2,315)	(235)	(2,550)

As of December 31, 2022 the aggregate amount of the transaction price for open contracts allocated to remaining performance obligations was $14.1 million. The Company expects to recognize approximately 90% of its remaining performance obligations as revenue within the next 12 months and the balance thereafter. Revenue recognized for the year ended December 31, 2022 that was included in the contract liability balance as of December 31, 2021 was $2.5 million. Revenue recognized for the year ended December 31, 2021 that was included in the acquisition date April 30, 2021 contract liabilities was $2.9 million.

Geographic information

The Company has contracts with customers located in the United States, Caribbean, Saudi Arabia, Qatar, Vietnam, Rwanda, China, and Spain. The following table presents revenues based on the geographic location of the Company’s customer contracts:

	Year ended December 31,
	2022	2021
Saudi Arabia	$9,759	$1,914
Caribbean	5,222	2,120
USA	93	1,106
Other	876	931
Total revenue	$15,950	$6,071

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

4.      Revenue (cont.)

Destinations Operations

Management and incentive fees of $0.3 million and $0.1 million from our Mallorca, Spain unconsolidated joint venture were recognized in the years ended December 31, 2022 and 2021, respectively.

5.      Property and equipment, net

Property and equipment as of December 31, 2022 and 2021 consisted of the following:

	Year ended December 31,
	2022	2021
Equipment	$1,139	$850
Furniture	169	174
Leasehold improvements	83	65
	1,391	1,089
Accumulated depreciation	(589)	(298)
	$802	$791

Depreciation expense was $0.3 million for each of the years ended December 31, 2022 and 2021.

6.      Leases

The Company’s operating leases primarily consist of real estate property for office and warehouse space, with various terms extending through 2040. The Company has finance leases related to an office, facility and computer equipment. The Company has not subleased any properties.

The Company leases office space from a related party, Penut Productions, LLC (“Penut”), a wholly owned subsidiary of The Magpuri Revocable Trust, under a series of long-term lease agreements. Rental amounts are due monthly, and the Company is responsible for taxes, insurance, and maintenance on the leased locations.

The following table presents the amounts of ROU assets and lease liabilities as of December 31, 2022 and 2021:

	As of December 31, 2022			As of December 31, 2021
	Related party	Other	Total	Related party	Other	Total
Right-of-use assets:
Operating	$709	$294	$1,003	$742	$26	$768
Finance	570	12	582	636	40	676
Total right-of-use assets	$1,279	$306	$1,585	$1,378	$66	$1,444

Lease liabilities
Current:
Operating(1)	$35	$121	$156	$33	$24	$57
Finance(2)	88	5	93	83	28	111
Total current	123	126	249	116	52	168
Non-current:
Operating	675	174	849	709	—	709
Finance(3)	1,001	5	1,006	1,089	10	1,099
Total non-current	1,676	179	1,855	1,798	10	1,808
Total lease liabilities	$1,799	$305	$2,104	$1,914	$62	$1,976

____________

(1)      Included in Accrued expenses and other current liabilities

(2)      Included in current portion of Long-term debt

(3)      Included in the Long-term debt

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

6.      Leases (cont.)

Finance lease assets are reported net of accumulated amortization of $154 thousand and $60 thousand as of December 31, 2022 and 2021 respectively.

The components of lease expense in the consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2022 and 2021 are as follows:

	Year ended December 31, 2022			Year ended December 31, 2021
	Related party	Other	Total	Related Party	Other	Total
Operating lease expense	$81	$86	$167	$54	$31	$85
Finance lease expense:
Amortization of leased assets	61	28	89	44	16	60
Interest on lease liabilities	72	2	74	51	1	52
Total lease expense	$214	$116	$330	$149	$48	$197

Supplemental cash flow information related to leases for the years ended December 31, 2022 and 2021 is as follows:

	Year ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$162	$86
Operating cash outflows from finance leases	74	52
Financing cash outflows from finance leases	111	77
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	344	—
Finance leases	—	16

In determining the discount rate applied, the Company considered several factors. For certain leases, the Company determined that the discount rate implied in the lease was determinable and was closely aligned with the lessors third party borrowing rate based on the payment terms of the lease which was designed for the lease payments to cover the property owners financing and related costs.

The weighted-average remaining lease terms and discount rates as of December 31, 2022 and 2021, are as follows:

	As of December 31, 2022	As of December 31, 2021
Weighted-average remaining lease term (Years)
Operating leases	10	13.7
Finance leases	13.6	13.9
Weighted-average discount rate
Operating leases	6.90%	6.64%
Finance leases	6.39%	6.28%

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

6.      Leases (cont.)

The annual maturities of the Company’s operating lease liabilities as of December 31, 2022, are as follows:

	Related party	Other	Total
Year ended December 31:
2023	$81	$139	$220
2024	81	114	195
2025	81	72	153
2026	81	—	81
2027	81	—	81
Thereafter	665	—	665
Total future lease commitments	$1,070	$325	$1,395
Less imputed interest	(360)	(30)	(390)
Present value of lease liabilities	$710	$295	$1,005

The annual maturities of the Company’s finance lease liabilities as of December 31, 2022, are as follows:

	Related party	Other	Total
Year ended December 31:
2023	$155	$6	$161
2024	155	5	160
2025	155	—	155
2026	155	—	155
2027	116	—	116
Thereafter	959	—	959
Total future lease commitments	$1,695	$11	$1,706
Less imputed interest	(606)	(1)	(607)
Present value of lease liabilities	$1,089	$10	$1,099

7.      Intangible assets, net

The following table presents the Company’s intangible assets:

	Customer relationships	Tradenames and trademarks	Developed technology	Ride media content	Total
Cost:
As of December 31, 2020	$—	$—	$—	$1,656	$1,656
As of December 31, 2021	$1,100	$2,800	$1,500	$2,229	$7,629
As of December 31, 2022	$1,100	$2,800	$1,500	$3,479	$8,879

Accumulated amortization:
As of December 31, 2020	$—	$—	$—	$—	$—
Amortization expense	73	90	67	—	230
As of December 31, 2021	$73	$90	$67	$—	$230
Amortization expense	110	135	100	—	345
As of December 31, 2022	$183	$225	$167	$—	$575

Carrying amount:
As of December 31, 2020	$—	$—	$—	$1,656	$1,656
As of December 31, 2021	$1,027	$2,710	$1,433	$2,229	$7,399
As of December 31, 2022	$917	$2,575	$1,333	$3,479	$8,304

Weighted average useful life (in years)	10	20	15	10

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

7.      Intangible assets, net (cont.)

The following table presents our estimated future amortization of intangible assets as of December 31, 2022:

Amount
For the years ended December 31,
2023	$1,510
2024	1,510
2025	1,510
2026	350
2027	350
Thereafter	3,074
$8,304

During the year ending December 31, 2023, the Company expects to amortize approximately $1.2 million of the completed, not yet released Ride Media Content, which is monetized on an individual basis.

8.      Investments and advances to unconsolidated joint ventures

The Company accounts for its investments in unconsolidated joint ventures using the equity method of accounting. The Company’s joint ventures are as follows:

i)       PDP is an unconsolidated joint venture with Meliá Hotels International, S.A. (“Meliá Group”) for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. PDP operates a hotel resort and theme park located in Mallorca, Spain and a hotel located Tenerife in the Canary Islands.

ii)      Sierra Parima is an unconsolidated joint venture with Meliá Group for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. Sierra Parima has one theme park under development in Punta Cana in the Dominican Republic. We have concluded that Sierra Parima is a variable interest entity (“VIE”), that we do not have the power to direct the activities that most significantly impact the economic performance of Sierra Parima, as such decisions are taken by the unanimous consent of the representatives of the joint venture partners. We, therefore, do not consolidate Sierra Parima and account for our investment as an equity method investment. The Company advanced $31.8 million and is committed to provide additional funding up to $5.8 million to Sierra Parima as of December 31, 2022, to partially fund construction of the theme park under development. These advances are non-interest-bearing and no repayment terms have been established. The advances provided to Sierra Parima are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Sierra Parima. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $5.8 million as of December 31, 2022.

iii)     On November 2, 2021, the Company entered into a joint venture agreement to acquire a 50% interest in Karnival TP-AQ Holdings Limited (“Karnival”), a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first location is currently under development in Hong Kong. We have concluded that Karnival is a VIE, that we do not have the power to direct the activities that most significantly impact the economic performance of Karnival, as such decision are taken by the unanimous consent of the representatives of the joint venture partners. We, therefore, do not consolidate Karnival and account for our investment as an equity method investment. The Company and its joint venture partner are committed to funding non-interest-bearing advances of $9 million (HKD 69.7 million) each, over a two-year period. As of December 31, 2022, the Company had funded $6.6 million (HKD 51 million). These advances are repayable to the joint venture partners based on a percentage of gross revenues from operations commencing from the first year of operations. The advances provided to Karnival are accounted

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

8.      Investments and advances to unconsolidated joint ventures (cont.)

for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Karnival. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $2.4 million (HKD 18.7 million) as of December 31, 2022.

Investments and advances to unconsolidated joint ventures as of December 31, 2022 and 2021 consisted of the following:

	As of December 31,
	2022	2021
PDP	$23,688	$21,632
Sierra Parima	41,735	24,018
Karnival	6,556	387
	$71,979	$46,037

The Company’s Share of gain or (loss) from equity method investments for the years ended December 31, 2022, and 2021 comprised of:

	Year ended December 31,
	2022	2021
PDP	$3,229	$(1,892)
Sierra Parima	(1,719)	(526)
Karnival	3	—
	$1,513	$(2,418)

The following tables provide summarized balance sheets information for the Company’s unconsolidated joint ventures:

	As of December 31, 2022
	PDP(1)	Sierra Parima	Karnival	Total
Current assets	$9,216	$5,741	$13,102	$28,059
Non-current assets	93,657	58,631	—	152,288
Current liabilities	14,108	47,877	13,095	75,080
Non-current liabilities	41,389	9,155	—	50,544

____________

(1)      The PDP summarized balance sheet information was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of EUR 1.0699 to $1.

	As of December 31, 2021
	PDP(1)	Sierra Parima	Karnival	Total
Current assets	$8,594	$1,408	$769	$10,771
Non-current assets(2)	100,214	32,873	—	133,087
Current liabilities(2)	13,467	14,338	770	28,575
Non-current liabilities	52,077	9,165	—	61,242

____________

(1)      The PDP summarized balance sheet information was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of EUR 1.1342 to $1.

(2)      The table above reflects corrections for typographical errors. Certain typographical errors in the presentation of both the non-current assets and current liabilities total amounts as of December 31, 2021 have been corrected. These revisions had no effect on the amounts or balances presented in relation to the balance sheet as of December 31, 2021.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

8.      Investments and advances to unconsolidated joint ventures (cont.)

The following tables provides summarized statements of operations for the Company’s unconsolidated joint ventures:

	Year ended December 31, 2022
	PDP(1)	Sierra Parima	Karnival	Total
Total revenues	$33,962	$226	$—	$34,188
Loss from operations	2,540	(3,403)	—	(863)
Net income (loss)	6,457	(3,438)	7	3,026

____________

(1)      The PDP summarized statement of operations was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of EUR 1.0520 to $1.

	Year ended December 31, 2021
	PDP(1)	Sierra Parima	Total
Total revenues	$14,072	$155	$14,227
Loss from operations	(3,384)	(996)	(4,380)
Net income (loss)	(3,786)	(1,051)	(4,837)

____________

(1)      The PDP summarized statement of operations was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of EUR 1.1797 to $1.

The results of operations for Karnival for the years ended December 31, 2022 and 2021 were not material for the periods presented and, as such, not included in the table above.

9.      Accrued expenses and other current liabilities

The Company’s Accrued expenses and other current liabilities consisted of:

	As of December 31,
	2022	2021
Accrued payroll and related expenses	$781	$873
Accrued insurance premiums	20	45
Operating lease liabilities, current portion	156	56
Accrued interest	405	98
Project-related accruals	888	749
Audit and professional fees	1,101	—
Other	638	6
	$3,989	$1,827

Accrued expenses and other current liabilities with related parties was $0.7 million and $0.1 million as of December 31, 2022 and 2021 respectively.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

10.    Long-term debt and borrowing arrangements

The Company’s indebtedness as of December 31, 2022 and 2021 consisted of the following:

	2022		2021
	Amount	Interest Rate	Amount	Interest Rate
€2.5 million revolving credit facility (due December 2023)	$2,090	3.00%	$2,216	3.00%
$5 million revolving credit facility (due February 2026)	—	—	3,850	3.50%
$10 million revolving credit facility (due December 2026)	629	2.75%	1,000	2.75%
€1.5 million term loan (due April 2026)	1,344	1.70%	1,701	1.70%
$12.785 million term loan (due December 2026)	12,786	2.75%	12,786	2.75%
€7 million term loan (due April 2027)	5,972	2.88%	7,597	2.00%
$7.25 million term loan (due December 2027)	7,250	3.75%	—	—
$1.975 million term loan (due December 2029)	1,975	3.00%	1,975	3.00%
$8.7 million term loan (due December 2030)	—	—	8,533	3.00%
Finance leases	1,099	6.39%	1,210	6.28%
	33,145		40,868
Less: Current portion of long-term debt	7,408		2,110
	$25,737		$38,758

The Company’s outstanding debt as of December 31, 2022 matures as follows:

Within 1 year	$7,408
Between 1 and 2 years	6,957
Between 2 and 3 years	7,159
Between 3 and 4 years	7,723
Between 4 and 5 years	2,721
Thereafter	1,177
Total	$33,145

As of December 31, 2022, the available capacity under the Company’s revolving credit facilities was

Available Capacity
€2.5 million revolving credit facility (due December 2023)	$584
$10 million revolving credit facility (due December 2026)	9,371
$9,955

€2.5 million revolving credit facility

In December 2019, the Company entered into a €2.5 million revolving credit facility with Collections. This facility, which is subject to an annual fixed interest rate of 3.00% and expires in December 2023.

$5 million revolving credit facility

In January 2021, the Company entered into a $5.0 million revolving credit facility with Collections. This facility, which is subject to an annual fixed interest rate of 3.50%, expires in February 2026. On October 6, 2022, the outstanding balance of $3.9 million was converted as part of the debt-to-equity conversion discussed below.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

10.    Long-term debt and borrowing arrangements (cont.)

$10 million revolving credit facility

In December 2021, the Company entered into a $10.0 million revolving credit facility with Collections. This facility, which is subject to an annual fixed interest rate of 2.75%, expires in December 2026. On October 6, 2022, $7.6 million of the outstanding balance was converted as part of the debt-to-equity conversion discussed below.

€1.5 million term loan

In April 2020, the Company entered into a six-year €1.5 million Institute of Official Credit (ICO) term loan with a Spanish bank, with a fixed interest rate of 1.70%. The loan was interest only for the first twelve months, thereafter principal and interest is payable monthly in arrears.

$12.785 million term loan

In December 2021, the Company entered into a five-year $12.785 million term loan with Collections. The loan bears interest at 2.75% per annum. The loan is interest only for the first twelve months, thereafter principal and interest is payable quarterly in arrears.

€7 million term loan

In March 2019, the Company entered into a seven-year €7 million term loan with a Spanish bank, which was interest only for the first eighteen months, thereafter principal and interest was payable monthly in arrears. In January 2021, the loan was modified and bears interest at six-month Euribor plus 2.00%. Loan is collateralized by the Company’s investment in PDP.

$1.975 million term loan

In June 2019, the Company entered into a ten-year $1.975 million term loan with Collections. The loan bears interest at 3.00% per annum. The loan was interest only for the first 24 months, thereafter principal and interest is payable quarterly in arrears.

$8.7 million term loan

In December 2020, the Company entered in a ten-year $8.7 million term loan with Collections which matures in 2030. The loan bears interest of 3.00% with thirty-year amortization and a balloon payment in December 2030. On October 6, 2022, the outstanding balance of this term loan was converted as part of the debt-to-equity conversion discussed below.

$0.15 million term loan

In May 2020, the Company entered into a $0.15 million Economic Injury Disaster Loan (EIDL) loan. The loan bore interest at 3.75% with interest accruing for the first twelve months. Thereafter principal and interest were payable in equal monthly installments over a thirty-year period. The loan was repaid in full in December 2021.

$7.25 million Term Loan

In December 2022, the Company entered into a five-year $7.25 million term loan with Infinite Acquisitions. The loan bears interest at 3.75% per annum. The loan is interest only for the first twelve months, thereafter principal and interest is payable quarterly in arrears.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

10.    Long-term debt and borrowing arrangements (cont.)

Conversion of debt to equity with Collections

On October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units. The Company converted the following debt instruments: $8.5 million outstanding balance on the $8.7 million term loan, $3.9 million outstanding balance on the $5 million revolving credit facility, and $7.6 million of the outstanding balance on the $10 million revolving credit facility.

Finance leases

The Company’s finance leases consist primarily of leases of the Company’s headquarters which are leased from a related party, Penut. See Note 6 — Leases.

11.    Payroll protection loan forgiveness and Employee retention credits

In February 2021, Katmandu received a loan of $0.2 million under the Small Business Administration (“SBA”) Payroll Protection Program as provided for in the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) enacted by the United States Government in March 2020. The loan and accrued interest were fully forgivable, if the loan proceeds were used for eligible purposes including payroll expenses, benefits, rent and utilities as defined in the CARES Act. Katmandu used the proceeds for eligible purposes, and the loans and related accrued interest were forgiven in their entirety. The Company accounted for fully forgiven loans received under the SBA Payroll Protection program using the grant method of accounting, whereby proceeds were recorded as Payroll protection loan forgiveness and the related payroll expenses are presented in Selling, general and administrative expense in the Statements of Operations and Comprehensive Loss.

In 2021, the Company received employee retention credits of $0.7 million under the provisions of the CARES Act, reported as Employee Retention Credits in the Statements of Operations and Comprehensive Loss for the year ended December 31, 2021 as an offset to corresponding costs incurred in Selling, general and administrative expense.

12.    Related party transactions

Related party notes

The Company holds a series of related party notes receivable from Penut, a wholly owned subsidiary of The Magpuri Revocable Trust. Each promissory note bears interest at 4% per year.

As of December 31, 2021, the outstanding balance for each of the Notes receivable is as follows:

February 2010 note	$103
December 2015 note	36
October 2018 note	146
July 2020 note	81
August 2020 note	96
462
Less current portion	(153)
$309

The current portion of notes receivable is included in Other current assets in the consolidated Balance Sheets as of December 31, 2021. On August 30, 2022, Penut repaid the outstanding balances of the notes receivable in full.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

12.    Related party transactions (cont.)

Lease agreements

The Company leases office space from Penut, a wholly owned subsidiary of The Magpuri Revocable Trust. See Note 6 — Leases.

Accrued expenses and other current liabilities

The Company has a short-term advance from PDP to Fun Stuff for $0.4 million euro, repayable within one year of issuance and non-interest bearing.

The Company reimburses certain audit and professional fees on the behalf of PDP and Sierra Parima. There were $0.7 million unpaid audit and professional fees as of December 31, 2022.

Long-term debt

The Company has various long-term debt instruments with Infinite Acquisitions and has accrued interest of $0.4 million as of December 31, 2022 related to these loans.

During the year ended December 31, 2022, the Company converted a portion of debt with Infinite Acquisitions to equity. See Note 10 — Long-term debt and borrowing arrangements.

Services provided to unconsolidated joint ventures

Falcon’s Creative Group has been contracted for various design, master planning, attraction design and hardware sales for themed entertainment offerings by our unconsolidated joint ventures.

Destinations Operations recognizes management and incentive fees from our unconsolidated joint ventures and, prior to the business combination.

See Note 4 — Revenue for amounts recognized during the years ended December 31, 2022 and 2021.

Deemed equity contribution

The Company provided services to Infinite Acquisitions for $0.6 million during the year ended December 31, 2021. The Company recorded this transaction as a deemed equity contribution. Cash received from Infinite Acquisitions is presented on the consolidated Statements of Cash Flows as Cash flows from financing activities.

Advance to Meliá Group

In January 2022, the Company advanced $0.5 million to Meliá Group to be used by Meliá as an earnest money deposit for a potential land acquisition in Playa del Carmen intended for the site of a future hotel and entertainment development. The advance is non-interest bearing and has been classified in Other non-current assets.

National subscription agreement

In September 2019, National entered into a subscription agreement to acquire units of Katmandu Ventures, LLC a party related to Collections. As of April 30, 2021, Falcon’s had acquired 94.12 units at a cost of $25,000 per unit. Concurrent with the business combination with Falcon, Katmandu Ventures, LLC canceled the subscription agreement with National and refunded the investment of $2.3 million at cost subsequent to the acquisition date. No gain or loss was recorded upon cancelation of the subscription agreement. The balance refunded during the year ended December 31, 2022 was included in Accounts receivable in the fair value of the assets acquired, and liabilities assumed for the combined Treehouse and National businesses as of the acquisition.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

13.    Income taxes

For United States tax purposes, the Company is organized as a partnership and not subject to tax at the Company level. For financial reporting purposes, domestic and foreign components of loss before taxes were as follows:

	Year ended December 31,
	2022	2021
Domestic	$(18,311)	$(5,880)
Foreign	883	(3,586)
Loss before income taxes	$(17,428)	$(9,466)

A reconciliation of the provision for income taxes and income taxes using the United States federal statutory rate are as follows:

	Year ended December 31,
	2022	2021
Benefit for income taxes using statutory rate	$3,660	$1,988
Impact of income not subject to entity level taxes	(3,845)	(1,235)
Foreign rate differential	(35)	143
Permanent items	377	(765)
Changes in valuation allowances for deferred tax assets	(157)	(131)
Provision for income taxes	—	—

The components of deferred tax assets were as follows:

	As of December 31, 2022
	2022	2021
Net operating loss carry forward	$465	$218
Other	14	67
Valuation allowance	(479)	(285)
Deferred income taxes	—	—

A full valuation allowance was recorded to offset deferred tax assets which are related to assets in Spain where it is management’s best estimate that there is not a greater than 50 percent probability that the benefit of the assets will be realized in the associated returns. The gross tax operating loss carryforward balance was $1.9 million and $0.9 million as of December 31, 2022 and 2021, respectively, related to international jurisdictions and does not have an expiration date. The Company has not recognized a deferred tax asset on outside basis differences on equity method investments as the deferred tax asset is not expected to be recognized in the foreseeable future.

There were no income taxes paid by the Company for the years ended December 31, 2022 and 2021. The Company did not record any liabilities for uncertain tax positions as of December 31, 2022 and 2021.

14.    Retirement plan

The Company sponsors the Falcon’s Treehouse LLC 401(k) Profit Sharing Plan (“the Plan”) that covers all qualifying employees over 21 years of age and who have completed 3-months of service. The Plan allows participants to contribute up to 100% of their wages into the Plan and allows for discretionary profit-sharing contributions from Treehouse. Participants vest at 20% per year over a five-year vesting period. Discretionary profit-sharing contributions of $0.2 million and $0 million were made in the years ended December 31, 2022 and 2021, respectively.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

15.    Commitments and contingencies

Litigation — The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. There were no material accruals for legal proceedings or claims as of December 31, 2022 and 2021.

Indemnification — In the ordinary course of business, the Company enters into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of December 31, 2022 and 2021, there were no known events or circumstances that have resulted in a material indemnification liability.

Commitments — The Company and its joint venture partners have committed to fund construction, pre-opening and working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of December 31, 2022 the Company has unfunded commitments of $5.8 million to its unconsolidated joint venture Sierra Parima.

As of December 31, 2022 the Company has unfunded commitments of $2.4 million (HKD 18.7 million) to its unconsolidated joint venture, Karnival.

16.    Segment information

The Company has five operating segments, Falcon’s Creative Group, PDP, Sierra Parima, Destinations Operations and Falcon’s Beyond Brands, all of which are reportable segments. The Company’s Chief Operating Decision Makers are its Executive Chairman and Chief Executive Officer, who review financial information for purposes of making operating decisions, assessing financial performance, and allocating resources. Operating segments are organized based on product lines and, for our location-based entertainment, by geography. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate expenses which include payroll and related benefits for executive, accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses are presented as Unallocated corporate overhead as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. During the year ended December 31, 2022, the Company created a new operating segment, Falcon’s Beyond Brands, which is utilized for the development and commercialization of Company owned and third-party intellectual property through consumer products and media. As the Company did not incur expenses related to the Falcon Beyond Brand division in 2021, there was no impact on the segment reporting for the year ending December 31, 2021.

Falcon’s Creative Group provides master planning, media, interactive and audio production, project management, experiential technology and attraction hardware development services and attraction hardware sales on a work-for-hire model. The results of the Falcon’s Creative Group segment are presented for the eight months ended December 31, 2021 following the business combination with Katmandu. See Note 3 — Business combination. Goodwill of $11.5 million recorded in connection with the business combination is included in the Falcon’s Creative Group reportable segment. Falcon’s Creative Group provides services for projects located worldwide. See Note 4 — Revenue.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

16.    Segment information (cont.)

The Company’s unconsolidated joint ventures, PDP and Sierra Parima develop, own and operate hotels, theme parks and retail, dining and entertainment venues. See Note 8 — Investments and advances to unconsolidated joint ventures. Destinations Operations provides development and management services for themed entertainment to PDP, Sierra Parima and new development opportunities. The Company collectively refers to the Destination Operations, PDP and Sierra Parima as Falcon’s Beyond Destinations.

Reportable segments measure of profit and loss is earnings before interest, taxes, foreign exchange gain (loss) and depreciation and amortization. See Note 12 — Related party transactions for transactions between the Company’s wholly-owned businesses and unconsolidated joint ventures.

	Year ended December 31, 2022
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Falcons Beyond Brands	Intersegment eliminations	Unallocated corporate overhead	Total
		Destination Operations	PDP	Sierra Parima
Revenue	$17,460	$293	$—	$—	$—	$(1,803)	$—	$15,950
Share of gain or (loss) from equity method investments		3	3,229	(1,719)				1,513
Segment income (loss) from operations	698	(1,195)	3,229	(1,719)	(3,699)	(553)	(11,852)	(15,091)
Depreciation and amortization expense								(737)
Interest expense								(1,113)
Other expense								(9)
Foreign exchange transaction loss								(478)
Net loss								$(17,428)
	Year ended December 31, 2021
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Intersegment eliminations	Unallocated corporate overhead	Total
		Destinations Operations	PDP	Sierra Parima
Revenue	$6,934	$85	$—	$—	$(948)	$—	$6,071
Share of loss from equity method investments	—	—	(1,892)	(526)	—	—	(2,418)
Segment loss from operations	(279)	(1,765)	(1,892)	(526)	(376)	(2,939)	(7,777)
Depreciation and amortization expense							(584)
Interest expense							(687)
Foreign exchange transaction gain loss							(418)
Net loss							$(9,466)

Identifiable assets as of December 31, 2022 and December 31, 2021 are as follows:

	As of December 31,
	2022	2021
Falcon’s Creative Group	$28,650	$22,603
Destinations Operations	7,811	5,163
PDP	23,688	21,632
Sierra Parima	41,562	24,018
Falcons Beyond Brands	4,275	—
Unallocated corporate assets and intersegment eliminations	6,284	1,085
Total assets	$112,270	$74,501

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

16.    Segment information (cont.)

Assets for PDP and Sierra Parima represent the Company’s investment and advances to these unconsolidated joint ventures — See Note 8 — Investments in and advances to unconsolidated joint ventures. These investments are held by a subsidiary located in Mallorca, Spain.

Total capital expenditures for the Company were $0.3 million and $0.1 million for the year ended December 31, 2022 and 2021 respectively. Capital expenditures were primarily for computer and office equipment located in the United States.

17.    Net loss per unit

On June 30, 2022, the Company issued 88,653,263 units to the owners of the Company in exchange for their ownership interest in the Company. The weighted average units outstanding for the years ended December 31, 2022 and 2021 used to determine the Company’s Net loss per unit reflects the impact of these issuances as well as the impact of the Consolidation Agreement discussed in Note 1 — Description of business and basis of presentation.

During the third and fourth quarter of 2022, the Company received $38.2 million of private placement funds from Infinite Acquisitions in exchange for 3,820,900 units of the Company. In addition, On October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units, see Note 10 — Long term debt and borrowing arrangements. The weighted average units outstanding for the year ended December 31, 2022 used to determine the Company’s Net loss per unit reflects the impact of these issuances.

18.    Subsequent events

The Company evaluated all subsequent events through May 15, 2023, which is the date the consolidated financial statements were available to be issued.

On January 31, 2023, FAST Acquisition Corp. II, a Delaware corporation (“SPAC”), the Company, Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, entered into that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), which amended and restated that certain Agreement and Plan of Merger, dated July 11, 2022 (as amended by that certain Amendment No. 1, dated September 13, 2022). The Merger Agreement may be terminated by the Company or SPAC under certain circumstances. Upon termination, in specified circumstances, the Company must pay SPAC a termination fee of $12,500,000 (minus 50% of any amounts funded by Infinite Acquisitions to SPAC to cover any expenses incurred in connection with extending the business combination deadline under the SPAC’s charter). Such specified circumstances include (a) any termination by SPAC on the basis of the Company’s uncured breach, the Company board’s failure to include the board recommendation to the Company stockholders, Infinite Acquisitions’ material default under the promissory note issued by Infinite Acquisitions to SPAC, any failure to obtain the approval of the Company stockholders, or the Company’s failure to close, (b) any termination by the Company when SPAC was entitled to terminate in the circumstances described in the preceding clause, and (c) any termination by the Company on the basis that the consummation of the business combination was permanently prohibited by a governmental order or law if such governmental order or law is not generally applicable to all special purpose acquisition companies and not primarily caused by any action or inaction of SPAC. However, the termination fee shall be reduced by half in the event that the Merger Agreement is terminated (i) by SPAC if the Company enters into certain financing arrangement that deviates from agreed parameters, (ii) by SPAC or the Company if all the closing

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

18.    Subsequent events (cont.)

conditions except for the listing condition for the Pubco stock are satisfied, or (iii) by SPAC or the Company at a time that SPAC or the Company would be entitled to terminate on the basis that all closing conditions except for the listing condition for the Pubco stock are satisfied. No termination fee shall be payable if (x) the Company terminates the Merger Agreement on the basis of SPAC’s uncured breach or if SPAC is not listed on an approved exchange or is not in compliance with the listing standards of the exchange on which SPAC is then listed, in each case, as a result of the redemption Listing or (y) the Merger Agreement is terminated when the Company is entitled to terminate the Merger Agreement on the basis of the circumstances described in the preceding clause.

On April 20, 2023, the Company provided a $1.8 million private placement notice to Infinite Acquisitions in exchange for 179,100 membership units of the Company, which brought the total subscription agreement funding to the entire $60 million.

On May 10, 2023, the Company entered into a subscription agreement to receive $20 million from Infinite Acquisitions in exchange for membership units of the Company. The funds are expected to be received and up to 2,000,000 membership units will be transferred by the end of the second quarter of 2023.

On June 22, 2023, the Company issued 54,587,077 units to its owners in connection with a membership unit recapitalization, whereby each one unit of outstanding units was exchanged into approximately 0.577 membership units. The financial statements were retroactively adjusted for the membership unit recapitalization.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Producciones de Parques, S.L.

Opinion

We have audited the consolidated financial statements of Producciones de Parques, S.L. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte, S.L.

Madrid, Spain
May 15, 2023

PRODUCCIONES DE PARQUES, S.L.

CONSOLIDATED BALANCE SHEETS

(in thousands of euros)

	Notes	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents		3,914	4,085
Accounts receivables, net of allowance for doubtful accounts(1)	3	1,994	1,002
Current portion of derivative assets	10	964	—
Inventories		339	362
Other current assets(1)	4	1,403	2,128
Total current assets		8,614	7,577
Property, plant, and equipment, net	5	84,418	87,125
Operating leases right-of-use assets	6	557	1,219
Noncurrent portion of derivative assets	10	2,554	—
Other non-current assets	4	9	13
Total assets		96,152	95,934

Liabilities and equity
Current liabilities:
Accounts and other payables(1)	12	6,384	5,416
Current portion of long-term debt	7	6,183	5,189
Current portion of operating lease liabilities	6	151	619
Current portion of derivative liabilities	10	—	253
Deferred revenue	13	453	269
Other current liabilities		15	127
Total current liabilities		13,186	11,873
Long-term debt	7	36,774	42,643
Noncurrent portion of operating lease liabilities	6	406	600
Noncurrent portion of derivative liabilities	10	—	216
Deferred tax liabilities	11	712	1,573
Deferred revenue	13	297	315
Other non-current liabilities		496	569
Total liabilities		51,871	57,789
Commitments and contingent liabilities	9	—	—

Stockholders’ equity
Common stock (€25 par value; 1,595,366 shares authorized, issued and outstanding)		39,884	39,884
Additional paid-in capital		5,350	5,350
Accumulated other comprehensive loss		(417)	(415)
Accumulated deficit		(536)	(6,674)
Total stockholders’ equity	8	44,281	38,145
Total liabilities and stockholders’ equity		96,152	95,934

____________

(1)      See Note 15 for disclosure of related party amounts.

PRODUCCIONES DE PARQUES, S.L.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands of euros)

	Notes	Year ended December 31, 2022	Year ended December 31, 2021
Revenue	13	31,993	10,270
Other operating income(1)	13	290	1,658
Expenses:
Hotel expense	14	13,384	5,497
General and administrative expense(1)		12,795	5,733
Depreciation and amortization expense	5	3,088	2,933
Allowance for doubtful accounts		(44)	13
Operating lease expenses	6	646	621
Income (loss) from operations		2,414	(2,869)
Finance costs(1)		(1,042)	(1,033)
Derivatives income	10	3,987	1,005
Gain on foreign currency transactions		17	—
Other non-operating income		6	6
Income (loss) before income taxes		5,382	(2,891)
Income tax benefit/(expense)	11	756	(318)
Net income (loss)		6,138	(3,209)

Comprehensive income:
Net income		6,138	(3,209)
Pension liability adjustment, net of tax		(2)	(21)
Total other comprehensive loss		(2)	(21)
Total comprehensive income (loss)		6,136	(3,230)

____________

(1)      See Note 15 for disclosure of related party amounts.

PRODUCCIONES DE PARQUES, S.L.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of euros)

	Year ended December 31, 2022	Year ended December 31, 2021
Cash flows from operating activities
Net income (loss)	6,138	(3,209)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Income tax expense	(1,094)	318
Depreciation and amortization expense	3,088	2,933
Allowance for doubtful accounts	(44)	13
Loss on derecognition of property, plant, and equipment	225	138
Derivative income	(3,987)	(1,005)
Gain on foreign currency transactions	(17)	—
Changes in operating assets and liabilities, net of effects of businesses acquired:
Inventories	23	(13)
Accounts and other receivables	(612)	541
Other current assets	1,476	(1,379)
Prepaid expenses	—	28
Accounts and other payables	882	2,356
Other current liabilities	166	284
Other non-current liabilities	(72)	(80)
Net cash provided by operating activities	6,172	925
Cash flows from investing activities
Proceeds from sale of investments in equity securities	—	63
Acquisition of property, plant, and equipment	(718)	(655)
Net cash used in investing activities	(718)	(592)
Cash flows from financing activities
Repayment of debt	(4,874)	(945)
Loan to related parties	(750)	—
Net cash used in financing activities	(5,624)	(945)
Net decrease in cash and cash equivalents	(171)	(612)
Cash and cash equivalents at beginning of period	4,085	4,697
Cash and cash equivalents at end of the year	3,914	4,085

For the year ended December 31, 2022, 337 thousand euros have been paid to the Spanish tax authorities regarding the Group’s corporate tax, 282 thousand euros were received for the year ended December 31, 2021. Additionally, for the year ended December 31, 2022, 722 thousand euros have been paid out in terms of financial interest, 882 thousand euros for the year ended December 31, 2021.

For the years ended December 31, 2022 and 2021, the Company did not have any noncash investing or financing activities.

PRODUCCIONES DE PARQUES, S.L.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands of euros, except unit and per unit data)

	Common stock		Additional paid-in capital (Note 8)	Accumulated deficit (Note 8)	Accumulated other comprehensive income (loss) (Note 8)	Total Stockholders’ Equity (Note 8)
	Shares (units) (Note 8)	Par value (Note 8)
Initial balance as of January 1, 2021	1,595	39,884	5,350	(3,465)	(394)	41,375
Consolidated net loss	—	—	—	(3,209)	—	(3,209)
Other comprehensive loss, net of tax (Note 8)	—	—	—	—	(21)	(21)
Ending balance as of December 31, 2021	1,595	39,884	5,350	(6,674)	(415)	38,145
Consolidated net income	—	—	—	6,138	—	6,138
Other comprehensive loss, net of tax (Note 8)	—	—	—	—	(2)	(2)
Ending balance as of December 31, 2022	1,595	39,884	5,350	(536)	(417)	44,281

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

1.      Description of Business

Producciones de Parques, S.L. (and, together with its subsidiaries, “we”, “us”, the “Group”, “Producciones de Parques” or the “Company”) is a Spanish corporation that commenced operations in November 2005 and has its registered office at Avenida Pedro Vaquer Ramis, s/n, Calviá (Spain).

The Company was formed for the purpose of performing the following activities described in its legal corporate articles of incorporation:

–       The operation of hotels, apartments, restaurants and any activity related to the hotel operation, as well as the purchase and lease of real estate. The activities comprising the corporate purpose may be developed by the Company in whole or in part indirectly through the ownership of shares or stakes in companies having similar or identical purposes.

–       The operation, promotion, administration and management of art galleries, museums and creative, exhibition and similar centers, for its own or for third parties; the purchase, sale, deposit, administration, import and export of any kind of works of art.

–       The creation, purchase, sale, operation, administration, and management, for its own or for third parties of leisure parks, amusement parks and water parks.

–       The realization, promotion, operation and representation of any kind of cultural, sport, recreational and leisure activities, as well as the acquisition, purchase, sale, lease, construction and operation of facilities and/or infrastructure necessary for the development of such activities.

–       The promotion, execution, and operation, for its own or for third parties of any type of recreation and sports-oriented development projects.

The Group is currently engaged in activities in the tourism industry in general and, in particular, in the administration of hotels under ownership as well as complementary operations, namely, the theme park Katmandu Park.

As of December 31, 2022 and 2021, the hotels under ownership are as follows: Sol Katmandu Park & Resort, comprising the four-star hotel Sol Katmandu Park & Resort and the amusement theme park Katmandu Park (includes the Golf Fantasía course in Calviá), in the tourist area of Magaluf in Mallorca, and Sol Tenerife hotel, four star hotel, located in the tourist area of Playa de las Americas in Tenerife.

The Group’s operations are managed by the shareholders of the Company: Meliá Hotels International, S.A. and Fun Stuff, S.L., a subsidiary of Falcon’s Beyond Global, LLC.

Impact of global Covid-19 pandemic

The Covid-19 pandemic had a material negative impact on the tourism, entertainment and attraction industry driven by worldwide restrictions on travel and public gatherings. The Company’s business was impacted by a decrease in spend by customers beginning in March 2020 and continuing into 2022. The Company has taken steps in response to the decline in customer spending including taking advantage of European government subsidies, personnel cost reduction, and deferral of discretionary spending. Results were also negatively impacted by temporary closures of properties, limited operations, decreased demand due to public health concerns associated with the pandemic and restrictions on international travel and group gatherings. We took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2022 and 2021 include, but were not limited to elimination or deferral of all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Consolidated Financial Statements include the financial statements of Producciones de Parques and its subsidiaries as of and for the fiscal year ended December 31, 2022 and 2021. We consolidate entities in which we have a controlling financial interest. All material intercompany transactions and balances have been eliminated upon consolidation.

The list of the Group’s subsidiaries as of December 31, 2022 and 2021 is as follows:

Company	Country	Activity	Direct %	Equity holder
Tertian XXI,S.L.U.	Spain	Hotel owner and operator	100	Producciones de Parques, S.L.
Golf Katmandu, S.L.U.	Spain	Inactive	100	Producciones de Parques, S.L.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues accounting standards updates (each an “ASU”) to its accounting standards codification (“ASC”), which constitutes the primary source of accounting principles under GAAP. The Group regularly monitors ASUs as they are issued and considers their applicability to its business.

Recently issued accounting standards

On January 1, 2022, we adopted ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. ASU 2021-10 provides that annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy include information about the nature of the transactions, line items on the balance sheet and income statement that are affected by the transactions, and significant terms and conditions of the transactions. The guidance is effective for all entities for financial statements issued for annual periods beginning after December 15, 2021. The Company’s adoption of this ASU had no impact to the Consolidated Financial Statements.

In March 2020, the FASB issued Accounting Standards Update 2020-04 (“ASU 2020-04”), Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. The guidance was effective as of March 12, 2020, but entities can adopt the ASU any time from the effective date up through December 31, 2022. This amendment had no material impact to the Consolidated Financial Statements.

On January 1, 2021, we adopted ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard amends several aspects of the measurement of credit losses on financial statements, including accounts receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The Company’s adoption of this ASU had no impact to the Consolidated Financial Statements.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

On January 1, 2021, we adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The adoption of ASU 2019-12 did not have a material impact on our Consolidated Financial Statements and related disclosures.

Use of estimates and assumptions

The preparation of our Consolidated Financial Statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements, and the reported amounts of revenues and expenses during the reporting period. Main estimates and assumptions are used for, but not limited to: (1) allowance for credit losses and unbilled revenues; (2) asset impairments; (3) depreciable lives of assets; (4) income tax valuation allowances; (5) fair value measurements and (6) pension and other postretirement employee benefits. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates we use in the preparation of our Consolidated Financial Statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside specialists to assist in our evaluations, as necessary. Actual results could differ from those estimates.

We continue to utilize information reasonably available to us; however, the economic environment has made these estimates and assumptions more difficult to assess and calculate. Affected estimates include, but are not limited to, evaluations of certain long-lived assets for impairment, expected credit losses, and recovery of certain costs.

Foreign Currency

The Euro is our reporting currency and is the functional currency of our entities operating in Spain.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency by use of the exchange rate in effect at that date.

At each balance sheet date, monetary items that are denominated in a currency other than the functional currency are adjusted to reflect the current exchange rate at the balance sheet date. Gains and losses on exchange deriving from this process are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year in which they arise.

Non-monetary items that are denominated in a currency other than the functional currency are converted at the historical exchange rate on the transaction date.

Risk Management

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting its obligations that are settled with cash or other financial assets. The Company’s liabilities which are potentially subject to liquidity risk consist of accounts and others payable and long-term debt. The Group manages liquidity risk by constantly reviewing forecasted cash flows to ensure that the Group has sufficient liquidity to cover necessary operational and capital expenditures and service the Company’s debt without incurring temporary cash shortfalls.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

As of December 31, 2022 and 2021, the Company had a working capital deficit of 4,572 thousand euros and 4,296 thousand euros, respectively. Nevertheless, Management considers that this working capital deficit is the acceptable to the Company’s business model and industry practice for cash generation. A substantial amount of customers pay upfront for services or shortly after providing the services. The company generated positive cash flows arising from the Company’s operations for the years ended December 31, 2022 and 2021 (6,172 thousand euros and 925 thousand euros, respectively.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with financial institutions of high credit quality. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers in the normal course of business to its customers. The carrying amount of current accounts receivable is stated at cost. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be fully collected. The allowance is based on the assessment of the following factors: customer creditworthiness, historical payment experience, age of outstanding accounts receivable and any applicable collateral. As of December 31, 2022 and 2021, the Company had allowance for doubtful accounts of 159 thousand euros and 203 thousand euros, respectively. Additionally, the Company does not have any customers with revenues greater than 10% of total revenue.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date. The Company estimates the fair values using appropriate valuation methodologies and market information available as of the balance sheet date.

Regarding assets and liabilities recognized at fair value in the Consolidated Balance Sheets, the following hierarchy levels have been established in accordance with the variables used in the different measurement techniques and depending on whether the inputs are observable or unobservable:

•        Level 1: Based on prices quoted in active markets

•        Level 2: Based on other observable market variables, either directly or indirectly.

•        Level 3: Based on non-observable market variables.

The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate.

As of December 31, 2022, the Company’s derivative instruments were valued at 3,518 thousand euros utilizing only Level 2 inputs, As of December 31, 2021, the Company’s derivative instruments were valued at (469) thousand euros utilizing only Level 2 inputs. As of December 31, 2022 and 2021, the carrying amount of accounts receivables, accounts payable and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Derivative instruments

We record derivatives at fair value. The designation of a derivative instrument as a hedge and its ability to meet the hedge accounting criteria determine how we reflect the change in fair value of the derivative instrument in our Consolidated Financial Statements. A derivative qualifies for hedge accounting if, at inception, we expect the derivative will be highly effective in offsetting the underlying hedged cash flows or fair value and we fulfill the hedge documentation standards at the time we enter into the derivative contract. We designate a hedge as a cash flow hedge, fair value hedge, or a hedge of the net investment based on the exposure we are hedging. For the effective portion of qualifying cash flow hedges, we record changes in fair value in accumulated other comprehensive income (“AOCI”). We release the derivative’s gain or loss from AOCI to match the timing of the underlying hedged items’ effect on earnings. The change in fair value of qualifying fair value hedges as well as changes in fair value of the underlying hedged items to the hedged risks are recorded concurrently in earnings.

We review the effectiveness of our hedging instruments quarterly and discontinue hedge accounting for any hedge that we no longer consider to be highly effective. We recognize changes in fair value for derivatives not designated as hedges or those not qualifying for hedge accounting in current period earnings. Upon termination of cash flow hedges, we release gains and losses from AOCI based on the timing of the underlying cash flows or revenue recognized, unless the termination results from the failure of the intended transaction to occur in the expected time frame. Such untimely transactions require us to immediately recognize in earnings the gains and/or losses that we previously recorded in AOCI.

Changes in interest rates, currency exchange rates, and equity securities expose us to market risk. We manage our exposure to these risks by monitoring available financing alternatives, as well as through development and application of credit granting policies. We also use derivative instruments as part of our overall strategy to manage our exposure to market risks. As of December 31, 2022 and 2021 there are no derivative instruments which qualify under hedge accounting.

Cash and other cash equivalents

Cash and other cash equivalents include cash in hand and at bank as well as short-term deposits in banks and other financial instruments with an original maturity of three months or less from the date of subscription.

Accounts receivables

Our accounts receivables primarily consist of receivables from customers in connection with the operating of the hotels and also includes receivables from advances to employees, tax authorities for taxes; and other debtors. We initially recognize our accounts receivables at fair value. Subsequently, the Company measures the expected credit losses of its receivables on a collective (pool) basis which aggregates receivables with similar risk characteristics and uses historical collection attrition rates for a period of three years to estimate its expected credit losses. As such, the Company measures the expected credit losses of its receivables by segment and geographical area. The Company provides an estimate of expected credit losses for its receivables immediately upon origination or acquisition and may adjust this estimate in subsequent reporting periods as required. When the Company determines that an account is not collectible, the account is written-off to the allowance for doubtful accounts. The Company also considers whether the historical economic conditions are comparable to current economic conditions. If current or expected future conditions differ from the conditions in effect when the historical experience was generated, the Company would adjust the allowance for doubtful accounts to reflect the expected effects of the current environment on the collectability of the Company’s accounts receivables, which may be material. For the year ended December 31, 2022, and 2021, no significant events that could lead to change the collectability of the Company’s receivables have occurred.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Inventories

The entire inventories balance consist of raw and auxiliary materials (mainly food and beverages, fuels, spare parts and office supplies). Inventories are stated at the lower of cost or net realizable value using the weighted average method.

Property, plant, and equipment

We record property, plant, and equipment at cost, including interest and real estate taxes we incur during development and construction. We capitalize the cost of improvements that extend the useful life of property and equipment when we incur them. These capitalized costs may include structural costs, equipment, fixtures, floor, and wall coverings. We expense all repair and maintenance costs when we incur them. We compute depreciation using the straight-line method over the estimated useful lives of the assets.

Years
Buildings	25 – 50
Plant and machinery	9 – 18
Equipment and furniture	2 – 15

Impairment of long-lived assets

When events, circumstances, or operating results indicate that the carrying values of long-lived assets might not be recoverable through future operations, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. The fair value is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which are dependent on internal forecasts, discount rates and to a lesser extent, estimation of long-term rates of growth. The estimates used to calculate the fair value of long-lived assets change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value.

Leases as a lessee

We determine if a contract is or contains a lease at the inception of the contract, and we classify that lease as a finance lease if it meets certain criteria or as an operating lease when it does not. We reassess if a contract is or contains a leasing arrangement upon modification of the contract. For a contract, in which we are the lessee, that contains fixed payments for both lease and non-lease components, we have elected to account for the components as a single lease component, as permitted.

At the commencement date of a lease, we recognize a lease liability for future fixed lease payments and a right-of-use (“ROU”) asset representing our right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes lessee options to extend the lease and periods occurring after a lessee early termination option, only to the extent it is reasonably certain that we will exercise such extension options and not exercise such early termination options, respectively. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or our incremental borrowing rate. The model for the calculation of incremental rates is based on a risk-free rate, the asset’s economic context risks (country) and the risk inherent in the Company, all this weighted by the temporary value of cash flows as determined in the schedule of minimum lease payments stipulated in each lease agreement. Operating lease liabilities are classified as current portion and non-current portion in our Consolidated Balance Sheets.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

The ROU asset is measured as the amount of the lease liability with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred by us, deferred rent and lease incentives. ROU assets of operating leases are included in operating lease right-of-use assets, and ROU assets of finance leases are included in property, plant, and equipment, net in our Consolidated Balance Sheets. We evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group by comparing the estimated future undiscounted cash flows to the net carrying value of the asset group. If the net carrying value of the asset group is determined to be less than its estimated future undiscounted cash flows and, therefore, is not considered to be recoverable and is in excess of the estimated fair value, we record an impairment loss in our Consolidated Statements of Operations and Comprehensive Income (Loss). We allocate the impairment loss related to an asset group among the various assets within the asset group pro rata based on the relative carrying value of the respective assets.

Our operating leases include: (i) fixed lease payments, or minimum payments, as contractually stated in the lease agreement; (ii) variable lease payments, which, for our hotels, are generally based on a percentage of the underlying asset’s revenues or profits, or are dependent on changes in an index; and/or (iii) lease payments equal to the greater of the fixed or variable lease payments. In addition, during the term of our hotel leases, we may be required to pay some, or all, of the capital costs for furniture, equipment and leasehold improvements in the hotel property. For operating leases, lease expense relating to fixed payments is recognized on a straight-line basis over the lease term, and lease expense related to variable payments is expensed as incurred, with amounts recognized in our Consolidated Statements of Operations and Comprehensive Income (Loss). For operating leases for which the ROU asset has been impaired, the lease expense is determined as the sum of the amortization of the ROU asset remaining after impairment on a straight-line basis over the remaining term of the lease and the accretion of the lease liability based on the discount rate applied to the lease liability.

Revenue Recognition

Revenues are primarily derived from our owned hotels. The majority of our performance obligations are a series of distinct goods or services, for which we receive fixed consideration. We allocate the fixed consideration to the related performance obligations based on their estimated standalone selling prices, and recognized as revenue when, or as, each performance obligation is satisfied.

There are no significant financing components associated to the satisfaction of the performance obligations.

We identified the following performance obligations in connection with our owned hotel revenues, for which revenue is recognized as the respective performance obligations are satisfied, which results in recognizing the amount we expect to be entitled to for providing the goods or services:

•        Room reservations and ancillary services are typically satisfied as the goods and services are provided to the hotel guest, which is generally when the room stay occurs.

•        Other ancillary goods and services are purchased independently of the room reservation at standalone selling prices and are considered separate performance obligations, which are satisfied when the related goods and services are provided to the customers.

Payment terms typically align with when the goods and services are provided, except for those payments and considerations received in advance mainly for hotel bookings and other services that the Company has not yet provided to the customer, which are recorded as a deferred revenue.

Although the transaction price of hotel room sales, goods and other services are generally fixed and based on the respective room reservation or other agreement, an estimate to reduce the transaction price is required if a discount is expected to be provided to the customer.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Income taxes

We record the amounts of taxes payable or refundable for the current year, as well as deferred tax liabilities and assets for the future tax consequences of events we have recognized in our Consolidated Financial Statements or tax returns, using judgment in assessing future profitability and the likely future tax consequences of those events. We base our estimates of deferred tax assets and liabilities on current tax laws, rates and interpretations, and, in certain cases, business plans and other expectations about future outcomes. We develop our estimates of future profitability based on our historical data and experience, industry projections, micro and macro general economic condition projections, and our expectations.

We generally recognize the effect of the tax law changes in the period of enactment. Changes in existing tax laws and rates, their related interpretations, and the uncertainty generated by the current economic environment may affect the amounts of our deferred tax liabilities or the valuations of our deferred tax assets over time. Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates.

For tax positions we have taken or expect to take in a tax return, we apply a more likely than not threshold (that is, a likelihood of more than 50 percent), under which we must conclude a tax position is more likely than not to be sustained, assuming that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information, to continue to recognize the benefit. In determining our provision for income taxes, we use judgment, reflecting our estimates and assumptions, in applying the more likely than not threshold. See Note 11 for further information.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carry-forwards. We state those balances at the enacted tax rates we expect will be in effect when we pay or recover the taxes. Deferred income tax assets represent amounts available to reduce income taxes we will pay on taxable income in future years. We evaluate our ability to realize these future tax deductions and credits by assessing whether we expect to have sufficient future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings, and available tax planning strategies to utilize these future deductions and credits. We establish a valuation allowance when we no longer consider it more likely than not that a deferred tax asset will be realized.

Severance payments

In accordance with current local legislation, the Group is obliged to pay severance payments to employees whose employment is terminated under certain conditions. A liability for severance payments is recognized when the termination occurs and when the liability is reliably measured. As of December 31, 2022 and 2021, there were no provisions recognized for severance payments.

Government grants

The Company does not recognize government grants until there is reasonable assurance that:

a.      the Company will comply with the conditions attached to them; and

b.      the grants will be received.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Company recognizes as expenses the related costs for which the grants are intended to compensate.

Grants related to non-depreciable assets may also require the fulfilment of certain obligations and would then be recognized in profit or loss over the years that bear the cost of meeting the obligations.

For those grants received as part of a package of financial or fiscal aids to which several conditions are attached, the Company identifies the conditions giving rise to costs and expenses which determine the periods over which the grant is earned. It may be appropriate to allocate part of a grant on one basis and part on another.

A government grant that becomes receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the entity with no future related costs is recognized in profit or loss in the period in which it becomes receivable.

When a government grant becomes receivable as compensation for expenses or losses incurred in a previous period, the grant is recognized in profit or loss for the period in which it becomes receivable.

Presentation of grants related to assets

Government grants related to assets, including non-monetary grants at fair value, are presented in the Consolidated Balance Sheets by deducting the grant in arriving at the carrying amount of the asset.

3.      Accounts receivables, net of allowance for doubtful accounts

Components of accounts receivables, net as of December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Accounts receivables	2,153	1,205
Less: Allowance for doubtful accounts	(159)	(203)
Accounts receivables, net	1,994	1,002

4.      Other assets

The following table shows the breakdown by category of other non-current and current assets in 2022 and 2021:

	December 31, 2022			December 31, 2021
	Non- current	Current	Total	Non- current	Current	Total
Guarantees and deposits	9	1	10	13	1	14
Other current assets	—	652	652	—	2,127	2,127
Other financial assets	—	750	750	—	—	—
Total	9	1,403	1,412	13	2,128	2,141

As of December 31, 2022 and 2021, most of the balance of Other current assets and Other current financial assets correspond to financial activities with related parties and is disclosed in Note 15.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

5.      Property, plant, and equipment, net

Property, plant and equipment as of December 31, 2022 and 2021 are composed of the following:

	Land	Buildings	Plant and machinery	Equipment and furniture	Construction in Progress	Total
Initial balance as of January 1, 2021	21,116	54,696	6,255	2,537	4,917	89,521
Additions	—	73	355	153	94	675
Disposals	—	—	—	(138)	—	(138)
Less: depreciation	—	(2,193)	(491)	(249)	—	(2,933)
Ending balance as of December 31, 2021	21,116	52,576	6,119	2,303	5,011	87,125
Additions	—	30	278	299	—	607
Disposals	—	—	—	(225)	—	(225)
Less: depreciation	—	(2,194)	(513)	(382)	—	(3,089)
Ending balance as of December 31, 2022	21,116	50,412	5,884	1,995	5,011	84,418

As of December 31, 2022, and 2021 all owned hotels are subject to the mortgage loans (see Note 7) held by the Company.

The additions to PP&E in 2022 and 2021 relate to refurbishments performed by the Group in the hotels.

6.      Leases as a lessee

The Group leases the land where the Golf Fantasía mini-golf course is located, and also leases operating equipment. These leases are classified as operating leases. The lease contracts do not contain renewal or termination options, residual value guarantees or other restrictions.

Supplemental balance sheet information related to leases is as follows:

	Classification on the Consolidated Balance Sheets	December 31, 2022	December 31, 2021
Land	Operating leases right of use asset	465	578
Operating equipment	Operating leases right of use asset	92	641
Total		557	1,219

Operating cash outflows for operating leases were 646 thousand euros for the year ended December 31, 2022 and 621 thousand euros for the year ended December 31, 2021.

The total lease cost detail including operating lease cost, short-term lease cost, rent concessions provided by the lessor due to Covid-19, and other variable lease payment cost is as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
Operating lease cost	608	627
Short-term lease cost	35	13
Covid-19 rent concessions	—	(22)
Other variable lease payment cost	3	3
Total lease cost	646	621

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

6.      Leases as a lessee (cont.)

The following table presents additional information about our lease obligations as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Weighted Average Remaining Lease Term (in years)
Operating leases	5.7	4.34
Weighted Average Discount Rate
Operating leases	0.88%	0.88%

The tables below reconcile the undiscounted cash flows for each of the first five years and total of the remaining years to the operating lease liabilities recorded on the Company’s Consolidated Balance Sheets as of December 31, 2022 and 2021:

December 31, 2022
2023	169
2024	76
2025	76
2026	76
2027	76
Thereafter	154
Total minimum lease payments	627
Less: discount effect	(70)
Present value of future minimum lease payments	557
Less: current obligations under leases	(151)
Long-term lease obligations	406
December 31, 2021
2022	628
2023	167
2024	75
2025	75
2026	75
Thereafter	225
Total minimum lease payments	1,245
Less: discount effect	(26)
Present value of future minimum lease payments	1,219
Less: current obligations under leases	(619)
Long-term lease obligations	600

7.      Short-term and Long-term Debt

Bank borrowings

The Group’s debt balances consist of several mortgage loans on the hotels, maturing between 2026 and 2030, mainly with an interest rate of Euribor 3 months plus 150 basis points.

On July 3, 2020, the Group requested the lender for moratorium on the mortgage loans that is contemplated in Royal Decree 25/2020 on urgent measures to support economic recovery and employment. Said moratorium results in the postponement of debt amortization for one year. During this period only interest was paid. The deferred amount was distributed among the remaining installments through the maturity date of the contract. New expiration dates are between early 2031 and end of 2031.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

7.      Short-term and Long-term Debt (cont.)

The Group’s bank loans are comprised of the following as of December 31, 2022:

On December 30, 2011, the Group formalized a mortgage loan on the Sol Tenerife hotel the Group owns for an amount of 22,500 thousand euros maturing on March 30, 2031 with an interest rate of Euribor 3 months plus 150 basis points.

On October 1, 2014, the Group formalized a mortgage loan on the properties the Group owns by for an amount of 16,000 thousand euros maturing on April 1, 2031 with an interest rate of Euribor 3 months plus 150 basis points.

On December 22, 2017, the Group formalized a mortgage loan on the properties the Group owns for an amount of 4,000 thousand euros maturing on October 1, 2031 with an interest rate of Euribor 3 months plus 150 basis points.

On December 22, 2017, the Company formalized a mortgage loan on the properties the Group owns for the amount of 14,850 thousand euros maturing on April 1, 2031 with an interest rate of 3-month Euribor rate plus 150 basis points.

On June 30, 2020, the Group formalized an ICO Covid-19 loan for an amount of 7,500 thousand euros maturing on June 30, 2026 with an interest rate of 6-month Euribor plus 190 basis points.

Finance costs of the mortgage loans recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021 amount to 0.834 thousand euros and 0.697 thousand euros, respectively.

Contractual maturities of the Company’s debt (without interest payables) are as follows:

December 31, 2022
2023	6,183
2024	6,020
2025	6,065
2026	5,171
2027	4,279
2028 and following	15,240
Total	42,958

8.      Stockholders’ Equity

a)      Common Stock

The common stock as of December 31, 2022 and December 31, 2021, fully subscribed and paid for, is 39,884 thousand euros represented and divided equally into 1,595,366 cumulative and indivisible shares, each with a nominal value of 25 euros.

The shareholdings of the different partners as of December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
	% Interest	% Interest
Meliá Hotels International, S.A.	50	50
Fun Stuff, S.L.	50	50
Total	100	100

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

8.      Stockholders’ Equity (cont.)

b)      Accumulated deficit

Earnings (net losses) from the current and previous years of the Company and its subsidiaries are recorded under this heading.

The Company and its subsidiaries incorporated under Spanish law are obliged to transfer 10% of each year’s profits to a legal reserve until the reserve reaches at least 20% of share capital. This reserve may only be used to cover, if no other reserves are available, the net losses of the Consolidated Statements of Operations and Comprehensive Income (Loss).

The Company has not paid any dividends in the last five years.

c)      Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) includes amounts arising from actuarial gains and losses recognized in Equity due to the variation in the percentages and actuarial assumptions used to calculate the Group’s committed retirement benefits and premiums.

9.      Commitments and Contingencies

Grant from the Canary Islands Government, subject to investment and employment milestones

A grant from the Canary Islands Government exists for the modernization and expansion of the four-star Sol Tenerife hotel with the implementation of new leisure facilities.

The Group needs to fulfil certain conditions to obtain the grant. The conditions require a minimum investment of 41,000 thousand euros, which the Group must maintain for at least 5 years from the end of the term. Also, Producciones de Parques shall guarantee a number of jobs for a minimum period of 2 years from the end of the term.

The initial term to comply with the conditions of the grant award ended on August 10, 2020. However, during 2021 the Government accepted the request to extend period until August 10, 2023.

The Directors continue to be committed to the investment project and consider that the commitments will be assumed or, as the case may be, adapted to the current situation in terms of deadlines.

Credits for new fixed assets in the Canary Islands

The reserve for investments in the Canary Islands (“RIC”) is a tax incentive that allows entities subject to Income Tax to reduce the tax base for the profit amount that is allocated to the RIC, in relation to their establishments located.

The amounts allocated to the RIC shall be materialized (that is, they must be invested in the Canary Islands) within the maximum effective period of 4 years. In the event of any stipulated requirement is breached, the entity shall include in the tax base of the tax period in which the breach occurred, the profit amount that gave rise to the reduction of the tax base.

As of December 31, 2022 and 2021, Tertian XXI, S.L.U. has a commitment to make investments in accordance with the aforementioned law in the amount of 2,000 thousand euros and 3,070 thousand euros, respectively, as follows:

	Year	Allocation Reserves Law 19/1994	Reinvested amount	Non- reinvested amount	Reinvested pending	End term reinvestment
	2018	1,070	210	860	—	2022
	2019	2,000	—	—	2,000	2023
Total		3,070	210	860	2,000

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

9.      Commitments and Contingencies (cont.)

Guarantee for bank borrowings

The Group has arranged several mortgage loans on the hotels it owns with the Spanish bank, Caixabank, S.A. (see Note 7). As of December 31, 2022 and 2021, Tertian XXI, S.L.U. guarantees 21,247 thousand euros and 23,829 thousand euros, respectively, of mortgage loans held by Producciones de Parques, S.L.. Additionally, Producciones de Parques, S.L. is the guarantor of 12,021 thousand euros and 13,436 thousand euros of mortgage loans held by Tertian XXI, S.L.U as of December 31, 2022 and 2021, respectively.

10.    Derivatives

The table below shows the timing of the estimated cash flows applicable at the end of each reporting period:

December 31, 2022
2023	964
2024	939
2025	682
2026	548
2027 and following	385
Total	3,518
December 31, 2021
2022	(253)
2023	(163)
2024	(49)
2025	(17)
2026 and following	13
Total	(469)
	December 31, 2022			December 31, 2021
	Non- current	Current	Total	Non- current	Current	Total
Derivatives assets	2,554	964	3,518	—	—	—
Derivatives liabilities	—	—	—	216	253	469
Total	2,554	964	3,518	216	253	469

To mitigate interest rate risk, the Group has entered into financial derivative contracts. Specifically, the Group has entered into several contracts which allow it to secure a fixed interest rate over a predetermined period of time. These contracts are applied to the various financial transactions that the Group has which are subject to variable interest rates.

To determine the fair values of these derivatives, the Group has used discounted cash flow techniques based on the embedded amounts determined by the Euro interest rate curve as per current market conditions.

In 2020, the Group entered into two interest-rate swaps. One of the interest rate swaps was contracted by Producciones de Parques and has a notional amount of 15,508 thousand euros as of December 31, 2022, and 16,328 thousand euros as of December 31, 2021. The other interest rate swap was contracted by Tertian XXI, S.L.U. and has a notional amount of 21,666 thousand euros as of December 31, 2022 and 24,231 thousand euros as of December 31, 2021.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

10.    Derivatives (cont.)

As of December 31, 2022, there was a total asset of 3,518 thousand euros related to these interest rate swaps, of which 964 thousand was current. As of December 31, 2021, there was a total liability of 469 thousand euros related to these interest rate swaps, of which 253 thousand was current.

The change in the fair value of these contracts and the impact of contract amendments during the year have been recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss) in the Derivative income line item. As of December 31, 2022, the net effect of these contracts amounts to a loss of 3,987 thousand euros, while the impact as of December 31, 2021 amounts to a loss of 1,005 thousand euros.

11.    Income Tax

The Company is subject, in tax matters and taxation on profits, to the Spanish tax jurisdiction.

During 2022 and 2021, the Company has been taxed under the Tax Consolidation Regime provided for in Law 27/2014, of November 27, on Corporation Tax (“LIS”) integrated into the Group under the number 0062/16.

The Tax Group is composed of Producciones de Parques, S.L., Tertian XXI, S.L.U. and Golf Katmandu, S.L. The Group´s companies jointly determine the taxable income of the Group by dividing it among them, in accordance with the criteria established by the Spanish Accounting and Auditing Institute for recording and determining the individual tax charge.

Corporate income tax

Profits, calculated in accordance with tax legislation, are subject to a tax rate of 25% of the taxable base. If the Company generates a negative tax base, no current tax expense is recorded, but instead a tax benefit is recorded subject to a recoverability assessment.

Permanent differences correspond to non-deductible expenses for tax purposes due to fines and penalties, donations and losses from non-recoverable debts.

The reconciliation between the corporate income tax expense and the result of multiplying the applicable tax rate to all recognized income and expenses is as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
Income (loss) before income taxes	5,382	(2,891)
Nominal tax (rate 25%)	1,346	(723)
Increase (Decrease) resulting from:
Permanent differences	39	—
Temporary differences	207	6
Tax loss carryforwards allowance	(2,324)	1,035
Tax credits	(24)	—
Effective tax (benefit)/expense	(756)	318

The breakdown of income tax expense/income for the year is as follows:

	December 31, 2022	December 31, 2021
Current tax	103	—
Deferred tax	(859)	318
Total income tax expense/(benefit)	(756)	318

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

11.    Income Tax (cont.)

Deferred Income Taxes

The detail of the balances of the deferred tax assets and liabilities is as follows:

	December 31, 2022	December 31, 2021
Deferred income tax assets
Tax losses carry forward	2,991	3,249
Financial expenses	—	7
Pending tax credits	28	89
Financial instruments	-	117
Goodwill on merger	7	8
Amortization expenses to be deducted	124	185
Tax deductible provisions	125	133
Deferred income tax assets	3,275	3,788
Valuation allowance	(1,051)	(3,281)
Deferred income tax assets after valuation allowance	2,224	507
Deferred income tax liabilities
Financial instruments	879	—
Tax for fair value in business combinations	2,057	2,080
Deferred income tax liabilities	2,936	2,080
Net deferred income tax liabilities	712	1,573

Recovery of tax credits

The recoverability of deferred tax assets has been reviewed as of December 31, 2022 and 2021 as a result of the estimated effects on the Company’s cash flows and its ability to recover the tax credits recognized, considering the legislation that is currently enacted as of the date of preparation of these Consolidated Financial Statements.

Through this assessment, we have concluded that in 2022 the net operating loss are considered more likely than not to be recovered and therefore, no allowance has been recorded for them. Thus, the net change in the total valuation allowance for the years ended December 31, 2022 is a 2,230 thousand euros decrease compared to a 1,040 thousand euros increase for the year ended December 31, 2021.

The Company had net operating loss carry forward of 2,885 thousand euros, which carry forward indefinitely. Additionally, the Spanish Tax Authorities can review the correctness of the net operating losses for ten years after the filing of the return.

Uncertain tax positions

According to the current tax legislation in Spain, tax returns are subject to audit by tax authorities for a four-year period after the tax return has been submitted. Therefore, the tax amounts cannot be deemed definitively settled until this four-year statute of limitations has elapsed. As a result, the amount of tax expense could vary depending on a possible tax inspection. The Company has assessed uncertain tax positions and reflects the effect of uncertainty on tax profit (loss), tax bases, unused tax losses or credits and the corresponding tax rates. The Company considers that there is not a significant effect due to uncertain tax positions.

The following tax returns are open for inspection for the following taxes:

Years
Canary Indirect General Tax payable (IGIC)	2019 – 2022
VAT	2019 – 2022
Payroll Tax	2019 – 2022

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

12.    Accounts and other payables

Components of accounts and other payables are as follows:

	December 31, 2022	December 31, 2021
Suppliers	2,867	2,556
Taxation and social security costs	910	626
Employee related payables	778	678
Other payables	1,829	1,556
Total	6,384	5,416

As of December 31, 2022 and 2021, the balance of Suppliers includes any payables of goods, supplies and other services directly related to the hotel operations.

The balance of Other payables includes any payables related to other suppliers not directly related to the operation of the hotel, such as electricity costs.

Transactions with suppliers considered as related parties are disclosed in Note 15.

13.    Revenues and Other Operating Income

Disaggregation of net revenues from contracts with customers and other operating income

The table below presents a disaggregation of the Company’s net revenues by major services and products:

	Year ended December 31, 2022	Year ended December 31, 2021
Room revenue	19,937	6,600
Food and beverages revenue	8,709	2,851
Other revenue	3,347	819
Revenue from Hotels	31,993	10,270

The following table below presents a disaggregation of the Company’s other operating income:

	Year ended December 31, 2022	Year ended December 31, 2021
Non-trading and other operating income	282	296
Operating grants	8	1,362
Other Operating Income	290	1,658

For the year ended December 31, 2021, operating grants mainly refer to the discount in the payment of Social Security contributions of employees under temporary lay-off regime (ERTE by its acronym in Spanish). The caption also included the European subsidies received by 700 thousand euros.

Deferred revenues

Current deferred revenue amounts to 453 thousand euros and 269 thousand euros as of December 31, 2022 and 2021, respectively. It mainly represents payments or consideration received in advance for hotel bookings and other services that the Company has not yet provided to the customer. Non-current deferred revenues amounting to 297 thousand euros as of December 31, 2022 and 315 thousand euros as of December 31,2021 represents liabilities from other income not related with the business operations, mainly related to the agreement reached with the main European operator of infrastructures of wireless telecommunications as explained in Note 2, for which the related income will be incurred during the next 20 years of the life of the contract.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

14.    Hotel Expenses

Hotels

The breakdown of the hotel expenses is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Merchandise	325	82
Raw materials and other consumables	4,826	1,794
Direct personnel expenses	8,233	3,621
Total	13,384	5,497

15.    Transactions with Related Parties

Identification of related parties

The Company’s Consolidated Financial Statements as of December 31, 2022 and 2021 include transactions with the following related parties:

–       Significant shareholders of the parent company.

–       Other related parties.

All the transactions with related parties are carried out on an arm’s length basis.

Transactions with significant shareholders

The companies within the Group carry out transactions with different companies of Meliá Group, of which the partner Meliá Hotels International, S.A. is the parent company, as well as with different companies of the partner Fun Stuff, S.L.

Commercial transactions

The table below shows the breakdown of the amounts that the Group maintains with related companies for commercial transactions.

	December 31, 2022
	Revenues/Other operating income	Expenses	Assets	Liabilities
Meliá Hotels International, S.A.	49	1,490	81	819
Prodigios Interactivos, S.A.	57	1,824	14	791
Falcon’s Beyond Global, LLC and subsidiaries	706	303	662	37
Other companies	31	163	72	38
Total	843	3,780	829	1,685

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

15.    Transactions with Related Parties (cont.)

	December 31, 2021
	Revenues/Other operating income	Expenses	Assets	Liabilities
Meliá Hotels International, S.A.	66	451	154	663
Prodigios Interactivos, S.A.	78	614	54	827
Falcon’s Beyond Global, LLC and subsidiaries	—	66	—	80
Other companies	25	52	30	20
Total	169	1,183	238	1,590

As of December 31, 2022 and 2021, significant related party transactions include:

•        the expenses charged by Meliá Hotels International, S.A. are based on expenses incurred centrally, based on its sales volume and Gross Operating Profit.

•        the expenses charged Falcon’s Beyond Global, LLC and subsidiaries, correspond to expenses incurred centrally, based on its sales volume and Gross Operating Profit.

•        the expenses charged by Prodigios Interactivos, S.A. are mainly based on services provided by sales commissions, loyalty point management, IT services, and other corporate services.

•        in addition to the transactions disclosed above, certain fees related to the audit and other professional services have been reinvoiced to Falcon’s Beyond Global, LLC that amounts to 706 thousand euros

The related transactions relate to normal business transactions of the Group and are carried out at market prices, which are similar to those applied to unrelated companies.

Financing transactions

The breakdown of financing transactions of the Group with related companies is as follows:

	December 31, 2022
	Revenue	Expenses	Assets
Meliá Hotels International, S.A.	2	2	712
Falcon’s Beyond Global, LLC and subsidiaries	—	—	375
Total	2	2	1,087
	December 31, 2021
	Revenue	Expenses	Assets
Meliá Hotels International, S.A.	—	—	2,021
Katmandu Collections, LLP	—	1	—
Other companies	—	—	5
Total	—	1	2,026

Transactions with executives and members of the Board of Directors

Remuneration of the Board of Directors

As of December 31, 2022 and 2021 the members of the Board of Directors have not received any remuneration, advances or credits of the Group, and Producciones de Parques, S.L. has not assumed any commitments with the mentioned Directors in relation to pensions, insurances, civil liability insurance, etc.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

15.    Transactions with Related Parties (cont.)

Likewise, the Group has not arranged civil liability insurances (Directors & Officers or “D&O” insurance) for the Directors.

Remuneration of the Group’s executive team

Producciones de Parques, S.L. does not have an executive team and no remunerations exist in this respect.

16.    Events After the Reporting Date

There have been no subsequent events between the end of the reporting period and the issuance of these Consolidated Financial Statements that would require adjustments to our disclosures in the Consolidated Financial Statements.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and the Shareholders of
Sierra Parima, S.A.S.

Opinion

We have audited the financial statements of Sierra Parima, S.A.S. (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Sierra Parima, S.A.S. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has an accumulated deficit and working capital deficiency as of December 31, 2022 and has incurred recurring net losses and negative operating cash flows. These factors give rise to substantial doubt about its ability to continue as a going concern. Management’s plans with regards to these matters are described in Note 17 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte RD, S.R.L.

Santo Domingo, Dominican Republic
May 15, 2023

SIERRA PARIMA, S.A.S.
BALANCE SHEETS
(in thousands of U.S. dollars)

	Notes	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents		1,536	1,200
Accounts receivable, net	4	103	163
Accounts receivables from related parties, current	15	2,690	—
Tax assets	11	563	43
Prepaid expenses		187	2
Other assets		481
Inventories		181	—
Total current assets		5,741	1,408
Property and equipment, net	5	57,227	32,853
Intangible assets, net	6	399
Operating lease right-of-use-asset	7	939
Other assets		66	20
Total assets		64,372	34,281
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	8	879	7
Accounts and other payable	12	2,172	72
Operating lease liability	7	100
Indebtedness to related parties, current	15	43,575	14,119
Other current liabilities	12	1,151	140
Total current liabilities		47,877	14,338
Long-term debt	8	8,101	8,963
Operating lease liability	7	840
Other non-current liabilities	12	214	202
Total liabilities		57,032	23,503
Commitments and contingencies (Note 10)
Stockholders’ equity	9
Common stock (3,396,146 authorized and issued shares)		12,539	12,539
Accumulated deficit		(5,199)	(1,761)
Total stockholders’ equity		7,340	10,778
Total liabilities and stockholders’ equity		64,372	34,281

SIERRA PARIMA, S.A.S.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands of U.S. dollars)

	Notes	Year ended December 31, 2022	Year ended December 31, 2021
Revenue
Lease revenue	13	105	110
Other services		121	45

Expenses
General and administrative expenses		1,787	639
Amortization and depreciation expense	5, 6	616	435
Lease expense		110	—
Advertising expense		646	60
Other operating expenses		470	17
Loss from operations		(3,403)	(996)
Interest expense	13	(2)	(93)
Gain (loss) on foreign exchange transactions	13	(33)	38
Net and comprehensive loss		(3,438)	(1,051)

SIERRA PARIMA, S.A.S.
STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands of U.S. dollars)

			Common stock		Total stockholders’ equity
	Notes	Shares (units)	Par value	Accumulated deficit
January 1, 2021		3,396	12,539	(710)	11,829
Net and comprehensive loss		—	—	(1,051)	(1,051)
December 31, 2021		3,396	12,539	(1,761)	10,778
Net and comprehensive loss		—	—	(3,438)	(3,438)
December 31, 2022		3,396	12,539	(5,199)	7,340

SIERRA PARIMA, S.A.S.
STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Notes	Year ended December 31, 2022	Year ended December 31, 2021
Cash flows from operating activities
Net loss		(3,438)	(1,051)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	5, 6	616	435
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable, net		60	34
Accounts receivables of related parties, current		916	48
Tax assets		(520)	(289)
Prepaid expenses		(186)	2
Other current assets		(526)	(18)
Inventories		(181)	—
Accounts and other payable		2,973	(61)
Other non-current liabilities		1,011	(22)
Other liabilities		(850)	30
Net cash used in operating activities		(125)	(892)

Cash flows from investing activities
Purchase of property and equipment	5	(24,984)	(11,795)
Purchase of intangible assets	6	(405)
Net cash used in investing activities		(25,389)	(11,795)

Cash flows from financing activities
Repayment of debt		—	(19,240)
Proceeds from debt		—	9,200
Proceeds from related parties		25,850	13,493
Net cash provided by financing activities		25,850	3,453
Net increase (decrease) in cash and cash equivalents		336	(9,234)
Cash and cash equivalents at beginning of period		1,200	10,434
Cash and cash equivalents at end of period		1,536	1,200
Supplemental cash flow information
Cash paid for interest; net of amounts capitalized		2	93
Cash paid for tax on assets		—	—

For the years ended December 31, 2022 and 2021, the Company had non-cash investing activities for the purchase of property and equipment (construction-in-progress) of $1,318 thousand and $21 thousand, respectively, through the assumption of accounts and other payables.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 1. Description of Business

Organization

Sierra Parima, S.A.S. (“Sierra Parima”, the “Company” or “we”) is a Dominican corporation that commenced operations in December 2006 and has its registered office at Avenida Barceló, installations of Plaza Comercial Palma Real Shopping Village, Bávaro, La Altagracia, Dominican Republic.

Sierra Parima, S.A.S. is mainly engaged in the hospitality and commercial real estate industry in general and in the lease of commercial premises and offices under its ownership which are in Plaza Comercial Palma Real Shopping Village.

On December 12, 2019, the board approved that the purpose of the Company will be the development, operation, and promotion of leisure tourist centers, specifically the Katmandú Park and Save Our Reef & Canalloon — Palma Real tourism projects. Consequently, the Plaza Comercial Palma Real Shopping Village will be used for the construction of a theme park. As of 31 December 2022, the park was in the final phase of construction. (See Note 16).

Sierra Parima S.A.S. is a joint venture owned by Meliá Hotels International, S.A. (50%) and Fun Stuff, S.L. (50%) a subsidiary of Falcon’s Beyond Global, LLC.

Note 2. Summary Of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

The Financial Statements include the accounts of Sierra Parima S.A.S. as of and for the fiscal years ended December 31, 2022, and 2021.

Recently Issued Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (“FASB”) issues accounting standards updates (each an “ASU”) to its ASC, which constitutes the primary source of accounting principles under U.S. GAAP. The Company regularly monitors ASUs as they are issued and considers their applicability to its business. All ASUs applicable to the Company are adopted by the due date and in the manner prescribed by the FASB.

New accounting pronouncements requiring adoption in future periods are discussed below.

Recently adopted accounting pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP if certain criteria are met to contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued. A substantial portion of the Company’s indebtedness bears interest at variable interest rates, primarily based on USD-LIBOR. The Company adopted ASU 2020-04 on a prospective basis as of the issuance date of the standard. The adoption of, and future elections under, ASU 2020-04 had no material impact to the Company’s financial statements.

On January 1, 2021, we adopted Accounting Standards Update 2019-12 (“ASU 2019-12”), Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The adoption of ASU 2019-12 did not have a material impact on our Consolidated Financial Statements and related disclosures.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard amends several aspects of the measurement of credit losses on financial statements, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard will become effective for the Company for financial statement periods beginning after December 15, 2022. This amendment is not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

In February 2016, the FASB issued ASU 2016-02, Leases, which introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those of ASC 606, the FASB’s new revenue recognition standard (e.g., those related to evaluating when profit can be recognized). Furthermore, the ASU addresses other concerns related to the current leases model. For example, the ASU eliminates the requirement in current U.S. GAAP for an entity to use bright-line tests in determining lease classification. The ASU also requires lessors to increase the transparency of their exposure to changes in value of their residual assets and how they manage that exposure. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2021, with early application permitted. The Company’s adoption of this ASU, effective January 1, 2022, resulted in the recognition of a right-of-use asset and lease liability for the amount of $940 thousand in the balance sheet.

Use of estimates and assumptions

The preparation of our financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for credit losses; (2) asset impairments and (3) depreciable lives of assets. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment.

The accounting estimates we use in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside specialists to assist in our evaluations, as necessary. Actual results could differ from those estimates.

Functional Currency

The Company’s functional currency is the U.S. dollar. As a result, the accompanying financial statements have been remeasured from Dominican pesos (local currency) into U.S. dollars using (i) current exchange rates for monetary asset and liability accounts, (ii) historical exchange rates for nonmonetary asset and liability accounts, (iii) historical exchange rates for revenues and expenses associated with nonmonetary assets and liabilities and (iv) the weighted average exchange rate of the reporting period for all other revenues and expenses. In addition, foreign currency transaction incomes and losses resulting from U.S. dollar denominated transactions are eliminated. The resulting income (loss) is recorded in results of operations.

The financial statements should not be construed as representations that Dominican pesos have been, could have been or may in the future be converted into U.S. dollars at such rates or any other rates.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, income, or loss arising from the transaction is measured initially in the functional currency by use of the exchange rate in effect at that date.

At each balance sheet date, monetary items that are denominated in a currency other than the functional currency are adjusted to reflect the current exchange rate at the balance sheet date. Incomes and losses on exchange deriving from this process are recognized in the profit and loss account for the year in which they arise.

Relevant exchange rates used in the preparation of the financial statements were as follows (Dominican pesos per one U.S. dollar):

2022
Current exchange rate as of December 31, 2022	RD$ 56.25
Weighted average exchange rate for the year ended December 31, 2022	RD$ 54.92
2021
Current exchange rate as of December 31, 2021	RD$ 57.23
Weighted average exchange rate for the year ended December 31,	RD$ 57.05

Non-monetary items that are denominated in a currency other than the functional currency are converted at the historical exchange rate on the transaction date.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and Accounts receivable. The Company places its cash and cash equivalents with financial institutions of high credit quality. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers in the normal course of business to its customers. The carrying amount of current accounts receivable is stated at cost. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be fully collected. The allowance is based on the assessment of the following factors: customer creditworthiness, historical payment experience, age of outstanding accounts receivable and any applicable collateral. As of December 31, 2022 and 2021, the Company had allowance for doubtful accounts of $184 thousand and $730 thousand, respectively. Additionally, the Company does not have any customers with revenues greater than 10% of total revenue.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The Company estimated the fair values using appropriate valuation methodologies and market information available as of the balance sheet date.

Regarding assets and liabilities recognized at fair value in the balance sheet, the following hierarchy levels have been established in accordance with the variables used in the different measurement techniques and depending on whether the inputs are observable or unobservable:

•        Level 1:    Based on prices quoted in active markets.

•        Level 2:    Based on other observable market variables, either directly or indirectly.

•        Level 3:    Based on non-observable market variables.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

Cash and other cash equivalents

Cash and other cash equivalents include cash in hand and at bank as well as short-term deposits in banks.

Accounts receivables

Our accounts receivable primarily consist of amounts due from lessees (customers). We initially recognize our accounts receivable at the contractual amount owed. Subsequently, the Company measures the allowance for credit losses of its receivables on a collective (pool) basis which aggregates receivables with similar risk characteristics and uses historical collection rates for a period of three years to estimate its expected credit losses. The Company provides an estimate of expected credit losses for its receivables immediately upon origination or acquisition and may adjust this estimate in subsequent reporting periods as required. When the Company determines that an account is not collectible, the account is written-off to the allowance for doubtful accounts. The Company also considers whether the historical economic conditions are comparable to current economic conditions. If current or expected future conditions differ from the conditions in effect when the historical experience was generated, the Company would adjust the allowance for doubtful accounts to reflect the expected effects of the current environment on the collectability of the Company’s trade receivables which may be material.

The company’s policy is to write off accounts that are deemed to be unrecoverable based on judicial process decisions or the results of collections efforts carried out by management and advisors, which indicate that the debtor in question does not have the economic solvency, nor have assets on which foreclosures can be made.

Accounts receivables and indebtedness to related parties

Accounts receivables and indebtedness to related parties includes funds advanced and received from entities of Meliá Group and Falcons Beyond Group as related parties and shareholders. These balances are recorded for the value of the funds granted and received considering that these balances are non-interest bearing and are payable on demand.

Inventories

The entire inventory balance consists of raw and auxiliary materials (mainly food and beverages, fuels, spare parts and office supplies). Inventories are stated at the lower of cost or net realizable value using the weighted average method.

Property and equipment

We record property and equipment at cost, including interest, borrowing costs and real estate taxes we incur during development and construction. We capitalize the cost of improvements that extend the useful life of property and equipment when we incur them. These capitalized costs may include structural costs, equipment, fixtures, floor, and wall coverings. We expense all repair and maintenance costs when we incur them. We compute depreciation using the straight-line method over the estimated useful lives of the assets. The estimated useful lives and depreciation method are reviewed at the end of each reporting period, for the years ended December 31, 2022, and 2021, there were no changes in useful lives and depreciation method.

Years
Buildings	40
Equipment	10 – 15
Machinery	15
Furniture	10
Vehicles	5
Information technology (IT) equipment	6

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

Intangible Assets, net

We classify our software system as a definite-lived intangible asset which we record at acquisition cost. We compute amortization for definite-lived intangible assets using the straight-line method over the estimated useful life of the asset. The useful life for our software system is 6 years. The estimated useful lives and depreciation method are reviewed at the end of each reporting period. For the years ended December 31, 2022, and 2021, there were no changes in useful lives and depreciation method.

Borrowing costs

General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period to get ready for their intended use or sale. Other borrowing costs are expensed in the period in which they are incurred.

Impairment of long-lived assets

When events, circumstances or operating results indicate that the carrying values of long-lived assets might not be recoverable through future operations, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. The fair value is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which are dependent on internal forecasts, discount rates and to a lesser extent, estimation of long-term rates of growth. The estimates used to calculate the fair value of long-lived assets change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value. For the years ended December 31, 2022, and 2021, there were not any impairments of any long-lived assets recorded.

Leases

Leases as a lessee

We determine if a contract is or contains a lease at the inception of the contract, and we classify that lease as a finance lease if it meets certain criteria or as an operating lease when it does not. We reassess if a contract is or contains a leasing arrangement upon modification of the contract. For a contract, in which we are the lessee, that contains fixed payments for both lease and non-lease components, we have elected to account for the components as a single lease component, as permitted.

At the commencement date of a lease, we recognize a lease liability for future fixed lease payments and a right-of-use (“ROU”) asset representing our right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes lessee options to extend the lease and periods occurring after a lessee early termination option, only to the extent it is reasonably certain that we will exercise such extension options and not exercise such early termination options, respectively. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or our incremental borrowing rate. The model for the calculation of incremental rates is based on a risk-free rate, the asset’s economic context risks (country) and the risk inherent in the Company, all this weighted by the temporary value of cash flows as determined in the schedule of minimum lease payments stipulated in each lease agreement. Operating lease liabilities are classified as current portion and non-current portion in our Balance Sheet.

The ROU asset is measured as the amount of the lease liability with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred by us, deferred rent and lease incentives. ROU assets of operating leases are included in operating lease right-of-use assets, and ROU assets of finance leases are included in property, plant, and equipment, net in our Balance Sheet. We evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group by comparing the estimated future undiscounted cash flows to the net carrying value of the asset group. If the net carrying value of the asset

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

group is determined to be less than its estimated future undiscounted cash flows and, therefore, is not considered to be recoverable and is in excess of the estimated fair value, we record an impairment loss in our Statements of Operations and Comprehensive Loss. We allocate the impairment loss related to an asset group among the various assets within the asset group pro rata based on the relative carrying value of the respective assets.

Our operating leases include: (i) fixed lease payments, or minimum payments, as contractually stated in the lease agreement and/or (ii) variable lease payments, which, have contractually stated amounts that depend on the opening date of the real estate facilities. For operating leases, lease expense relating to fixed payments is recognized on a straight-line basis over the lease term, and lease expense related to variable payments is expensed as incurred, with amounts recognized in our Statements of Operations and Comprehensive Loss. For operating leases for which the ROU asset has been impaired, the lease expense is determined as the sum of the amortization of the ROU asset remaining after impairment on a straight-line basis over the remaining term of the lease and the accretion of the lease liability based on the discount rate applied to the lease liability.

Revenue Recognition

Leases as a lessor

Sierra Parima, S.A.S. revenue is primarily derived from the leases of owned commercial premises and offices.

The Company recognizes income from operating leases on a straight-line basis over the lease term, in accordance with the price established in the respective contracts, when it can be measured reliably, and it is probable that the Company will receive the economic benefits associated with the transactions. The respective leased assets are included in the balance sheet in accordance with their nature.

At the commencement date, the Company assesses whether the lessee is reasonably certain to exercise an option to extend the lease or to purchase the underlying asset, or not to exercise an option to terminate the lease. The Company considers all relevant facts and circumstances that create an economic incentive for the lessee to exercise, or not to exercise, the option, including any expected changes in facts and circumstances from the commencement date until the exercise date of the option.

Maintenance fees and other services

The Company provides maintenance services to tenants and is the primary obligor for providing such services as it directs the provision of such services, therefore acting as a principal. For the pass-through billing of the energy and water utility services, the Company acts as an agent as it does not have control of the services provided to its customer, therefore the revenues and expenses are present on a net basis in the ‘Other services’ line item of the Statements of Operations and Comprehensive Loss.

The Company invoices maintenance fees separately from the rental payments due from the tenant. The Company recognizes these revenues over time as services are performed, on a straight-line basis over the contractual periods.

Taxes

We recognize the amounts of taxes payable or refundable for the current year, as well as deferred tax liabilities and assets for the future tax consequences of events we have recognized in our Financial Statements or tax returns, using judgment in assessing future profitability and the likely future tax consequences of those events. We base our estimates of deferred tax assets and liabilities on current tax laws, rates, and interpretations, and, in certain cases, business plans and other expectations about future outcomes.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

We recognize the effect of the tax law changes in the period of enactment. Changes in existing tax laws and rates, their related interpretations, and the uncertainty generated by the current economic environment may affect the amounts of our deferred tax liabilities or the valuations of our deferred tax assets over time. Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates.

For tax positions we have taken or expect to take in a tax return, we apply a more likely than not threshold (that is, a likelihood of more than 50 percent), under which we must conclude a tax position is more likely than not to be sustained, assuming that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information, to continue to recognize the benefit. In determining our provision for income taxes, we use judgment, reflecting our estimates and assumptions, in applying the more likely than not threshold. See Note 11 for further information.

Hybrid Taxes

According to the local jurisdiction, the entity pays the greater of two tax computations, one of which is based on taxable profit and the other is based on the assets. To the extent that the non-income-based measure result in a larger amount, the entity would pay the amount determined by using the non-income-based measure.

Considering this regime, the amount payable based on the non-income-tax component (total assets) was considered a pretax component and presented as operating expenses.

Note 3. Fair Value Measurements

Financial instruments

The Company does not hold any financial instruments measured at fair value in a recurring basis. However, the carrying amounts of cash and cash equivalents, account receivables, accounts payable and other current liabilities and accounts receivables and indebtedness to related parties, approximate fair value due to the short-term maturities of these assets and liabilities. In the case of short-term and long-term debt, as the instruments include a variable interest rate that varies according to a market benchmark (refer to Note 8), it has been concluded that no relevant difference exists between the book value and their fair value.

The fair values of all other financial instruments are a reasonable approximation of their carrying amounts.

Note 4. Accounts receivable, net

Components of accounts receivable, net are as follows:

	December 31, 2022	December 31, 2021
Accounts receivables	287	893
Less: allowances for doubtful accounts	(184)	(730)
Total	103	163

The accounts receivable amount relates to accounts receivable for the lease of commercial premises and offices, as well as the amounts charged to the lessee for maintenance, electricity, and water services. As explained in Note 2, when a receivable is deemed non collectible, even after legal claims have been filed, the amount due is written-off from Accounts receivables alongside with the allowance created for the potential loss.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 5. Property and Equipment, net of accumulated depreciation

Property and equipment for the years ended December 31, 2022, and 2021 are composed of the following:

	Land	Buildings	Equipment machinery, furniture and other fixed assets	Information technology (IT) equipment	Construction in Progress	Total
Cost:
Initial balance as of January 1, 2022	3,640	14,114	1,116	132	19,318	38,320
Additions	—	16,702	14,172	239	(6,130)	24,984
Ending balance as of December 31, 2022	3,640	30,816	15,288	371	13,188	63,304
Accumulated depreciation:
Initial balance as of January 1, 2022	—	(4,683)	(675)	(109)	—	(5,467)
Depreciation for the year	—	(388)	(185)	(38)	—	(610)
Ending balance as of December 31, 2022	—	(5,071)	(860)	(147)	—	(6,077)
Carrying value December 31, 2022	3,640	25,745	14,428	224	13,188	57,227
	Land	Buildings	Equipment machinery, furniture and other fixed assets	Information technology (IT) equipment	Construction in Progress	Total
Cost:
Initial balance as of January 1, 2021	3,640	14,114	1,056	132	7,583	26,525
Additions	—	—	60	—	11,735	11,795
Ending balance as of December 31, 2021	3,640	14,114	1,116	132	19,318	38,320
Accumulated depreciation:
Initial balance as of January 1, 2021	—	(4,330)	(608)	(93)	—	(5,032)
Depreciation for the year	—	(353)	(67)	(16)	—	(435)
Ending balance on December 31, 2021	—	(4,683)	(675)	(109)	—	(5,467)
Carrying value December 31, 2021	3,640	9,431	441	23	19,318	32,853

For the years ended December 31, 2022 and 2021, the capitalized borrowing cost related to the construction in progress amounted to $428 thousand and $236 thousand, respectively.

Note 6. Intangible assets, net

Intangible assets for the years ended December 31, 2022, and 2021 are composed of the following:

		Total
Cost:
Initial balance as of January 1, 2022	3	3
Additions	405	405
Ending balance as of December 31, 2022	408	408
Accumulated amortization:
Initial balance as of January 1, 2022	(3)	(3)
Amortization for the year	(6)	(6)
Ending balance on December 31, 2022	(9)	(9)
Carrying value December 31, 2022	399	399

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 6. Intangible assets, net (cont.)

Total
Cost:
Initial balance as of January 1, 2021	3
Additions	—
Ending balance as of December 31, 2021	3
Accumulated amortization:
Initial balance as of January 1, 2021	3
Amortization for the year	—
Ending balance on December 31, 2021	3
Carrying value December 31, 2021	—

Note 7. Leases as a lessee

The Group leases one plot destined for commercial parking for more than 700 vehicles with a total area of approximately 10,000 square meters of dimension”. These leases are classified as operating leases. The lease contracts do not contain renewal or termination options, residual value guarantees or other restrictions. The Company did not have any leases as a lessee as of December 31, 2021.

Supplemental balance sheet information related to leases is as follows:

	Classification on the Balance Sheet	December 31, 2022
Land	Operating lease right-of-use asset	939
Total		939

The total lease cost for the year ended December 31, 2022 is comprised solely of the operating lease cost of $110 thousand. Operating cash outflows for operating leases was $110 thousand for the year ended December 31, 2022

The following table presents additional information about our lease obligations as of December 31, 2022:

December 31, 2022
Weighted Average Remaining Lease Term (in years)
Operating leases	9
Weighted Average Discount Rate
Operating leases	1.2%

The table below reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the operating lease liabilities recorded on the Company’s Balance Sheet as of December 31, 2022:

December 31, 2022
2023	110
2024	110
2025	110
2026	110
Thereafter	550
Total minimum lease payments	990
Less: discount effect	50
Present value of future minimum lease payments	940
Less: current obligations under leases	(100)
Long-term lease obligations	840

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 8. Long-term and Short-term Debt

The Company’s debt includes bank loans and consists of the following as of December 31, 2022:

On March 23, 2021, the Company has taken a loan for US$9,200 thousand from Banco Popular Dominicano, that carries an interest at the three-month LIBOR rate + 2.80 percent per annum, payable monthly. The loan is secured by a first rank a mortgage guarantee over the land and building of Plaza Commercial Palma Real Shopping Village, including its improvements, dependencies, present and future attachments. Principal balance is payable in 32 quarterly installments starting from June 2023. The outstanding balance is presented net of the upfront cost and fees for US$ 200 thousand.

The loan contains restrictive covenants, which restrict payment of dividends, the granting of loans, additional financing and to endorse insurance policies in favor of the Bank. As of December 31, 2022 and 2021, the Company was in compliance with these covenants.

Contractual maturities of the Company’s debt (without interest payables) are as follows:

December 31,
2023	863
2024	1,150
2025	1,150
2026	1,150
Thereafter	4,887
Total	9,200

As of December 27, 2019, the Company has availed a line of credit facility of US$ 19 million from Banco Popular Dominicano, the facility carries an interest at the rate of LIBOR 3M + 2.00 percent per annum payable quarterly. The outstanding balance was paid in full in March 2021 and this facility is closed.

For the years ended December 31, 2022 and 2021, interest expense on the loans was US$2 thousand and US$93 thousand, respectively.

Note 9. Shareholders’ Equity

a)      Common Stock

The common stock as of December 31, 2022, and 2021, fully subscribed and paid for, is RD$ 396,191,600 represented and divided equally into 3,396,146 shares, each with a nominal value of RD$ 100. Meliá Hotels International, S.A. and Fun Stuff, S.L own 50% each in the common stock of the Company.

b)      Accumulated deficit

Net losses from previous years and current year of the Company are recorded under this heading.

The company has not paid any dividends in the last six years.

Note 10. Commitments and Contingencies

In August 2021, the Company began building the theme park. In relation with the construction, as of December 31, 2022, the Company has contracts signed with suppliers for an amount of approximately US$ 46,800 thousand. As of December 31, 2022, the Company has provided advances to suppliers for US$ 42,000 thousand and there are outstanding commitments not paid for US$ 4,800 thousand. As of March 31, 2023, the outstanding commitments not paid amounted to US$ 2,900 thousand for the conclusion of the construction of the theme park.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 11. Taxes

For the years ended December 31, 2022 and 2021, the Company requested a tax exemption under the provisions of the article 13 of the General Standard No. 03-2006 dated March 9, 2006, which establishes the Temporary Exemption of taxpayers with losses due to force majeure or extraordinary events, as well as indicating that the company began in 2020 the expansion and conversion to the park and due to this there is an almost total paralysis of the activities in the premises that is where the income comes from, the tax authority provided the tax exemption in its entirety according to resolution No. 22 350000003 dated April 25, 2022 issued by the General Direction of Internal Taxes (DGII in Spanish).

In addition, the tax authority has provided the approvals of the “KATMANDU PARK PUNTA CANA” project through Resolution No. 01-2020 of dated January 16, 2020 and confirmed by Final Resolution No. 163-2021 dated November 24, 2021 ratified subsequently, on January 3, 2022, from the DGII by the successful update of the data that grants it the final classification as a tourism project, ratifying the special tax regime in accordance with the provisions established by the Tourism Development Council (CONFOTUR). Based on these resolutions, management received a fiscal tax exception applicable for the next 15 years and consequently during the years ended December 31, 2022, and 2021 the Company did not recognize any tax income nor tax based on the assets applicable to entities under the ordinary tax regime.

On December 31, 2022, and 2021, the tax on assets was higher than the tax on net taxable income, as a result of which the Company determined its taxes on this basis. The calculation is presented below:

	December 31, 2022	December 31, 2021
Total assets	64,372	34,281
Untaxed assets	(1,502)	(43)
Total taxable assets	62,870	34,238
Rate	1%	1%
Tax on assets	629	342
Asset Tax Exemption	(629)	(342)
Net tax for the year	—	—

Current balances with tax authorities

The balance relating to tax authorities are as follows:

	December 31, 2022	December 31, 2021
Initial balance Income Tax Advance	20	16
Tax advances paid during the year	—	3
Other tax benefits received (used) during year	—	1
Ending balance Income Tax Advance	20	20
Tax on the Transfer of Industrialized Goods and Services (ITBIS in Spanish) balances to be compensated	543	23
Total	563	43

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 12. Accounts and other payable and Other current liabilities

Components of accounts and other payable and other current liabilities are as follows:

	December 31, 2022		December 31, 2021
	Current	Non-current	Current	Non-current
Services suppliers	854	—	51	—
Property and equipment suppliers	1,318	—	21	—
Total Accounts and other payable	2,172	—	72	—
Deposits	943	214	5	202
Employee related payables	89	—	19	—
Taxation and other payables	119	—	116	—
Total other liabilities	1,151	214	140	202

The maturity of short-term accounts payable to suppliers is up to thirty (30) days from the reception of invoices and they are not subject to any discount for prompt payment, and they do not generate interest expenses.

Deposits correspond to the amounts received by the lessees as a guarantee for the lease of commercial premises, and they are equivalent to one (1) to three (3) months of the lease rent. This amount will be returned to the lessee at the end of the related contract.

Additionally, current and non-current deposits include guarantees retained to subcontractors that are working on the construction project for the theme park. These amounts are determined based on a percentage of each invoice. These guarantees will be maintained for a minimum of 6 months or until the Company confirms the final acceptance of the activities.

Note 13. Revenue

Revenue from lease contracts

The Company lease contracts contain fixed price per square meter, and the lease term ranges from 1 to 10 years. The contracts do not provide for the transfer of the property nor contain purchase options; the property is returned to the Company at the end of the lease period.

Currently, a total of 616.55 square meters (mt²), between three commercial premises and two offices, are leased. The detail of the minimum future rentals on noncancelable leases under the contracts in the next five years, according to each contract, is as follows:

	December 31, 2022	December 31, 2021
2022	—	82
2023	655	106
2024	798	108
2025	791	110
2026	768	88
	768	36
Total	3,780	530

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 14. Other expenses and charges

Non-operating income (expenses)

	December 31, 2022	December 31, 2021
Gain (loss) on foreign currency transactions	(33)	38
Total gain (loss) on foreign currency transactions	(33)	38
Interest accrued on debt	(2)	(93)
Total interest expense, net	(2)	(93)

Note 15. Transactions with Related Parties

Identification of related parties

The Company is owned by Meliá Hotels International, S. A. (Meliá Group) and Fun Stuff, S.L. (subsidiary of Falcon’s Beyond Group) (collectively referred as the “shareholders”), as part of the operations carries out important transactions with its related parties and the shareholders. The main transactions with related parties are for corporate services, rentals, laundry services, maintenance, electricity, exchanges of warehouse products, accommodation services for external and internal personnel hired by the Company and others.

Commercial and financing transactions

The table below is a breakdown of commercial and financing transactions that occurred during the year and the balances at the end of the year.

	2022
	Purchases	Other services	Accounts payable	Accounts receivables
Fun Stuff, S.L.(a)	715	—	(32,227)	—
Meliá Hotels International(a)	3	—	(8,575)	—
Producciones de Parques, S.L.(b)	22	—	(559)	—
Falcon’s Treehouse National, LLC(c)	3,068	—	(2,013)	—
Desarrollos Sol S. A.	165	23	(57)	20
Inversiones Areito, S. A. S.	95	—	(24)	2
Meliá Management, S. A. S.	91	—	(86)	—
Prodigios Interactivos, S. A.	8	—	(14)	—
Infinity Vacations Dominicana S.A.S.(d)			(20)	2,668
Total	4,167	23	(43,575)	2,690

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 15. Transactions with Related Parties (cont.)

	2021
	Purchases	Other services	Accounts payable	Accounts receivables
Fun Stuff, S.L.(a)	7	—	(12,175)	—
Producciones de Parques, S.L.(b)	—	—	(566)	—
Falcon’s Treehouse National, LLC(c)	2,688	—	(1,191)
Desarrollos Sol S. A.		—	(4)	—
Inversiones Areito, S. A. S.	14	—	(176)	—
Infinity Vacations Dominicana S.A.	—		—	—
Meliá Management, S. A. S.	10	—	(1)	—
Prodigios Interactivos, S. A.	2	—	(6)	—
Total	2,721	—	(14,119)	—

Purchases from related companies relate to supplies in connection with the operations of the Company includes purchase of office materials, maintenance services, food and personnel transportation, auxiliary materials, “All Inclusive” accommodation services provided by Meliá Group for some external and internal personnel hired by the Company.

____________

(a)      The balance corresponds mainly to the financial support provided by the shareholder for the payment of the construction in process (Katmandu Park) and other related transactions (air tickets and executive expenses incurred as part of the oversight functions of the park). This balance will not generate interest as it is not a loan with the shareholder.

(b)      Producciones de Parques, S.L is a related party of Meliá Group and accordingly a related party of Sierra Parima. Producciones de Parques. invoiced Sierra Parima, S. A. S. for the design and other services related to the Theme Park Business Plan.

(c)      Falcon’s Treehouse National LLC is a related party of the shareholder (Fun Stuff, S.L.). Falcon’s Treehouse National LLC provides equipment for the design of the park and other related services.

(d)      The balance with Infinity Vacations corresponds to funds provided to cover the change of brand from Paradisus Grand Cana to Falcons’s Resorts. These funds will be returned during 2023.

Transactions with related entities are carried out in accordance with the conditions agreed between the parties.

Outstanding balances at the end of the year are not guaranteed, do not generate interest and are payable on demand.

Transactions with executives and members of the Board of Directors

Remuneration of the Board of Directors

The members of the board of directors have not received any remuneration or advances from the Company. Further, Company does not have any commitments with respect to pensions, insurances, civil liability insurance or directors and officers (D&O) insurance.

Note 16. Going concern

For the years ended December 31, 2022 and 2021, the Company generated net losses of $3,438 and $1,051 thousands, respectively, and negative cash flows from operations of $125 and $892 thousands, respectively. As of December 31, 2022 and 2021, the Company had a working capital deficit of $42,136 and $12,930 thousands, respectively. In addition, the Company has material amounts of construction costs that remain for Katmandu Park and Entertainment Center which need to be funded prior to its fully completion in early 2023. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 16. Going concern (cont.)

The Company’s financial statements as of and for the years ended December 31, 2022, and 2021 are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company commenced the construction of Katmandu Park and Entertainment Center funded by a combination of debt and committed equity contributions from its shareholders. The Company needs to obtain additional funding from its shareholders or additional financing through debt or equity raises to fund remaining costs to complete construction of the park, including funding working capital needs associated with the park after it opens. As of the date of these financial statements, the Company has already started operating the park, and it is expected that in the coming months, it will begin generating the necessary cash flows to cover the operating needs, as well as the working capital financing associated with the park.

Note 17. Strategic Plan

On February 24, 2021, the Council approved that the Company will be dedicated to the development, operation, and promotion of leisure tourist centers, especially the Katmandu Park and Save Our Reef & Canalloon — Palma Real tourist projects. Consequently, the Commercial Plaza will be used in a theme park.

For the development of the project, the Company requested to avail the provisions of Law 158-01, for the Promotion and Development of Tourism and its modifications, as stated in the regulations for the application of Law 158-01 dated October 9, 2001, issued by the Tourism Development Council (CONFOTUR in Spanish) and Decree No. 372-14 dated October 9, 2014. One of the main benefits of this law is the exemption from the payment of income tax, capitalization tax and asset tax for a period of 15 years from the date of completion of the construction. On October 25, 2021, the Company received the approval of the tax benefit, granting the special regime benefit, which includes tax exemption.

The Company began construction of the project in August 2021, with an estimated investment of US$55,000 thousand, starting operations in a first phase for guests of the Meliá Group hotel in December 2022, fulfilling the objective of adding value to the Group’s hotels and as a differentiating complementary offer to the destination in the Dominican Republic. Due to the construction process of the park, the Company had not entered into new rental contracts until the end 2022, resulting in no new operating income being generated, presenting losses in the years ended 2022 and 2021; therefore, to maintain the operation it has received contributions from its shareholders until it can meet its obligations with the resources arising after the opening of the Theme Park.

The park opened to the general public on March 15, 2023. At the date of issuance of these financial statements the company has nine of the total attractions available and by the end of May it expects to have the carousel installed, thus completing the total number of attractions. The Company has formalized leases with ten commercial premises dedicated to various types of business, as well as the offices of law firms and the US Embassy. In addition, during 2022 and as of the date of this report, the Company has received shareholder contributions of US$44.7 thousand.

Note 18. Events After the Reporting Date

No relevant facts or other aspects to mention have occurred between the closing date and the date these Financial Statements were available to be issued.

FALCON’S BEYOND GLOBAL, INC.
(a wholly owned subsidiary of Falcon’s Beyond Global, LLC)
BALANCE SHEETS
(UNAUDITED)

	As of June 30, 2023	As of December 31, 2022
Assets
Total assets	$—	$—

Liabilities and stockholder’s equity
Total liabilities	—	—
Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 10 shares issued and outstanding	0.1	0.1
Due from stockholder	(0.1)	(0.1)
Total stockholder’s equity	—	—
Total liabilities and stockholder’s equity	$—	$—

FALCON’S BEYOND GLOBAL, INC.
NOTES TO THE JUNE 30, 2023 AND
DECEMBER 31, 2022 BALANCE SHEETS
(UNAUDITED)

1.      Description of business

Falcon’s Beyond Global, Inc., (the “Company” or “Pubco”), formerly Palm Holdco, Inc., is a wholly owned subsidiary of Falcon’s Beyond Global, LLC (“Falcon”) and was incorporated in Delaware on July 8, 2022. The Company was formed solely for the purpose of completing the transactions contemplated by the Amended and Restated Agreement and Plan of Merger dated January 31, 2023 (the “Merger Agreement”), by and among the Company, Falcon, FAST Acquisition Corp. II (“FAST II”), and Palm Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”). Following the consummation of the transaction contemplated by the Merger Agreement, the Company will be the surviving publicly traded corporation, and will own all of the equity interests in Falcon. However, the consummation of the transactions contemplated by the Merger Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

Going Concern

Pursuant to the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205, Presentation of Financial Statements, the Company is required to assess its ability to continue as a going concern for a period of one year from the date of the issuance of the financial statements.

The Company is a wholly owned subsidiary of Falcon which has been engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel and as a result has generated losses and negative cash flows from operations. As such, additional capital investments are required in order to execute the strategic plan of Falcon. While Falcon intends to raise additional capital through a combination of sources, there can be no assurances that such efforts will be successful. Accordingly, substantial doubt about Falcon’s ability to continue as a going concern is raised and as the Company is a wholly owned subsidiary of Falcon, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date these financial statements are issued. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty should Falcon be unable to continue as a going concern.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The balance sheets are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of income and comprehensive income, changes in stockholder’s equity and cash flows have not been presented because there have been no activities in this entity as of December 31, 2022 and June 30, 2023.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

Organization costs

Costs related to incorporation of the Company have been paid by Falcon and recorded as an expense of Falcon.

FALCON’S BEYOND GLOBAL, INC.
NOTES TO THE JUNE 30, 2023 AND
DECEMBER 31, 2022 BALANCE SHEETS
(UNAUDITED)

3.      Stockholder’s Equity

The Company’s authorized capital stock consists of 100 shares of common stock, with a par value of $0.01 per share. On July 8, 2022, the Company issued 10 shares of common stock to Falcon for aggregate consideration of $0.1.

On June 25, 2023, the Company entered into an amendment to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) to provide for the reclassification of a number of membership units of Falcon necessary to meet initial listing requirements and clarify earnout targets. FAST Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon, the Company and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, entered into the Merger Agreement on January 31, 2023, which amended and restated that certain Agreement and Plan of Merger, dated July 11, 2022 (as amended by that certain Amendment No. 1, dated September 13, 2022).

On June 23, 2023, Falcon entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions, LLLP (“Infinite Acquisitions”) (as so amended, the “Credit Agreement”), pursuant to which (i) the Company joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, $4.8 million, a portion of the amounts due to Infinite Acquisitions under Falcon’s $10 million revolving credit facility to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) the Company, Falcon and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause the Company to exchange such Debt Transferee’s Transferred Debt for shares of the Company’s Series A Preferred Stock at the acquisition merger closing, the date Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, merges into Falcon.

4.      Subsequent Events

The Company has evaluated all subsequent events through September 1, 2023, which is the date on which the balance sheets and notes to the balance sheets were available to be issued.

On July 7, 2023, the Company, FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), Falcon, and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”), entered into a second amendment to the Amended & Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which (i) eliminated Falcon’s termination right if the closing has not occurred on or before two days after the Special Meeting, (ii) eliminated FAST II termination right upon the Facon’s entry into the Strategic Investment (as defined below) unless (x) Falcon enters into the Strategic Investment, (y) all other closing conditions have been satisfied and (z) the pro forma condensed combined financial information (which combines the historical financial information of FAST II and Falcon) included in the Form S-4 at its effectiveness does not reflect the consolidation of FCG LLC (termination due to (x), (y) and (z), the “Revised Interim Financing Termination”), (iii) clarified that FAST II will be entitled to the Reduced Termination Fee if Falcon exercises its right to terminate due to the failure of the closing condition related to the listing of Pubco shares on an approved exchange to be satisfied, (iv) provides that the Full Termination Fee, rather than the Reduced Termination Fee, will be payable if the A&R Merger Agreement is terminated pursuant to the Revised Interim Financing Termination (unless it is terminated at a time when FAST II or Falcon could terminate the same due to the failure of the exchange listing closing condition), and (v) reflects the amendment to the Infinite Promissory Note and revised the permitted uses by FAST II of amounts received thereunder to be $1,750,000 of additional deposits to the Trust Fund and $500,000 for other expenses related to the Extension.

On September 1, 2023, the Company, Falcon, Merger Sub and FAST II executed the third amendment to the A&R Merger Agreement, which eliminated FAST II’s right to the Revised Interim Financing Termination set out in the second amendment to the A&R Merger Agreement.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands of U.S. dollars)

	As of June 30, 2023	As of December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$1,186	$8,366
Accounts receivable, net ($5,202 and $489 related party as of June 30, 2023 and December 31, 2022, respectively)	7,833	3,309
Contract assets ($0 and $1,680 related party as of June 30, 2023 and December 31, 2022, respectively)	1,812	2,692
Inventories	513	407
Deferred transaction costs	2,479	1,842
Other current assets	1,006	842
Total current assets	14,829	17,458
Investments and advances to unconsolidated joint ventures	71,122	71,979
Operating lease right-of-use assets ($692 and $709 related party as of June 30, 2023 and December 31, 2022, respectively)	1,371	1,003
Finance lease right-of-use assets ($537 and $570 related party as of June 30, 2023 and December 31, 2022, respectively)	577	582
Property and equipment, net	962	802
Intangible assets, net	7,029	8,304
Goodwill	11,471	11,471
Long term receivable – related party, net	1,017	—
Other non-current assets	626	671
Total assets	$109,004	$112,270

Liabilities and members’ equity
Current liabilities:
Accounts payable	$9,801	$4,626
Accrued expenses and other current liabilities ($585 and $737 related party as of June 30, 2023 and December 31, 2022)	7,043	3,990
Contract liabilities ($913 and $600 related party as of June 30, 2023 and December 31, 2022, respectively)	1,488	1,296
Current portion of long-term debt ($6,760 and $5,607 related party as of June 30, 2023 and December 31, 2022, respectively)	8,495	7,408
Total current liabilities	26,827	17,320
Operating lease liability, net of current portion ($656 and $675 related party as of June 30, 2023 and December 31, 2022, respectively)	1,037	849
Long term debt, net of current portion ($20,530 and $20,124 related party as of June 30, 2023 and December 31, 2022, respectively)	30,156	25,737
Total liabilities	$58,020	$43,906

Commitments and contingencies – note 9

Members’ equity
Members’ capital (54,587,077, and 54,483,789 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively)	$95,992	$94,201
Accumulated deficit	(42,799)	(24,147)
Accumulated other comprehensive loss	(2,209)	(1,690)
Total members’ equity	$50,984	$68,364
Total liabilities and members’ equity	$109,004	$112,270

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)
(in thousands of U.S. dollars, except unit and per unit data)

	For the three months ended		For the six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue ($737, $1,573, $4,236 and $2,491 related party for the three months ended June 30, 2023 and 2022 and for the six months ended June 30, 2023 and 2022, respectively)	$5,322	$4,847	$14,516	$7,798
Expenses:
Project design and build expense	3,141	3,027	9,429	5,075
Selling, general and administrative expense	9,151	4,232	19,154	7,410
Research and development expense	439	886	902	974
Depreciation and amortization expense	174	183	1,516	406
Loss from operations	(7,583)	(3,481)	(16,485)	(6,067)
Share of gain (loss) from equity method investments	(856)	(101)	(2,135)	38
Interest expense	(295)	(295)	(566)	(590)
Interest income	45	—	45	—
Foreign exchange transaction gain (loss)	(129)	(940)	470	(1,247)
Net loss before taxes	(8,818)	(4,817)	(18,671)	(7,866)
Income tax benefit	16	—	19	—
Net loss	$(8,802)	$(4,817)	$(18,652)	$(7,866)

Net loss per unit, basic and diluted	$(0.16)	$(0.09)	$(0.34)	$(0.15)
Weighted average units outstanding, basic and diluted	54,565,511	51,126,843	54,524,876	51,126,843

Comprehensive loss:
Net loss	$(8,802)	$(4,817)	$(18,652)	$(7,866)
Foreign currency translation gain (loss)	(802)	715	(519)	453
Total other comprehensive income (loss)	(802)	715	(519)	453
Total comprehensive loss	$(9,604)	$(4,102)	$(19,171)	$(7,413)

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. dollars)

	For the six months ended
	June 30, 2023	June 30, 2022
Cash flows from operating activities
Net loss	$(18,652)	$(7,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,516	406
Deferred profit on sales to unconsolidated joint ventures	194	196
Foreign exchange transaction (gain) loss	(478)	1,224
Share of (gain) loss from equity method investments	2,135	(38)
Change in deferred tax assets	(19)	—
Credit loss expense – related party	254	—
Changes in assets and liabilities:
Accounts receivable, net ($(4,711) and $(771) related party for the six months ended June 30, 2023 and 2022, respectively)	(4,521)	(2,024)
Other current assets	(164)	(122)
Inventories	(106)	—
Contract assets ($1,680 and $(388) related party for the six months ended June 30, 2023 and 2022, respectively)	880	(955)
Capitalization of ride media content	(78)	(722)
Deferred transaction costs	(637)	(32)
Long-term receivable	(1,271)	—
Other non-current assets	64	(132)
Accounts payable	5,173	2,487
Accrued expenses and other current liabilities ($(152) and $371 related party for the six months ended June 30, 2023 and 2022 respectively)	2,908	2,059
Other long-term payables	—	(70)
Contract liabilities ($314 and $(998) related party for the six months ended June 30, 2023 and 2022, respectively)	192	(876)
Net cash used in operating activities	(12,610)	(6,465)
Cash flows from investing activities
Purchase of property and equipment	(283)	(180)
Investments and advances to unconsolidated joint venture	(1,379)	(7,927)
Advances to related party	—	(500)
Net cash used in investing activities	(1,662)	(8,607)
Cash flows from financing activities
Principal payment on finance lease obligation	(93)	(80)
Proceeds from related party $7.25 million term loan	—	6,788
Repayment of other related party debt	(222)	(46)
Proceeds from related party $10 million credit facility	8,959	6,950
Repayment of related party $10 million credit facility	(2,500)	—
Repayment of third party €1.5 million term loan	(199)	(63)
Repayment of third party €7 million term loan	(636)	(536)
Equity contributions	1,791	—
Net cash provided by financing activities	7,100	13,013
Net increase in cash and cash equivalents	(7,172)	(2,059)
Foreign exchange impact on cash	(8)	(35)
Cash and cash equivalents – beginning of period	8,366	3,091
Cash and cash equivalents at end of period	$1,186	$997
Supplemental disclosures:
Cash paid for interest	$550	$202
Non-cash activities:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$514	$66
Finance lease right-of-use assets obtained in exchange for new finance lease liabilities	35	—

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (UNAUDITED)
(in thousands of U.S. dollars, except unit data)

	Units	Members’ capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Members’ equity
December 31, 2022	54,483,789	$94,201	$(24,147)	$(1,690)	$68,364
Net loss			(9,850)		(9,850)
Foreign currency translation gain				283	283
March 31, 2023	54,483,789	$94,201	$(33,997)	$(1,407)	$58,797
Net loss			(8,802)		(8,802)
Foreign currency translation loss				(802)	(802)
Units issued	103,288	1,791			1,791
June 30, 2023	54,587,077	$95,992	$(42,799)	$(2,209)	$50,984
	Units	Members’ capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Members’ equity
December 31, 2021	51,126,843	$35,992	$(6,719)	$(1,261)	$28,012
Net loss			(3,049)		(3,049)
Foreign currency translation loss				(262)	(262)
March 31, 2022	51,126,843	$35,992	$(9,768)	$(1,523)	$24,701
Net loss			(4,817)		(4,817)
Foreign currency translation gain				715	715
June 30, 2022	51,126,843	$35,992	$(14,585)	$(808)	$20,599

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

1.      Description of business and basis of presentation

Falcon’s Beyond Global, LLC (“Falcons” or the “Company”) was formed on April 22, 2021, in the state of Florida, for the purpose of acquiring the outstanding membership units of Katmandu Group, LLC and its subsidiaries (“Katmandu”), Falcon’s Treehouse, LLC and its subsidiaries (“Treehouse”) and Falcon’s Treehouse National, LLC (“National”). On April 30, 2021, The Magpuri Revocable Trust, owners of Treehouse and National, and Katmandu Collections, LLLP, (“Collections”) owners of Katmandu, entered into a consolidation agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in Treehouse and National in exchange for 33.33% of the membership interests of Falcons, and Collections contributed 100% of its ownership in Katmandu in exchange for 66.67% of the membership interests of Falcons. In June 2022, Katmandu Collections, LLLP was renamed Infinite Acquisitions, LLLP (“Infinite Acquisitions”).

The Company prepared these condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information. They do not include all of the information and notes required by US GAAP for complete financial statements.

In the opinion of management, these condensed consolidated financial statements reflect all adjustments that are of a normal, recurring nature necessary for a fair presentation of our results of operations, financial condition, and cash flows for the interim periods presented. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from these estimates. Accounting policies subject to estimates include, but not limited to, inputs used to recognize revenue over time, inventory valuation, deferred tax valuation allowances, the valuation and impairment testing of investments in unconsolidated joint ventures, and the impairment testing of goodwill and other long-lived assets. We eliminate intercompany balances and transactions in consolidation.

The results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full year or future periods. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021.

The Company has been engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel. As a result, the Company has incurred a loss from operations of $16.5 million for the six months ended June 30, 2023, accumulated deficit of $42.8 million as of June 30, 2023, and negative cash flows from operating activities of $12.6 million for the six months ended June 30, 2023. Accordingly, the Company performed an evaluation of its ability to continue as a going concern through at least twelve months from the date of the issuance of these condensed consolidated financial statements under ASC 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.

The Company has committed to fund its share of additional investment in its unconsolidated joint venture, Sierra Parima S.A.S. (“Sierra Parima”), for the purpose of operating the Katmandu Park and Entertainment Center located in Punta Cana, Dominican Republic and unconsolidated joint venture, Karnival TP-AQ Holdings Limited (“Karnival”), for the purpose of constructing the VAquarium Entertainment Centers in the People’s Republic of China. See Note 9 — Commitments and contingencies. On July 31, 2023, Falcon’s Creative Group LLC (“FCG LLC”), a wholly owned subsidiary of the Company, received a closing payment from Qiddiya Investment Company (“QIC”), on behalf QIC Delaware, Inc., of $17.5 million (net of $500,000 in reimbursements.) The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released upon the establishment of an employee retention and attraction incentive program. These funds are to be used exclusively by the Falcon’s Creative Group segment to fund its operations and growth and cannot be used to satisfy the commitments of other segments.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

1.      Description of business and basis of presentation (cont.)

The Company’s development plans, and investments have been funded by a combination of debt and committed equity contributions from its members, and the Company is reliant upon its members for obtaining additional financing through debt or equity raises to fund its working capital needs, contractual commitments, and expansion plans. Subsequent to June 30, 2023 the Company has incurred and is expected to incur material amounts of expenses in relation to its external advisors, accountants, legal costs, in relation to its S-4 filing. There can be no assurance that the additional capital or financing raises, if completed, will provide the necessary funding for the next twelve months from the date these condensed consolidated financial statements will be issued. If adequate funds are not available to the Company on a timely basis the Company may be required to delay, limit, reduce or terminate certain commercial efforts or expansion strategies. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company provides a full range of theme park design, master planning and experiential technologies for customers in the entertainment and attraction industry through its Falcon’s Creative Group reportable segment and develops and co-owns resort and theme park attractions through its Destinations Operations, Producciones de Parques, S.L. (“PDP”) and Sierra Parima reportable segments. The Company also provides story-driven digital entertainment content and consumer merchandise through its Falcon’s Beyond Brands reportable segment. See Note 10 — Segment information and Note 4 — Investments and advances to unconsolidated joint ventures.

2.      Summary of significant accounting policies

Concentration of revenue and credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of Cash and cash equivalents and Accounts receivable, net. The Company places its Cash and cash equivalents with financial institutions of high credit quality. At times, such amounts exceed federally insured limits. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers in the normal course of business to customers located both inside and outside the United States. Receivables are presented net of an allowance for credit losses based on the Company’s assessment of the collectability of customer accounts. The Company maintains an allowance that provides for an adequate reserve to cover estimated losses on receivables as well as contract assets. The Company determines the adequacy of the allowance by estimating the probability of loss based on the Company’s historical credit loss experience and taking into consideration current market conditions and supportable forecasts that affect the collectability of the reported amount. The Company regularly evaluates receivable and contract asset balances considering factors such as the customer’s credit worthiness, historical payment experience and the age of the outstanding balance. Changes to expected credit losses during the period are included in Selling, general and administrative expense in the Company’s condensed consolidated statements of operations and comprehensive loss. After concluding that a reserved accounts receivable is no longer collectible, the Company reduces both the gross receivable and the allowance for credit losses.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Estimating the fair value of reporting units is a subjective process that involves the use of significant estimates by management. The Falcon’s Creative Group segment and reporting unit has significant revenue concentration associated with a few customers. The Company had one customer with revenue greater than 10% of total revenue for the three months ended June 30, 2023, approximately $4.5 million (85% of total revenue), and two customers with revenue greater than 10% of total revenue for the three months ended June 30, 2022, approximately $3.0 million (62% of total revenue) for one customer and $1.4 million (29% of total revenue) for the second customer. The Company had two customers with revenue greater than 10% of total revenue for the six months ended June 30, 2023 and 2022, approximately $10.0 million (69% of total revenue) and $4.5 million (57% of total revenue) for one customer and $3.6 million (24% of total revenue) and $2.2 million (29% of total revenue) for the second customer, respectively.

Accounts receivable balance for the two customers with revenues greater than 10% of total revenue for the six months ended June 30, 2023 totaled $6.4 million (81% of total Accounts receivable) as of June 30, 2023. Accounts receivable balance for the two customers with revenues greater than 10% of total revenue for the six months ended June 30, 2022 totaled $3.5 million (82% of total accounts receivable) as of June 30, 2022.

Although the Company believes they maintain strong relationships with each customer, if any of these customers where there is a concentration of revenue were to move their business elsewhere it would have an adverse effect on the Company’s profitability, particularly the profitability of Falcon’s Creative Group. In addition, unanticipated changes in business performance, market declines or other events impacting the fair value of these businesses, including changes in market multiples, discount rates, interest rates and growth rate assumptions could result in goodwill impairment charges in future periods. The Company did not identify any triggering events requiring a test of goodwill impairment for the six-months ended June 30, 2023.

Digital media license revenue

The Company enters into contracts with its customers to license the right to use the digital media content for a fixed fee. Revenue is recognized based on this amount at the point-in-time when the license is transferred to the customer. Starting in March 2023 and continuing through the six months ended June 30, 2023, the Company licensed the right to use ride media content to Sierra Parima, see Note 7 — Related party transactions for further discussion.

Recently issued accounting standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard amends several aspects of the measurement of credit losses on condensed consolidated financial statements, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard is effective for the Company for financial statement periods beginning after December 15, 2022. The adoption did not have a material impact on our financial statements. See updates to Concentration of revenue and credit risk policy above for updates to our significant accounting policies impacted by our adoption of ASC 326.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

3.      Revenue

Disaggregated components of revenue for the Company for the three months ended June 30, 2023 and 2022 and the six months ended June 30, 2023 and 2022 are as follows:

	For the three months ended June 30		For the six months ended June 30
	2023	2022	2023	2022
Services transferred over time:
Design and project management services	$3,568	$3,385	$9,484		$5,394
Media production services	1,505	87	1,578		287
Attraction hardware and turnkey sales	139	1,310	2,013		2,052
Other	110	65	110		65
Total revenue from services transferred over time	$5,322	$4,847	$13,185		$7,798
Services transferred at a point in time:
Digital media licenses	$—	$—	$1,331		$—
Total revenue from services transferred at a point in time	$—	$—	$1.331	$
Total revenue	$5,322	$4,847	$14,516		$7,798

Total related party revenues from services provided to our unconsolidated joint ventures were $0.7 million and $1.5 million for the three months ended June 30, 2023 and 2022, respectively, and $4.2 million and $2.4 million for the six months ended June 30, 2023 and 2022, respectively.

The following tables present the components of our Accounts receivable and contract balances:

	As of June 30, 2023
	Related party	Other	Total
Accounts receivable, net – current	$5,202	$2,631	$7,833
Long-term receivable, related party net	1,017	—	1,017
Contract assets	—	1,812	1,812
Contract liabilities	(913)	(575)	(1,488)
	As of December 31, 2022
	Related party	Other	Total
Accounts receivable, net	$489	$2,820	$3,309
Contract assets	1,680	1,012	2,692
Contract liabilities	(600)	(696)	(1,296)

As of June 30, 2023 the aggregate amount of the transaction price for open contracts allocated to remaining performance obligations was $6.8 million. The Company expects to recognize approximately 92% of its remaining performance obligations as revenue within the next 12 months from the balance sheet date and the rest in the periods beyond the 12 months. Revenue recognized for the six months ended June 30, 2023 that was included in the contract liability balance as of December 31, 2022 was $1.2 million. Revenue recognized for the six months ended June 30, 2022 that was included in the contract liability balance as of December 31, 2021 was $2.1 million.

Starting in March 2023 and continuing through the six months ended June 30, 2023, the Company licensed the right to use ride media content to Sierra Parima, see Note 7 — Related party transactions for further discussion.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

3.      Revenue (cont.)

Geographic information

The Company has contracts with customers located in the United States, Caribbean, Saudi Arabia, Hong Kong, Canada, and Spain. The following table presents revenues based on the geographic location of the Company’s customer contracts:

	For the three months ended June 30		For the six months ended June 30
	2023	2022	2023	2022
Saudi Arabia	$4,540	$3,263	$10,161	$4,994
Caribbean	246	1,408	3,603	2,233
USA	42	5	116	62
Hong Kong	393	—	519	—
Other	101	171	117	509
Total revenue	$5,322	$4,847	$14,516	$7,798

4.      Investments and advances to unconsolidated joint ventures

The Company accounts for its investments in unconsolidated joint ventures using the equity method of accounting. The Company’s joint ventures are as follows:

i)       PDP is an unconsolidated joint venture with Meliá Hotels International, S.A. (“Meliá Group”) for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. PDP operates a hotel resort and theme park located in Mallorca, Spain and a hotel located at Tenerife in the Canary Islands.

ii)      Sierra Parima is an unconsolidated joint venture with Meliá Group for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. Sierra Parima has one theme park now open to the public in Punta Cana in the Dominican Republic. The Company has concluded that Sierra Parima is a variable interest entity (“VIE”), that the Company does not have the power to direct the activities that most significantly impact the economic performance of Sierra Parima, as such decisions are taken by the unanimous consent of the representatives of the joint venture partners. The Company, therefore, does not consolidate Sierra Parima and accounts for the investment as an equity method investment. The Company advanced $33.2 million and is committed to provide additional funding up to $4.4 million to Sierra Parima as of June 30, 2023, to partially fund remaining outstanding construction costs as well as working capital costs of the theme park. These advances are non-interest-bearing and no repayment terms have been established. The advances provided to Sierra Parima are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Sierra Parima. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $4.4 million as of June 30, 2023.

iii)    On November 2, 2021, the Company entered into a joint venture agreement to acquire a 50% interest in Karnival TP-AQ Holdings Limited (“Karnival”), a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first location is currently under development in Hong Kong. The Company has concluded that Karnival is a VIE, that the Company does not have the power to direct the activities that most significantly impact the economic performance of Karnival, as such decision are taken by the unanimous consent of the representatives of the joint venture partners. The Company, therefore, does not consolidate Karnival and accounts for the investment as an equity method investment. The Company and its joint venture partner are committed to funding non-interest-bearing advances of $9.0 million (HKD 69.7 million) each, over a two-year period. As of June 30, 2023, the

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

4.      Investments and advances to unconsolidated joint ventures (cont.)

Company had funded $6.6 million (HKD 51.0 million). These advances are repayable to the joint venture partners based on a percentage of gross revenues from operations commencing from the first year of operations. The advances provided to Karnival are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Karnival. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $2.4 million (HKD 18.7 million) as of June 30, 2023.

Investments and advances to unconsolidated joint ventures as of June 30, 2023 and December 31, 2022 consisted of the following:

	As of
	June 30, 2023	December 31, 2022
PDP	$24,383	$23,688
Sierra Parima	40,142	41,735
Karnival	6,597	6,556
	$71,122	$71,979

The Company’s Share of gain or (loss) from equity method investments for the three and six months ended June 30, 2023 and 2022 comprised of:

	For the three months ended June 30		For the six months ended June 30
	2023	2022	2023	2022
PDP	$284	$79	$375	$351
Sierra Parima	(1,266)	(181)	(2,638)	(313)
Karnival	126	1	128	—
	$(856)	$(101)	$(2,135)	$38

The following tables provide summarized statements of operations for the Company’s unconsolidated joint ventures:

	For the three months ended June 30,
	2023		2022
	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$10,428	$991	$8,379	$99
Income (loss) from operations	833	(2,487)	(409)	(393)
Net income (loss)	568	(2,529)	157	(361)

____________

(1)      The PDP summarized statement of operations for the three months ended June 30, 2023 and 2022 was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of approximately €1 to 1.0846 USD and €1 to 1.0574 USD, respectively.

	For the six months ended June 30,
	2023		2022
	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$16,770	$1,225	$12,953	$150
Income (loss) from operations	1,338	(5,223)	(802)	(626)
Net income (loss)	750	(5,273)	702	(626)

____________

(1)      The PDP summarized statement of operations for the six months ended June 30, 2023 and 2022 was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1 to 1.0810 USD and €1 to 1.0869 USD, respectively.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

4.      Investments and advances to unconsolidated joint ventures (cont.)

The results of operations for Karnival for the three and six months ended June 30, 2023 and 2022 were not material for the periods presented and, as such, not included in the tables above.

5.      Accrued expenses and other current liabilities

The Company’s Accrued expenses and other current liabilities consist of the following:

	As of
	June 30, 2023	December 31, 2022
Accrued payroll and related expenses	$1,589	$781
Accrued insurance premiums	—	20
Operating lease liabilities, current portion	314	156
Accrued interest	363	405
Audit and professional fees	3,202	1,101
Project related accruals	1,343	888
Other	232	639
	$7,043	$3,990

Accrued expenses and other current liabilities with related parties was $0.6 million and $0.7 million as of June 30, 2023 and December 31, 2022 respectively.

6.      Long-term debt and borrowing arrangements

The Company’s indebtedness as of June 30, 2023 and December 31, 2022 consisted of the following:

	As of June 30, 2023		As of December 31, 2022
	Amount	Interest Rate	Amount	Interest Rate
€2.5 million revolving credit facility – related party (due December 2023)	$2,119	3.00%	$2,090	3.00%
$10 million revolving credit facility –(due December 2026) ($2,338 and $629 outstanding with related party as of June 30, 2023 and December 31, 2022, respectively)	7,088	2.75%	629	2.75%
€1.5 million term loan (due April 2026)	1,164	1.70%	1,344	1.70%
$12.785 million term loan – related party (due December 2026)	12,785	2.75%	12,786	2.75%
€7 million term loan (due April 2027)	5,416	5.00%	5,972	2.88%
$7.25 million term loan – related party (due December 2027)	7,250	3.75%	7,250	3.75%
$1.975 million term loan – related party (due December 2029)	1,753	3.00%	1,975	3.00%
Finance leases	1,076	6.41%	1,099	6.39%
	38,651		33,145
Less: Current portion of long-term debt	8,495		7,408
	$30,156		$25,737

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

6.      Long-term debt and borrowing arrangements (cont.)

The Company’s outstanding debt as of June 30, 2023 matures as follows:

Within 1 year	$8,495
Between 1 and 2 years	7,031
Between 2 and 3 years	7,190
Between 3 and 4 years	13,069
Between 4 and 5 years	1,769
Thereafter	1,097
Total	$38,651

As of June 30, 2023, the available capacity under the Company’s revolving credit facilities was the following:

Available Capacity
€2.5 million revolving credit facility (due December 2023)	$592
$10 million revolving credit facility (due December 2026)	2,912
$3,504

During the period between December 31, 2022 and June 30, 2023, there was no new debt issued. Refer to Note 7 — Related party transactions for discussion of debt transactions related to the $10 million revolving credit facility with Infinite Acquisitions during the six months ended June 30, 2023.

7.      Related party transactions

Lease agreements

The Company leases office space from Penut Productions, LLC, a wholly owned subsidiary of The Magpuri Revocable Trust.

Accrued expenses and other current liabilities

In July 2022, PDP advanced the Company 0.4 million euro, repayable within one year of issuance and non-interest bearing.

The Company reimburses certain audit and professional fees on behalf of PDP and Sierra Parima. There were $1.7 million and $0.7 million unpaid audit and professional fees as of June 30, 2023 and December 31, 2022.

Long-term debt

The Company has various long-term debt instruments with Infinite Acquisitions with accrued interest of $0.4 million as of June 30, 2023 and December 31, 2022, related to these loans.

On June 23, 2023, the Company entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions (as so amended, the “Credit Agreement”), pursuant to which (i) Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”) joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, $4.8 million, a portion of the amounts due to Infinite Acquisitions under the $10 million revolving credit facility to Infinite Acquisition’s equity holders, which are not related parties to the Company (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for a number of shares

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

7.      Related party transactions (cont.)

of Pubco Series A Preferred Stock (“Exchange Right”) calculated based on an exchange price equal to the fair value of the Pubco Series A Preferred Stock at the time of the exchange. The exchange will occur at the acquisition merger close, which is the date Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, merges into the Company. Management determined the fair value of the Exchange Right is substantially equivalent to the cash redemption; therefore, there was no gain or loss recognized during the three and six months ended June 30, 2023.

Services provided to unconsolidated joint ventures

Falcon’s Creative Group has been contracted for various design, master planning, attraction design, hardware sales and commercial services for themed entertainment offerings by the Company’s unconsolidated joint ventures. Destinations Operations recognizes management and incentive fees from the Company’s unconsolidated joint ventures. Refer to Note 3 — Revenue for amounts recognized during the three and six months ended June 30, 2023 and 2022.

Digital media license revenue and related receivable with unconsolidated joint venture

During March 2023, the Company licensed the right to use digital ride media content to Sierra Parima. The Company recognized digital media license revenue of $0 million and $1.5 million for the three and six months ended June 30, 2023, respectively, and interest income of less than $0.1 million for the three and six months ended June 30, 2023. As of June 30, 2023, the Company has a $1.0 million long-term receivable, net of estimated expected credit loss, and a $0.3 million current portion receivable in the condensed consolidated financial statements.

The Company estimated expected credit loss of $0.3 million as of June 30, 2023 related to the long-term portion of this receivable based on an evaluation of Sierra Parima’s credit characteristics and the duration of the payment stream. The Company will continue to periodically evaluate these estimates to determine if additional reserves are needed. See Note 2 — Summary of significant accounting policies.

Advance to Meliá Group

In January 2022, the Company advanced $0.5 million to Meliá Group to be used by Meliá as an earnest money deposit for a potential land acquisition in Playa del Carmen intended for the site of a future hotel and entertainment development. The advance is non-interest bearing and has been classified in Other non-current assets.

Subscription agreement with Infinite Acquisitions

On May 10, 2023, the Company entered into a subscription agreement to receive $20 million from Infinite Acquisitions in exchange for membership units of the Company. The Company has not yet received the funds as of June 30, 2023.

8.      Income taxes

For United States tax purposes, the Company is organized as a partnership and not subject to tax at the Company level. For financial reporting purposes, domestic and foreign components of loss before taxes were as follows:

	For the three months ended June 30		For the six months ended June 30
	2023	2022	2023	2022
Domestic	$(7,101)	$(3,582)	$(15,815)	$(6,201)
Foreign	(1,717)	(1,235)	(2,856)	(1,665)
Loss before income taxes	$(8,818)	$(4,817)	$(18,671)	$(7,866)

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

8.      Income taxes (cont.)

A reconciliation of the provision for income taxes and income taxes using the United States federal statutory rate are as follows:

	For the three months ended June 30		For the six months ended June 30
	2023	2022	2023	2022
Benefit for income taxes using statutory rate	$1,852	$1,011	$3,921	$1,652
Impact of income not subject to entity level taxes	(1,491)	(752)	(3,321)	(1,302)
Foreign rate differential	6	49	40	67
Permanent items	(245)	(25)	(565)	9
Changes in valuation allowances for deferred tax assets	(106)	(283)	(56)	(426)
Benefit for income taxes	$16	$—	$19	$—

The components of deferred tax assets were as follows:

	As of
	June 30, 2023	December 31, 2022
Net operating loss carry forward	$667	$465
Other	(107)	14
Valuation allowance	(541)	(479)
Deferred income taxes	$19	$—

A full valuation allowance was recorded to offset deferred tax assets which are related to assets in Spain where it is management’s best estimate that there is not a greater than 50 percent probability that the benefit of the assets will be realized in the associated returns. The gross tax operating loss carryforward balance was $2.9 million and $1.9 million as of June 30, 2023 and December 31, 2022, respectively, related to international jurisdictions and does not have an expiration date. The Company has not recognized a deferred tax asset on outside basis differences on equity method investments as the deferred tax asset is not expected to be recognized in the foreseeable future. As the Company expects to realize the benefit of net operating loss carryforwards in Philippines, the Company recorded deferred tax assets which are included in Other non-current assets on the condensed consolidated Balance Sheets.

There were no income taxes paid by the Company for the three and six months ended June 30, 2023 and 2022. The Company did not record any liabilities for uncertain tax positions as of June 30, 2023 and December 31, 2022.

9.      Commitments and contingencies

Litigation — The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. There were no material accruals for legal proceedings or claims as of June 30, 2023.

Indemnification — In the ordinary course of business, the Company enters into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

9.      Commitments and contingencies (cont.)

These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of June 30, 2023, there were no known events or circumstances that have resulted in a material indemnification liability.

Commitments — The Company and its joint venture partners have committed to fund remaining outstanding construction costs as well as working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of June 30, 2023 the Company has unfunded commitments to its unconsolidated joint ventures of $4.4 million to Sierra Parima and $2.4 million (HKD 18.7 million) to Karnival.

10.    Segment information

The Company has five operating segments, Falcon’s Creative Group, PDP, Sierra Parima, Destinations Operations and Falcon’s Beyond Brands, all of which are reportable segments. The Company’s Chief Operating Decision Makers are its Executive Chairman and Chief Executive Officer, who review financial information for purposes of making operating decisions, assessing financial performance, and allocating resources.

Reportable segments measure of profit and loss is earnings before interest, taxes, foreign exchange gain (loss) and depreciation and amortization. See Note 7 — Related party transactions for transactions between the Company’s wholly-owned businesses and unconsolidated joint ventures.

	For the three months ended June 30, 2023
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Falcons Beyond Brands	Intersegment eliminations	Unallocated corporate overhead	Total
		Destination Operations	PDP	Sierra Parima
Revenue	$5,245	$106	$—	$—	$4	$(33)	$—	$5,322
Share of gain or (loss) from equity method investments	—	126	284	(1,264)	—	(2)	—	(856)
Segment income (loss)	(315)	(251)	284	(1,264)	(1,223)	(16)	(5,480)	(8,265)
Depreciation and amortization expense								(174)
Interest expense								(295)
Interest income								45
Foreign exchange transaction gain (loss)								(129)
Income tax benefit								16
Net loss								$(8,802)
	For the three months ended June 30, 2022
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Falcons Beyond Brands	Intersegment eliminations	Unallocated corporate overhead	Total
		Destination Operations	PDP	Sierra Parima
Revenue	$5,528	$65	$—	$—	$—	$(746)	$—	$4,847
Share of gain or (loss) from equity method investments	—	1	79	(181)	—	—	—	(101)
Segment income (loss)	939	(216)	79	(181)	(1,312)	(378)	(2,330)	(3,399)
Depreciation and amortization expense								(183)
Interest expense								(295)
Foreign exchange transaction gain (loss)								(940)
Net loss								$(4,817)

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

10.    Segment information (cont.)

	For the six months ended June 30, 2023
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Falcons Beyond Brands	Intersegment eliminations	Unallocated corporate overhead	Total
		Destination Operations	PDP	Sierra Parima
Revenue	$13,247	$106	$—	$—	$1,481	$(318)	$—	$14,516
Share of gain or (loss) from equity method investments		128	375	(2,636)		(2)		(2,135)
Segment income (loss)	(728)	(798)	375	(2,636)	(1,094)	(242)	(11,981)	(17,104)
Depreciation and amortization expense								(1,516)
Interest expense								(566)
Other expense								45
Foreign exchange transaction loss								470
Income tax benefit								19
Net loss								$(18,652)
	For the six months ended June 30, 2022
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Falcons Beyond Brands	Intersegment eliminations	Unallocated corporate overhead	Total
		Destination Operations	PDP	Sierra Parima
Revenue	$9,082	$65	$—	$—	$—	$(1,349)	$—	$7,798
Share of gain or (loss) from equity method investments	—	—	351	(313)	—	—	—	38
Segment income (loss)	1,358	(605)	351	(313)	(1,483)	(627)	(4,304)	(5,623)
Depreciation and amortization expense								(406)
Interest expense								(590)
Foreign exchange transaction gain (loss)								(1,247)
Net loss								$(7,866)

Assets for PDP and Sierra Parima represent the Company’s investment and advances to these unconsolidated joint ventures — See Note 4 — Investments and advances to unconsolidated joint ventures. These investments are held by a subsidiary located in Mallorca, Spain.

11.    Net loss per unit

The weighted average units outstanding for the three and six months ended June 30, 2023 and 2022 used to determine the Company’s Net loss per unit reflects the following:

•        On June 30, 2022, the Company issued 88,653,263 units to the owners of the Company in exchange for their ownership interest in the Company.

•        During the third and fourth quarter of 2022, the Company received $38.2 million of private placement funds from Infinite Acquisitions in exchange for 3,820,900 units of the Company. In addition, on October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units. On April 20, 2023, the Company provided a $1.8 million private placement notice to Infinite Acquisitions in exchange for 179,100 membership units of the Company, which brought the total subscription agreement funding to the entire $60 million.

•        On June 22, 2023, the Company issued units to its owners in connection with a membership unit recapitalization, whereby each one unit of outstanding units was exchanged into approximately 0.577 membership units. The financial statements were retroactively adjusted for the membership unit recapitalization.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

12.    Subsequent events

The Company evaluated all subsequent events through September 1, 2023, which is the date the condensed consolidated financial statements were available to be issued.

On July 7, 2023, the Company, FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”), entered into a second amendment to the Amended & Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which (i) eliminated the Company’s termination right if the closing has not occurred on or before two days after the Special Meeting, (ii) eliminated FAST II termination right upon the Company’s entry into the Strategic Investment (as defined below) unless (x) the Company enters into the Strategic Investment, (y) all other closing conditions have been satisfied and (z) the pro forma condensed combined financial information (which combines the historical financial information of FAST II and the Company) included in the Form S-4 at its effectiveness does not reflect the consolidation of FCG LLC (termination due to (x), (y) and (z), the “Revised Interim Financing Termination”), (iii) clarified that FAST II will be entitled to the Reduced Termination Fee if the Company exercises its right to terminate due to the failure of the closing condition related to the listing of Pubco shares on an approved exchange to be satisfied, (iv) provides that the Full Termination Fee, rather than the Reduced Termination Fee, will be payable if the A&R Merger Agreement is terminated pursuant to the Revised Interim Financing Termination (unless it is terminated at a time when FAST II or the Company could terminate the same due to the failure of the exchange listing closing condition), and (v) reflects the amendment to the Infinite Promissory Note and revised the permitted uses by FAST II of amounts received thereunder to be $1,750,000 of additional deposits to the Trust Fund and $500,000 for other expenses related to the Extension.

On July 27, 2023, pursuant to that certain Subscription Agreement by and between Falcon’s Creative Group, LLC and QIC Delaware, Inc., and, solely for purposes of Sections 5.3 and 5.4 thereof the Company (the “Subscription Agreement”), QIC Delaware, Inc., a Delaware corporation and an affiliate of QIC, agreed to invest $30.0 million in the Company’s subsidiary, Falcon’s Creative Group, LLC (“FCG LLC”), a Delaware limited liability company (“Strategic Investment”). Following the closing of the Subscription Agreement, FCG LLC now has two members: QIC, holding 25% of the equity interest in the form of preferred units, and the Company, holding the remaining 75% of the equity interest in the form of common units. In connection with the Strategic Investment, FCG LLC amended and restated its limited liability company agreement to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights; and the Company and FCG LLC entered into an intercompany service agreement and a license agreement. In addition, FCG LLC agreed to indemnify its directors, executive officers and certain other employees for liabilities arising from their service in their respective roles. Upon the closing of the Subscription Agreement, FCG LLC received a closing payment of $17.5 million (net of $0.5 million in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released to FCG LLC upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG LLC and its subsidiaries.

The FCG LLC amended and restated limited liability company agreement grants QIC the right to block or participate in certain significant operating and capital decisions of FCG LLC, including the approval of FCG LLC’s budget and business plan, entering into strategic investments, and incurring additional debt, among others. These rights allow QIC to effectively participate in significant financial and operating decisions of FCG LLC that are made in FCG LLC’s ordinary course of business. As such, the Company does not have a controlling financial interest since QIC has the substantive right to participate in FCG LLC’s business decisions. As of July 27, 2023, the date the Company ceases to have a controlling financial interest, FCG LLC is deconsolidated and accounted for as an equity method investment in the Company’s consolidated financial statements.

On September 1, 2023, the Company, Pubco, Merger Sub and FAST II executed the third amendment to the A&R Merger Agreement, which eliminated FAST II’s right to the Revised Interim Financing Termination set out in the second amendment to the A&R Merger Agreement.

During the third quarter of 2023, the Company drew $0.1 million and repaid $0.7 million on the $10 million revolving credit facility.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
Securities and Exchange Commission registration fee	$
Accountants’ fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*
Total expenses	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

The Company issued certain securities, as further described below, under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction by an issuer not involving a public offering. This included the issuances of (i) Pubco Class B Common Stock and Earnout Shares (in the form of Pubco Class B Common Stock) to Infinite Acquisitions, Katmandu Ventures, LLC and CilMar Ventures, LLC, Series A, (ii) Class A Common Stock to Infinite Acquisitions upon conversion of the Infinite Promissory Note, and (iii) Working Capital Warrants to FAST II.

In connection with the Transactions, at the Acquisition Merger Effective Time, we issued (i) 46,763,877 shares of Class B Common Stock in exchange for all issued and outstanding Falcon’s OpCo Units (other than the Reclassified Units and the Company Financing Units) (ii) 775,000 Earnout Shares (in the form of Class A Common Stock), and 75,562,500 Earnout Shares (in the form of Class B Common Stock) which were placed into an escrow account for the benefit of certain holders of Falcon’s OpCo Units pursuant to the Merger Agreement. In addition, the Company elected to convert the principal amount of $2.25 million outstanding under the Infinite Promissory Note into 225,000 shares of Class A Common Stock. In addition, at the SPAC Merger Effective Time, we assumed 733,333 working capital warrants (in the form of Private Placement Warrants), resulting in Warrants of the Company that are exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.580454 shares of Class A Common Stock and 0.5 shares of Series A Preferred Stock.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1†

Composite Amended and Restated Agreement and Plan of Merger, dated January 31, 2023, as amended on June 25, 2023, July 7, 2023 and September 1, 2023, by and among FAST Acquisition Corp. II, Falcon’s Beyond Global, LLC, Falcon’s Beyond Global, Inc. and Palm Merger Sub, LLC (incorporated herein by reference to Exhibit 2.1 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-269778) filed September 1, 2023).

3.1

Amended and Restated Certificate of Incorporation of Falcon’s Beyond Global, Inc. (incorporated by reference to Exhibit 3.1 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

3.2	Amended and Restated By-Laws of Falcon’s Beyond Global, Inc. (incorporated by reference to Exhibit 3.2 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).
3.3

Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

4.1

Specimen Class A Common Stock Certificate of Falcon’s Beyond Global, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

4.2

Amended and Restated Warrant Agreement, dated October 5, 2023, by and between FAST Acquisition Corp. II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

4.3

Warrant Assignment, Assumption and Amendment Agreement, dated October 5, 2023, by and among Falcon’s Beyond Global, Inc., FAST Acquisition Corp. II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

5.1**	Opinion of White & Case LLP with respect to the legality of the securities being offered.
10.1

Tax Receivable Agreement, dated October 6, 2023, by and among Falcon’s Beyond Global, Inc., Falcon’s Beyond Global LLC, the TRA Holder Representative, the TRA Holders and other persons from time to time party thereto (incorporated by reference to Exhibit 10.1 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

10.2

A&R Operating Agreement of Falcon’s Beyond Global, LLC, dated October 6, 2023 by and between Falcon’s Beyond Global, Inc. and each member of Falcon’s Beyond Global, LLC (incorporated by reference to Exhibit 10.2 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

10.3+

Form of Indemnification Agreement between Falcon’s Beyond Global, Inc. and each of its officers and directors(incorporated by reference to Exhibit 10.3 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

10.4

Amended and Restated Sponsor Lock-Up Agreement, dated January 31, 2023, by and among Falcon’s Beyond Global, LLC, FAST Sponsor II, LLC, and the Securityholders (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).

10.5

Company Lock-Up Agreement, dated July 11, 2022, by and among FAST Acquisition Corp. II, Falcon’s Beyond Global, LLC, Falcon’s Beyond Global, Inc. (formerly known as Palm Holdco, Inc.) and each of the members of Falcon’s Beyond Global, LLC identified on the signature pages thereto (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).

10.6

Amended and Restated Sponsor Support Agreement, dated January 31, 2023, by and among FAST Acquisition Corp. II, FAST Sponsor II LLC, and the other parties thereto (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).

10.7

Subscription Agreement, dated July 11, 2022, by and among FAST Acquisition Corp. II, FAST Sponsor II LLC, and the other parties thereto (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).

10.8

Amended and Restated Company Members Support Agreement, dated January 31, 2023, by and among Falcon’s Beyond Global, Inc., Falcon’s Beyond Global, LLC, FAST Acquisition Corp. II, and the other parties thereto ((incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).

Exhibit Number	Description
10.9

Registration Rights Agreement, dated October 5, 2023, by and among Falcon’s Beyond Global, Inc. and each of the stockholders of Falcon’s Beyond Global, Inc. identified on the signature pages thereto (incorporated by reference to Exhibit 10.9 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

10.10†

Earnout Escrow Agreement, dated October 6, 2023, by and among Falcon’s Beyond Global, Inc., Falcon’s Beyond Global, LLC and each of the persons receiving Earnout Shares and Earnout Units identified on the signature pages thereto (incorporated by reference to Exhibit 10.10 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

10.11

Form of Stockholder’s Agreement between Falcon’s Beyond Global, Inc. and each of the persons receiving Earnout Shares and Earnout Units (incorporated by reference to Exhibit 10.11 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

10.12+	Falcon’s Beyond Global, Inc. 2023 Incentive Plan (incorporated by reference to Exhibit 10.12 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).
10.13†

Joint Venture and Shareholders Agreement, dated December 13, 2012, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.14†

First Amendment to Joint Venture and Shareholders Agreement, dated June 28, 2013, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.15†

Second Amendment to Joint Venture and Shareholders Agreement, dated January 29, 2014, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.16

Third Amendment to Joint Venture and Shareholders Agreement, dated May 10, 2014, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.17

Fourth Amendment to Joint Venture and Shareholders Agreement, dated November 25, 2015, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.18

Fifth Amendment to Joint Venture and Shareholders Agreement, dated July 15, 2016, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.19

Sixth Amendment to Joint Venture and Shareholders Agreement, dated December 12, 2016, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.20†

Joint Venture and Shareholders Agreement, dated June 26, 2019, by and between Fun Stuff, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.15 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.21

Subscription Agreement, dated as of May 10, 2023, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions, LLLP (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.22†

Leisure and Entertainment Services Agreement, dated December 13, 2012, by and between Katmandu Collections, LLLP and Producciones de Parques, S.L. (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

10.23†

Leisure and Commercial Services Agreement, dated June 26, 2019, by and between Katmandu Collections, LLLP and Sierra Parima, S.A. (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

Exhibit Number	Description
10.24†#

House Quest Attraction Hardware Sales Agreement, dated June 20, 2022, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC. (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

10.25#

Amendment No. 1 to House Quest Attraction Hardware Sales Agreement, dated May 9, 2023, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

10.26#

Attraction Hardware Sales Agreement, dated November 17, 2021, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

10.27

First Amendment to Subscription Agreement, dated as of June 23, 2023, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions LLLP (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

10.28

Credit Agreement, dated December 30, 2021, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions LLLP (formerly Katmandu Collections, LLLP) (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

10.29

Amendment to Credit Agreement, dated June 23, 2023, by and among Infinite Acquisitions, LLLP (formerly Katmandu Collections, LLLP), Falcon’s Beyond Global, LLC and Falcon’s Beyond Global, Inc. (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

10.30

Form of Exchange Agreement by and between the Holders of Debt thereunder and Falcon’s Beyond Global, Inc. (incorporated by reference to Exhibit A to Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

10.31

Contribution Agreement, dated October 6, 2023, by and between Falcon’s Beyond Global, Inc. and Falcon’s Beyond Global, LLC (incorporated by reference to Exhibit 10.31 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 12, 2023).

10.32†

Subscription Agreement, dated as of July 27, 2023, by and between Falcon’s Beyond Global, LLC and QIC Delaware, Inc. (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-269778) filed August 14, 2023).

10.33†

Third Amended and Restated Limited Liability Company Agreement, by and between Qiddiya Investment Company and Falcon’s Beyond Global, LLC (incorporated by reference to Exhibit 10.28 to Amendment No. 5 to the Registration Statement on Form S-4 (File No. 333-269778) filed September 5, 2023).

10.34

Waiver of Closing Conditions, dated October 4, 2023, by and among FAST Acquisition Corp. II, Falcon’s Beyond Global, LLC, Falcon’s Beyond Global, Inc. and Palm Merger Sub, LLC (incorporated by reference to Exhibit 10.1 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 11, 2023).

21.1*	List of Subsidiaries of Falcon’s Beyond Global, Inc.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Deloitte, S.L.
23.4*	Consent of Deloitte RD, S.R.L.
23.5*	Consent of WithumSmith+Brown, PC.
23.6**	Consent of White & Case LLP (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page to this Registration Statement).
107*	Filing Fee Exhibit.

____________

*        Filed herewith.

**      To be filed by amendment.

†        The annexes schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

#        The Registrant has redacted provisions or terms of this exhibit pursuant to Regulation S-K Item 601(b)(10)(iv). While portions of the exhibit have been redacted, this exhibit includes a prominent statement on the first page of the exhibit that certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request

+        Management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each:

prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 31st day of October, 2023.

FALCON’S BEYOND GLOBAL, INC.
By:	/s/ Cecil D. Magpuri
Name: Cecil D. Magpuri
Title: Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints each of Cecil D. Magpuri and Joanne Merrill, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Cecil D. Magpuri	Chief Executive Officer and Director	October 31, 2023
Cecil D. Magpuri	(Principal Executive Officer)
/s/ Joanne Merrill	Chief Financial Officer	October 31, 2023
Joanne Merrill	(Principal Financial Officer and Principal Accounting Officer)
/s/ Scott Demerau	Executive Chairman and Director	October 31, 2023
Scott Demerau
/s/ Jarrett T. Bostwick	Director	October 31, 2023
Jarrett T. Bostwick
/s/ Simon Philips	Director	October 31, 2023
Simon Philips
/s/ Sandy Beall	Director	October 31, 2023
Sandy Beall
/s/ Doug Jacob	Director	October 31, 2023
Doug Jacob
/s/ Ramin Arani	Director	October 31, 2023
Ramin Arani